                                                                    EXHIBIT T3E



                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION


-----------------------------------------
                                             :
In re:                                       :        CHAPTER 11
                                             :
PIONEER COMPANIES, INC.,                     :
PIONEER CORPORATION OF AMERICA,              :
IMPERIAL WEST CHEMICAL CO.,                  :
KEMWATER NORTH AMERICA CO.,                  :
PCI CHEMICALS CANADA INC./PCI                :        Case No. 01-38259-H3-11
CHIMIE CANADA INC.,                          :
PIONEER AMERICAS, INC.,                      :
PIONEER (EAST), INC.,                        :
PIONEER WATER TECHNOLOGIES, INC.,            :
PIONEER LICENSING, INC., and                 :
KWT, INC.,                                   :
                                             :
                  Debtors.                   :        JOINTLY ADMINISTERED
                                             :
-----------------------------------------



                       DEBTORS' JOINT DISCLOSURE STATEMENT
                 PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE




                                         WEIL, GOTSHAL & MANGES LLP
                                         Attorneys for the Debtors
                                         700 Louisiana, Suite 1600
                                         Houston, Texas 77002
                                         (713) 546-5000

                                                  and

                                         100 Crescent Court, Suite 1300
                                         Dallas, Texas  75201
                                         (214) 746-7700


Dated:     Houston, Texas
           September 21, 2001



INTRODUCTION...........................................................................1

         A.   Holders of Claims and Equity Interests Entitled to Vote..................2

         B.   Voting Procedures........................................................3

         C.   Confirmation Hearing.....................................................3

II.      OVERVIEW OF THE PLAN..........................................................5

III.     GENERAL INFORMATION...........................................................7

         A.   Overview of Chapter 11...................................................7

         B.   Description and History of Business......................................7

              1.    The Debtors........................................................7

              2.    History............................................................9

              3.    Business...........................................................9

              4.    Ownership of the Debtors..........................................10

              5.    Production, Distribution, and Storage Facilities..................10

              6.    Significant Indebtedness..........................................12

         C.   Events Leading to the Commencement of the Chapter 11 Cases..............13

IV.      EVENTS DURING THE CHAPTER 11 CASES...........................................15

         A.   Stabilization of Business...............................................15

              1.    Continuation of Business; Stay of Litigation......................15

              2.    First Day Orders..................................................16

              3.    DIP Facility......................................................16

              4.    Retention of Professionals........................................16

              5.    Compliance with Bankruptcy Code, Bankruptcy Rules,
                    Local Court Rules, and U.S. Trustee Deadlines.....................17

         B.   Appointment of the Creditors' Committee.................................17

V.       THE PLAN OF REORGANIZATION...................................................18

         A.   Classification and Treatment of Claims and Equity Interests.............18

              1.    Compensation and Reimbursement Claims.............................18

              2.    Administrative Expense Claims.....................................19

              3.    Priority Tax Claims...............................................20

              4.    Class 1 - Other Priority Claims...................................20

              5.    Class 2 - Congress Secured Claims.................................20

              6.    Class 3 - PCA U.S. Secured Term and Note Claims...................21

              7.    Class 4 - Canadian Secured Term and Note Claims...................21

              8.    Class 5 - Secured Tax Claims......................................22

              9.    Class 6 - Other Secured Claims....................................22

              10.   Class 7 - Convenience Claims......................................23

              11.   Class 8 - General Unsecured Claims................................23

              12.   Class 9 - Canadian Deficiency Claims and U.S.
                        Deficiency Claims.............................................24

              13.   Class 10 - Subordinated Claims....................................25

              14.   Class 11 - PCI Equity Interests...................................25

         B.   Securities to be Issued Under the Plan..................................25

              1.    New Notes.........................................................25

              2.    New Common Stock..................................................25

         C.   Method of Distributions Under the Plan..................................26

         D.   Timing of Distributions Under the Plan..................................27

              1.    Distributions on the Effective Date...............................27

              2.    Distributions to Holders of General Unsecured Claims..............27

         E.   Consolidation of the Debtors............................................28

              1.    Restructuring Transactions........................................28

              2.    Order of Transactions.............................................31

              3.    Approval and Acknowledgment.......................................31

              4.    Substantive Consolidation.........................................32

              5.    Issuance and Transfers of Common Stock of the Subsidiaries........33

              6.    Merger of Corporate Entities......................................33

         F.   Treatment of Executory Contracts and Unexpired Leases...................33

         G.   Provisions for Treatment of Disputed Claims and Equity Interests........35

         H.   Distributions Relating to Allowed Insured Claims........................36

         I.   Implementation and Effect of Confirmation...............................36

                    a.  Means for Implementation of the Plan..........................36

                    b.  Term of Bankruptcy Injunction or Stays........................41

                    c.  Revesting of Assets...........................................41

                    d.  Causes of Action..............................................41

                    e.  Discharge of Debtors..........................................41

                    f.  Injunction....................................................41

         J.   Conditions Precedent to Effectiveness of the Plan.......................42

              1.    Conditions Precedent..............................................42


              2.    Effect of Failure of Conditions...................................43

              3.    Waiver of Conditions to Confirmation and Effective Date...........43

              4.    Effects of Plan Confirmation......................................43

                    a.  Limitation of Liability.......................................43

                    b.  Releases......................................................44

                    c.  Mutual Releases...............................................44

         K.   Implementation and Effect of Confirmation of the Plan...................45

         L.   Discharge and Injunction................................................45

         M.   Summary of Other Provisions of the Plan.................................46

              1.    Retiree Benefits..................................................46

              2.    Amended Bylaws and Amended Certificates of Incorporation..........46

              3.    Amendments or Modifications of the Plan...........................47

              4.    Indemnification...................................................48

              5.    Cancellation and Surrender of Existing Securities and
                    Agreements........................................................48

              6.    Revocation of the Plan............................................49

              7.    Preservation of Causes of Action..................................49

              8.    Termination of Committees.........................................50

              9.    Effectuating Documents, Further Transactions and Corporate
                    Action............................................................50

              10.   Plan Supplement...................................................50

              11.   Voting for Purposes of the Canadian Plan..........................51

VI.      CONFIRMATION AND CONSUMMATION PROCEDURE......................................51

         A.   Solicitation of Votes...................................................51

         B.   The Confirmation Hearing................................................52

         C.   Confirmation............................................................53

              1.    Acceptance........................................................53

              2.    Unfair Discrimination and Fair and Equitable Tests................53

              3.    Feasibility.......................................................54

              4.    Best Interests Test...............................................55

         D.   Consummation............................................................56

         E.   Exit Financing..........................................................57

VII.     MANAGEMENT OF THE REORGANIZED DEBTORS........................................57

         A.   Board of Directors and Management.......................................57


              1.    Composition of Boards of Directors................................57

                    a.  Reorganized Pioneer...........................................57

                    b.  Reorganized Subsidiaries......................................57

              2.    Identity of Officers..............................................57

         B.   Compensation of Executive Officers......................................59

         C.   Management Equity Incentive Plan........................................60

         D.   Continuation of Existing Severance Plans and D&O Insurance..............60

VIII.    SECURITIES LAWS MATTERS......................................................60

         A.   Initial Offer and Distribution of the New Securities....................60

         B.   Subsequent Transfers of the New Securities..............................61

         C.   Shelf Registration Statement............................................63

         D.   Registration Rights Agreements..........................................63

         E.   Applicability of Canadian Securities Laws...............................64

IX.      VALUATION....................................................................64

         A.   Reorganization Value....................................................64

X.       CERTAIN RISK FACTORS TO BE CONSIDERED........................................66

         A.   Overall Risks to Recovery by Holders of Claims..........................66

              1.    Ability to Refinance Certain Indebtedness.........................66

              2.    Significant Holders...............................................66

              3.    Lack of Established Market for the New Common Stock...............67

              4.    Lack of Trading Market for the New Tranche B Notes.......... .....67

              5.    Dividend Policies.................................................67

              6.    Preferred Stock...................................................67

              7.    Projected Financial Information...................................68

              8.    Business Factors and Competitive Conditions.......................68

              9.    U.S. Environmental Laws...........................................69

              10.   Canadian Environmental Laws.......................................71

              11.   Indemnities............................................... .......72

              12.   Hart-Scott-Rodino Act Requirements................................74

              13.   Market Volatility.................................................75

XI.      CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.....................76

         A.   Introduction............................................................76

         B.   Consequences to Holders of Claims.......................................77




              1.    Realization and Recognition of Gain or Loss in General............77

              2.    Holders of Allowed Administrative Expense Claims
                    (Unclassified), and Allowed Other Priority Claims (Class 1).......78

              3.    Holders of Congress Secured Claims (Class 2)......................78

              4.    Holders of Allowed PCA U.S. Secured Term and Note Claims
                    (Class 3) and Allowed Canadian Secured Term and
                    Note Claims (Class 4).............................................78

                    a.  Gain or Loss..................................................78

                    b.  Interest Income...............................................80

              5.    Holders of Other Secured Claims (Class 6).........................81

              6.    Holders of Allowed Convenience Claims (Class 7)...................82

              7.    Holders of Allowed General Unsecured Claims (Class 8)
                    and Allowed Canadian Deficiency Claims and U.S.
                    Deficiency Claims (Class 9).......................................82

              8.    Holders of Subordinated Claims (Class 10)
                    and PCI Equity Interests (Class 11)...............................82

              9.    Allocation of Consideration to Interest...........................83

              10.   U.S. Withholding..................................................83

         C.   Consequences to the Debtors or the Reorganized Debtors..................83

              1.    Discharge-of-Indebtedness Income Generally........................83

              2.    Attribute Reduction...............................................84

              3.    Utilization of Net Operating Loss Carryovers......................85

              4.    Consolidated Return Items.........................................86

              5.    Restructuring Transactions........................................87

              6.    Alternative Minimum Tax...........................................87

              7.    Special Considerations Applicable to PCICC........................87

XII.     CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES.............................88

         A.   Introduction............................................................88

         B.   Consequences to Nonresident Holders of Claims...........................88

         C.   Consequences to the Debtors and the Reorganized Debtors.................89

XIII.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN....................89

         A.   Liquidation Under Chapter 7.............................................89

         B.   Alternative Plan of Reorganization......................................90

XIV.     CONCLUSION AND RECOMMENDATION................................................90

                                  INTRODUCTION

         Pioneer Companies, Inc. ("PCI") and its affiliates, Pioneer Corporation of America ("PCA"), PCI Chemicals Canada Inc./PCI Chimie Canada Inc. ("PCICC"), Pioneer Americas, Inc. ("PAI"), Pioneer (East) Inc. ("Pioneer East"), Pioneer Licensing, Inc. ("Pioneer Licensing"), Pioneer Water Technologies, Inc. ("PWT"), Imperial West Chemical Co. ("Imperial"), Kemwater North America Company ("KNA"), and KWT, Inc. ("KWT") (PCA, PCICC, PAI, Pioneer East, Pioneer Licensing, PWT, Imperial, KNA, and KWT are referred to collectively as the "Subsidiaries"), in these jointly administered Chapter 11 Cases (PCI and the Subsidiaries are collectively referred to as "Pioneer" or the "Debtors") submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") to holders of Claims against and Equity Interests in the Debtors in connection with (i) the solicitation of acceptances of the Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated September 21, 2001, as the same may be amended (the "Plan") filed by the Debtors with the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "Bankruptcy Court") and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for November 7, 2001 at 2:00 p.m. (Central Time). Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

         Attached as exhibits to this Disclosure Statement are copies of the following:

         o   The Plan (Exhibit A);

         o Order of the Bankruptcy Court dated September 21, 2001 (the "Disclosure Statement Order"), among other things, approving the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

         o   Pioneer Companies, Inc., et al. 2000 Form 10-K (Exhibit C);

         o Pioneer Companies, Inc., et al. Projected Financial Information (Exhibit D); and

         o   Pioneer Companies, Inc., et al. Liquidation Analysis (Exhibit E).

         In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims that the Debtors believe may be entitled to vote to accept or reject the Plan.

         On September 21, 2001, after notice and a hearing, the Bankruptcy Court entered the Disclosure Statement Order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors and equity interest holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

         The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A.  Holders of Claims and Equity Interests Entitled to Vote.

         Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired are entitled to vote to accept or reject a proposed chapter 11 plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.

         Classes 3, 4, 5, 7, 8 and 9 of the Plan are impaired and, to the extent Claims in such Classes are Allowed Claims, the holders of such Claims will receive distributions under the Plan. Holders of Claims in those Classes are entitled to vote to accept or reject the Plan. Classes 1, 2 and 6 of the Plan are unimpaired and are conclusively presumed to have accepted the Plan. Classes 10 and 11 and of the Plan are impaired and will receive no distributions under the Plan. Holders of Subordinated Claims and Equity Interests in Classes 10 and 11 are conclusively presumed to have rejected the Plan. Therefore, the Debtors are soliciting acceptances only from holders of Allowed Claims in Classes 3, 4, 5, 7, 8, and 9.

         The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the Plan. For a more detailed description of the requirements for confirmation of the Plan, see Section VI., "Confirmation and Consummation Procedure."

         If a Class of Claims rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code or both. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VI.C.2., "Confirmation and Consummation Procedure -- Confirmation -- Unfair Discrimination and Fair and Equitable Tests."

         If one or more of the Classes of Claims entitled to vote on the Plan votes to reject the Plan, the Debtors intend to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

B.  Voting Procedures.

         If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you may receive separate Ballots which must be used for each separate Class of Claims. Please vote and return your Ballot(s) to:

                             Pioneer Companies, Inc.
                           c/o The Altman Group, Inc.
                         60 East 42nd Street, Suite 1241
                            New York, New York 10165

         DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.

         TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 4:30 P.M., CENTRAL TIME, ON OCTOBER 30, 2001. ANY EXECUTED BALLOT RECEIVED WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

         Any Claim in an impaired Class as to which an objection or request for estimation is pending or which is scheduled by the Debtors as unliquidated, Disputed or contingent is not entitled to vote unless the holder of such Claim has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan.

         The Bankruptcy Court entered an order setting September 7, 2001 as the record date for voting on the Plan. Accordingly, only holders of record as of September 7, 2001 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

         If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Herb Slatin at The Altman Group at (212) 681-9600.

C.  Confirmation Hearing.

         Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on November 7, 2001 at 2:00 p.m. (Central Time), before the Honorable Letitia Z. Clark, United States Bankruptcy Judge, at the United States Bankruptcy Court, 401 Bob Casey United States Courthouse, 3rd Floor, 515 Rusk Avenue, Houston, Texas 77002. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before October 30, 2001 at 4:30 p.m., (Central Time), in the manner described below in Section VI.B., "Confirmation and Consummation Procedure--The Confirmation Hearing." The Confirmation Hearing may be adjourned from time to time by the Bankruptcy

Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

         FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER FULLY ARTICLE X OF THIS DISCLOSURE STATEMENT, "CERTAIN RISK FACTORS TO BE CONSIDERED," BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

         THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THEM TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS AND EQUITY INTEREST HOLDERS. THE DEBTORS URGE THAT CREDITORS VOTE TO ACCEPT THE PLAN.

         THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS HAS BEEN ACTIVELY INVOLVED IN NEGOTIATING THE PLAN, SUPPORTS CONFIRMATION OF THE PLAN AND URGES THE HOLDERS OF CLAIMS IN IMPAIRED CLASSES TO ACCEPT THE PLAN.

                            II. OVERVIEW OF THE PLAN

         The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan.

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                 OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN(1)


              Type of Claim or                                                                        Estimated
Class         Equity Interest                               Treatment                                 Recovery
-----         ------------------                            ---------                                 --------
--            Administrative Expense      Unimpaired;  paid in full, in Cash, or in accordance        100%
              Claims                      with the terms and conditions of transactions or
                                          agreements relating to obligations incurred in the
                                          ordinary course of business during the pendency
                                          of the Chapter 11 Cases or assumed by the Debtors
                                          in Possession.

--            Priority Tax Claims         Unimpaired; at the sole option of Reorganized Pioneer,      100%
              (estimated at               either (i) paid in full, in Cash, or (ii) paid over a
              approximately $1,960,800    six-year period from the date of assessment as provided
              to $2,267,500 (inclusive    in section 1129(a)(9)(C) of the  Bankruptcy Code with
              of Secured Tax Claims))     interest payable at a rate of 8.0% per  annum or  as
                                          otherwise established by the Bankruptcy Court.

1             Other Priority Claims       Unimpaired; paid in full, in Cash.                          100%
              (estimated at $-0-)

2             Congress Secured Claims     Unimpaired; treated in accordance with the terms of         100%
              (estimated at               the DIP Facility and/or the Exit Facility.
              approximately $35,000,000)

3             PCA U.S. Secured Term and   Impaired; Pro Rata Share of forty-three percent (43%)       100% (44.36%
              Note Claims (estimated at   of (i) the New Tranche A Term Notes (including the          of total
              approximately               Guarantees thereof), (ii) the New Tranche B Notes           Claims)
              $141,914,341)               (including the Guarantees thereof), and (iii) 9,700,000
                                          shares of the New Common Stock.

----------
(2) This table is only a summary of the classification and treatment of Claims and Equity Interests under the Plan. The estimated recoveries for Classes of Claims receiving New Common Stock are based upon the midpoint of the current estimates of value of the New Common Stock to be issued under the Plan. To the extent that the actual value of the New Common Stock varies from the amounts estimated, the recoveries of holders of such Claims may be higher or lower. See
Section IX.A., "Valuation--Reorganization Value." Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.


              Type of Claim or                                                                        Estimated
Class         Equity Interest                               Treatment                                 Recovery
-----         ------------------                            ---------                                 --------
4             Canadian Secured Term and   Impaired; Pro Rata Share of fifty-seven percent (57%)       100% (67.07%
              Note Claims                 of (i) the New Tranche A Term Notes (including the          of total
              (estimated at               Guarantees thereof), (ii) the New Tranche B Notes           Claims)
              approximately               (including the Guarantees thereof), and (iii) 9,700,000
              $188,119,010)               shares of the New Common Stock.

5             Secured Tax Claims          Impaired; at the sole option of Reorganized Pioneer,        100%
              (estimated at               either (i) paid in full, in Cash, plus interest required
              approximately $1,960,800    to be paid pursuant to section 506(b) of the Bankruptcy
              to $2,267,500 (inclusive    Code, or (ii) paid over a six-year period from the date
              of Priority Tax Claims))    of assessment with interest payable at a rate of 8.0%
                                          per annum or as otherwise established  by the Bankruptcy
                                          Court.

6             Other Secured Claims        Unimpaired; at the sole option of Reorganized Pioneer,      100%
              (estimated at               either (i) reinstated by curing all outstanding
              approximately $5,945,000)   defaults, all legal, equitable and contractual rights
                                          remaining unaltered, (ii) paid in full, in Cash,
                                          plus interest required to be paid pursuant to section
                                          506(b) of the Bankruptcy Code, or (iii) fully
                                          and completely satisfied by delivery or retention of
                                          the Collateral securing the Other Secured Claims and
                                          payment of interest required to be paid pursuant to
                                          section 506(b) of the Bankruptcy Code.

7             Convenience Claims          Impaired; Cash in an amount equal to 100% of such           100%
              (estimated at               Allowed Convenience Claim.
              approximately $2,000,000)

8             General Unsecured Claims    Impaired; Pro Rata Share of the Class 8 and Class 9         7.10%(2)
              (estimated at               Distribution.
              approximately $56,649,415)

9             Canadian Deficiency         Impaired; Pro Rata Share of the Class 8 and Class 9         0%
              Claims and U.S.             Distribution.(3)
              Deficiency Claims
              (estimated at
              approximately
              $270,289,046)

10            Subordinated Claims         Impaired; no distributions on account of such Claims.      0%
              (estimated at $-0-)

----------
(2) The estimated recoveries for General Unsecured Claims are based upon the Debtors' estimates of the amount of Allowed General Unsecured Claims as of the Commencement Date. For purposes of the Plan, Claims against multiple Debtors are deemed to be one Claim against the consolidated Debtors and guarantee Claims are eliminated. See Section V.E.4., "The Plan of Reorganization--Consolidation of the Debtors--Substantive Consolidation."

(3) Acceptance by Class 9 of the Plan shall constitute a waiver of the right of the holders of Allowed Canadian Deficiency Claims and/or Allowed U.S. Deficiency Claims to receive their Pro Rata Share of the Class 9 Distribution. If Class 9 accepts the Plan, the Debtors shall distribute the Class 9 Distribution on a pro rata basis to the holders of Class 8 Allowed General Unsecured Claims, and not to the holders of Allowed Canadian Deficiency Claims or Allowed U.S. Deficiency Claims.

              Type of Claim or                                                                        Estimated
Class         Equity Interest                               Treatment                                 Recovery
-----         ------------------                            ---------                                 --------
11            PCI Equity Interests        Impaired; all PCI Equity Interests shall be cancelled,     $0-per share
                                          extinguished, and of no further force and effect.


                            III. GENERAL INFORMATION

A.  Overview of Chapter 11.

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

         The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

         The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

         After a plan of reorganization has been filed, the holders of claims against or interests in a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors are submitting this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

B.  Description and History of Business.

    1.   The Debtors

         Pioneer conducts its primary business through its wholly-owned direct and indirect operating subsidiaries, PAI and PCICC. The following is an organizational chart of the Debtors.

                            PIONEER COMPANIES, INC.
                                       1
                                       1
                                       1
                                       1
               ------------------------------------------------
               1                                              1
               1                                              1
               1                                              1
   PIONEER CORPORATION OF AMERICA             PIONEER WATER TECHNOLOGIES, INC.
                                                              1
                                                              1
       PIONEER (EAST), INC.                                KWT,INC.


    PCI CHEMICALS CANADA INC./
       PCI CHIMIE CANADA INC.


     PIONEER AMERICAS, INC.


     PIONEER LICENSING, INC.


    IMPERIAL WEST CHEMICAL CO.
               1
               1
               1
     KEMWATER NORTH AMERICA CO.

    2.   History

         Pioneer's current operations as a chlor-alkali producer began in 1988 with the acquisition of facilities in Henderson, Nevada and St. Gabriel, Louisiana. In 1989, Pioneer acquired bleach production and chlorine repackaging operations in Tracy and Santa Fe Springs, California. The existing operations were acquired by the predecessor to PCI in 1995. A bleach production and chlorine repackaging facility in Tacoma, Washington was acquired in 1996. In 1997, Pioneer acquired its Tacoma chlor-alkali manufacturing facilities, as well as its Canadian operations, consisting of chlor-alkali manufacturing facilities in Becancour, Quebec and Dalhousie, New Brunswick, a bleach and pulping additive manufacturing facility in Cornwall, Ontario and a research laboratory in Mississauga, Ontario.

         Pioneer no longer owns certain operations that were acquired during the period since 1988, including an iron chloride, aluminum sulfate and polyaluminum chloride manufacturing business that operated plants in Antioch and Pittsburg, California, Spokane, Washington and Savannah, Georgia, and bleach production and chlorine repackaging operations in Marysville and City of Industry, California and Kalama, Washington.

    3.   Business

         Pioneer manufactures and markets chlorine and caustic soda and several related products. Pioneer owns and operates five chlor-alkali plants and several related product manufacturing facilities in North America with aggregate production capacity of approximately 850,000 electrochemical units ("ECUs", each consisting of 1 ton of chlorine and 1.1 tons of caustic soda). Approximately 60% of Pioneer's source of electricity, a major raw material in chlor-alkali production, is hydro-power based, currently the cheapest source in North America. In addition, over 22% of Pioneer's ECU capacity employs membrane cell technology, the most efficient technology. Pioneer is one of the six largest chlor-alkali producers in North America, with approximately 6% of North American production capacity.

         As of December 31, 2000, Pioneer had 895 employees, although as a result of an organizational restructuring Pioneer has approximately 815 employees at the current time. As of December 31, 2000, 90 of Pioneer's employees at the Henderson, Nevada plant were covered by collective bargaining agreements with the United Steelworkers of America and with the International Association of Machinists and Aerospace Workers that are in effect until March 13, 2004, and 112 of Pioneer's employees at the Tacoma facility were covered by collective bargaining agreements with the International Chemical Workers and the Operating Engineers that are in effect until June 11, 2003. At Pioneer's Becancour facility, 137 employees were covered by collective bargaining agreements with the Energy and Paper Workers Union that are in effect until April 30, 2006, and 32 employees at Pioneer's Cornwall facility were represented by the United Steelworkers Union, with a collective bargaining agreement that expires on October 31, 2002. Ten employees at Pioneer's Tacoma bleach and chlorine repackaging facility were covered by a collective bargaining agreement with the Teamsters Union that is in effect until December 1, 2002. Pioneer's other employees are not covered by union contracts or collective bargaining agreements. Pioneer considers its relationship with its employees to be good, and it has not experienced any strikes or work stoppages.

         Pioneer manufactures and markets chlorine, caustic soda, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals, and medical disinfectants.

         Chlorine and caustic soda are the seventh and sixth most commonly produced chemicals, respectively, in the United States, based on volume, and are used in a wide variety of applications and chemical processes. Caustic soda and chlorine are co-products, concurrently produced in a ratio of approximately 1.1 to 1, through the electrolysis of salt water.

    4.   Ownership of the Debtors

         As of May 10, 2001, Interlaken Investment Partners, L.P., a Delaware limited partnership (the "Interlaken Partnership") beneficially owned approximately 34.9% of the voting power of Pioneer and William R. Berkley, who is also Chairman of the Board of Pioneer and who may be deemed to beneficially own all shares of Pioneer common stock held by the Interlaken Partnership, beneficially owned approximately 59.8% of the voting power of Pioneer.

         As of May 10, 2001, there were approximately 130 holders of record of the Class A Common Stock and there were two holders of record of the Class B Common Stock.

    5.   Production, Distribution, and Storage Facilities

         The following table sets forth certain information regarding Pioneer's principal production, distribution, and storage facilities as of July 31, 2001. All property is owned by Pioneer unless otherwise indicated.


LOCATION                                     MANUFACTURED PRODUCTS
--------                                     ---------------------
Becancour, Quebec........................    Chlorine and caustic soda
                                             Hydrochloric acid
                                             Bleach
                                             Hydrogen

Tacoma, Washington ......................    Chlorine and caustic soda
                                             Hydrochloric acid
                                             Calcium chloride
                                             Hydrogen

St. Gabriel, Louisiana ..................    Chlorine and caustic soda
                                             Hydrogen

Henderson, Nevada........................    Chlorine and caustic soda
                                             Hydrochloric acid
                                             Bleach
                                             Hydrogen

Dalhousie, New Brunswick.................    Chlorine and caustic soda
                                             Sodium chlorate
                                             Hydrogen

Cornwall, Ontario*.......................    Bleach
                                             Cereclor(R)chlorinated
                                             paraffin


                                             PSR 2000(R)pulping additive
                                             IMPAQT(R)pulping additive

Tracy, California*.......................    Bleach
                                             Chlorine repackaging

Santa Fe Springs, California*............    Bleach
                                             Chlorine repackaging

Tacoma, Washington.......................    Bleach
                                             Chlorine repackaging

Various*.................................    Distribution


*Leased property

         The corporate headquarters for Pioneer is located in leased office space in Houston, Texas under a lease terminating in 2006. Pioneer also leases office space in Montreal, Quebec under a lease terminating in 2008 and owns a technology center in Mississauga, located on 1.2 acres of land in the Sheridan Park Research Centre near Toronto, Ontario, which conducts applications research, particularly with respect to pulp and paper process technology.

         The acquisition of the chlor-alkali facility in Tacoma, including costs and expenses, was financed with the proceeds of a nine and one-half year $100 million term facility provided to PCA (the "PCA Term Facility"), and with a portion of the proceeds of a $200 million offering of 9 1/4% Senior Secured Notes due 2007 issued by PCA (the "PCA Senior Notes"). The PCA Senior Notes and obligations outstanding under the PCA Term Facility are secured by first mortgages on PAI's Tacoma, St. Gabriel and Henderson facilities. The acquisition of the PCICC facilities was financed with the proceeds of a nine and one-quarter year $83 million term facility provided to PAI (the "PCICC Term Facility"), and with the proceeds of a $175 million offering of 9 1/4% Senior Secured Notes due 2007 issued by PCICC (the "PCICC Senior Notes"). The PCICC Senior Notes and obligations outstanding under the PCICC Term Facility are secured by liens on and security interests in substantially all tangible and intangible property and assets used in PCICC's business in Canada, other than inventory and accounts receivable.

Pioneer also operates the following production facilities:

         Becancour, Quebec. The Becancour facility is located on a 100-acre site in an industrial park on the deep-water St. Lawrence Seaway. The plant was constructed in 1975, with additions in 1979 and 1997. Annual production capacity is 340,000 tons of chlorine, 383,000 tons of caustic soda and 150,000 tons of hydrochloric acid. In addition, the site has a bleach production facility.

         Tacoma, Washington. The Tacoma plant is located on a 31-acre site which is part of an industrial complex on the Hylebos Waterway in Tacoma, Washington. The plant was upgraded and expanded in the late 1970s and in 1988. The site has rail facilities as well as docks capable of handling oceangoing vessels. Annual capacity is 125,000 tons of chlorine, 137,500 tons of caustic soda, 58,000 tons of hydrochloric acid (which uses chlorine as a raw material) and 8,800 tons of calcium chloride.

         St. Gabriel, Louisiana. The St. Gabriel plant is located on a 100-acre site near Baton Rouge, Louisiana. Approximately 228 acres adjoining the site are available to Pioneer for future industrial development. The plant was completed in 1970 and is situated on the Mississippi River with river frontage and deepwater docking, loading and unloading facilities. Annual production capacity at St. Gabriel is 197,000 tons of chlorine and 216,700 tons of caustic soda.

         Henderson, Nevada. The Henderson plant is located on a 374-acre site near Las Vegas, Nevada. Approximately 70 acres are developed and used for production facilities. The original plant, which began operation in 1942, was upgraded and rebuilt in 1976-77. Annual production capacity at the plant is 152,000 tons of chlorine, 167,200 tons of caustic soda and 130,000 tons of hydrochloric acid. In addition, the plant produces bleach. The Henderson plant is part of an industrial complex shared with three other manufacturing companies. Common facilities and property are owned and managed by subsidiaries of Basic Management, Inc. ("BMI"), which provide common services to the four site companies. BMI's facilities include extensive water and high voltage power distribution systems and access roads.

         Dalhousie, New Brunswick. The Dalhousie facility is located on a 36-acre site along the north shore of New Brunswick on the Restigouche River. The facility consists of a chlor-alkali plant built in 1963 and expanded in 1971 and a sodium chlorate plant built in 1992. Annual production capacity is 36,000 tons of chlorine, 40,000 tons of caustic soda and 22,000 tons of sodium chlorate.

         Cornwall, Ontario. The Cornwall units are located on leased portions of a 36-acre site on the St. Lawrence River. The facilities consist of a hydrochloric acid facility, Cereclor(R)chlorinated paraffin plant, a PSR 2000(R)pulping additive plant and an IMPAQT(R)pulping additive plant.

         Tracy, California. The Tracy plant includes a bleach production facility and a chlorine repackaging facility on a 15-acre tract. The land at the facility is leased under a lease expiring in the year 2005, with two five-year renewal options.

         Santa Fe Springs, California. The Santa Fe Springs plant includes a bleach production plant and a chlorine repackaging facility on a 4.5-acre tract. The land at the facility is leased under a lease expiring in 2008 with a five-year renewal option.

         Tacoma, Washington. The Tacoma bleach plant serves the Pacific Northwest market. The plant consists of a bleach production facility and a chlorine repackaging facility on a five-acre company-owned site.

    6    Significant Indebtedness.

         As of the Commencement Date, the Debtors' significant indebtedness consisted of: (i) approximately $26.7 million of principal on the secured indebtedness incurred or guaranteed by certain of the Debtors under the Existing Credit Facility, (ii) $80.0 million in principal on the secured indebtedness incurred or guaranteed by the Debtors under the PCA Canadian Term Loan Agreement, (iii) $175.0 million in principal on the secured indebtedness incurred or guaranteed by the Debtors under the PCICC Senior Notes, (iv) $96.75 million in principal on the secured indebtedness incurred or guaranteed by the Debtors under the PCA U.S. Term Loan Agreement, and (v) $200.0 million in principal on the secured indebtedness incurred or guaranteed by the Debtors under the PCA Senior Notes. In addition, the Debtors estimate that as of the Commencement Date the allowed unsecured obligations (excluding deficiency claims) of the Debtors to vendors and suppliers aggregated approximately $39 million.

C.  Events Leading to the Commencement of the Chapter 11 Cases.

         The chlorine and caustic soda markets have been, and are likely to continue to be cyclical. Periods of high demand, high capacity utilization and increasing operating margins tend to result in new plant investments and increased production until supply exceeds demand, followed by a period of declining prices and declining capacity utilization until the cycle is repeated. In addition, the industry currently faces volatile power costs, depressed pricing and weakening demand for chlor-alkali products.

         Pioneer suffered a net loss for the year 2000 of $105.6 million, or $9.15 per share, compared to a net loss in 1999 of $50.4 million, or $4.38 per share. The net loss for 2000 included a tax provision of $41.0 million, primarily attributable to a valuation allowance for its net operating loss carryforward. For the first quarter of 2001, Pioneer incurred a net loss of $20.1 million, or $1.74 per share, compared to a net loss of $9.6 million, or $0.83 per share, during the first quarter of 2000. The net loss for 1999, 2000, and 2001 is almost entirely attributable to the problems facing the industry generally, specifically the increasing electricity costs, reductions in chlor-alkali pricing, and a softening demand for chlorine.

         In December 2000, due to a lack of sufficient liquidity Pioneer did not make payments on various debt obligations, which currently total approximately $597.7 million. As a result, at December 31, 2000, Pioneer was not in compliance with the terms of certain of its debt agreements. On the Commencement Date, Pioneer was currently unable to meet its obligations as they became due.

         Pioneer has recently completed various strategic actions to ensure its viability for the upcoming years including sales of eight non-strategic assets and businesses, closure of three plants and four off-site storage tanks, cost reduction projects in the order of $16 million, workforce reduction of 464 employees and reduction of selling, general and administrative and capital expenditures.

         In December 2000, the Debtors did not make interest payments due with respect to the PCA Senior Notes, the PCA U.S. Term Loan Agreement, and the PCA Canadian Term Loan Agreement. In April 2001, the Debtors failed to make an interest payment due on the PCICC Senior Notes. As a result, with the respective grace periods having expired, the Debtors are in default under the PCA Senior Notes, the PCA U.S. Term Loan Agreement, the PCA Canadian Term Loan Agreement, and the PCICC Senior Notes.

         In February 2001, certain of the holders (collectively, the "Holders") of (i) the PCA Senior Notes, (ii) debt under the PCA U.S. Term Loan Agreement,
(iii) debt under the PCA Canadian Term Loan Agreement, and (iv) the PCICC Senior Notes met with representatives of the Debtors to work toward a restructuring of the Debtors' business. In order to better coordinate their efforts, the Holders organized themselves into the Ad Hoc Committee(4) and employed legal and financial advisors. Pioneer has been advised that members of the Ad Hoc Committee hold (i) 85% of the debt evidenced by the PCA U.S. Term Loan Agreement and the PCA Canadian Term Loan Agreement and (ii) approximately 50% of the debt evidenced by the PCA Senior Notes and the PCICC Senior Notes. Prior to the Commencement Date, the Ad Hoc Committee was represented by Dewey Ballantine LLP, Kaye Scholer LLP, and McCarthy Tetrault, whose fees and expenses were paid by the Debtors. Houlihan Lokey Howard & Zukin served as financial advisors to the Ad Hoc Committee.

         In accordance with the terms of an agreement effective as of June 14, 2001 (the "Inter-Creditor Agreement"), the Holders agreed to pursue and support a financial restructuring plan pursuant to which the aggregate consideration paid, distributed or provided by the Debtors to senior secured creditors would be distributed on an agreed basis. Under the Inter-Creditor Agreement, such a financial restructuring plan would provide that holders of Canadian Secured Term and Note Claims, consisting of those senior secured creditors whose notes are secured principally by assets located in Canada, would receive, on a pro rata basis, 57% of the aggregate consideration and collateral paid, distributed or provided to senior secured creditors, and the holders of PCA U.S. Secured Term and Note Claims, consisting of those senior secured creditors whose notes are secured principally by assets located in the United States, would receive, on a pro rata basis, 43% of the aggregate consideration and collateral paid, distributed or provided to senior secured creditors.


----------
(4) The Ad Hoc Committee is an unofficial committee of certain Holders of PCA U.S. Secured Term and Note Claims and Canadian Secured Term and Note Claims, the members of which consist of, as of the date hereof, Bennett Restructuring Fund, L.P., Bennett Restructuring Fund II, L.P., Bennett Offshore Restructuring Fund, Inc., JP Morgan Securities, PPM America/JNL High Yield Bond Series, PPM America High Yield (Cayman Islands) CBO I Company Ltd., Putnam Master Intermediate Income Trust, Putnam Managed High Yield Trust, Putnam Variable Trust-Putnam VT High Yield Fund, Putnam High Yield Trust, Putnam Variable Trust-Putnam VT, Putnam Diversified Income Fund, Putnam High Yield Advantage Fund, Putnam Funds Trust-Putnam High Yield Trust II, Putnam Diversified Income Trust, Putnam Strategic Income Fund, Putnam Funds Trust-Putnam High Yield Trust II, Putnam Premier Income Trust, Putnam Master Income Trust, Putnam Convertible Opportunities and Income Trust, Putnam High Income Convertible and Bond Fund, Putnam Asset Allocation Funds-Growth Portfolio, Putnam Variable Trust-Putnam VT Income Fund, Putnam Asset Allocation Funds-Conservative Portfolio, Putnam World Trust II - Putnam High Yield Bond Fund (Dublin), Putnam CBO III, Limited, Putnam CBO II, Limited, The Putnam Advisory Company, LLC, Putnam High Yield Fixed Income Fund, LLC, Income Fund of Boston, High Income Trust, Eaton Vance High Yield Euro Fund 3550, Hallmark Master NY 2, Oppenheimer Champion Income Fund, Oppenheimer Strategic Income Fund, Oppenheimer High Yield Fund, Oppenheimer Bond Fund, Oppenheimer Multi-Sector Income Trust, Oppenheimer Variable Account Funds f/a/o Oppenheimer Strategic Bond Fund/VA, Oppenheimer High Income Fund/VA, Oppenheimer Champion Income Fund, Oppenheimer Strategic Income Fund, Oppenheimer High Yield Fund, Oppenheimer Variable Account Funds f/a/o Oppenheimer Strategic Bond Fund/VA, Oppenheimer High Income Fund/VA, Barclays Capital, Putnam VT High Yield Fund, Putnam Investment Management, LLC, Morgan Stanley Dean Witter Prime Income Trust, Archimedes Funding, L.L.C., ING Capital Advisors LLC, Archimedes Funding II, LTD., Archimedes Funding III, LTD., Merrill Lynch Senior Floating Rate Fund, Inc., Merrill Lynch Prime Rate Portfolio, Merrill Lynch Investment Managers, L.P., Merrill Lynch Global Investment Series, Income Strategies Portfolio, Merrill Lynch Investment Managers, L.P., Debt Strategies Fund, Inc., Van Kampen CLO II, Limited, Van Kampen Senior Floating Rate Fund, Van Kampen Prime Rate Income Trust, Van Kampen Senior Income Trust, KZH Soleil, LLC, KZH Shoshone, LLC, KZH Pondview, LLC, and HarbourView Asset Management Corporation.

         After providing the Ad Hoc Committee and its advisors with information regarding the Debtors' business operations, the Debtors negotiated the terms of a restructuring with the Ad Hoc Committee. After exploring various out-of-court restructuring alternatives, the Debtors determined that the best way to achieve a restructuring was by commencing pre-negotiated bankruptcy cases.

         Following extensive negotiations, the Debtors and the Ad Hoc Committee reached consensus on the general terms of a restructuring on July 30, 2001 (as amended, the "Lock-Up Agreement"). Under the Lock-Up Agreement, the Debtors agreed, among other things and subject to the terms and conditions of the Lock-Up Agreement, (i) to commence the Chapter 11 Cases, (ii) to prepare and file the Plan and the Disclosure Statement, and (iii) to use their best efforts to have the Disclosure Statement approved, the Plan confirmed, and the restructuring consummated as expeditiously as possible. Under the Lock-Up Agreement, the Ad Hoc Committee agreed, among other things and subject to the terms and conditions of the Lock-Up Agreement, to support the Plan. Because of certain modifications to the Plan after execution of the Lock-Up Agreement, the Lock-Up Agreement is no longer in force and effect. Nonetheless, the Debtors believe, based on negotiations with the Creditors' Committee, that they will receive a sufficient number of votes to confirm the Plan.

         Concurrently with the filing of the Chapter 11 Cases, PCICC, a Canadian subsidiary of PCI, is seeking protection under the CCAA in the Canadian Court in order to reorganize and restructure its business, debts and corporate tax structure in an orderly fashion and to propose a plan of arrangement to its creditors in a manner coordinated with the restructuring contemplated by the Plan.

IV. EVENTS DURING THE CHAPTER 11 CASES

         On July 31, 2001, the Debtors commenced the Chapter 11 Cases in the Bankruptcy Court. The Debtors continue to operate their businesses and manage their properties as Debtors in Possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

         The following is a brief description of some of the major events during the Chapter 11 Cases.

A.  Stabilization of Business.

    1.   Continuation of Business; Stay of Litigation.

         Following the commencement of the Chapter 11 Cases, the Debtors have continued to operate as Debtors in Possession with the protection of the Bankruptcy Court. The Bankruptcy Court has certain supervisory powers over the Debtors' operations during the pendency of the Chapter 11 Cases. The Debtors are operating in the ordinary course of business; any transactions that are outside the ordinary course of business require Bankruptcy Court approval.

         An immediate effect of the filing of a bankruptcy case is the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all litigation against the Debtors. This injunction will remain in effect until the Effective Date unless modified or lifted by order of the Bankruptcy Court.

    2.   First Day Orders

         On the Commencement Date, the Debtors submitted to the Bankruptcy Court a number of "first day orders," along with supporting applications and affidavits. These first day orders included, among others, (i) an order for joint administration of the Chapter 11 Cases; (ii) an order authorizing the employment of professionals utilized in the ordinary course of business; (iii) an order establishing procedures for interim compensation and reimbursement of chapter 11 professionals; (iv) an order extending the time to file schedules of assets and liabilities, schedules of executory contracts and unexpired leases, and statements of financial affairs; (v) an order authorizing the Debtors to employ a notice and claims agent and solicitation and balloting agent; (vi) an order approving debtor in possession financing and use of cash collateral; (vii) an order authorizing the maintenance of the Debtors' cash management system, business forms, and bank accounts; (viii) an order to pay prepetition wages, reimbursable employee expenses and employee benefits; (ix) an order to maintain utility services to the Debtors; (x) an order granting administrative expense status to the Debtors' undisputed obligations arising from the postpetition delivery of materials ordered in the prepetition period and authorizing the Debtors to pay such obligations in the ordinary course of business; (xi) an order authorizing the Debtors to pay prepetition sales and use taxes; (xii) an order authorizing the Debtors to satisfy prepetition claims of common carriers and warehousemen, prepetition customs duties and customs broker charges, and certain prepetition obligations to foreign creditors; (xiii) a notice of designation as complex chapter 11 bankruptcy cases, (xiv) an order to file consolidated creditor list and for authorization to serve notice of commencement of case and Section 341 meeting; (xv) an order authorizing payment of prepetition claims of critical vendors; (xvi) an order approving a cross-border insolvency protocol (the "Protocol") for administration of the Chapter 11 Cases and the Canadian Proceedings; and (xvii) an order establishing a disclosure statement hearing, fixing a bar date, and approving notice procedures.

    3.   DIP Facility

         To provide the Debtors with the cash and liquidity to conduct their operations, the Debtors entered into a $50 million debtor in possession financing facility funded by Congress and various lenders thereto (the "DIP Facility"). The Bankruptcy Court entered a final order approving the DIP Facility on August 20, 2001. The DIP Facility provides that the obligations of the Debtors thereunder constitute administrative expense obligations with superpriority over any and all administrative expenses.

    4.   Retention of Professionals

         Since the Commencement Date, the Bankruptcy Court has entered orders authorizing the Debtors to retain Weil, Gotshal & Manges LLP as restructuring counsel and Dresdner Kleinwort Wasserstein ("DrKW"), as investment bankers and financial advisors. The Debtors have also sought authorization of the Bankruptcy Court to retain Deloitte & Touche as auditors and accountants.

         The Bankruptcy Court also entered orders authorizing the Creditors' Committee to retain Dewey Ballantine LLP and Bracewell & Patterson, LLP as co-counsel to the Creditors' Committee and Houlihan Lokey Howard & Zukin as financial advisors to the Creditors' Committee.

    5. Compliance with Bankruptcy Code, Bankruptcy Rules, Local Court Rules, and U.S. Trustee Deadlines

         On August 30, 2001, the Debtors filed their Statements of Financial Affairs, Schedules of Assets and Liabilities, Schedules of Executory Contracts and Unexpired Leases, and Lists of Equity Security Holders (collectively, and as the same may be amended or modified through and including the Confirmation Date, the "Schedules").

         On September 5, 2001, the United States Trustee conducted a meeting of creditors pursuant to section 341 of the Bankruptcy Code. Additionally, the Debtors have filed all monthly operating reports required by the Office of the United States Trustee.

         By order dated August 3, 2001 (the "Bar Date Order"), pursuant to Bankruptcy Rule 3003(c)(3), the Bankruptcy Court fixed October 15, 2001 at 4:30 p.m. (Central Time) (the "Bar Date") as the date by which proofs of claim are required to be filed in the Chapter 11 Cases. In accordance with the Bar Date Order, on or about September 7, 2001, a proof of claim form, a notice regarding the scheduling of each Claim and a notice regarding the Bar Date Order were mailed to all creditors listed on the Schedules. Additionally, notice of the Bar Date was published in the following newspapers: The Wall Street Journal (National Edition), the Houston Chronicle, The Globe and Mail (Toronto) and LeDevoir (Montreal). Pursuant to the Bar Date Order, all proofs of claim arising from the rejection of unexpired leases or executory contracts where the order authorizing such rejection is entered in conjunction with confirmation of the Plan must file a proof of claim within thirty (30) days after the applicable rejection order is entered or as otherwise ordered by the Court.

B.  Appointment of the Creditors' Committee.

         On July 31, 2001, the United States Trustee appointed the Creditors' Committee to represent the interests of the Debtors' unsecured creditors. Since its formation, the Debtors have consulted with the Creditors' Committee concerning the administration of the Chapter 11 Cases.

         The Creditors' Committee currently consists of five (5) members. The members of the Creditors' Committee are set forth below. The Debtors have kept the Creditors' Committee informed about their operations and have sought the concurrence of the Creditors' Committee for actions and transactions taken outside of the ordinary course of the Debtors' business. The Creditors' Committee has participated actively, together with the Debtors' management and Professionals, in, among other things, reviewing the Debtors' business operations and the Debtors' business plans. The Debtors and their Professionals have met with the Creditors' Committee's Professionals on numerous occasions in connection with the negotiation of the Plan.

                          Creditors' Committee Members

       Merrill Lynch                               Oppenheimer Funds, Inc.
       Attn:  Michael Brown                        Attn:  Keith Bachman
       800 Scudders Mill Road - Section 1B         One Tower Center
       Plainsboro, NJ  08536                       East Brunswick, NJ 08816

       PPM America, Inc.                           Putnam Investment Management
       Attn:  Joel Klein                           Attn:  Patrick Flynn
       225 West Wacker, Suite 1200                 One Post Office Square
       Chicago, IL  60606                          Boston, MA  02190

       VanKampen Investment Advisory, Inc.
       Attn:  Doug Smith/Michael Starshak
       One Park View Plaza
       Oakbrook Terrace
       Chicago, IL  60181


V.  THE PLAN OF REORGANIZATION

         The Debtors believe that (i) through the Plan, holders of Allowed Claims will obtain a substantially greater recovery from the Estates of the Debtors than the recovery that they would receive if the assets of the Debtors were liquidated under chapter 7 of the Bankruptcy Code and PCICC was liquidated under similar or analogous Canadian laws and (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern and preserve ongoing employment for the Debtors' employees.

         The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the more detailed provisions of the Plan.

A.  Classification and Treatment of Claims and Equity Interests.

         The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims and Equity Interests will receive various amounts and types of consideration based on the different rights of the holders of Claims and Equity Interests in each Class.

    1.   Compensation and Reimbursement Claims

         Compensation and Reimbursement Claims are Administrative Expense Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code (the "Compensation and Reimbursement Claims"). All payments to professionals for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the

Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The aggregate amount of compensation for services rendered and reimbursement of expenses incurred by Professionals (including Professionals employed by the Debtors and the Creditors' Committee) through August 31, 2001 is approximately $1,085,400. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

         Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other entities making a "substantial contribution" to a reorganization case, and to attorneys for and other professional advisors to such entities. The amounts, if any, which may be sought by entities for such compensation are not known by the Debtors at this time. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

         Pursuant to the Plan, each holder of a Compensation and Reimbursement Claim (i) shall file its respective final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the date (the "Confirmation Date") on which the Clerk of the Bankruptcy Court enters the order (the "Confirmation Order") of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code on the docket by the date that is sixty (60) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and, (ii) if granted such an award by the Bankruptcy Court, shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (a) on the date such Compensation and Reimbursement Claim becomes an Allowed Claim, or as soon thereafter as is practicable, or (b) upon such other terms as may be mutually agreed upon between such holder of such Compensation and Reimbursement Claim and the Debtors in Possession or, on and after the Effective Date, the Reorganized Debtors.

    2.   Administrative Expense Claims

         Administrative Expense Claims are Claims constituting a cost or expense of administration of the Chapter 11 Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include any actual and necessary costs and expenses of preserving the Estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all Compensation and Reimbursement of Claims to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the Estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code. Administrative Expense Claims also include administrative reclamation claims.

         Except as provided for above with respect to Compensation and Reimbursement Claims, pursuant to the Plan, Administrative Expense Claims will be paid in full, in Cash, on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed

Claim, or as soon thereafter as is practicable. Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business by the Debtors in Possession (including amounts owed to vendors and suppliers that have sold goods or furnished services to the Debtors in Possession since the Commencement Date) will be assumed and paid by the Reorganized Debtors in accordance with the terms and conditions of the particular transactions and any agreements relating thereto.

    3.   Priority Tax Claims

         Priority Tax Claims are Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code. The Debtors estimate that the amount of Allowed Priority Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will be in a range of approximately $1,800,000 to $2,100,000 and $240,000 (Cdn) to $250,000 (Cdn).

         Each holder of an Allowed Priority Tax Claim will receive, at the sole option of Reorganized Pioneer, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Claim, or as soon thereafter as is practicable, or
(ii) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at an annual rate equal to 8.0% over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

    4.   Class 1 - Other Priority Claims

         Other Priority Claims are Claims which are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Such Claims include (i) Unsecured Claims for accrued employee compensation earned within 90 days prior to the Commencement Date to the extent of $4,650 per employee and (ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the Commencement Date, but only for each such plan to the extent of (a) the number of employees covered by such plan multiplied by $4,650, less (b) the aggregate amount paid to such employees from the Estates for wages, salaries or commissions.

         Pursuant to the Plan, holders of Allowed Other Priority Claims, if any exist, will be paid in full, in Cash on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

    5.   Class 2 - Congress Secured Claims

         Class 2 is unimpaired by the Plan. Each holder of an Allowed Congress Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

         Each holder of an Allowed Congress Secured Claim shall be treated in accordance with the DIP Facility and/or the Exit Facility.

    6.   Class 3 - PCA U.S. Secured Term and Note Claims

         Class 3 PCA U.S. Secured Term and Note Claims are deemed Allowed under the Plan in an amount equal to the principal amount of such respective Claims, together with all accrued and unpaid non-default interest arising under the terms of the PCA U.S. Term Loan Agreement and the PCA Senior Notes, respectively, through and including the Effective Date. Class 3 is impaired by the Plan. Each holder of an Allowed PCA U.S. Secured Term and Note Claim shall be entitled to vote to accept or reject the Plan.

         On the Effective Date, each holder of an Allowed PCA U.S. Secured Term and Note Claim as of the Record Date shall receive, pursuant to the implementation of the transactions set forth in Section 7.1 of the Plan (including, without limitation, the exchanges provided for in Section 7.1(i) of the Plan) and on account of such holder's Allowed PCA U.S. Secured Term and Note Claim, such holder's Pro Rata Share of forty-three percent (43%) of (i) the New Tranche A Term Notes (including the Guarantees thereof), (ii) the New Tranche B Notes (including the Guarantees thereof), and (iii) 9,700,000 shares of the New Common Stock. For every $1,000 principal amount of PCA U.S. Secured Term and Note Claims, such holders will receive approximately $72 in principal amount of New Tranche A Term Notes, $217 in principal amount of New Tranche B Notes, and 14 Shares of New Common Stock, subject to the rounding provisions of Sections 5.3(f) of the Plan.

         Acceptance of the Plan by Class 3 shall constitute an instruction by the holders of Class 3 PCA U.S. Secured Term and Note Claims to the respective Indenture Trustees and New Indenture Trustees, as the case may be, to take all actions necessary to effectuate the Plan.

    7.   Class 4 - Canadian Secured Term and Note Claims

         Class 4 Canadian Secured Term and Note Claims are deemed Allowed under the Plan in an amount equal to the principal amount of such respective Claims, together with all accrued and unpaid non-default interest arising under the terms of the PCA Canadian Term Loan Agreement and the PCICC Senior Notes, respectively, through and including the Effective Date. Class 4 is impaired by the Plan. Each holder of an Allowed Canadian Secured Term and Note Claim shall be entitled to vote to accept or reject the Plan.

         On the Effective Date, each holder of an Allowed Canadian Secured Term and Note Claim as of the Record Date shall receive, pursuant to the implementation of the transactions set forth in Section 7.1 of the Plan (including, without limitation, the exchanges provided for in Sections 7.1(i) and (j) of the Plan) and on account of such holder's Allowed Canadian Secured Term and Note Claim, such holder's Pro Rata Share of fifty-seven percent (57%) of (i) the New Tranche A Term Notes (including the Guarantees thereof), (ii) the New Tranche B Notes (including the Guarantees thereof), and (iii) 9,700,000 shares of the New Common Stock. For every $1,000 principal amount of Canadian Secured Term and Note Claims, such holders will receive approximately $112 in principal amount of New Tranche A Term Notes, $335 in principal amount of New Tranche B Notes, and 22 Shares of New Common Stock, subject to the rounding provisions of Sections 5.3(f) of the Plan.

         Acceptance of the Plan by Class 4 shall constitute an instruction by the holders of Class 4 Canadian Secured Term and Note Claims to the respective Indenture Trustees and New Indenture Trustees, as the case may be, to take all actions necessary to effectuate the Plan.

    8.   Class 5 - Secured Tax Claims

         Class 5 consists of all Secured Tax Claims. The Debtors have not yet analyzed each tax Claim to determine which tax Claims are Priority Tax Claims. As previously stated, the Debtors estimate that their total Priority Tax Claims and Secured Tax Claims that have not previously been paid pursuant to an Order of the Bankruptcy Court will be in a range of approximately $1,800,000 to $2,100,000 and $240,000 (Cdn) to $250,000 (Cdn).

         Each holder of an Allowed Secured Tax Claim will receive, at the sole option of Reorganized Pioneer, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to 8.0%, over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

         Each holder of an Allowed Secured Tax Claim shall retain the Liens (or replacement Liens as may be contemplated under nonbankruptcy law) securing its Allowed Secured Tax Claim as of the Effective Date until full and final payment of such Allowed Secured Tax Claim is made as provided in the Plan, and upon such full and final payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

    9.   Class 6 - Other Secured Claims

         The Other Secured Claims consist of all Secured Claims other than Congress Secured Claims, PCA U.S. Secured Term and Note Claims, Canadian Secured Term and Note Claims, and Secured Tax Claims. Based upon the Debtors' Schedules, the Debtors believe that the Other Secured Claims include, among others, Claims relating to a note with a current principal amount of $2,200,000 held by Montrose Chemical Corporation of California (secured by a Lien on a hydrochloric acid production unity in Henderson, Nevada), current obligations of approximately $1,700,000 under a letter of credit issued by Bank of America in support of certain obligations issued by the Economic Development Corporation of Pierce County, Washington (secured by a Lien on a bleach production and chlorine repackaging facility in Tacoma, Washington), a note with a current principal amount of approximately $156,000 held by the McCullough Family Trust (secured by a Lien on certain real property in Antioch, California), and Claims represented by mechanics' Liens and equipment and utility deposits which the Debtors do not believe are material in the aggregate.

         At the sole option of Reorganized Pioneer, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code or (ii) each holder of an Allowed Other Secured Claim shall receive a New Other Secured Note in an amount equal to such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

         To the extent that the Creditors' Committee determines that the value of the Collateral is less than the amount of an Other Secured Claim, the undersecured portion of such Claim shall be treated as a Class 8 General Unsecured Claim.

    10.  Class 7 - Convenience Claims

         The Convenience Claims are Unsecured Claims in the amount of $500.00 or less and Unsecured Claims that are reduced to $500.00 by the election of the holders thereof on such holders' Ballots. The Debtors estimate that Allowed Convenience Claims, excluding Convenience Claims in amounts greater than $500.00 of holders who elect to opt into Class 7, will aggregate approximately $2,000,000.00.

         Pursuant to the Plan, each holder of an Allowed Convenience Claim as of the Record Date will receive Cash in an amount equal to 100% of its Allowed Convenience Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

    11.  Class 8 - General Unsecured Claims

         The General Unsecured Claims means all Unsecured Claims other than a Convenience Claim, a Subordinated Claim, a Canadian Deficiency Claim, or a U.S. Deficiency Claim. General Unsecured Claims shall also include any Pioneer 2000 Group Claim. Such Claims include (i) Claims in respect of outstanding unsecured notes issued in connection with certain acquisitions, (ii) Claims in respect of the rejection of leases of non-residential real property and executory contracts, and (iii) Claims relating to personal injury, property damage or products liability or other similar Claims that have not been compromised and settled or otherwise resolved (the "Tort Claims"). The aggregate amount of General Unsecured Claims, as reflected in the Debtors' Schedules is $38,911,065.07 and $26,475,147.26 (Cdn), excluding Claims for which no amounts were specified, otherwise unliquidated Claims, Claims against multiple Debtors, amended Claims, duplicate Claims and guarantee Claims. For purposes of the Plan, Claims against multiple Debtors are deemed one Claim against the consolidated Debtors and guarantee Claims are deemed eliminated. See Section V.E.4., "The Plan of Reorganization--Consolidation of the Debtors--Substantive Consolidation." The Debtors estimate that the amount of Allowed General Unsecured Claims are approximately $38,911,065.00 and $26,475,150.00 (Cdn) for an aggregate of approximately $56,649,415.00. The Debtors' estimate of Allowed General Unsecured Claims is based upon an analysis of the General Unsecured Claims and the Debtors' experience to date in resolving disputes concerning the amount of such General Unsecured Claims. Many of the personal injury Tort Claims, which are General Unsecured Claims, are unliquidated and, in accordance with the Plan, will be liquidated in the tribunal in which they are pending on the Effective Date or, if no action was pending on the Effective Date, in any tribunal of appropriate jurisdiction or in accordance with any alternative dispute resolution or similar proceeding as the same may be approved by order of the Bankruptcy Court. The resolution of Tort Claims could result in Allowed General Unsecured Claims in amounts greater than those estimated by the Debtors for purposes of this Disclosure Statement. See
Section V.H., "The Plan of Reorganization--Distributions Relating to Allowed Insured Claims."

         Pursuant to the Plan, on the Initial Distribution Date, each holder of an Allowed General Unsecured Claim as of the Record Date shall receive a Pro Rata Share of the Class 8 and Class 9 Distribution.

         Each holder of an Allowed Canadian Deficiency Claim and/or an Allowed U.S. Deficiency Claim as of the Record Date shall be entitled to receive such holder's Pro Rata Share of the Class 8 and Class 9 Distribution; provided, however, that the acceptance by Class 9 of the Plan shall constitute a waiver of the right of the holders of Allowed Canadian Deficiency Claims or Allowed U.S. Deficiency Claims to receive the Class 9 Distribution. The Debtors shall distribute the Class 9 Distribution on a pro rata basis to the holders of Class 8 Allowed General Unsecured Claims, and not to the holders of Allowed Canadian Deficiency Claims or Allowed U.S. Deficiency Claims.

         Under the Plan, personal injury Tort Claims will be determined and liquidated in the administrative or judicial tribunals in which they are pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial forum of appropriate jurisdiction or in accordance with any alternative dispute resolution or similar proceeding as the same may be approved by order of the Bankruptcy Court, provided that the holder of such Tort Claim timely filed a proof of claim. The Debtors, however, reserve the right to seek estimation of any and all personal injury Tort Claims in a court or courts of competent jurisdiction. To the extent that a personal injury Tort Claim is determined and liquidated pursuant to a final, nonappealable judgment in such a tribunal or in any such alternative dispute resolution or similar proceeding, such personal injury Tort Claim shall be deemed an Allowed General Unsecured Claim in such liquidated amount and, subject to Section 5.5 of the Plan--Distributions Relating to Allowed Insured Claims, satisfied in accordance with the treatment specified in Class 8 of the Plan for holders of General Unsecured Claims. See Section V.H., "The Plan of Reorganization--Distributions Relating to Allowed Insured Claims."

    12.  Class 9 - Canadian Deficiency Claims and U.S. Deficiency Claims

         Class 9 Canadian Deficiency Claims and U.S. Deficiency Claims are deemed Allowed in the amount of $92,341,928.00 and $177,947,118.00, respectively, for purposes of the Plan and assuming confirmation thereof. Each holder of an Allowed Canadian Deficiency Claim or an Allowed U.S. Deficiency Claim is entitled to vote to accept or reject the Plan.

         Each holder of an Allowed Canadian Deficiency Claim and/or an Allowed U.S. Deficiency Claim as of the Record Date shall be entitled to receive such holder's Pro Rata Share of the Class 8 and Class 9 Distribution; provided, however, that the acceptance by Class 9 of the Plan shall constitute a waiver of the right of the holders of Allowed Canadian Deficiency Claims and/or Allowed U.S. Deficiency Claims to receive their Pro Rata Share of the Class 9

Distribution. The Debtors shall distribute the Class 9 Distribution on a pro rata basis to the holders of Class 8 Allowed General Unsecured Claims, and not to the holders of Allowed Canadian Deficiency Claims and/or Allowed U.S. Deficiency Claims.

    13.  Class 10 - Subordinated Claims

         The Subordinated Claims include the Claims subordinated pursuant to section 510 of the Bankruptcy Code. The Debtors estimate that the total value of Subordinated Claims is $0.

         Pursuant to the Plan, the holders of Subordinated Claims shall receive no distributions on account of such Subordinated Claims.

    14.  Class 11 - PCI Equity Interests

         The PCI Equity Interests are shares of common stock or preferred stock or other instruments evidencing an ownership interest in PCI, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

         Pursuant to the Plan, holders of PCI Equity Interests as of the Record Date, shall receive no distributions on account of such PCI Equity Interests. On the Effective Date, all PCI Equity Interests shall be cancelled, extinguished, and of no further force and effect as of the Effective Date.

B.  Securities to be Issued Under the Plan.

    1.   New Notes

         Pursuant to Section 8.5 of the Plan, Reorganized PCI, Reorganized PCA, Reorganized PAI, and Reorganized PCICC are authorized to issue the New Tranche A Term Notes, the New Tranche B Notes, the Guarantees, and the New Other Secured Notes. Holders of Claims in Class 3 will receive their Pro Rata Share of forty-three percent (43%) of the New Tranche A Term Notes and the New Tranche B Notes. Holders of Claims in Class 4 will receive their Pro Rata Share of fifty-seven percent (57%) of the New Tranche A Term Notes and the New Tranche B Notes. Other Secured Notes, if issued, will be distributed to holders of Other Secured Claims in accordance with Section 4.6 of the Plan.

    2.   New Common Stock

         Pursuant to the Plan, on the Effective Date, all PCI Equity Interests will be cancelled. Commencing on the Initial Distribution Date, Reorganized Pioneer will distribute New Common Stock to holders of Claims in Classes 3, 4, and 8. Pursuant to the Plan, Reorganized Pioneer will issue 10,000,000 shares of New Common Stock of which an aggregate of approximately 9,700,000 shares of New Common Stock will be issued to holders of Claims in Classes 3 and 4 and an aggregate of approximately 300,000 shares of New Common Stock will be issued to holders of Claims in Class 8.

         Holders of the New Common Stock will be entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of a plurality of the shares voting for the election of directors can elect all of the directors since the holders of the New Common Stock will not have cumulative voting rights. For a more detailed description of the process by which Reorganized Pioneer will elect its Board of Directors, see Section VII.A.1.a., "Management of the Reorganized Debtors--Board of Directors and Management--Composition of Board of Directors--Reorganized Pioneer."

C.  Method of Distributions Under the Plan.

         Subject to Bankruptcy Rule 9010, and except as otherwise provided in
Section 5.3 of the Plan, all distributions under the Plan shall be made by or on behalf of Reorganized Pioneer to the holder of each Allowed Claim at the address of such holder as listed on the Debtors' Schedules as of the Record Date, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim or Equity Interest by such holder that provides an address for such holder different from the address reflected on the Debtors' Schedules.

         As at the close of business on the Record Date, the claims register shall be closed, and there shall be no further changes in the record holders of any Claims. Pioneer and Reorganized Pioneer shall have no obligation to recognize any transfer of any Claims occurring after the Record Date. Pioneer and Reorganized Pioneer shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan) with only those record holders stated on the claims register as of the close of business on the Record Date.

         Any payment of Cash made by Reorganized Pioneer pursuant to the Plan shall be made by check drawn on a domestic bank. No payment of Cash less than $100.00 shall be made by Reorganized Pioneer to any holder of a Claim unless a request therefor is made in writing to Reorganized Pioneer. No fractional shares of New Common Stock shall be distributed under the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number; and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims shall be adjusted as necessary to account for rounding. New Tranche A Term Notes and New Tranche B Notes shall only be issued in multiples of $1,000. Any New Tranche A Term Notes and New Tranche B Notes that would have been distributed in multiples of other than $1,000 shall be as follows: (i) amounts less than $500.00 shall be reduced to $0.00 and (ii) amounts equal to or greater than $500.00 shall be increased to $1,000.00.

         Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

         Except with respect to distributions under the Plan to holders of Allowed General Unsecured Claims, any distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be revested in Reorganized Pioneer and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred. Distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of one year after distribution thereof shall be added to the Reserve and any entitlement of such holders of Allowed General Unsecured Claims to such distributions shall be extinguished and forever barred.

D.  Timing of Distributions Under the Plan.

    1.   Distributions on the Effective Date

         Payments and distributions to holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Congress Secured Claims, Allowed PCA U.S. Secured Terms and Note Claims, Allowed Canadian Secured Term and Note Claims, Allowed Secured Tax Claims, Allowed Other Secured Claims, Allowed Convenience Claims, and Allowed General Unsecured Claims shall be made on the later of the Effective Date and the date such Claims become Allowed Claims, or as soon thereafter as is practicable.

    2.   Distributions to Holders of General Unsecured Claims

         Payments and distributions to holders of General Unsecured Claims are dependent upon the total amount of Allowed General Unsecured Claims. Under the Plan, Reorganized Pioneer will not distribute any New Common Stock to the holders of Disputed General Unsecured Claims unless such Disputed Claims become Allowed Claims. To provide for distributions to holders of Disputed General Unsecured Claims as such Disputed Claims are Allowed, the Plan provides for Reorganized Pioneer to reserve from distributions that would otherwise be made to holders of General Unsecured Claims on the Initial Distribution Date and each Subsequent Distribution Date, the New Common Stock to which holders of Disputed General Unsecured Claims would be entitled to under the Plan as of such dates as if such Disputed Claims were Allowed Claims in their Disputed Claim Amounts. The Initial Distribution Date means that date that is sixty (60) days subsequent to the Effective Date, or as soon thereafter as is practicable. A Subsequent Distribution Date means the twentieth (20th) day after the end of the Quarter following the Initial Distribution Date and the twentieth day after each subsequent Quarter. New Common Stock held in the Reserve shall be held in trust by the Reorganized Debtors for the benefit of the potential claimants of such securities and shall not constitute property of the Reorganized Debtors.

         Initial distributions to holders of Allowed General Unsecured Claims that are Allowed prior to the Effective Date shall be made on the Initial Distribution Date. Holders of Disputed General Unsecured Claims that become Allowed Claims subsequent to the Initial Distribution Date shall receive distributions of New Common Stock from the amounts in the Reserve and, on the next Subsequent Distribution Date that follows the Quarter during which such Disputed General Unsecured Claims become Allowed Claims pursuant to a Final Order. Such distributions shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date, without any post-Effective Date interest thereon.

         As described above, the following consideration shall constitute Surplus Distributions pursuant to the Plan: (i) pursuant to Section 5.3(g) of the Plan, distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of one year after distribution thereof and (ii) to the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the amount of New Common Stock held in the Reserve over the amount of New Common Stock actually distributed on account of such Disputed General Unsecured Claim. The Surplus Distributions shall be distributed and allocated to the holders of Allowed General Unsecured Claims based upon their Pro Rata Share. In order to afford the Reorganized Debtors sufficient time to attempt to resolve a significant portion of the Disputed General Unsecured Claims, the first and second distributions of the Surplus Distributions under the Plan shall occur on the Subsequent Distribution Dates that occur on the twentieth (20th) day after the end of the second and fourth Quarters, respectively, following the Quarter in which the Initial Distribution Date occurs. Subsequent distributions of the Surplus Distributions shall occur on each Subsequent Distribution Date thereafter. Notwithstanding the foregoing, the Reorganized Debtors are not required to make any Surplus Distributions on a Subsequent Distribution Date unless the number of shares of New Common Stock to be distributed on a Subsequent Distribution Date aggregates 30,000 or more, unless the distribution is the last distribution under the Plan.

         The Disbursing Agents will fulfill the obligations that the Reorganized Debtors have under the Plan with respect to distributions to holders of Allowed General Unsecured Claims, including, without limitation, holding all reserves and accounts pursuant to the Plan, including the Reserve.

         The Indenture Trustees, or such Person(s) as the Indenture Trustees may designate, will act as Disbursing Agents under the Plan with respect to distributions to holders of Claims in Classes 3 and 4, and will make all distributions required to be distributed under the applicable provisions of the Plan. The PCA Senior Notes Indenture Trustee and the PCICC Senior Notes Indenture Trustee shall make all distributions in respect of Allowed Claims relating to the PCA Senior Notes Indenture and the PCICC Senior Notes Indenture, respectively. The PCA Canadian Term Loan Agreement Administrative Agent and the PCA U.S. Term Loan Agreement Administrative Agent will make all distributions in respect of Allowed Claims relating to the PCA Canadian Term Loan Agreement and the PCA U.S. Term Loan Agreement, respectively. Reorganized Pioneer, or such Person(s) as Reorganized Pioneer may designate, will act as Disbursing Agents under the Plan with respect to all distributions to holders of Claims other than Class 3 and 4 Claims and will make all distributions required to be distributed under the applicable provisions of the Plan.

E.  Consolidation of the Debtors.

    1.   Restructuring Transactions

         On or prior to the Effective Date, the following transactions will be consummated by the Debtors in the order set forth below; provided, however, that none of the following steps shall occur unless all of the following steps occur and, provided, however, that the holders of Claims shall receive the distributions provided for in Sections 4.3 and 4.4 of the Plan.

     a. On or prior to the Effective Date, PCICC shall be continued into a Nova Scotia company.

     b. On or prior to the Effective Date, PCICC shall incorporate a Nova Scotia unlimited liability company as a subsidiary.

     c. On or prior to the Effective Date, PCA shall form a new corporation ("Newco"), a Delaware corporation.

     d. PCA shall contribute the stock of PCICC and all of its other subsidiaries (including PAI) to Newco for shares of Newco.

     e. PCA shall file Articles of Conversion in Delaware, thus becoming a limited liability company. This entity will hereinafter be referred to as PCA LLC.

     f. PCA LLC shall distribute the stock of Newco to PCI.

     g. Newco shall be merged into PCI, the survivor being PCI. Pursuant to the merger, Newco's assets, consisting of the stock of PCICC and the other Subsidiaries, shall be transferred to PCI.

     h. PCI shall contribute the stock of PAI to PCA LLC for a membership interest in PCA LLC having an equivalent value.

     i. Allowed PCA U.S. Secured Term and Note Claims as of the Record Date, shall be exchanged for Allowed Secured Claims as of the Record Date relating to the PCICC Senior Notes, based on the proportion of the Allowed PCA U.S. Secured Term and Note Claims determined by the formula A x [B/C x 57%] where A is the amount of a particular holder's Allowed PCA U.S. Secured Term and Note Claims, B is the aggregate amount of the Allowed Secured Claims relating to PCICC Senior Notes and C is the aggregate amount of the Allowed Canadian Secured Term and Note Claims (the exchanged Claims are referred to as the "Exchanged Allowed PCA U.S. Secured Term and Note Claims" and the Claims which are retained by the initial holders are referred to as the "Retained Initial Allowed PCA U.S. Secured Term and Note Claims") and the holders of Allowed Secured Claims relating to the PCICC Senior Notes as of the Record Date shall receive their Pro Rata Share of the Exchanged Allowed PCA U.S. Secured Term and Note Claims and the holders of the Allowed PCA U.S. Secured Term and Note Claims shall receive on the exchange from the holders of the Allowed Secured Claims relating to the PCICC Senior Notes, their Pro Rata Share of the proportion of the Allowed Secured Claims relating to the PCICC Senior Notes determined by the formula E x 43% where E is the aggregate Allowed Secured Claims relating to the PCICC Senior Notes.

     j. Allowed Secured Claims relating to the PCA Canadian Term Loan Agreement shall be exchanged for Allowed Secured Claims relating to the PCICC Senior Notes as of the Record Date, based on the proportion of the Allowed Secured Claims relating to the PCA Canadian Term Loan Agreement determined by the formula A x [B/C x 57%] where A is the amount of a particular holder's Allowed Secured Claim relating to the PCA Canadian Term Loan Agreement, B is the aggregate amount of the Allowed Secured Claims relating to the PCICC Senior Notes and C is the aggregate amount of the Allowed Canadian Secured Term and Note

Claims (the exchanged claims are referred to as the "Exchanged Allowed PCA Canadian Term Loan Claims" and the Claims which are retained by the initial holders are referred to as the "Retained Initial Allowed Secured PCA Canadian Term Loan Claims"), and the holders of the Allowed Secured Claims relating to the PCICC Senior Notes as of the Record Date shall receive their Pro Rata Share of the Exchanged PCA Canadian Term Loan Claims and the holders of the PCA Canadian Term Loan Claims shall receive on the exchange from the holders of the Allowed Secured Claims relating to the PCICC Senior Notes their Pro Rata Share of the proportion of the Allowed Secured Claims relating to the PCICC Senior Notes determined by the formula D x [E/F x 57%] where D is the amount of the Allowed Claims relating to the PCICC Senior Notes, E is the aggregate amount of the Allowed Secured Claims relating to the PCA Canadian Term Loan Agreement and F is the aggregate amount of the Allowed Canadian Secured Term and Note Claims.

     k. PCI shall contribute to PCA LLC 9,700,000 shares of the New Common
Stock.

     l. Subject to giving effect to the exchanges provided for in Sections 7.1(i) and (j) of the Plan, Allowed PCA U.S. Secured Term and Note Claims shall be transferred to PCA LLC.

     m. Holders of the Retained Initial Allowed PCA U.S. Secured Term and Note Claims shall receive in exchange for those Claims, their proportionate share of the balance of the 9,700,000 shares of New Common Stock of PCI and New Tranche A Term Notes that will not be distributed in the distributions provided for in Sections 7.1(o) and (r) of the Plan.

     n. Subject to giving effect to the exchanges provided for in Sections 7.1(i) and (j) of the Plan, Allowed Secured Claims relating to the PCA Canadian Term Loan Agreement shall be transferred to PCA LLC.

     o. Holders of the Retained Initial Allowed Secured Claims relating to the PCA Canadian Term Loan Agreement shall receive in exchange for those Claims, their proportionate share of the (i) 9,700,000 shares of New Common Stock (to be delivered by PCA LLC) and (ii) the New Tranche A Term Notes (to be issued by PCA
LLC) determined by the formula A/(A+43%) where A is the amount determined by the formula C/D x 57%, where C is the aggregate amount of the Allowed Secured Claims in respect of the PCA Canadian Term Loan and D is the aggregate amount of the Allowed Canadian Secured Term and Note Claims.

     p. PCICC and the subsidiary incorporated in Section 7.1(b) of the Plan shall amalgamate to form PCICC ULC. The transactions occurring subsequent to the amalgamation described in Section 7.1(p) are conditional upon the occurrence of such amalgamation.

     q. Subject to giving effect to the exchanges provided for in Sections 7.1(i) and (j) of the Plan, PCICC ULC shall issue the New Tranche B Notes in exchange for the Allowed Secured Claims relating to the PCICC Senior Notes.

     r. Former holders of Exchanged Allowed PCA Canadian Term Loan Claims that did not receive shares of the New Common Stock and the New Tranche A Term Notes pursuant to Section 7.1(o) of the Plan shall receive their proportionate share of the New Common Stock and the New Tranche A Term Notes based on the same formula used in Section 7.1(o) of the Plan to determine the proportionate share received by the holders mentioned in Section 7.1(o) of the

Plan. Former holders of the Exchanged Allowed PCA U.S. Secured Term and Note Claims that did not receive shares of the New Common Stock and the New Tranche A Term Notes pursuant to Section 7.1(m) of the Plan shall receive their proportionate share of the New Common Stock and New Tranche A debt after subtracting the distributions to be made to both the holders of the Retained Initial Allowed Secured Claims relating to the PCA Canadian Term Loan and the holders of the Exchanged Allowed PCA Canadian Term Loan Claims.

     s. PCI shall contribute PCA LLC to PCICC ULC in exchange for preference stock of PCICC ULC having a fair market value equal to the value of PCA LLC.

     t. PAI shall be merged into PCA LLC, the survivor being PCA LLC which shall change its name to PAI LLC.

     u. All inter-company debts owing by PAI LLC to PCICC ULC shall remain outstanding and be paid in the ordinary course of business.

    2.   Order of Transactions

         For greater certainty, the approval and confirmation of the Plan shall constitute the approval of each holder of an Allowed PCA U.S. Secured Term and Note Claim and of an Allowed Canadian Secured Term and Note Claim to each transaction listed in Section 7.1 of the Plan (provided, however, that all such transactions occur) in the order set forth above including, without limitation, the exchanges provided for in Sections 7.1(i), (j), (l), (m), (n), (o), (q) and
(r) of the Plan without any further action required to be taken by such holder and each holder irrevocably appoints the Debtors as his agent to give effect to all of the transactions described above.

    3.   Approval and Acknowledgment

         The approval and confirmation of the Plan shall constitute an approval and acknowledgement by each of the parties that it intends that (a) Section 7.1(a) of the Plan constitutes a plan of reorganization for U.S. federal income tax purposes; (b) Sections 7.1(e), (i), (j), (l), (m), (n), (o), (q), and (r) of the Plan are integrated and constitute a plan of reorganization for U.S. federal income tax purposes pursuant to which the holders of PCA U.S. Secured Term and Note Claims and PCA Canadian Term Loan Claims exchange directly with the Debtors their Initial Allowed Claims(5) for PCI New Common Stock, New Tranche A Term Notes, and New Tranche B Notes (in each case, which notes are issued by PCI for U.S. federal income tax purposes); (c) Sections 7.1(i), (j), (l), (n), (p), (q), and (r) of the Plan are integrated and constitute a plan of reorganization for U.S. federal income tax purposes pursuant to which the holders of PCIC Senior Note Claims exchange directly with the Debtors their Initial Allowed Claims for PCI New Common Stock, New Tranche A Term Notes and New Tranche B Notes (in each case, which notes are issued by PCI for U.S. federal income tax purposes); (d)
Section 7.1(t) of the Plan constitutes the adoption of a plan of complete liquidation of PAI into PCI for U.S. federal

----------
(5) Initial Allowed Claim means, with respect to each creditor, the Allowed Claim(s) owned by such creditor prior to the consummation of the transactions set forth in Section 7.1 of the Plan.

income tax purposes; and (e) Newco is a corporation that will engage in no activities other than as related to the Plan and should be treated in accordance with the principles of Rev. Rul. 73-427. Confirmation of the Plan constitutes the agreement and acknowledgement by PCI, its Subsidiaries, each of the holders of Allowed PCA U.S. Secured Term and Note Claims and each of the holders of Allowed Canadian Secured Term and Note Claims not to report the transaction for U.S. federal income tax purposes in a manner that is inconsistent with the prior sentence

     4.  Substantive Consolidation

         Substantive consolidation is an equitable remedy which a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors. All of the debtors in the substantively consolidated group are treated as if they were a single corporate and economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored.

         Substantive consolidation of two or more debtors' estates generally results in the deemed consolidation of the assets and liabilities of the debtors, the deemed elimination of intercompany claims, subsidiary equity or ownership interests, multiple and duplicative creditor claims, joint and several liability claims and guarantees, and the payment of allowed claims from a common fund.

         Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Chapter 11 Cases for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution. Pursuant to such order, (i) all assets and liabilities of the Subsidiaries shall be deemed merged or treated as though they were merged into and with the assets and liabilities of Pioneer, (ii) no distributions shall be made under the Plan on account of intercompany claims among the Debtors (except as set forth in Section 7.1 of the Plan), (iii) all guarantees of the Debtors of the obligations of any other Debtor shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors, and (iv) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect restructurings as provided in Section 7.1 of the Plan, (ii) intercompany claims by and among the Debtors or Reorganized Debtors,
(iii) Subsidiary Equity Interests, and (iv) pre- and post-Commencement Date guarantees that are required to be maintained (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (b) pursuant to the Plan. Notwithstanding the substantive consolidation of the Chapter 11 Cases, PCICC has filed a separate Canadian Plan; however, creditors proving Claims against PCICC will be entitled to the same treatment under the Canadian Plan as is provided for the in the Plan.

    5.   Issuance and Transfers of Common Stock of the Subsidiaries

         On the Effective Date, shares of New Common Stock of the Reorganized Subsidiaries will be issued to Reorganized PCI directly or indirectly so as to recreate the prepetition corporate structure, subject to Section 7.1 of the Plan.

    6.   Merger of Corporate Entities

         The Plan provides that, on or as of the Effective Date, as determined by the Debtors with the consent of the Creditors' Committee, any or all of the Subsidiaries may be merged into one or more of the Debtors or dissolved. Upon the occurrence of any such merger, all assets of the merged entities shall be transferred to and become the assets of the surviving corporation, and all liabilities of the merged entities, except to the extent discharged, released or extinguished pursuant to the Plan and the Confirmation Order, shall be assumed by and shall become the liabilities of the surviving corporation. All mergers and dissolutions shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession or the Reorganized Debtors. The Debtors will determine whether any or all of the Subsidiaries will be merged into one or more of the Debtors or dissolved, and disclose the same (and the post-merger and/or dissolution structure of the Reorganized Debtors) to the Bankruptcy Court, prior to the Confirmation Hearing.

F.  Treatment of Executory Contracts and Unexpired Leases.

         The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

         Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person shall be deemed assumed by the Reorganized Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) which has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) which has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (iii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been Filed and served prior to the Confirmation Date or (iv) which is set forth in Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y) (unexpired leases), which Schedules shall be included as part of the Plan Supplement which will be Filed with the Bankruptcy Court at least ten (10) days prior to the last day upon which holders of Claims may vote to accept or reject the Plan. The Debtors or Reorganized Debtors reserve the right, at any time on or prior to the Confirmation Date, to amend Schedules 6.1(a)(x) or 6.1(a)(y) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected. The Debtors or Reorganized Debtors shall provide notice of any amendments to Schedules 6.1(a)(x) or 6.1(a)(y) to the parties to the executory contracts and unexpired leases affected thereby. The listing of an agreement on Schedules 6.1(a)(x) and 6.1(a)(y) shall not constitute an admission by the Debtors or Reorganized Debtors that such agreement is an executory contract or an unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder.

         Pursuant to the Plan, each executory contract and unexpired lease listed or to be listed on Schedules 6.1(a)(x) or 6.1(a)(y) that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 6.1(a)(x) or 6.1(a)(y) and
(ii) executory contracts or unexpired leases appurtenant to the premises listed on Schedules 6.1(a)(x) or 6.1(a)(y), including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously have been assumed.

         Pursuant to the Plan, each of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, including, without limitation, any retrospective premium rating plans relating to such policies, shall be treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any of such insurance policies and related agreements, documents or instruments that are assumed under the Plan, shall be in accordance with the treatment provided under Article IV and Section 5.5 of the Plan. The treatment of the Debtors' insurance policies and any agreements, documents or instruments relating thereto as executory contracts under the Plan shall not constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance. See Section V.H., "The Plan of Reorganization--Distributions Relating to Allowed Insured Claims."

         Except as provided in Section 6.1(a) of the Plan, all employment and severance practices and policies and all compensation and benefit plans, policies and programs of the Debtors applicable to their directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated as executory contracts under the Plan and are assumed under the Plan pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

         The entry of the Confirmation Order by the Bankruptcy Court shall constitute (i) the approval of all assumptions pursuant to the Plan, (ii) the approval of all rejections pursuant to the Plan and (iii) the approval, pursuant to section 365(d)(4) of the Bankruptcy Code, of the extension of time within which the Debtors may assume or reject unexpired leases pursuant to the Plan, through the date of entry of an order approving the assumption or rejection of such unexpired leases.

         Except as may otherwise be agreed to by the parties, within sixty (60) days after the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code or in accordance with agreements previously negotiated by the parties in respect of the reduction of prepetition Claims, as applicable. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

         Claims arising out of the rejection of executory contracts or unexpired leases pursuant to the Plan must be Filed with the Bankruptcy Court and/or served upon the Debtors or Reorganized Debtors as otherwise may be provided in the Confirmation Order, by no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedule 6.1(a)(x) or 6.1(a)(y). Any Claims not Filed within such time will be forever barred from assertion against the Debtors, their Estates, the Reorganized Debtors and their property. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

G.  Provisions for Treatment of Disputed Claims and Equity Interests.

         Except as to applications for allowances of Compensation and Reimbursement Claims under sections 330 and 503 of the Bankruptcy Code, the Debtors or Reorganized Debtors shall have the exclusive right to make and File objections to Administrative Expense Claims, Claims and Equity Interests subsequent to the Confirmation Date. All objections shall be litigated to Final Order, subject to the Debtors' and Reorganized Debtors' right to compromise, settle, otherwise resolve or withdraw any such objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Debtors shall File all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment Filed with the Bankruptcy Court (other than applications for allowances of Compensation and Reimbursement Claims), Claims and Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than sixty (60) days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

         Notwithstanding any other provision of the Plan, if any portion of a Claim or Equity Interest is Disputed, no payment or distribution provided under the Plan will be made on account of any of such Claim or Equity Interest, unless such Disputed Claim or Disputed Equity Interest becomes Allowed. Payments and distributions to each holder of a Claim or Equity Interest that is Disputed or is not Allowed, to the extent that such Claim or Equity Interest ultimately becomes Allowed, will be made in accordance with the provisions of the Plan governing the Class of Claims or Equity Interests in which such Claim or Equity Interest is classified. See Section V.A., "The Plan of Reorganization--Classification and Treatment of Claims and Equity Interests."

         Pursuant to the Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, the Bankruptcy Court has allowed certain Disputed Claims in certain amounts solely for the purpose of permitting holders thereof to vote to accept or reject the Plan. The specific provisions relating to the voting of such Claims are set forth in such order.

H.  Distributions Relating to Allowed Insured Claims.

         Distributions under the Plan to each holder of an Allowed Claim arising from an incident or occurrence that is covered under the Debtors' insurance policies (the "Allowed Insured Claims") shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing contained in the preceding sentence shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance.

I.  Implementation and Effect of Confirmation.

    a. Means for Implementation of the Plan. In addition to the provisions set forth elsewhere in the Plan, the following shall constitute the means for implementation of the Plan:

       (i) Exit Financing. On the Effective Date, the transactions contemplated by the Exit Facility shall be consummated and thereupon become effective.

       (ii) Effectiveness of Securities, Instruments and Agreements. On the Effective Date, all documents set forth in the Plan Supplement and all other agreements entered into or documents issued pursuant to the Plan, including, without limitation the New Tranche A Term Loan Agreement, the New Tranche A Term Notes, the New Tranche B Notes Indenture, the New Tranche B Notes, the Guarantees, the MEIP, the New Common Stock, and/or any agreement entered into or instrument issued or in connection with any of the foregoing shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously.

       (iii) Corporate Action for Reorganized Debtors. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors or members of one or more of the Debtors or Reorganized Debtors or their successors in interest under the Plan, including, without limitation, the issue of preferred stock, the New Common Stock, the New Notes, the Guarantees, and documents relating thereto, the authorization to issue options pursuant to the MEIP, the amendment and restatement of certificates of incorporation and bylaws of the Reorganized Debtors, corporate mergers or dissolutions effectuated pursuant to the Plan, and the election or appointment, as the case may be, of directors and officers of the Debtors pursuant to the Plan, shall be taken without such authorizations pursuant to section 303 of the General Corporation Law of the State of Delaware, in the case of the Debtors and Reorganized Debtors incorporated in the State of Delaware, and, in the case of Debtors and Reorganized Debtors organized outside the State of Delaware, pursuant to the applicable general corporation law of such other jurisdictions. On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each Reorganized Debtor is incorporated, in accordance with the applicable general corporation law of such states.

       (iv) Approval of Agreements. The solicitation of votes on the Plan shall be deemed a solicitation for the approval of the Plan Documents and all transactions contemplated by the Plan. Entry of the Confirmation Order shall constitute approval of the Plan Documents and such transactions, including, without limitation, the transactions listed in Section 7.1 of the Plan.

       (v) Shelf Registration Statements. Prior to the Effective Date, the Reorganized Debtors shall file with the SEC, at their expense, a "shelf" registration statement or registration statements on the applicable registration forms (the "Shelf Registration Statements") under the Securities Act for the offering for resale on a continuous or delayed basis (the "Shelf Registration" or "Shelf Registrations") of the New Tranche B Notes (and the Guarantees thereof), and the New Common Stock held by persons who may be deemed to be "underwriters" (the New Tranche B Notes, the related Guarantees, and the New Common Stock are referred to collectively as the "Registerable Securities"). Each person who is to receive, pursuant to the Plan, an aggregate of ten percent (10%) or more of the New Common Stock shall be named as a "selling securityholder" in the prospectus or prospectuses to be included in such Shelf Registration Statements subject only to the provision of certain information required to be included therein. Each person who, pursuant to the Plan, is to receive an aggregate of greater than five percent (5%), but less than ten percent (10%) of New Common Stock shall be named as a "selling securityholder" in such prospectus upon written notice to the Debtors, received prior to the effectiveness of such Shelf Registration Statements, stating upon such person's election to be so named and providing certain information required to be included therein. The Reorganized Debtors shall use their best efforts to have the Shelf Registration declared effective on the Effective Date, and the Reorganized Debtors shall use their best efforts to keep the Shelf Registration effective for a three-year period from the Effective Date (the "Three-Year Period") and supplement or make amendments to the Shelf Registration, if required under the Securities Act or by the rules and regulations promulgated thereunder, or in accordance with the terms of the Registration Rights Agreement, and have such supplements and amendments declared effective as soon practicable after filing. Any person that holds five percent (5%) or more of any Registerable Security at the expiration of effectiveness of the Shelf Registration or Shelf Registrations after the Three-Year Period, but who has not sold such Registerable Security pursuant to the Shelf Registration Statements shall be granted customary demand and piggyback registration rights by the Debtors with respect to all Registerable Securities held by such person at such time; provided, however, that in no event shall holders of Registerable Securities have more than two
    (2) demand registration rights in any 12-month period nor more than seven
    (7) demand registration rights in the aggregate. Prior to the Effective Date, the Reorganized Debtors shall enter into a registration rights agreement with respect to the matters described in Section 9.1(e) of the Plan, which registration rights agreement shall be in substantially the form contained in the Plan Supplement.

       (vi) Cancellation of Existing Securities and Agreements. Except as provided in Section 7.1 of the Plan, on the Effective Date, the PCICC Senior Notes, the PCA Senior Notes, and any or all instruments evidencing Canadian Secured Term and Note Claims or PCA U.S. Secured Term and Notes Claims shall be canceled and extinguished, and the holders thereof shall have no rights and such instruments shall evidence no rights, except the right to receive the distributions, if any, to be made to holders of such instruments under the Plan and pursuant to the implementation of the transactions set forth in
    Section 7.1 of the Plan. Except with respect to the performance by the Indenture Trustees or their agents of the obligations of the Indenture Trustees under the Plan or in connection with any distribution to be made under the Plan, effective as of the Effective Date, the Indenture Trustees and their agents, successors and assigns shall be discharged of all of their obligations associated with, as the case may be, the PCA Senior Notes Indenture, the PCICC Senior Notes Indenture, the PCA U.S. Term Loan Agreement, the PCA Canadian Credit Agreement and related agreements and released from all Claims arising in the Chapter 11 Cases and, effective as of the Effective Date, the PCA Senior Notes Indenture, the PCICC Senior Notes Indenture, the PCA U.S. Term Loan Agreement, and the PCA Canadian Credit Agreement shall be deemed canceled, except that such cancellation shall not impair the rights of either (i) the holders of PCICC Senior Notes and/or PCA Senior Notes or (ii) the holders of debt under the PCA U.S. Term Loan Agreement and/or the PCA Canadian Credit Agreement to receive distributions under the Plan or the rights of the Indenture Trustees under their respective charging liens, if any, pursuant to, as the case may be, the PCA Senior Notes Indenture, the PCICC Senior Notes Indenture, the PCA U.S. Term Loan Agreement, and the PCA Canadian Credit Agreement to the extent that any of the Indenture Trustees have not received payment.

       (vii) Rights of the Indenture Trustees. The Indenture Trustees shall be entitled to Administrative Expense Claims as provided for in, and subject to the restrictions of, this section of the Plan and no Reorganized Debtor shall have any obligations to any indenture trustee, including the Indenture Trustees, agent or servicer (or to any Disbursing Agent replacing such indenture trustee, agent or servicer) for any fees, costs or expenses except as expressly set forth in this section of the Plan. Prior to the Effective Date, the Indenture Trustees shall provide the Debtors with a statement of the Indenture Trustee Expenses projected through the Effective Date. Upon the timely receipt of one or more invoices in accordance with the preceding sentence, the Reorganized Debtors shall, on the Effective Date, pay the Indenture Trustees' Expenses, in full, in Cash. Notwithstanding the foregoing, to the extent that the Reorganized Debtors dispute any portion of the Indenture Trustees' Expenses, the Reorganized Debtors shall reserve Cash on the Effective Date in such Disputed amount and such dispute shall be presented to the Bankruptcy Court for adjudication. On the Effective Date, subject to the payment of the non-Disputed portion of the Indenture Trustees' Expenses and the establishment of the reserve set forth in the preceding sentence with respect to any Disputed portion of the Indenture Trustee Expenses, all Liens of the Indenture Trustees in any distributions shall be forever released and discharged. Once the Indenture Trustees have completed performance of all of their duties set forth in the Plan or in connection with any distributions to be made under the Plan, if any, the Indenture Trustees, and their successors and assigns, shall be relieved of all obligations as the Indenture Trustees, respectively, effective as of the Effective Date.

       (viii) Surrender of Existing Securities. As a condition precedent to receiving any distribution pursuant to the Plan, each holder of a Canadian Secured Term and Note Claim and/or a PCA U.S. Secured Term and Note Claim who holds such securities in certificated form must surrender such PCICC Senior Note, PCA Senior Note or other instrument evidencing such Canadian Secured Term and Note Claim or PCA U.S. Secured Term and Note Claim to the appropriate Disbursing Agent pursuant to a letter of transmittal furnished by the Disbursing Agents. Any New Notes to be distributed pursuant to the Plan on account of any such Claim will, pending such surrender, be treated as an undeliverable distribution.

       (ix) Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments. In addition to any requirements under the Debtors' certificates of incorporation or bylaws, any holder of a Claim evidenced by an instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such instrument, deliver to the Disbursing Agents: (a) evidence satisfactory to the Disbursing Agents and the Debtors of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Disbursing Agents to hold the Disbursing Agents and the Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an instrument. Upon compliance with Section 9.1(i) of the Plan, the holder of a Claim evidenced by any such lost, stolen, mutilated or destroyed instrument will, for all purposes under the Plan, be deemed to have surrendered such instrument.

       (x) New Tranche A Term Notes. The New Tranche A Term Notes shall be in the aggregate principal amount of $50 million, shall be issued by PCA or its successor in interest pursuant to the New Tranche A Term Loan Agreement, shall bear interest at the LIBOR Rate plus 350 basis points, shall be payable monthly, shall be prepayable with excess cash flow and shall mature on the date five (5) years after the Effective Date (the "New Tranche A Term Notes").

       (xi) The New Tranche B Notes. The New Tranche B Notes shall be in the aggregate principal amount of $150 million, shall be issued by PCICC or its successor in interest pursuant to the New Tranche B Notes Indenture, shall bear interest at ten percent (10.0%) per annum, shall be payable semi-annually and shall mature on the date seven (7) years after the Effective Date (the "New Tranche B Notes"). The New Tranche B Notes shall be redeemable at a price equal to 105% of the principal amount thereof until the fourth (4th) anniversary of the Effective Date, at a price equal to 102.5% of the principal amount thereof from the fourth (4th) anniversary until the fifth (5th) anniversary of the Effective Date, and at a price equal to 100% of the principal amount thereof thereafter. Any such redemption shall include accrued and unpaid interest.

       (xii) Liens Securing New Tranche A Term Notes and New Tranche B Notes. The New Tranche A Term Notes and the New Tranche B Notes shall be secured by
    (i) first priority Liens on all of the Reorganized Debtors' real and personal property, tangible and intangible assets, rights, titles, and interests now owned or hereinafter acquired, with the exception of (a) those assets of the Reorganized Debtors that are subject to Liens on accounts receivable, inventory, and general intangibles that relate thereto pursuant to the Exit Facility, and (b) those assets of the Reorganized Debtors that are subject to Liens relating to or arising under the Other Secured Claims; and (ii) second priority Liens on all assets of the Reorganized Debtors that are subject to other prior Liens (other than assets of the Reorganized Debtors that are subject to Liens to secure the Exit Facility, unless the Exit Facility allows for the grant of such Liens) as of the Effective Date, provided, however, that such second priority Liens shall be subject and subordinate to the enforcement rights of the senior lienholder under the Exit Facility. The New Tranche A Term Notes and the New Tranche B Notes shall rank senior in right of payment to all other indebtedness and obligations of the Reorganized Debtors, with the exception of the Exit Facility, with respect to which the New Tranche A Term Notes and the New Tranche B Notes shall rank pari passu. On the Effective Date, the Reorganized Debtors shall execute and deliver to the appropriate New Indenture Trustee in connection with the New Tranche A Term Loan Agreement and in connection with the New Tranche B Notes Indenture, such documents, instruments, and agreements entered into in connection therewith. On the Effective Date, the Reorganized Debtors shall execute and deliver such further documents, instruments, and agreements necessary to effectuate and further evidence the terms and conditions of the Plan.

       (xiii) Guarantees. On the Effective Date, each of the Reorganized Debtors, other than the applicable issuer, will guarantee payment in full when due, whether at maturity, by acceleration, redemption, or otherwise, and all other obligations of the respective issuers under the New Tranche A Term Notes and the New Tranche B Notes (collectively, the "Guarantees").

       (xiv) New Common Stock. The New Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or in the Amended PCI Certificate of Incorporation and the Amended PCI Bylaws.

       (xv) Listing of New Common Stock. Reorganized PCI shall use reasonable commercial efforts to cause the shares of New Common Stock to be listed on a national securities exchange or the Nasdaq National Market.

       (xvi) Operation of the Debtors in Possession Between the Confirmation Date and the Effective Date. The Debtors shall continue to operate as debtors in possession, subject to the supervision of the Bankruptcy Court, pursuant to the Bankruptcy Code during the period from the Confirmation Date through and until the Effective Date, and any obligation incurred by the Debtors in Possession during that period shall constitute an Administrative Expense Claim.

       (xvii) Administration After the Effective Date. After the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of their property, free of any restrictions of the Bankruptcy Code and Bankruptcy Rules, but subject to the continuing jurisdiction of the Bankruptcy Court as set forth in Article 11 of the Plan.

    b. Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

    c. Revesting of Assets.

       (i) The property of the Estates of the Debtors shall revest in the Reorganized Debtors on the Effective Date.

       (ii) From and after the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code.

       (iii) As of the Effective Date, all property of the Debtors and Reorganized Debtors shall be free and clear of all Liens, Claims and interests of holders of Claims and Equity Interests, except as provided in the Plan.

    d. Causes of Action. As of the Effective Date, pursuant to section 1123(b)
(3)(B) of the Bankruptcy Code, any and all Causes of Action and avoidance Claims the Debtors and Debtors in Possession are empowered to bring under sections 502(d), 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code or
applicable non-bankruptcy law, shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to prosecute such Causes of Action and avoidance Claims for the benefit of the Estates of the Debtors. Specifically, the Debtors are reviewing their Schedules, including payments made in the ninety days prior to the Commencement Date as listed in Section 3(a) of their Statement of Financial Affairs, and the Debtors and the Reorganized Debtors reserve the right to identify, pursue and prosecute all Causes of Action and avoidance Claims thereunder. The Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all Causes of Action and avoidance Claims without approval of the Bankruptcy Court.

    e. Discharge of Debtors. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided herein, (a) on the Effective Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full, and (b) all persons shall be precluded from asserting against the Reorganized Debtors, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

    f. Injunction. Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate Order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in any or all of the Debtors, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest; (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or Equity Interest; (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest; and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

J.  Conditions Precedent to Effectiveness of the Plan.

    1.   Conditions Precedent

         The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 10.3 of the
Plan:

    a. The Confirmation Order shall authorize and direct that the Debtors and the Reorganized Debtors take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases and other agreements or documents created in connection with the Plan, including those actions contemplated by the provisions of the Plan set forth in Section 9.1 of the Plan.

    b. The Confirmation Order shall be in form and substance reasonably satisfactory to the Creditors' Committee and shall have become a Final Order.

    c. The statutory fees owing to the United States Trustee shall have been paid in full.

    d. All Plan Documents shall be in a form satisfactory to the Debtors, the Reorganized Debtors, and the Creditors' Committee.

    e. The Exit Facility shall have been entered into by all parties thereto and all conditions to the initial draw thereunder shall have been satisfied in accordance with the terms thereof.

    f. The CCAA Order shall have been issued in a form and substance acceptable to the Creditors' Committee, shall not have been reversed, stayed, modified or amended, and shall have become final, binding, and nonappealable.

    g.   The Shelf Registration shall have become effective.

    h. All other actions, authorizations, consents and regulatory approvals required (if any) and all Plan Documents necessary to implement the provisions of the Plan shall have been obtained, effected or executed in a manner acceptable to the Debtors and the Creditors' Committee or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

    2.   Effect of Failure of Conditions.

         If each condition to the Effective Date has not been satisfied or duly waived within sixty (60) days after the Confirmation Date, then (unless the period for satisfaction or waiver of conditions has been extended at the option of the Debtors for a period not exceeding 120 days) upon motion by any party in interest, made before the time that each of the conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided however, that notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Clerk enters a Final Order granting such motion. If the Confirmation Order is vacated pursuant to this
Section 10.2, this Plan shall be deemed null and void in all respects, including without limitation the discharge of Claims pursuant to Section 1141 of the Bankruptcy Code and the assumptions or rejections of executory contracts and unexpired leases provided for herein, and nothing contained herein shall (1) constitute a waiver or release of any Claims by, or Claims against, the Debtors or (2) prejudice in any manner the rights of the Debtor.

    3.   Waiver of Conditions to Confirmation and Effective Date.

         Each of the conditions to Confirmation and the Effective Date, other than the conditions set forth in Section 10.1 of the Plan, may be waived in whole or in part by the Debtors and the Creditors' Committee at any time, without notice or an Order of the Bankruptcy Court. The failure to satisfy or to waive any condition may be asserted by the Debtors or the Creditors' Committee regardless of the circumstances giving rise to failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors or the Creditors' Committee to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right that may be asserted at any time.

    4.   Effects of Plan Confirmation.

    a.   Limitation of Liability. Neither the Debtors, the Reorganized
Debtors, the Creditors' Committee, the Ad Hoc Committee, U.S. Trust nor any of their respective post-Petition Date employees, officers, directors, agents or representatives, or any Professionals (which, for the purpose of Section 10.4 of the Plan, shall include any Canadian counsel of the Debtors, the Reorganized Debtors, the Creditors' Committee, and the Ad Hoc Committee) employed by any of them (a "Plan Participant"), shall have or incur any liability to any Person whatsoever, including, specifically, any Holder of a Claim, under any theory of liability, for any act taken or omission made in good faith directly related to formulating, preparing, disseminating, implementing, confirming or consummating this Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with this Plan, provided that nothing in this paragraph shall limit the liability of any Person for breach of any express obligation it has under the terms of this Plan or under any agreement or other document entered into by such Person either post-petition or in accordance with the terms of this Plan or for any breach of a duty of care owed to any other Person occurring after the Effective Date. Nothing contained herein shall bar public investors from bringing direct, rather than derivative, claims and actions against officers, directors, and other third parties.

    b. Releases. Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date, the Debtors will release unconditionally, and hereby are deemed to release unconditionally (i) each of the Debtors' officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives, (ii) the Creditors' Committee and, solely in their capacity as members of representatives of the Creditors' Committee, each member, consultant, attorney, accountant or other representative of the Creditors' Committee, (iii) the Ad Hoc Committee and, solely in their capacity as members or representatives of the Ad Hoc Committee, each member, consultant, attorney, accountant or other representative of the Ad Hoc Committee, (iv) the PCA Senior Notes Indenture Trustee and PCICC Senior Notes Indenture Trustee, (v) all holders of Canadian Secured Term and Note Claims and/or PCA U.S. Secured Term and Notes Claims who may be entitled to receive distribution of property pursuant to this Plan, and (vi) if a holder votes its Claim to accept the Plan, such holder of a Pioneer Group 2000 Claim and, in each case, any affiliate of such persons (the persons specified in clauses (i), (ii), (iii), (iv), (v), and (vi) are referred to collectively as the "Debtors' Releasees"), from any and all Claims, direct actions, Causes of Action, demands, rights, damages, judgments, debts, obligations, assessments, compensations, costs, deficiencies or other expenses of any nature whatsoever (including, without limitation, attorneys' fees), whether fixed or contingent, liquidated or unliquidated, direct or indirect, known or unknown which the Debtors ever had, now have, or hereafter can, shall or may have, in law, equity or otherwise, for, upon or arising out of or by reason of any fact, event, circumstance, matter, cause or thing whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors' Releasees, the Debtors, the Chapter 11 Cases or this Plan, including Claims or Causes of Action under Chapter 5 of the Bankruptcy Code. If and to the extent that the Bankruptcy Court concludes that the Plan cannot be confirmed with any portion of the foregoing releases, then the Debtors, with the prior consent of the Creditors' Committee, reserve the right to amend the Plan so as to give effect as much as possible to the foregoing releases, or to delete them provided, however, that the foregoing mutual release shall not apply to any Claims, direct actions, Causes of Action, demands, rights, damages, judgments, debts, obligations, assessments, compensations, costs, deficiencies or other expenses of any nature whatsoever (including, without limitation, attorneys' fees) in the case of fraud.

    c. Mutual Releases. On the Effective Date, the Debtors, the Debtors in Possession, the members of the Creditors' Committee, the PCA Senior Notes Indenture Trustee and the PCICC Senior Notes Indenture Trustee shall be deemed to have released each other, its, and such other's affiliates, principals, officers, directors, attorneys, accountants, financial advisors, advisory affiliates, employees, and agents from any and all Claims, direct actions, Causes of Action, demands, rights, damages, judgments, debts, obligations, assessments, compensations, costs, deficiencies or other expenses of any nature whatsoever (including, without limitation, attorneys' fees), whether fixed or contingent, liquidated or unliquidated, direct or indirect, known or unknown which they ever had, now have, or hereafter can, shall or may have, in law, equity or otherwise, for, upon or arising out of or by reason of any fact, event, circumstance, matter, cause or thing whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors, the Debtors in Possession, the members of the Creditors Committee, the PCA Senior Notes Indenture Trustee and the PCICC Senior Notes Indenture Trustee, the Chapter 11 Cases, or this Plan; provided, however, that the foregoing mutual release shall not apply to any Claims, direct actions, Causes of Action, demands, rights, damages, judgments, debts, obligations, assessments, compensations, costs, deficiencies or other expenses of any nature whatsoever (including, without limitation, attorneys' fees) (i) arising under or are based on this Plan, the Related Documents, or any other document, instrument or agreement to be executed or delivered thereunder or (ii) in the case of fraud. If and to the extent that the Bankruptcy Court concludes that the Plan cannot be confirmed with any portion of the foregoing releases, then the Debtors, with the prior consent of the Creditors' Committee, reserve the right to amend the Plan so as to give effect as much as possible to the foregoing releases, or to delete them.

K.  Implementation and Effect of Confirmation of the Plan.

         The property of the Estates of the Debtors shall revest in the Reorganized Debtors on the Effective Date, and shall be free and clear of all Liens, Claims and interests of holders of Claims and Equity Interests, except as provided in the Plan. From and after the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code. All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

L.  Discharge and Injunction.

         The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided in the Plan, (i) on the Effective Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full, and (ii) all persons shall be precluded from asserting against the Reorganized Debtors, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

         Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities who have held, hold or may hold Claims against or Equity Interests in any or all of the Debtors, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

M.  Summary of Other Provisions of the Plan.

         The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

    1.   Retiree Benefits

         The Plan provides that, pursuant to section 1114(a) of the Bankruptcy Code, payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Commencement Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits. Pursuant to the terms of the Debtors' retiree benefits plans, the Debtors reserve the right to modify or terminate benefits under such plans at any time, or from time to time.

         The Pension Benefit Guaranty Corporation ("PBGC") is the United States government agency that administers the mandatory termination insurance program for defined benefit pension plans under Title IV of the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. ss.ss. 1301-1461 (1994 & Supp. V 1999). A defined benefit pension plan is one that provides an employee, upon retirement, a fixed, periodic payment as determined by the terms of the plan. See 29 U.S.C. ss. 1002(35). The PBGC guarantees the payment of certain pension benefits upon termination of a defined benefit pension plan. See 29 U.S.C. ss.ss. 1321, 1322.

         The Retirement Plans are intended to be maintained in accordance with Title IV of ERISA. In the event of a termination of the Retirement Plans, ERISA may impose joint and several liability for any unfunded benefit liabilities under the Retirement Plans on the Debtors and all members of the Debtors controlled group of corporations. See 29 U.S.C. ss. 1362(a). Defined benefit plans covered by Title IV of ERISA may be terminated only if the statutory requirements of either sections 4041 or 4042 of ERISA are met. 29 U.S.C. ss.ss. 1341, 1342.

         The Debtors intend to continue to fund the Retirement Plans in accordance with the minimum funding standards under ERISA, pay all required PBGC insurance premiums, and comply with all applicable requirements of the Retirement Plans and ERISA. In addition, the Debtors' Chapter 11 Cases, and in particular the Plan, the Confirmation Order and section 1141 of the Bankruptcy Code, shall not in any way be construed as discharging, releasing or relieving the Debtors, or any other party, in any capacity, from any liability with respect to the Retirement Plans under any law, governmental policy or regulatory provision. PBGC and the Retirement Plans shall not be enjoined or precluded from enforcing such liability as a result of any of the provisions of the Plan or the Plan's confirmation.

    2.   Amended Bylaws and Amended Certificates of Incorporation

         The amended and restated Bylaws of Reorganized PCI (the "Amended PCI Bylaws"), the amended and restated Certificate of Incorporation of Reorganized PCI (the

"Amended PCI Certificate of Incorporation") and the certificates of incorporation of each of the Reorganized Subsidiaries shall be amended and restated as of the Effective Date to the extent necessary to, among other things, (a) prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and bylaws as permitted by applicable law and (b) effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors, the Debtors in Possession or the Reorganized Debtors.

         The following is a summary of certain additional provisions anticipated to be included in the Amended Pioneer Certificate of Incorporation. The proposed form of Amended Pioneer Certificate of Incorporation will be included in the Plan Supplement.

    a. Number of Directors. Under the Amended Pioneer Certificate of Incorporation, on the Effective Date, Reorganized Pioneer's Board of Directors will initially consist of five (5) directors.

    b. Special Meetings. The Amended Pioneer Certificate of Incorporation will provide that special meetings of stockholders may be called only by the Chairman of the Board, the President, a majority of the Board of Directors, or any holder or holders of at least 51% of the outstanding shares of the New Common Stock.

    c. Common Stock. The Amended Pioneer Certificate of Incorporation will provide that the Board of Directors is authorized, without action by the stockholders, to issue up to 50,000,000 shares of common stock, par value $.01 per share (the "New Common Stock"). The issuance of additional shares of the New Common Stock would adversely affect the voting power of the holders of the New Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or group to effect a change in control of Reorganized Pioneer.

    d. Preferred Stock. The Amended Pioneer Certificate of Incorporation will provide that the Board of Directors is authorized, without action by the stockholders, to issue up to 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), in one or more series, to establish the number of shares to be included in each such series and to fix the designations, voting powers, preferences and relative, participating, optional and other rights, of the shares of each such series, and the qualifications, limitations and restrictions thereof. Such matters may include, among others, voting rights, conversion and exchange privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights that could be superior and prior to New Common Stock. The issuance of one or more series of the Preferred Stock could, under certain circumstances, adversely affect the voting power of the holders of New Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or group to effect a change in control of Reorganized Pioneer.

    3.   Amendments or Modifications of the Plan

         Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors, subject to the prior approval of the Creditors' Committee, at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code; provided, however, that, prior to the date of the commencement of solicitation of votes to accept or reject the Plan, no alteration, amendment or modification of the Plan that would materially and adversely change the treatment of General Unsecured Claims may be made without prior approval of the Creditors' Committee, which approval shall not be unreasonably withheld. The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

    4.   Indemnification

         Pursuant to the Plan, the obligations of the Debtors to defend, indemnify, reimburse or limit the liability of their present and any former directors, officers or employees that were directors, officers or employees, respectively, on or after the Commencement Date against any Claims or obligations pursuant to the Debtors' certificates of incorporation or bylaws, applicable state law, Canadian law, provincial law, or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on, or after the Commencement Date. The Debtors are not aware of any material indemnification Claims.

    5.   Cancellation and Surrender of Existing Securities and Agreements

         Pursuant to the Plan, on the Effective Date, the promissory notes, share certificates and other instruments evidencing any Claim or Equity Interest shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

         Each holder of a promissory note, share certificate or other instrument evidencing a Claim or Equity Interest shall surrender such promissory note, share certificate or instrument to the Reorganized Debtors, unless such requirement is waived by the Reorganized Debtors. No distribution of property under the Plan shall be made to or on behalf of any such holders unless and until such promissory note, share certificate or instrument is received by the Reorganized Debtors or the unavailability of such promissory note, share certificate or instrument is established to the reasonable satisfaction of the Reorganized Debtors or such requirement is waived by the Reorganized Debtors. The Reorganized Debtors may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, share certificates or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Debtors. Any holder that fails within the later of one year after the Confirmation Date and the date of Allowance of its Claim or Equity Interest (i) if possible, to surrender or cause to be surrendered such promissory note, share certificate or instrument, (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the

Reorganized Debtors and (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Debtors, shall be deemed to have forfeited all rights, Claims and Causes of Action against the Debtors and Reorganized Debtors and shall not participate in any distribution hereunder.

         Section 1143 of the Bankruptcy Code provides, as follows:

         If a plan requires presentment or surrender of a security or the performance of any other act as a condition to participation in distribution under the plan, such action shall be taken no later than five years after the date of the entry of the order of confirmation. Any entity that has not within such time presented or surrendered such entity's security or taken any such other action that the plan requires may not participate in distribution under the plan.

         Pursuant to section 1143, a plan of reorganization may provide for a deadline for the reversion of assets to the reorganized debtor that is not later than five years after confirmation. Section 1143, however, does not prohibit a shorter reversion deadline. Accordingly, the one year deadline provided for in the Plan--the later of one year after the Confirmation Date and the date of Allowance--satisfies the requirements of section 1143 of the Bankruptcy Code.

    6.   Revocation of the Plan

         The Debtors, subject to the prior approval of the Creditors' Committee, reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other person or prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

    7.   Preservation of Causes of Action

         As of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any and all Causes of Action and Avoidance Claims the Debtors and Debtors in Possession, are empowered to bring under Sections 502(d), 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code, or applicable non-bankruptcy law, shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to prosecute such Causes of Action and Avoidance Claims for the benefit of the Estates of the Debtors. Specifically, the Debtors are reviewing their Schedules, including payments made in the ninety (90) days prior to the Commencement Date as listed in Section 3(a) of their Statement of Financial Affairs, and the Debtors and the Reorganized Debtors reserve the right to identify, pursue and prosecute all Causes of Action and Avoidance Claims thereunder. The Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all such Causes of Action without approval of the Bankruptcy Court. The Debtors presently are unaware of any material Causes of Action preserved under the Plan that will be pursued by the Debtors or Reorganized Debtors prior to or subsequent to the Effective Date.

    8.   Termination of Committees

         Pursuant to the Plan, the appointments of the Creditors' Committee and the Ad Hoc Committee shall terminate on the later of the Effective Date and the date of the hearing to consider applications for final allowances of Compensation and Reimbursement Claims.

    9.   Effectuating Documents, Further Transactions and Corporate Action

         Pursuant to the Plan, each of the Debtors or Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan. In addition, on the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors or members of one or more of the Debtors or Reorganized Debtors or their successors in interest under the Plan, including, without limitation, the authorization to issue or cause the issuance of preferred stock, the issuance of New Common Stock and New Notes, the effectiveness of the Amended Pioneer Certificate of Incorporation, the Amended Pioneer Bylaws and the amended and restated certificates of incorporation of the Reorganized Subsidiaries, corporate mergers or dissolutions effectuated pursuant to the Plan, the election or appointment, as the case may be, of directors and officers of the Debtors pursuant to the Plan, the authorization and approval of the MEIP shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors or Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date or as soon thereafter as is practicable, each of the Reorganized Debtors shall, if required, file its amended certificate of incorporation with the Secretary of State of the state in which such Reorganized Debtor is incorporated, in accordance with the applicable general corporation law of such states.

    10.  Plan Supplement

         Forms of the documents relating to the Amended PCI Certificate of Incorporation, the Amended PCI Bylaws, the New Notes, the New Tranche A Term Loan Agreement, the New Tranche B Notes Indenture, Schedules 6.1(a)(x) and 6.1(a)(y) referred to in Section 6.1 of the Plan, the MEIP, and all other material agreements related thereto, shall be contained in the Plan Supplement and Filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the Voting Deadline. Forms of the documents relating to the Exit Facility shall be contained in the Plan Supplement and Filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the Voting Deadline. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to

PCI in accordance with Section 12.12 of the Plan or by telephone request as set forth in the notice to be served in conjunction with the Filing of the Plan Supplement.

    11.  Voting for Purposes of the Canadian Plan

         The holders of Allowed PCA U.S. Secured Term and Note Claims and Allowed U.S. Deficiency Claims voting on the Plan shall be deemed to have cast the same vote (whether accepting or rejecting the Plan) on the Canadian Plan in the same amount as a Secured Creditor (as defined in the Canadian Plan) under the Canadian Plan. The holders of Allowed Canadian Secured Term and Note Claims voting on the Plan shall be deemed to have cast the same vote (whether accepting or rejecting the Plan) on the Canadian Plan in the same amount as a Secured Creditor (as defined in the Canadian Plan) under the Canadian Plan. The holders of Allowed Canadian Deficiency Claims voting on the Plan shall be deemed to have cast the same vote (whether accepting or rejecting the Plan) on the Canadian Plan in the same amount as an Unsecured Creditor (as defined in the Canadian
Plan) under the Canadian Plan. The holders of Allowed Unsecured Claims against PCICC voting on the Plan shall be deemed to have cast the same vote (whether accepting or rejecting the Plan) on the Canadian Plan in the same amount as an Unsecured Creditor (as defined in the Canadian Plan) under the Canadian Plan.

VI. CONFIRMATION AND CONSUMMATION PROCEDURE

         Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

    A.   Solicitation of Votes.

         In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes 3, 4, 5, 7, 8, and 9 of the Plan are impaired and the holders of Allowed Claims in each of such Classes are entitled to vote to accept or reject the Plan. Claims in Classes 1, 2, and 6 are unimpaired. The holders of Allowed Claims in each of Classes 1, 2, and 6 are conclusively presumed to accept the Plan. The holders of Claims in Classes 10 and 11 are impaired and are conclusively presumed to reject the Plan. The solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code.

         As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.

         A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         Any creditor in an impaired Class (i) whose Claim has been listed by the Debtors in the Debtors' Schedules filed with the Bankruptcy Court (provided that such Claim has not been scheduled as Disputed, contingent or unliquidated or listed in the amount of $0.00) or (ii) who filed a proof of claim on or before October 15, 2001 (or, if not filed by such date, any proof of claim filed within any other applicable period of limitations or with leave of the Bankruptcy

Court), which Claim is not the subject of an objection or request for estimation, is entitled to vote.

    B.   The Confirmation Hearing.

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for November 7, 2001 at 2:00 p.m. (Central Time), before the Honorable Letitia Z. Clark, United States Bankruptcy Judge at the United States Bankruptcy Court, 401 Bob Casey United States Courthouse, 3rd Floor, 515 Rusk Avenue, Houston, Texas 77002. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of common stock of Pioneer held by the objector. Any such objection must be Filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court and the following parties on or before October 30, 2001 at 4:30 p.m. (Central Time):

Pioneer Companies, Inc.                  Dewey Ballantine LLP
700 Louisiana Street, Suite 4300         Attorneys for the Creditors' Committee
Houston, Texas  77002                    1301 Avenue of the Americas
Attn:  Kent Stephenson, Esq.             New York, New York  10019
                                         Attn:  Michael J. Sage, Esq.

Weil, Gotshal & Manges LLP               Bracewell & Patterson L.L.P.
Attorneys for the Debtors                Attorneys for the Creditors' Committee
700 Louisiana Street, Suite 1600         711 Louisiana Street, Suite 2900
Houston, Texas  77002                    Houston, Texas  77002
Attn:  Sylvia Mayer Baker, Esq.          Attn:  Alfredo R. Perez, Esq.

Weil, Gotshal & Manges LLP               Office Of The United States Trustee
Attorneys for the Debtors                (Region 7)
100 Crescent Court, Suite 1300           515 Rusk Street, Suite 3516
Dallas, Texas  75206                     Houston, Texas  77002
Attn:  Stephen A. Youngman, Esq.         Attn:  Hector Duran, Esq.

Kaye Scholer LLP
Attorneys for Bank of New York
311 South Wacker Drive, Suite 6200
Chicago, Illinois  60606
Attn:  Richard G. Smolev, Esq.

         Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

C.  Confirmation.

         At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and stockholders that are impaired under the plan.

    1.   Acceptance

         Classes 3, 4, 5, 7, 8, and 9 of the Plan are impaired under the Plan and are entitled to vote to accept or reject the Plan. Classes 1, 2, and 6 of the Plan are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan. Classes 10 and 11 are impaired under the Plan, and holders of Subordinated Claims and PCI Equity Interests are conclusively presumed to have voted to reject the Plan. The Debtors reserve the right to amend the Plan in accordance with Section 12.6 of the Plan or seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code or both with respect to any Class of Claims that is entitled to vote to accept or reject the Plan, if such Class rejects the Plan. The Debtors will seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to Class 10 Subordinated Claims and Class 11 PCI Equity Interests.

    2.   Unfair Discrimination and Fair and Equitable Tests

         To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

    a. Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

    b. Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

    c. Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

    3.   Feasibility

         The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared projections of their financial performance for each of the three fiscal years in the period ending December 31 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Pioneer Companies, Inc. et al. Projected Financial Information annexed hereto as Exhibit D. Based upon such projections, the Debtors believe that they will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtors further believe that they will be able to repay or refinance all of the then-outstanding indebtedness under the Plan at or prior to the maturity of such indebtedness.

         The financial information and projections appended to the Disclosure Statement include for the three fiscal years in the Projection Period:

         o Pro Forma Consolidated Balance Sheet of the Reorganized Debtors as of September 30, 2001;

         o Projected Consolidated Balance Sheets of the Reorganized Debtors as of December 31, 2001, 2002, 2003, and 2004;

         o Projected Consolidated Statements of Operation of the Reorganized Debtors for the period ending December 31, 2001, including confirmation adjustments, and for the periods ending December 31, 2002, 2003 and 2004;

         o Projected Consolidated Statements of Cash Flow of the Reorganized Debtors for the period ending December 31, 2001, including confirmation adjustments, and for the periods ending December 31, 2002, 2003 and 2004; and

         o Projected Capitalization Table of the Reorganized Debtors as of September 30, 2001 and December 31, 2001, 2002, 2003, and 2004.

         The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date under the Plan will occur on September 30, 2001. Although the projections and information are based upon a September 30, 2001 Effective Date, the Debtors believe that an actual Effective Date not occurring until the fourth quarter of fiscal 2001 would not have any material effect on the projections.

         The Debtors have prepared these financial projections based upon certain assumptions which they believe to be reasonable under the circumstances. Those assumptions considered to be significant are described in the financial projections, which are annexed hereto as Exhibit D. The financial projections have not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the projections or their ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in evaluating the Plan.

    4.   Best Interests Test

         With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Equity Interests of each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The Cash amount which would be available for satisfaction of Unsecured Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. Such Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional Administrative Expense Claims and Priority Claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

         The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee might engage. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of Claims and other Claims which might arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors during the Chapter 11 Cases such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Unsecured Claims.

         To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.

         After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee,
(ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in Claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

         The Debtors also believe that the value of any distributions to each Class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve Claims and prepare for distributions. In the likely event litigation was necessary to resolve Claims asserted in the chapter 7 case, the delay could be prolonged.

         The Debtors' Liquidation Analysis is attached hereto as Exhibit E. The information set forth in Exhibit E provides a summary of the liquidation values of the Debtors' assets assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' Estates. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by the Debtors with the assistance of DrKW.

         Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of more than one year, allowing for, among other things, the (i) discontinuation of operations, (ii) selling of assets and (iii) collection of receivables.

D.  Consummation.

         The Plan will be consummated on the Effective Date. The Effective Date of the Plan will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in Section 10.1 of the Plan, have been satisfied or waived pursuant to Section 10.3 of the Plan. For a more detailed discussion of the conditions precedent to the Plan and the consequences of the failure to meet such conditions, see Section V.J., "The Plan of Reorganization--Conditions Precedent to Effectiveness of the Plan."

         The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

E.  Exit Financing.

         As a condition to the effectiveness of the Plan, Pioneer must have credit availability under a working capital credit facility, in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors' Committee, to provide the Reorganized Debtors with working capital sufficient to meet their ordinary and peak requirements (the "Exit Facility"). Based upon discussions with potential lenders, Pioneer believes that it will be able to negotiate and effectuate an Exit Facility that will satisfy the foregoing condition and that such facility will be a three-year secured revolving credit facility in the principal amount of $50,000,000, with a letter of credit subfacility providing for the issuance of letters of credit.

VII. MANAGEMENT OF THE REORGANIZED DEBTORS

A.   Board of Directors and Management.

     1.  Composition of Boards of Directors

     a.  Reorganized Pioneer

         The initial Board of Directors of Reorganized Pioneer will consist of five (5) individuals, four (4) of whom will be selected by the Ad Hoc Committee and one of whom shall be Michael J. Ferris, the Chief Executive Officer of Pioneer. The names of such individuals will be disclosed prior to the date of the Confirmation Hearing. Each of the members of the initial Pioneer Board of Directors shall serve until the first annual meeting of stockholders of Reorganized Pioneer and until their successors have been duly elected and qualified or their earlier resignation or removal in accordance with the Amended Pioneer Certificate of Incorporation or Amended Pioneer Bylaws, as the same may be amended from time to time.

     b.  Reorganized Subsidiaries

         The initial Board of Directors of each of the Reorganized Subsidiaries will consist of officers or employees of Reorganized Pioneer whose names will be disclosed prior to the date of the Confirmation Hearing. Each of the members of each such initial Board of Directors shall serve until the first meeting of stockholders of the respective Reorganized Subsidiary or their earlier resignation or removal in accordance with the certificate of incorporation or bylaws of such Reorganized Subsidiary.

     2.  Identity of Officers

         The officers of the Debtors immediately prior to the Effective Date will continue in their then current positions as the officers of the Reorganized Debtors. Set forth below is the name, age and position with Pioneer of each executive officer of Pioneer, together with certain biographical information:


NAME AND AGE                              OFFICE
------------                              ------
Michael J. Ferris (56).................   President and Chief Executive Officer
Philip J. Ablove (61)..................   Executive Vice President and Chief Financial Officer


Jerry B. Bradley (55)..................   Vice President, Human Resources
Samuel Z. Chamberlain (53).............   Vice President, Environmental, Health and Safety
Ronald E. Ciora (60)...................   Vice President, Western Regional Sales and Marketing
John R. duManoir (53)..................   Vice President, Technology
James E. Glatty (54)...................   Vice President, Sales and Marketing
Pierre Prud'homme (43).................   Vice President, Controller
David A. Scholes (55)..................   Vice President, Manufacturing
Kent R. Stephenson (52)................   Vice President, General Counsel and Secretary
Roger A. Zampini (45)..................   Vice President, Supply Chain Management

         Michael J. Ferris has served as President and Chief Executive Officer and a director of PCI since January 1997. He was employed by Vulcan Materials Company, a company engaged in the production of industrial materials and commodities with significant positions in two industries, construction aggregates and chemicals, in various capacities from March 1974 to January 1997. His last position was Executive Vice President, Chemicals from 1996 to 1997.

         Philip J. Ablove has served as Executive Vice President and Chief Financial Officer of PCI since November 1999. He was Vice President and Chief Financial Officer of PCI from March 1996 to November 1999. He was a consultant and an officer and director specializing in high growth or financially distressed companies from 1983 to 1996. In a consulting role he served as Acting Chief Financial Officer of PCI from October 1995 to March 1996. He has also been a director of PCI since January 1991.

         Jerry B. Bradley has served as Vice President of Human Resources of PCI since October 1995. From May 1993 to October 1995, he was President of Tandem Partners, Inc., a human resources consulting firm. From 1978 to 1993, he was employed by Occidental Chemical Corporation, where he served as Vice President, Human Resources from 1978 to 1993.

         Samuel Z. Chamberlain has served as Vice President, Environmental, Health and Safety of PCI since April 1998. He served as Director--Environmental, Legislative and Regulatory Affairs for Sterling Chemicals, Inc. from 1986 to 1998. From 1972 to 1986, he was employed by Monsanto Company.

         Ronald E. Ciora has served as Vice President, Western Regional Sales and Marketing since September 2001. He was Vice President, Bleach and Repackaged Chlorine of PCI from June to September 2001, Vice President, Bleach and Repackaged Chlorine of PAI from January 1999 to June 2001, and President of All-Pure Chemical Co. from November 1995 until December 1999, when that subsidiary was merged into PAI. Prior to joining Pioneer, he was President and Chief Executive Officer of DPC Industries, Inc., DX Distribution, Inc. and DXI Industries, Inc., which are companies engaged in chemical distribution, chlorine repackaging and bleach manufacturing.

         John R. duManoir has served as Vice President, Technology of PCI since November 1999. He was Vice President, Technology of PCICC from October 1997 to November 1999. Prior to October 1997, he was Vice President, Technology of ICI Canada, Inc., having served in that position since 1992 and with that company since 1974.

         James E. Glattly has served as Vice President, Sales and Marketing of PCI since August 2001, Vice President, Marketing of PCI from March 2001 to August 2001, Senior Vice President, Sales & Marketing--West of PCI from June 1999 to March 2001, and President of PAI from December 1996 to June 1999. He was Vice President, Sales and Marketing of PAI from 1988 to 1996.

         Pierre Prud'homme has served as Vice President and Controller of PCI since November 2000. He was Vice President, Business Planning and Development of PCICC from October 1997 to November 2000. Prior to October 1997, he was Controller of ICI Canada, Inc., after having served that company in various financial and marketing capacities.

         David A. Scholes has served as Vice President, Manufacturing of PCI since March 2001. He was Vice President, Manufacturing--U.S. of PCI from November 1999 to March 2001, and Vice President of Manufacturing of PAI from January 1997 to November 1999. Prior to joining Pioneer, he was manager of Occidental Chemical Corporation's Houston chemical complex.

         Kent R. Stephenson has served as Vice President, General Counsel and Secretary of PCI since June 1995. He served as Vice President, General Counsel and Secretary of PAI from November 1993 to June 1995. Prior to joining the predecessor Company, he served as Senior Vice President, General Counsel and Secretary of Zapata Corporation, then an oil and gas service company.

         Roger A. Zampini has served as Vice President, Supply Chain Management of PCI since March 2001. He was Vice President, Logistics and Product Management of PCI from June 1999 to March 2001, and Vice President, Marketing and Logistics of PCICC from November 1997 to June 1999. He served as Vice President, Marketing and Logistics of the forest products division of ICI Canada, Inc. prior to the acquisition of that business by Pioneer in 1997.

B.  Compensation of Executive Officers.

         The following table sets forth all cash compensation paid by Pioneer to each of the five most highly compensated executive officers of Pioneer (as then defined by Pioneer), exclusive of incentive compensation (see Section VII.C., "Management of the Reorganized Debtors--Management Equity Incentive Plan"), for services rendered in their respective capacities in fiscal year 2000:


Name of Individual                  Capacities in Which Served                                     Compensation
------------------                  --------------------------                                     ------------
Michael J. Ferris                   President and Chief Executive                                      $400,000


Name of Individual                  Capacities in Which Served                                     Compensation
------------------                  --------------------------                                     ------------
Norman E. Thogersen                 Executive Vice President and Chief Operating Officer               $244,540
Philip J. Ablove                    Executive Vice President and Chief Financial Officer               $225,009
Kent R. Stephenson                  Vice President, General Counsel and Secretary                      $174,307
Pierre Prud'homme                   Vice President and Controller                                       $82,069

C.   Management Equity Incentive Plan.

         Unissued shares of New Common Stock equal to ten percent (10%) of the total number of shares of New Common Stock outstanding immediately after the Effective Date shall be reserved for issuance under the MEIP. The New Board of Directors shall make individual awards of stock options exercisable into shares of New Common Stock under the MEIP, and the New Board of Directors shall establish the terms relating thereto (e.g., among other things, the number of options granted to each participant in the MEIP, exercise price, and vesting).

D.   Continuation of Existing Severance Plans and D&O Insurance.

         All employment and severance practices and policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their directors, officers or employees, are treated as executory contracts and assumed under the Plan. The Debtors have maintained and will continue to maintain appropriate insurance on behalf of their officers and directors.

VIII. SECURITIES LAWS MATTERS

A.   Initial Offer and Distribution of the New Securities.

         No registration statement will be filed under the Securities Act of 1933, as amended (the "Securities Act") or any state securities or "blue sky" laws with respect to the offer and distribution by the Reorganized Debtors under the Plan of the New Common Stock, New Tranche B Notes and Guarantees (collectively, the "New Securities"). Generally, section 1145 of the Bankruptcy Code exempts the offer and sale of securities by a debtor under a plan of reorganization from registration under the Securities Act and the state securities and "blue sky" laws if the recipient of such securities (i) holds a prepetition or administrative expense claim against the debtor or an interest in the debtor and (ii) the securities are issued in exchange for the recipient's claim against or interest in the debtor. The Debtors believe that section 1145(a)(1) of the Bankruptcy Code exempts the offer and distribution of the New Securities from the registration requirements of the Securities Act and state securities and "blue sky" laws.

         The views of the SEC on these matters have not been sought by the Debtors, nor do the Debtors presently intend to submit a request for a recommendation of no action or with respect to the interpretation of any securities laws matters.

B.   Subsequent Transfers of the New Securities.

         Pursuant to section 1145 of the Bankruptcy Code, the New Securities issued on the Effective Date will be deemed to have been issued in a public offering in compliance with the requirements of the Securities Act. In general, the New Securities distributed pursuant to the Plan may be resold by any holder without registration under the Securities Act or other Federal securities laws pursuant to the exemption provided by section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code (a "statutory underwriter"). In addition, such securities generally may be resold by the recipients thereof without registration on the state level pursuant to various exemptions provided by the respective laws of the several states. However, recipients of New Securities issued to holders of Allowed Claims under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under Federal or state law in any given instance and as to any applicable requirements or conditions to the availability thereof.

         Section 1145(b) of the Bankruptcy Code defines a statutory underwriter for purposes of the Securities Act as one who, except with respect to an "ordinary trading transaction" of an entity that is not an "issuer," (i) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities or (iv) is an issuer, in this case, Reorganized PCI and Reorganized PCICC, of securities within the meaning of
Section 2(11) of the Securities Act.

         The term "issuer" is defined in Section 2(4) of the Securities Act; however, the reference (contained in section 1145(b)(1)(D) of the Bankruptcy
Code) to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 promulgated under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor, under a plan of reorganization (e.g., Reorganized PCI) may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who, in exchange for its claims against a debtor, receives and holds at least ten percent (10%) of the voting securities of a reorganized debtor is a presumptive "control person" of the such debtor.

         To the extent that persons deemed to be control persons and thus "underwriters" receive the New Securities pursuant to the Plan, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act and the various state securities and "blue sky" laws. However, entities deemed to be statutory underwriters may be able to sell securities without registration pursuant to the resale provisions of Rule 144 promulgated under the Securities Act.

         Rule 144 permits the resale of securities received pursuant to the Plan by, among other persons, statutory underwriters subject to applicable holding period requirements, volume limitations, notice and manner of sale requirements, availability of current information about the issuer and certain other conditions. Generally, Rule 144 provides that if such conditions are met, specified persons who resell "restricted securities" or who resell securities that are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in
Section 2(11) of the Securities Act. Under Rule 144(k), a person who is not deemed to have been an affiliate of the issuer at any time during the ninety
(90) days preceding a sale, and who has beneficially owned the securities proposed to be sold for at least two (2) years, is entitled to sell such securities without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.

         Whether or not any particular person would be deemed to be a "statutory underwriter" of the New Securities to be issued pursuant to the Plan, or an "affiliate" of the Reorganized Debtors, would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be such an "underwriter" or an "affiliate".

         IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED DEBTORS, THE DEBTORS MAKE NO REPRESENTATIONS OR AGREEMENTS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         Pursuant to the Plan, (i) holders of Allowed Claims who do not certify that they are not underwriters within the meaning of section 345 of the Bankruptcy Code and (ii) until such time as the Shelf Registration Statement for the benefit of such persons has been declared effective under the Securities Act, the holders of Allowed Claims that receive ten percent (10%) or more of the outstanding New Common Stock calculated on a fully-diluted basis will receive certificated shares of New Common Stock and, as applicable, New Tranche B Notes bearing a legend substantially in the form below:

         [THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE] [THIS NOTE AND THE GUARANTEE HEREOF HAVE] NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR UNLESS [PCI] [PCICC] RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

         Any entity that would receive legended securities as provided above may instead receive such securities without such legend if, prior to the Effective Date, such entity delivers to the Debtors (i) an opinion of counsel reasonably satisfactory to the Debtors to the effect that the securities to be received by such entity are not subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and (ii) a certification that it is not an "underwriter" within the meaning of section 1145 of the Bankruptcy Code.

         Any holder of such securities may present such certificates or notes to the transfer agent for exchange for one or more new certificates or notes, as the case may be, not bearing such legend or for transfer to a new holder without such legend at such time as (i) such shares and/or notes are sold pursuant to an effective registration statement under the Securities Act or (ii) such holder delivers to the Reorganized Debtors an opinion of counsel reasonably satisfactory to the Reorganized Debtors to the effect that such shares and/or notes are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the certificate and/or note issued to the transferee will not bear such legend, unless otherwise specified in such opinion.

C.   Shelf Registration Statement.

         Prior to the Effective Date, and in order to facilitate the offer and resales of New Securities held by (i) persons deemed statutory underwriters within the meaning of section 1145 of the Bankruptcy Code and (ii) persons who own five percent (5%) or more of the New Common Stock; provided, such persons may be deemed to be statutory underwriters (provided, however, that such persons notify the Debtors of their election to have their New Securities included in the Shelf Registration Statement and provide to the Reorganized Debtors certain information required to be included in the Shelf Registration Statement) (such New Securities collectively referred to as the "Registerable Securities"), the Debtors shall file with the SEC, at their expense, the Shelf Registration Statement for the registration of the offer and resales of such securities. The Reorganized Debtors shall use their best efforts to keep the Shelf Registration Statement effective for the Three-Year Period and supplement or make amendments to the Shelf Registration Statement, if required under the Securities Act or by the rules and regulations promulgated thereunder, or in accordance with the terms of the Registration Rights Agreement, and have such supplements and amendments declared effective as soon practicable after filing.

D.   Registration Rights Agreements.

         The Registration Rights Agreement, in substantially the form contained in the Plan Supplement, will be executed among the Reorganized Debtors and holders of Allowed Claims who, pursuant to the terms of the Plan, are entitled to receive five percent (5%) or more of any class of Registerable Securities on the Effective Date. The Registration Rights Agreement will provide that any party thereto which continues to hold five percent (5%) or more of the New Common Stock at the expiration the Three-Year Period shall be granted customary demand and piggy back registration rights with respect to all Registerable Securities held by such person at such time; provided, however, that in no event shall such holders of Registerable Securities have more than two (2) demand registration rights in any 12-month period nor more than a total of seven (7) demand registration rights in the aggregate.

E.   Applicability of Canadian Securities Laws.

         The issuance by the Reorganized Debtors of the New Securities will be subject to the securities laws of every province of Canada (the "Canadian Securities Laws") in which persons entitled to receive such New Securities reside. The issuance and subsequent transfer of such New Securities will be made pursuant to exemptions from applicable dealer registration and prospectus requirements of applicable Canadian Securities Laws or pursuant to discretionary orders and/or rulings from applicable Canadian provincial securities regulatory authorities.

         Application will be made to obtain the appropriate exemptions from the applicable Canadian provincial securities regulatory authorities. Such application will namely request to permit the resale of the New Securities without restrictions (except where the seller holds a sufficient number of securities of the issuer to affect materially its control), provided that no unusual effort is made to prepare the market for any such resale or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid in respect thereof. For these purposes, the holding by any person or combination of persons of more than twenty percent (20%) of the voting securities of an issuer is deemed to affect materially the control of such issuer.

         There can be no assurance that the required discretionary orders or rulings will be obtained, however, based on relief granted in connection with similar CCAA restructurings in the past to other public companies, the Reorganized Debtors believe that such discretionary relief or rulings are obtainable.

         Persons resident in a province of Canada who are entitled to receive such securities pursuant to such exemptions or discretionary relief are advised that they will not be entitled to rights that would have been afforded to them had such securities been distributed pursuant to a prospectus including rights of rescission and damages.

IX.  VALUATION

A.   Reorganization Value.

         The Debtors have been advised by DrKW with respect to the value of Reorganized Pioneer. At the request of the Debtors, DrKW performed a valuation analysis for the purpose of determining the value available to distribute to holders of Claims and Equity Interests pursuant to the Plan and to analyze the relative recoveries to holders of Claims and Equity Interests thereunder. This analysis was based on the Debtors' financial projections, as well as current market conditions and statistics. The values are as of an assumed Effective Date of September 30, 2001, and are based upon information available to and analyses undertaken by DrKW in April and May 2001.

         The reorganization value of the Reorganized Debtors was assumed for the purposes of the Plan by the Debtors, based on advice from DrKW, to be approximately

$350,000,000 to $400,000,000, with a midpoint of $375,000,000. Based upon the going concern value of the Debtors' business and an assumed total debt of approximately $241,000,000 (expected at an assumed Effective Date of September 30, 2001), the Debtors have employed an assumed range of equity values for Reorganized Pioneer of approximately $109,000,000 to $159,000,000, with a midpoint of $134,000,000.

         In performing its analysis, DrKW used discounted cash flow and comparable company multiple methodologies to arrive at the going concern value of the Debtors' business. These valuation techniques reflect both the market's current view of the Debtors' business plan and operations, as well as a longer-term focus on the intrinsic value of the cash flow projections in the Debtors' business plan. The valuation multiples and discount rates used by DrKW to arrive at the going concern value of the Debtors' business were based on the public market valuation of selected public companies deemed generally comparable to the operating businesses of Pioneer. In selecting such companies, DrKW considered factors such as the focus of the comparable companies' businesses as well as such companies' current and projected operating performance relative to the Debtors and the turnaround required for Pioneer's businesses to perform as projected.

         The foregoing valuation is based on a number of measured assumptions, including a successful reorganization of the Debtors' business and finances in a timely manner, the achievement of the forecasts reflected in the financial projections, the outcome of certain expectations regarding market conditions and the Plan becoming effective in accordance with its terms. The estimates of value represent hypothetical reorganization values of the Reorganized Debtors as the continuing operator of their business and assets, and do not purport to reflect or constitute appraisals, liquidation values, or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business such as the Debtors' business is subject to uncertainties and contingencies that are difficult to predict, and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.

         In preparing a range of the estimated reorganization value of Reorganized Pioneer and the going concern value of the Debtors' business, DrKW:
(i) reviewed certain historical financial information of the Debtors for recent years and interim periods; (ii) reviewed certain internal financial and operating data of the Debtors, including financial and operating projections developed by management relating to its business and prospects; (iii) met with certain members of senior management of the Debtors to discuss operations and future prospects; (iv) reviewed publicly available financial data and considered the market values of pubic companies deemed generally comparable to the operating business of the Debtors; (v) considered certain economic and industry information relevant to the operating business; and (vi) conducted such other analyses as DrKW deemed appropriate such as sensitivity analyses to help assess the volatility associated with the Debtors' financial results and projections. Although DrKW conducted a review and analysis of the Debtors' business, operating assets and liabilities and business plans, DrKW assumed and relied on the accuracy and completeness of all the financial and other information furnished to it by the Debtors and publicly available information.

X.  CERTAIN RISK FACTORS TO BE CONSIDERED

         HOLDERS OF CLAIMS AGAINST THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

A.  Overall Risks to Recovery by Holders of Claims.

         The ultimate recoveries under the Plan to holders of Claims (other than those holders who are paid solely in Cash under the Plan) depend upon the realizable value of the New Notes and the New Common Stock. The securities to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. The factors specified below assume that the Plan is approved by the Bankruptcy Court and that the Effective Date occurs in the fourth quarter of 2001.

    1.   Ability to Refinance Certain Indebtedness

         Following the Effective Date of the Plan, the Reorganized Debtors' seasonal working capital borrowings and letters of credit requirements are anticipated to be funded under the Exit Facility. There can be no assurance that the Reorganized Debtors, upon expiration of the Exit Facility, will be able to obtain replacement financing to fund future seasonable borrowings and letters of credit, or that such replacement financing, if obtained, would be on terms equally favorable to the Reorganized Debtors.

    2.   Significant Holders

         Upon the consummation of the Plan, certain holders of Claims will receive distributions of shares of the New Common Stock representing in excess of five percent (5%) of the outstanding shares of the New Common Stock. If holders of significant numbers of shares of the New Common Stock were to act as a group, such holders could be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Stock.

         Further, the possibility that one or more of the holders of significant numbers of shares of the New Common Stock may determine to sell all or a large portion of their shares of the New Common Stock in a short period of time may adversely affect the market price of the New Common Stock.

    3.   Lack of Established Market for the New Common Stock

         Reorganized Pioneer shall use reasonable commercial efforts to cause the New Common Stock and New Notes to be listed on a national securities exchange or the Nasdaq National Market. There can be no assurance that such an application will be approved.

         The New Common Stock will be issued to holders of pre-Commencement Date Claims, some or all of whom may prefer to liquidate their investment rather than to hold it on a long-term basis. There currently is no trading market for the New Common Stock nor is it known whether or when one would develop. Further, there can be no assurance as to the degree of price volatility in any such market. While the Plan was developed based on an assumed reorganization value of $6.00 to $11.00 per share of the New Common Stock, such valuation is not an estimate of the price at which the New Common Stock may trade in the market. The Debtors have not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market prices that will prevail following the Effective Date.

    4.   Lack of Trading Market for the New Tranche B Notes

         After the issuance of the New Tranche B Notes pursuant to the Plan, there can be no assurance that an active trading market will develop therefor. Further, there can be no assurance as to the degree of price volatility in any such market. Accordingly, no assurance can be given that any holder of such securities will be able to sell such securities or as to the price at which any sale may occur. If such market were to exist, such securities could trade at prices higher or lower than the value attributed to such securities hereunder, depending upon many factors, including, without limitation, the prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, the Reorganized Debtors.

    5.   Dividend Policies

         Reorganized Pioneer does not anticipate paying any dividends on the New Common Stock in the foreseeable future. In addition, the covenants in certain debt instruments to which Reorganized Pioneer will be a party may limit the ability of Reorganized Pioneer to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit or limit their ability to invest in the New Common Stock.

    6.   Preferred Stock

         Until such time (if any) as the Board of Directors of Reorganized Pioneer determines that Reorganized Pioneer should issue preferred stock and establishes the respective rights of the holders of one or more series thereof, it is not possible to state the actual effect of authorization of the preferred stock upon the rights of holders of the New Common Stock. The effects of such issuance could include, however: (i) reduction of the amount of cash otherwise available for payment of dividends on the New Common Stock if dividends were also payable on the preferred stock; (ii) restrictions on dividends on the New Common Stock if dividends on the preferred stock were in arrears; (iii) dilution of the voting power of the New Common Stock (if the preferred stock were to have voting rights (including, without limitation, votes pertaining to the removal of directors)); and (iv) restriction of the rights of holders of the New Common Stock to share in Reorganized Pioneer's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of preferred stock. In addition, so-called "blank check" preferred stock may be viewed as having possible anti-takeover effects, if it were used to make a third party's attempt to gain control of Reorganized Pioneer more difficult, time consuming or costly.

         Pioneer has no current plans pursuant to which preferred stock would be issued as an anti-takeover device or otherwise.

    7.   Projected Financial Information

         The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the business plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Debtors, chlor-alkali industry performance, certain assumptions with respect to competitors of the Debtors, general business and economic conditions and other matters, many of which are beyond the control of the Debtors. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Debtors. Although the Debtors believe that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

    8.   Business Factors and Competitive Conditions

         The chlor-alkali industry is highly competitive. Many of Pioneer's competitors, including The Dow Chemical Company ("Dow"), Occidental Chemical Corporation ("OxyChem"), and PPG Industries, Inc. are larger and have greater financial resources than Pioneer. There are also several regional companies that specialize in a smaller number of chemical products. While a significant portion of Pioneer's business is based upon widely available technology, the difficulty in obtaining permits for the production of chlor-alkali and chlor-alkali related products may be a barrier to entry. Pioneer's ability to compete effectively depends on its ability to maintain competitive prices, to provide reliable and responsive service to its customers and to operate in a safe and environmentally responsible manner.

         North America represents approximately 32% of world chlor-alkali production capacity, with approximately 15.1 million tons of chlorine and 16.6 million tons of caustic soda production capacity. OxyChem and Dow are the two largest chlor-alkali producers in North America, together representing approximately 45% of North American capacity. The remaining capacity is held by approximately 20 companies. Approximately 65% of North American chlor-alkali capacity is located on the Gulf Coast of Texas and Louisiana. Pioneer's chlor-alkali capacity represents approximately 5% of total North American capacity. The chlorine and caustic soda currently produced at Pioneer's Tacoma and Henderson facilities provide a significant source of supply for the West Coast region, where Pioneer is the largest supplier of chlorine and bleach for water treatment purposes. The Tacoma, St. Gabriel and Dalhousie



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facilities are leading suppliers of premium, low-salt grade caustic soda in their respective regions. Pioneer believes its strong regional presence in eastern Canada and the western United States has enhanced the competitiveness of Pioneer's operations.

    9.   U.S. Environmental Laws

         Air Quality. Pioneer's U.S. operations are subject to the federal Clean Air Act ("CAA") and the amendments to that act which were enacted in 1990. Pioneer will be subject to some of the additional environmental regulations required to be adopted by the federal Environmental Protection Agency ("EPA") and state environmental agencies to implement the CAA Amendments of 1990. Among the requirements that are potentially applicable to Pioneer are those that require the EPA to establish hazardous air pollutant emissions requirements for chlorine production facilities. Although Pioneer cannot estimate the cost of complying with these requirements until such regulations are proposed, at this time Pioneer does not believe that such requirements will have a material adverse effect on it.

         Most of Pioneer's plants manufacture or use chlorine, which is in gaseous form if released into the air. Chlorine gas in relatively low concentrations can irritate the eyes, nose and skin and in large quantities or high concentrations can cause permanent injury or death. From 1995 to date, there have been minor releases at Pioneer's plants, none of which is believed to have had any impact on human health or the environment. Those releases were controlled by plant personnel, in some cases with the assistance of local emergency response personnel, and there were no material claims against Pioneer as a result of those incidents. Pioneer maintains systems to detect emissions of chlorine at its plants, and all of the plants are members of their local industrial emergency response networks. Pioneer believes that its insurance coverage is adequate with respect to costs that might be incurred in connection with any future release, although there can be no assurance that Pioneer will not incur substantial expenditures that are not covered by insurance if a major release does occur in the future.

         Water Quality. Pioneer maintains waste water discharge permits for many of its facilities pursuant to the U.S. Federal Water Pollution Control Act of 1972, as amended, and comparable state laws. Where required, Pioneer has also applied for permits to discharge stormwater under such laws. In order to meet the discharge requirements applicable to stormwater, it will be necessary to modify surface drainage or make other changes at certain plants. Pioneer spent approximately $2.6 million during the combined 1997 through 1999 period for modifications to the stormwater system at the Henderson plant, and believes that any additional costs associated with stormwater discharge at Henderson and its other plants will not have a material adverse effect on its financial condition, liquidity or operating results.

         The various states in which Pioneer operates also have water pollution control statutes and regulatory programs which include groundwater and surface water protection provisions. The requirements of these laws vary and are generally implemented through a state regulatory agency. These water protection programs typically require site discharge permits, spill notification and prevention and corrective action plans. Investigation or monitoring activities are ongoing at the Henderson, St. Gabriel, Tacoma, and Tracy plant sites, as well as at sites in Antioch, Pittsburg and Marysville, California, where Pioneer previously conducted operations. Regulatory agencies are considering whether additional actions are necessary to



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protect or remediate surface or groundwater resources at these sites, and
Pioneer could be required to incur additional costs to construct and operate remediation systems in the future.

         The state regulatory agency has indicated that the installation of a groundwater treatment system at the Antioch site might be proposed, and it has requested a Feasibility Study to determine if a groundwater recovery and treatment system should be required for the Tracy Facility. Each of the systems could cost $2,000,000 or more, such that they would not represent cost-effective solutions to any problems resulting from Pioneer's operations at the facilities, and they will be resisted on those grounds.

         There is an existing groundwater treatment system at the Henderson site, the operating costs of which are shared equally with a previous site tenant. It is possible that Pioneer and previous site owners will be required to upgrade the system to provide additional treatment of groundwater, but there is no present requirement for any such upgrade, nor has any regulatory agency requested an evaluation of a potential upgrade. Pioneer expects that any such cost would be covered by the ZENECA indemnity discussed below. In addition to these groundwater issues, an aboveground soil cap over two former operating areas at the Henderson facility has been proposed, the cost of which would also be covered by the ZENECA indemnity. In addition, Pioneer plans to spend approximately $3.0 million during the next three years on improvements to discontinue the use of three chlor-alkali waste water disposal ponds at its Henderson plant, replacing them with systems to recycle wastewater.

         Pioneer operates a groundwater treatment system at the Tacoma plant that treats contaminants derived from the operations of the prior owner. Pioneer expects that in accordance with the OCC Tacoma indemnity discussed below, the prior owner will pay for all of the material costs relating to the existing system, which is still owned by the prior owner, and for investigations proposed by the state regulatory agency.

         State and federal regulatory agencies have also identified Pioneer as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, in connection with remediation that will occur near the Tacoma facility in connection with the Commencement Bay/Nearshore Tideflats Superfund site. Identified work includes remediation of waterway sediments and the embankment adjacent to Pioneer's plant site. Pioneer has been named solely as a result of its current ownership of the property, and the remediation of historical contamination, and any Pioneer liability in connection with that remediation, is subject to the OCC Tacoma indemnity.

         Hazardous and Solid Wastes. Pioneer's manufacturing facilities generate hazardous and non-hazardous solid wastes which are subject to the requirements of the federal Solid Waste Disposal Act, including the federal Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments and comparable state statutes. The EPA has adopted regulations banning the land disposal of certain hazardous wastes unless the wastes meet defined treatment or disposal standards, including certain mercury-containing wastes generated by Pioneer's St. Gabriel plant. In response to these regulations, the St. Gabriel plant has substantially reduced the quantity of wastes that are subject to the land ban through the installation of an in-plant mercury recovery and recycling system that reduces the level of mercury in its wastes below the hazardous classification. In 1999, the EPA issued a


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Determination of Equivalent Technology to Pioneer, evidencing its agreement that the system meets or exceeds the mercury reduction capability of the alternative incineration process for mercury removal, such that the system meets the applicable standard for treatment of mercury wastes. The system generates a savings of $175,000 per year compared to the alternative process.

         Pioneer believes that it will be able to continue to dispose of hazardous and non-hazardous solid wastes generated by its facilities, without material adverse effect.

         Superfund. In the ordinary course of Pioneer's operations, substances are generated that fall within the definition of "hazardous substances," and Pioneer is the owner or operator of several sites at which hazardous substances have or may have been released into soil or groundwater. Under CERCLA, regulatory agencies or third parties may incur costs to investigate or remediate such conditions and seek reimbursement from Pioneer for such costs. The only site that is currently subject to Superfund activity is the Tacoma facility, as discussed above, and Pioneer believes that any liabilities it may have under CERCLA are either covered by the ZENECA indemnity or the OCC Tacoma indemnity, or will not have a material adverse effect.

    10.  Canadian Environmental Laws

         Pioneer's Canadian facilities are governed by federal environmental laws adopted by the Canadian parliament and administered by Environment Canada and by provincial environmental laws adopted by the respective provincial legislatures and enforced by administrative agencies. Many of these laws are comparable to the U.S. laws described above. In particular, the Canadian environmental laws generally provide for control and/or prohibition of pollution, for the issuance of certificates of authority or certificates of authorization which permit the operation of regulated facilities and prescribe limits on the discharge of pollutants, and for penalties for the failure to comply with applicable laws. These laws include the substantive areas of air pollution, water pollution, solid and hazardous waste generation and disposal, toxic substances, petroleum storage tanks, protection of surface and subsurface waters, and protection of other natural resources. However, there is no Canadian law similar to CERCLA that would make a company liable for legal off-site disposal, and Pioneer believes that Canadian law and practice as well as the nature of historical disposal practices at Pioneer's Canadian facilities makes any common law claims for liability remote.

         The Canadian Environmental Protection Act ("CEPA") is the primary federal statute which governs environmental matters throughout the provinces. The federal Fisheries Act is the principal federal water pollution control statute. This law would apply in the event of a spill of caustic soda or another deleterious substance that adversely impacts marine life in a waterway. The Becancour, Dalhousie and Cornwall facilities are all located adjacent to major waterways and are therefore subject to the requirements of this statute. The Chlor-Alkali Mercury Release Regulations and the Chlor-Alkali Mercury Liquid Effluent Regulations, adopted under the CEPA, regulate the operation of the Dalhousie facility. In particular, these regulations provide for the quantity of mercury a chlor-alkali plant may release into the ambient air and the quantity of mercury that may be released with liquid effluent. Pioneer believes it has operated and is currently operating in compliance with applicable Canadian laws and regulations.

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

         The primary provincial environmental laws include the Environmental Protection Act in the province of Ontario, the Quebec Environment Quality Act in Quebec and the Clean Environment Act in New Brunswick. In general, each of these acts regulates the discharge of a contaminant into the natural environment if such discharge causes or is likely to cause an adverse effect. Pioneer is in substantial compliance with all requirements, with the exception of discharges of total dissolved solids at the Becancour facility. The provincial regulatory authority has been receptive to the adoption of long-term compliance measures that will not involve material expenditures by Pioneer.

    11.  Indemnities

         ZENECA indemnity. Pioneer's Henderson plant is located within what is known as the "Black Mountain Industrial Park." Soil and groundwater contamination have been identified within and adjoining the Black Mountain Industrial Park, including on and under land owned by Pioneer. A groundwater treatment system has been installed at the facility and, pursuant to a consent agreement with the state regulatory agency, studies are being conducted to further evaluate soil and groundwater contamination at the facility and other properties within the Black Mountain Industrial Park and to determine whether additional remediation will be necessary with respect to Pioneer's property.

         In connection with the 1988 acquisition of the St. Gabriel and Henderson properties, the sellers agreed to indemnify Pioneer's predecessor company with respect to, among other things, certain environmental liabilities associated with historical operations at the Henderson site. ZENECA Delaware Holdings, Inc. and ZENECA, Inc. (collectively, the "ZENECA Companies") assumed the indemnity obligations. In general, PCA is indemnified against environmental costs which arise from or relate to pre-closing actions which involved disposal, discharge or release of materials resulting from the former agricultural chemical and other non-chlor-alkali manufacturing operations at the Henderson plant. The ZENECA Companies are also responsible for costs arising out of the pre-closing actions at the Black Mountain Industrial Park. Under the ZENECA Indemnity, PCA may only recover indemnified amounts for environmental work to the extent that such work is required to comply with environmental laws or is reasonably required to prevent an interruption in the production of chlor-alkali products. PCA is responsible for environmental costs relating to the chlor-alkali manufacturing operations at the Henderson plant, both pre- and post-acquisition, for certain actions taken without ZENECA's consent and for certain operation and maintenance costs of the groundwater treatment system at the facility. The current costs incurred by Pioneer with respect to the groundwater treatment system do not exceed $100,000 per year. The Debtors do not believe that other environmental costs for which Pioneer is responsible in connection with chlor-alkali manufacturing operations at the Henderson plant and for certain actions taken without Zeneca's consent are material.

         Payments for environmental liabilities under the ZENECA Indemnity, together with other non-environmental liabilities for which the ZENECA Companies agreed to indemnify PCA, cannot exceed approximately $65 million. To date, Pioneer has been reimbursed for approximately $12 million of costs covered by the ZENECA Indemnity, but the ZENECA Companies have directly incurred additional costs that would further reduce the total amount


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remaining under the ZENECA Indemnity. Pioneer does not expect that the amount that will be incurred to address indemnified liabilities will exceed the ZENECA indemnity limit.

         The ZENECA Indemnity continues to cover claims after the April 20, 1999 expiration of the term of the indemnity to the extent that, prior to the expiration of the indemnity, proper notice to the ZENECA Companies was given and either the ZENECA Companies have assumed control of such claims or Pioneer was contesting the legal requirements that gave rise to such claims, or had commenced removal, remedial or maintenance work with respect to such claims, or commenced an investigation which resulted in the commencement of such work within ninety days. Management believes proper notice was provided to the ZENECA Companies with respect to outstanding claims under the ZENECA Indemnity, but the amount of such claims has not yet been determined given the ongoing nature of the environmental work at Henderson. Pioneer believes that the ZENECA Companies will continue to honor their obligations under the ZENECA Indemnity for claims properly presented by Pioneer. It is possible, however, that disputes could arise between the parties concerning the effect of contractual language and that Pioneer would have to subject its claims for cleanup expenses, which could be substantial, to the contractually-established arbitration process.

         OCC Tacoma Indemnity. Pioneer acquired the chlor-alkali facility in Tacoma from OCC Tacoma, Inc. ("OCC Tacoma"), a subsidiary of OxyChem, in June 1997. In connection with the acquisition, OCC Tacoma agreed to indemnify Pioneer with respect to certain environmental matters, which indemnity is guaranteed by OxyChem. In general, Pioneer will be indemnified against damages incurred for remediation of certain environmental conditions, for certain environmental violations caused by pre-closing operations at the site and for certain common law claims. The conditions subject to the indemnity are sites at which hazardous materials have been released prior to closing as a result of pre-closing operations at the site. In addition, OCC Tacoma will indemnify Pioneer for certain costs relating to releases of hazardous materials from pre-closing operations at the site into the Hylebos Waterway, site groundwater containing certain volatile organic compounds that must be remediated under an RCRA permit, and historical disposal areas on the embankment adjacent to the site for maximum periods of 24 or 30 years, depending upon the particular condition, after which Pioneer will have full responsibility for any remaining liabilities with respect to such conditions. OCC Tacoma may obtain an early expiration date for certain conditions by obtaining a discharge of liability or an approval letter from a governmental authority. Although there can be no assurance that presently anticipated remediation work will be completed prior to the expiration of the indemnity, or that additional remedial requirements will not be imposed thereafter, Pioneer believes that the residual liabilities, if any, will not have a material adverse effect on Pioneer.

         OCC Tacoma will also indemnify Pioneer against certain other environmental conditions and environmental violations caused by pre-closing operations that are identified after June 17, 1997. Environmental conditions that are subject to formal agency action within five years after June 17, 1997 or to an administrative or court order within ten years after June 17, 1997, and environmental violations that are subject to an administrative or court order within five years after June 17, 1997, will be covered by the indemnity up to certain dollar amounts and time limits. Pioneer will indemnify OCC Tacoma for environmental conditions and environmental violations identified after June 17, 1997 if (i) an order or agency action is not imposed within the relevant time frames or (ii) applicable expiration dates or dollar limits are



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reached. No relevant conditions or violations have been identified, and the applicable expiration dates and dollar limits are such that Pioneer does not believe it will bear any material amount of residual liability.

         Pioneer has reviewed the time frames currently estimated for remediation of the known environmental conditions associated with the plant and adjacent areas, and Pioneer presently believes that it will have no material liability upon the termination of OCC Tacoma's indemnity. However, the OCC Tacoma indemnity is subject to limitations as to dollar amount and duration, as well as certain other conditions, and there can be no assurance that such indemnity will be adequate to protect Pioneer, that remediation will proceed on the present schedule, that it will involve the presently anticipated remedial methods, or that unanticipated conditions will not be identified. If these or other changes occur, Pioneer could incur a material liability for which it is not insured or indemnified.

         PCICC Acquisition Indemnity. In connection, with the acquisition by Pioneer of the assets of PCICC in 1997, Imperial Chemical Industrials PLC ("ICI") and its affiliates (together, the "ICI Indemnitors") agreed to indemnify Pioneer for certain liabilities associated with environmental matters arising from pre-closing operations of the Canadian facilities. In particular, the ICI Indemnitors will retain unlimited responsibility for environmental liabilities associated with the Cornwall site, liabilities arising out of the discharge of contaminants into rivers and marine sediments and liabilities arising out of any off-site disposal sites. The ICI Indemnitors are also subject to a general environmental indemnity for other pre-closing environmental matters. This indemnity will terminate on October 31, 2007, and is subject to a limit of $25 million (Cdn). Pioneer may not recover under the environmental indemnity until it has incurred cumulative costs of $1 million (Cdn), at which point Pioneer may recover costs in excess of $1 million (Cdn). As of December 31, 1999, Pioneer had incurred no cumulative costs towards the $25 million (Cdn) indemnity.

         With respect to the Becancour and Dalhousie facilities, the ICI Indemnitors will be responsible under the general environmental indemnity for 100% of the costs incurred in the first five years after October 31, 1997 and for a decreasing percentage of such costs incurred in the following five years. Thereafter, Pioneer will be responsible for environmental liabilities at such facilities (other than liabilities arising out of the discharge of contaminants into rivers and marine sediments and liabilities arising out of off-site disposal sites). Pioneer will indemnify ICI for environmental liabilities arising out of post-closing operations and for liabilities arising out of pre-closing operations that are not indemnified by the ICI Indemnitors. There are no known material liabilities arising out of post-closing operations at these sites.

         Pioneer believes that the indemnity provided by ICI will be adequate to address the known environmental liabilities at the acquired facilities, and that any residual liabilities incurred by Pioneer will not be material.

    12.  Hart-Scott-Rodino Act Requirements

         Holders of Claims that acquired such Claims after the Commencement Date and that are to receive the New Common Stock under the Plan on account of such Claims may have to observe the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust



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Improvements Act of 1976 (the "HSR Act"). Holders required to make HSR Act filings cannot receive any such distribution of the New Common Stock until the expiration or early termination of the waiting periods under the HSR Act. Such holders should consult their own counsel regarding their potential responsibilities under the HSR Act.

    13.  Market Volatility

         Chlorine is used to manufacture over 15,000 products, including approximately 60% of all commercial chemistry, 85% of all pharmaceutical chemistry and 95% of all crop protection chemistry. Products manufactured with chlorine as a raw material include water treatment chemicals, plastics, detergents, pharmaceuticals, disinfectants and agricultural chemicals. Chlorine is also used directly in water disinfection applications. In the United States and Canada, virtually all public drinking water is made safe to drink by chlorination, and a significant portion of industrial and municipal waste water is treated with chlorine or chlorine derivatives to kill water-borne pathogens and remove solids.

         Caustic soda is a versatile chemical alkali used in a diverse range of manufacturing processes, including metal smelting, oil production and refining and pulp and paper production. Caustic soda is combined with chlorine to produce bleach. Caustic soda is also used as an active ingredient in a wide variety of other end use products, including detergents, rayon and cellophane.

         The chlorine and caustic soda markets have been, and are likely to continue to be, cyclical. Periods of high demand, high capacity utilization and increasing operating margins tend to result in new plant investments and increased production until supply exceeds demand, followed by a period of declining prices and declining capacity utilization until the cycle is repeated. Historically, chlorine demand has followed growth trends in polyvinyl chloride ("PVC"), non-vinyl polymers and water treatment markets, reduced by decreased chlorine use in the pulp and paper industry and as a feedstock in the production of chlorofluorocarbons ("CFCs") due to regulatory pressures.

         The markets for chlorine and caustic soda are affected by general economic conditions, both in North America and elsewhere in the world. During 1998, with the growing economic crisis in Asia, and subsequently South America, supply of chlor-alkali products exceeded demand, resulting in reduced pricing. These markets had experienced steady growth through early 1998. Chlorine prices were approximately $195 at the end of 1997 and then, as a result of market pressures, dropped to approximately $65 per ton at the end of 1998. The decline in chlorine market pricing continued into early 1998, contributing to a material adverse effect on Pioneers operating results and cash flows during the period. Chlorine demand has improved as the economies of Asia and South America strengthened and the market has begun to absorb the output of industry capacity increases, fueled by healthier end-use markets such as PVC resin. Chlorine pricing improved significantly during the latter half of 1999 and early 2000 as major price increases were announced, resulting in contract prices approaching $180 per ton.

         Typically, as chlorine demand falls, the industry's operating rate decreases. This results in demand for chlorine's cc-product, caustic soda, to exceed production, creating price increases for caustic soda. However, due to the world-wide economic conditions, particularly in


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the pulp and paper markets, demand for caustic soda fell in 1998, and continued
to fall through some of 1999 due to low overall demand. In spite of short supply in some segments due to low industry production rates, caustic prices declined before stabilization in pulp and paper segments, low inventories and widespread regional supply shortages began to have a favorable impact on pricing towards the end of the year. At the end of 1999, caustic soda prices were approximately $135 per ton; however, spot pricing was somewhat higher, indicative of positive pressure or prices.

         Large quantities of chlorine are not typically stored, and therefore chlor-alkali production rates are based on short-term chlorine demand (typically one month). However, chlor-alkali plants do not achieve optimum cost efficiency if production rates are cycled. The maintenance of steady production rates is made difficult by the cyclical nature of the chlor-alkali business, which is at times exacerbated because the market demand for chlorine differs from that of caustic soda. The chlor-alkali market has shifted from ECU buyers to independent markets, unlinking the markets for these two products. Peak and trough demand for chlorine and caustic soda rarely coincide and caustic soda demand, in the past and as experienced during 1999, has tended to trail chlorine demand into and out of economic growth cycles.

XI. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.  Introduction

         THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND TO HOLDERS OF CLAIMS WHO ACQUIRED SUCH CLAIMS ON ORIGINAL ISSUE AND EQUITY INTERESTS AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF (THE "TAX CODE"), TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE INTERNAL REVENUE SERVICE ("IRS") AS IN EFFECT ON THE DATE HEREOF. CHANGES IN SUCH RULES OR NEW INTERPRETATIONS THEREOF COULD SIGNIFICANTLY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW. NO RULINGS HAVE BEEN REQUESTED FROM THE IRS. MOREOVER, NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN.

         THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS AND EQUITY INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. IN ADDITION, THIS DISCUSSION DOES NOT COVER ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR THE HOLDERS OF CLAIMS OR EQUITY INTERESTS, NOR DOES THE DISCUSSION DEAL WITH TAX ISSUES PECULIAR TO CERTAIN TYPES OF TAXPAYERS (SUCH AS DEALERS IN SECURITIES, S CORPORATIONS, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS). NO ASPECT OF FOREIGN, STATE, LOCAL OR ESTATE AND GIFT TAXATION IS ADDRESSED IN THE FOLLOWING DISCUSSION.

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         THE FOLLOWING SUMMARY IS, THEREFORE, NOT A SUBSTITUTE FOR CAREFUL TAX
PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.

B.  Consequences to Holders of Claims

    1.   Realization and Recognition of Gain or Loss in General

         The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, upon the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder has taken a bad debt deduction or worthless security deduction with respect to such Claim and whether the holder's Claim constitutes a "security" for federal income tax purposes.

         Generally, a holder of an Allowed Claim will realize gain or loss on the exchange under the Plan of its Allowed Claim for stock and other property (such as Cash and new debt instruments), in an amount equal to the difference between (i) the sum of the amount of any Cash, the issue price of any debt instrument, and the fair market value on the date of the exchange of any other property received by the holder (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the adjusted basis of the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in the holder's taxable income). With respect to the treatment of accrued but unpaid interest and amounts allocable thereto, see Section XI.B.9, "Certain U.S. Federal Income Tax Consequences of the Plan--Consequences to Holders of Claims--Allocation of Consideration to Interest."

         Whether or not such realized gain or loss will be recognized (i.e., taken into account) for federal income tax purposes will depend in part upon whether such exchange qualifies as a recapitalization or other "reorganization" as defined in the Tax Code, which may in turn depend upon whether the Claim exchanged is classified as a "security" for federal income tax purposes. The term "security" is not defined in the Tax Code or in the Treasury Regulations. One of the most significant factors considered in determining whether a particular debt instrument is a security is the original term thereof. In general, the longer the term of an instrument, the greater the likelihood that it will be considered a security. As a general rule, a debt instrument having an original term of 10 years or more will be classified as a security, and a debt instrument having an original term of fewer than five years will not. Debt instruments having a term of at least five years but less than 10 years are likely to be treated as securities, but may not be, depending upon their resemblance to ordinary promissory notes, whether they are publicly traded, whether the instruments are secured, the financial condition of the debtor at the time the debt instruments are issued and other factors. Each holder of an Allowed Claim should consult its own tax advisor to determine whether such Allowed Claim constitutes a security for federal income tax purposes.

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    2.   Holders of Allowed Administrative Expense Claims (Unclassified), and
         Allowed Other Priority Claims (Class 1)

         Holders of Allowed Administrative Expense Claims (Unclassified) and Allowed Other Priority Claims (Class 1) generally will be paid in full in Cash on, or subsequent to, the Effective Date. Such holders must include amounts received in excess of their adjusted tax basis in their Claim (if any) in gross income in the taxable year in which such amounts are actually or constructively received by them. Where appropriate, income tax and employment tax will be withheld from such payments as required by law. With respect to the treatment of accrued but unpaid interest (if any) and amounts allocable thereto, see Section XI.B.9, "Certain U.S. Federal Income Tax Consequences of the Plan--Consequences to Holders of Claims--Allocation of Consideration to Interest."

    3.   Holders of Congress Secured Claims (Class 2)

         The holders of Congress Secured Claims will be treated in accordance with the DIP Facility and/or the Exit Facility. Such holders will not realize any gain or loss for federal income tax purposes upon implementation of the Plan because such treatment will not give rise to a significant modification of a debt instrument within the meaning of the Treasury Regulations. Such holders will be deemed to be in receipt of interest income for federal income tax purposes to the extent that (a) any amounts received are paid to such holders in respect of a Claim for accrued but unpaid interest and (b) such holders have not previously included such amounts in income under its method of accounting. See
Section XI.B.9, "Certain U.S. Federal Income Tax Consequences of the Plan--Consequences to Holders of Claims--Allocation of Consideration to Interest."

    4. Holders of Allowed PCA U.S. Secured Term and Note Claims (Class 3) and Allowed Canadian Secured Term and Note Claims (Class 4)

    a.   Gain or Loss

         Holders of Allowed PCA US Secured Term and Note Claims (Class 3) and Canadian Secured Term and Note Claims (Class 4) will receive New Tranche A Term Notes, the New Tranche B Notes and the New Common Stock pursuant to the Plan. The Debtors believe that the New Tranche B Notes will constitute "securities" for federal income tax purposes and the New Tranche A Term Notes and the New Tranche B Notes will constitute "securities," although these conclusions are not free from doubt. See Section XI.B.1, "Certain U.S. Federal Income Tax Consequences of the Plan--Consequences to Holders of Claims--Realization and Recognition of Gain or Loss in General."

         Certain Allowed PCA U.S. Secured Term and Note Claims and Allowed Canadian Secured Term and Note Claims may be considered "securities" for federal income tax purposes. See Section XI.B.1, "Certain U.S. Federal Income Tax Consequences of the Plan--Consequences to Holders of Claims--Realization and Recognition of Gain or Loss in General." Each holder of an Allowed Claim should consult its own tax advisor to determine whether such Allowed Claim constitutes a "security" for federal income tax purposes.

         In addition, the discussion below is based upon the Debtors' belief that notwithstanding the series of transactions outlined in the Plan to effectuate distribution of the New Tranche A Term Notes, the New Tranche B Notes and the New Common Stock to holders of Allowed Class 3 and Class 4 Claims, the federal income tax consequences to such holders will be determined as if they had exchanged their Allowed Claims with the Debtors for such consideration in a single transaction, thus reflecting the end result of the series of transactions. Notwithstanding the foregoing, it is possible that the IRS may take the position that each of the transactions should be accorded independent significance and therefore the extent to which income, gain or loss should be recognized, and the amount thereof, should be determined separately for each transaction. Whether such treatment would be favorable or adverse to any holder would depend on such holder's own tax circumstances. Holders should consult their own tax advisors.

         A. PCA U.S. Secured Term and Note Claims and Canadian Secured Term and Note Claims Constituting Securities

              The Debtors believe that the deemed transfer of assets by PCA to PCI pursuant to a conversion of PCA into a limited liability company wholly owned by PCI will constitute a reorganization described in Section 368(a)(1)(G) of the Tax Code. The Debtors also believe that the subsequent transfer of assets by PCICC to PCI pursuant to an amalgamation of PCICC with a Nova Scotia unlimited liability company wholly owned by PCI will constitute a reorganization described in Section 368(a)(1)(G) of the Tax Code or a liquidation described in
Section 332 of the Tax Code. If a holder's Allowed PCA U.S. Secured Term and Note Claim and Allowed Canadian Secured Term and Note Claim are considered securities for federal income tax purposes, then the receipt of the New Tranche A Term Notes, the New Tranche B Notes and the New Common Stock in satisfaction of such Claims will be made in pursuance of a plan of reorganization for federal income tax purposes. Therefore, any loss realized by such a holder will not be recognized. Assuming the New Tranche A Term Notes and the New Tranche B Notes constitute securities for federal income tax purposes, no gain will be recognized. If either the New Tranche A Term Notes or the New Tranche B Notes are not considered securities, then no realized loss will be recognized and any gain realized will be recognized, but the amount of gain recognized will not exceed the sum of the issue prices of the New Tranche A Term Notes and the New Tranche B Notes that do not constitute securities and are received in excess of the amount allocated to accrued but unpaid interest.

              A holder's aggregate tax basis in the New Common Stock, the New Tranche A Term Notes and the New Tranche B Notes received in satisfaction of its Claim will equal the holder's aggregate adjusted tax basis in its Claim (including any Claim for accrued but unpaid interest), increased by any gain or interest income recognized in respect of its Allowed Claim.

              Any amounts received in respect of Claims for accrued interest on the Allowed PCA U.S. Secured Term and Note Claims or the Allowed Canadian Secured Term and Note Claims will be taxed as ordinary income, except to the extent previously included by a holder under its method of accounting. See
Section XI.B.9, "Certain U.S. Federal Income Tax Consequences of the Plan--Consequences to Holders of Claims--Allocation of Consideration to Interest."

         B. PCA U.S. Secured Term and Note Claims and Allowed Canadian Secured Term and Note Claims That Do Not Constitute Securities

              If an Allowed PCA U.S. Secured Term and Note Claim or an Allowed Canadian Secured Term and Note Claim, as the case may be, is not considered a security for federal income tax purposes, a holder of such an Allowed Claim generally will realize and recognize gain or loss in an amount equal to the difference between (a) the holder's basis in the Allowed Claim and (b) the sum of (x) the fair market value of the New Common Stock, (y) the issue price of the New Tranche A Term Notes and (z) the issue price of the New Tranche B Notes received in excess of amounts allocable to accrued but unpaid interest. A holder's tax basis in the New Tranche A Term Notes and New Tranche B Notes received would equal their respective issue prices. A holder's tax basis in the New Common Stock received would equal its fair market value.

              Any amounts received in respect of Claims for accrued interest on the Allowed PCA U.S. Secured Term and Note Claims or the Allowed Canadian Secured Term and Note Claims will be taxed as ordinary income, except to the extent previously included by a holder under its method of accounting. See
Section XI.B.9, "Certain U.S. Federal Income Tax Consequences of the Plan--Consequences to Holders of Claims--Allocation of Consideration to Interest."

    b.   Interest Income

         A.   Qualified Stated Interest.

              "Qualified stated interest" on the New Tranche A Term Notes and the New Tranche B Notes will be taxable to a holder of the New Tranche A Term Notes and the New Tranche B Notes as ordinary interest income either at the time it accrues or is received, depending upon such holder's method of accounting for federal income tax purposes. Qualified stated interest means any stated interest that is unconditionally payable in Cash or property (other than additional debt instruments), based on a fixed rate, and payable unconditionally at fixed periodic intervals of one year or less during the entire term of the debt instrument. The interest payments on the New Tranche A Term Notes and New Tranche B Notes will constitute qualified stated interest. In addition to tax on qualified stated interest, a holder of the New Tranche A Term Notes and the New Tranche B Notes may be subject to rules requiring such holder to include in gross income the amount of original issue discount ("OID") with respect to its notes. The Reorganized Debtors will report to holders of the New Tranche A Term Notes and the New Tranche B Notes, on a timely basis, the amount of reportable OID, if any, and qualified stated interest income with respect to such notes.

         B.   Original Issue Discount.

              The New Tranche A Term Notes and the New Tranche B Notes may be issued with OID. As a result, each holder of such notes could be required to include OID in income in advance of the receipt of Cash attributable to that income. The amount of OID, if any, with respect to such notes would equal the excess of (i) its "stated redemption price at maturity" over (ii) its "issue price." The issue price of a New Tranche A Term Note and a New Tranche B


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

Note will equal its fair market value on the issue date. The "stated redemption price at maturity" of such notes generally will equal the sum of all payments (other than payments constituting "qualified stated interest" as defined above) required to be made on such notes. Such OID would be includable in the income of a holder on a ratable daily basis as described below, assuming the de minimis exception described below does not apply.

              Under the de minimis exception, a holder would not be required to include OID in income in advance of the receipt of Cash attributable to that income if the OID on such note is less than 0.25% of the note's stated redemption price at maturity multiplied by the number of complete years to the date such note matures.

              A holder will be required to include in gross income for federal income tax purposes an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year on which such holder holds a note issued with OID. The daily portions of OID required to be included in a holder's gross income in a taxable year will be determined under a constant yield method by allocating to each day during the taxable year on which the holder holds such note a pro rata portion of the OID which is attributable to the "accrual period" in which such day is included. An "accrual period" may be of any length and may vary in length over the term of the note, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

              The amount of the OID attributable to each accrual period will be determined by (1) multiplying the "adjusted issue price" of the note issued with OID at the beginning of such accrual period by the "yield to maturity" of such note (properly adjusted for the length of the accrual period) and (2) subtracting the amount of any qualified stated interest allocable to the accrual period. The "adjusted issue price" of a note issued with OID at the beginning of an accrual period will generally be its issue price plus the aggregate amount of OID that accrued in all prior accrual periods less any Cash payments (other than Cash payments of qualified stated interest) on such note. The "yield to maturity" is that discount rate which, when used in computing the present value of all principal and stated interest payments (including any premium deemed paid by the issuer) to be made under a note issued with OID, produces an amount equal to the issue price of such note.

              A holder of a note issued with OID may elect to include in income all interest that accrues on such note, including qualified stated interest and OID. If such an election is made, the rules discussed above would not apply. This election must be made for the taxable year that the holder acquires such note. The election may be revoked only with the consent of the IRS.

    5.   Holders of Other Secured Claims (Class 6)

         On, or subsequent to, the Effective Date, holders of Other Secured Claims will either have their Claims reinstated or will receive a New Secured Note. Such holders will not realize any gain or loss for federal income tax purposes upon implementation of the Plan because the transactions will not give rise to a significant modification of a debt instrument within the meaning of the Treasury Regulations. Such a holder will be deemed to be in receipt of interest income for federal income tax purposes to the extent that (a) any amounts received are paid to such holder in respect of a claim for accrued but unpaid interest and (b) such holder has not previously included such amounts in income under his method of accounting. See Section XI.B.9, "Certain U.S. Federal Income Tax Consequences of the Plan--Consequences to Holders of Claims--Allocation of Consideration to Interest."

    6.   Holders of Allowed Convenience Claims (Class 7)

         Holders of Allowed Convenience Claims (Class 7) will receive Cash on, or subsequent to, the Effective Date. Such holders will recognize gain or loss in an amount equal to the difference between (i) the amount of Cash received (other than any amount received in respect of a Claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its Allowed Claim (other than any Claim for accrued but unpaid interest). Amounts received in respect of Claims for accrued but unpaid interest with respect to a holder's Allowed Convenience Claims will be taxed as ordinary income, except to the extent previously included by a holder under his method of accounting. See Section XI.B.9, "Certain U.S. Federal Income Tax Consequences of the Plan--Consequences to Holders of Claims--Allocation of Consideration to Interest."

    7. Holders of Allowed General Unsecured Claims (Class 8) and Allowed Canadian Deficiency Claims and U.S. Deficiency Claims (Class 9)

         Holders of Allowed General Unsecured Claims (Class 8) and Allowed Canadian Deficiency Claims and U.S. Deficiency Claims (Class 9) will receive New Common Stock pursuant to the Plan. If such an Allowed Claim constitutes a "security" for U.S. federal income tax purposes, then no gain or loss will be recognized, and the holder's basis in its Allowed Claim will carry over to its New Common Stock. See Section XI.B.1, "Certain U.S. Federal Income Tax Consequences of the Plan--Consequences to Holders of Claims--Realization and Recognition of Gain or Loss in General."

         If a holder's Allowed Claim does not constitute a security, then such holder generally would recognize gain or loss in an amount equal to the difference between (i) the fair market value of the New Common Stock received by such holder (other than any amount received in respect of a Claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its Allowed Claim (other than any Claim for accrued but unpaid interest). A holder's tax basis in the New Common Stock would equal its fair market value.

         Amounts received in respect of Claims for accrued but unpaid interest with respect to a holder's Allowed Claims will be taxed as ordinary income, except to the extent previously included by a holder under its method of accounting. See Section XI.B.9, "Certain U.S. Federal Income Tax Consequences of the Plan--Consequences to Holders of Claims--Allocation of Consideration to Interest."

    8. Holders of Subordinated Claims (Class 10) and PCI Equity Interests (Class 11)

         On the Effective Date, all Subordinated Claims (Class 10) and PCI Equity Interests (Class 11) will be extinguished and holders of Subordinated Claims and PCI Equity Interests will not receive any Distributions pursuant to the Plan. Accordingly, holders of


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


Subordinated Claims and PCI Equity Interests will realize a loss equal to their adjusted tax basis in their Subordinated Claims and PCI Equity Interests upon implementation of the Plan.

    9.   Allocation of Consideration to Interest

         Pursuant to the Plan, all Distributions in respect of Allowed Claims will be allocated first to the principal amount of the Allowed Claim, with any excess allocated to unpaid accrued interest. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. In general, to the extent any amount received (whether stock, Cash or other property) by a holder of a debt is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. Each holder of an Allowed Claim is urged to consult his or her own tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

    10.  U.S. Withholding

         All Distributions under the Plan are subject to any applicable withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the fourth-lowest tax rate applicable to unmarried individuals. That rate is currently 30.5 percent. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

         In general, Non-U.S. holders of the New Common Stock, the New Tranche A Term Notes and the New Tranche B Notes may be subject to U.S. withholding tax at a maximum rate of 30% on any dividends or interest received with respect to such stock or debt. It is anticipated, however, that any interest payments generally will be exempt from such tax pursuant to the rules applicable to "portfolio interest". Furthermore, the rate of withholding tax with respect to any dividend payments by PCI may be reduced to 15% (or lower in certain limited cases) pursuant to an applicable U.S. income tax treaty, such as the treaty between Canada and the United States, if the recipient is a qualified resident for purposes of such treaty and certain other requirements are otherwise satisfied.

C.  Consequences to the Debtors or the Reorganized Debtors

    1.   Discharge-of-Indebtedness Income Generally

         In general, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (generally, the amount received upon incurring the obligation plus the amount of any previously amortized original issue discount and less the amount of any previously amortized bond issue premium) gives rise to cancellation-of-indebtedness ("COD") income which must be included in a debtor's income for federal income tax purposes, unless, in accordance with Section 108(e)(2) of the Tax Code, payment of the liability would have given rise to a deduction. A corporate debtor that issues its own stock or its own debt in satisfaction of its debt is treated as realizing COD income to the extent the fair market value of the stock or the issue price of new debt issued is less than the adjusted issue price of the old debt. COD income is not recognized by a taxpayer that is a debtor in a title 11 (bankruptcy) case if a discharge is granted by the court or pursuant to a plan approved by the court (the "bankruptcy exclusion rules").

         Pursuant to the Plan, Administrative Expense Claims, Secured Tax Claims, Other Priority Claims, Congress Secured Claims, and Other Secured Claims generally will be paid in full and, therefore, treatment of such Claims should not give rise to COD income. With respect to other Claims, there could be COD income if such Claims are not satisfied in full. Based upon current estimates of value, the Debtors believe that consummation of the Plan will give rise to approximately $207 million of COD income that will be excluded from gross income as described above, but will reduce attributes as described below.

    2.   Attribute Reduction

         The relief accorded to COD income by the bankruptcy exclusion rules is not without cost. If a taxpayer excludes COD income because of the bankruptcy exclusion rules, it is required to reduce prescribed tax attributes in the following order and at the following rates: (i) net operating losses ("NOLs") for the taxable year of the discharge and NOL carryovers to such taxable year, dollar for dollar; (ii) general business credit carryovers, 33-1/3 cents for each dollar of excluded income; (iii) the minimum tax credit available under
Section 53(b) of the Tax Code as of the beginning of the taxable year immediately following the taxable year of the discharge, 33-1/3 cents for each dollar of excluded income; (iv) any capital losses for the taxable year of the discharge and any capital loss carryovers to such taxable year, dollar for dollar; (v) the basis of the taxpayer's assets, both depreciable and nondepreciable, dollar for dollar, but the basis cannot be reduced below an amount based on the taxpayer's aggregate liabilities immediately after the discharge; (vi) passive activity loss or credit carryovers of the taxpayer under
Section 469(b) of the Tax Code from the taxable year of the discharge, dollar for dollar in the case of loss carryovers and 33-1/3 cents for each dollar of excludible income in the case of any passive activity credit carryovers; and
(vii) foreign tax credit carryovers, 33-1/3 cents for each dollar of excluded income. However, under Section 108(b)(5) of the Tax Code, the taxpayer may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of depreciable property first, without regard to the "aggregate liabilities" limitation. This election extends to stock of a subsidiary if the subsidiary consents to reduce the basis of its depreciable property. If the Reorganized Debtors make this election, the limitation prohibiting the reduction of asset basis below the amount of its remaining undischarged liabilities does not apply. The Debtors or the Reorganized Debtors do not expect to make the election to reduce the basis of their depreciable assets first under Section 108(b)(5) of the Tax Code.

         It is not clear whether, in the case of affiliated corporations filing a consolidated return (such as the Debtors or the Reorganized Debtors), the attribute reduction rules apply


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

separately to the particular corporation whose debt is being discharged, and not to the entire group without regard to the identity of the debtor. The IRS has informally taken the position that net operating losses are reduced on a consolidated basis, but many reputable tax practitioners question whether this position is correct. The Debtors are unable to determine at this time whether application of the informal position of the IRS could have a detrimental impact on the Reorganized Debtors. If it does, the Reorganized Debtors will decide whether to take a contrary position on their tax returns.

    3.   Utilization of Net Operating Loss Carryovers

         In general, whenever there is a 50% ownership change of a debtor corporation during a three-year period, the ownership change rules in Section 382 of the Tax Code limit the utility of NOLs on an annual basis to the product of the fair market value of the corporate equity immediately before the ownership change, multiplied by a hypothetical interest rate published monthly by the IRS called the "long-term tax-exempt rate." The long-term tax-exempt rate as of the date of this Disclosure Statement is 5%. In any given year, this limitation may be increased by certain built-in gains recognized after, but accruing economically before, the ownership change and the carryover of unused
Section 382 limitations from prior years.

         On the other hand, if at the date of an ownership change the adjusted basis for federal income tax purposes of a debtor's assets exceeds the fair market value of such assets by prescribed amounts, (a "net unrealized built-in loss") then, upon the recognition of such built-in losses during a five-year period beginning on the date of the ownership change, such losses are treated as if they were part of the net operating loss carryover, rather than as a current deduction, and are also subject to the Section 382 limitation.

         Based on their returns as filed and upon estimates at the close of the taxable year ending December 31, 2000, the Debtors estimate that they will have an NOL carryforward of approximately $219 million. The Debtors believe that on January 1, 2001 they may have undergone an ownership change because a shareholder owning more than 50% of PCI took a worthless stock deduction on his federal income tax return in respect of such stock. As a result, the Debtors would be unable to utilize the estimated $219 million of net operating loss carryforwards ("Restricted NOLs") to offset operating income. This limitation could be increased to the extent the Debtors or the Reorganized Debtors realize gain on disposition of assets subsequent to the ownership change, provided that such gain accrued with respect to those assets prior to the ownership change and certain mathematical tests are met. The Debtors believe that they had approximately $100 million of built-in gain that had accrued in their assets prior to the ownership change date. The COD amount arising in connection with the consummation of the plan of reorganization may also be a built-in gain as of December 31, 2000.

         The Debtors expect to generate approximately $30 million of net operating losses in the current taxable year ("Current NOLs"). Implementation of the Plan will create a second Section 382 change of ownership that would limit the Reorganized Debtors' use of the Current NOLs. The effects of the ownership change rules can be ameliorated in the case of the Current NOLs by an exception that applies to reorganizations under the Bankruptcy Code. This exception is unavailable in respect of the Restricted NOLs because the Debtors were not in bankruptcy when the first ownership change occurred.

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

         Under the so-called "Section 382(1)(5) bankruptcy exception" to Section 382 of the Tax Code, if the reorganization results in an exchange by qualifying creditors and stockholders of their claims and interests for at least 50% of the debtor's stock (by vote and value), then the general ownership change rules will not apply. Instead, the debtor will be subject to a different tax regime under which the NOL is not limited on an annual basis but is reduced by the amount of interest deductions claimed during the three taxable years preceding the taxable year in which the ownership change occurred plus the portion of such taxable year prior to the change date, in respect of debt converted into stock in the reorganization. Moreover, if the Section 382(1)(5) bankruptcy exception applies, any further ownership change of the debtor within a two-year period will result in forfeiture of all of the debtor's NOLs incurred prior to the date of the second ownership change.

         If the debtor would otherwise qualify for the Section 382(1)(5) bankruptcy exception, but the NOL reduction rules mandated thereby would greatly reduce the NOL, the debtor may elect instead to be subject to the annual limitation rules of Section 382 of the Tax Code, but is permitted to value the equity of the corporation for purposes of applying the formula by using the value immediately after the ownership change (by increasing the value of the old loss corporation to reflect any surrender or cancellation of creditors' claims) instead of immediately before the ownership change (the "Section 382(1)(6) limitation"). Alternatively, if the debtor does not qualify for the Section 382(1)(5) bankruptcy exception, the utility of its NOL would automatically be governed by the Section 382(1)(6) limitation.

         The Debtors' NOLs will be reduced as a result of the attribute reduction rules described above before application of the ownership change rules. See Section XI.C.2, "Certain U.S. Federal Income Tax Consequences of the Plan--Consequences to Holders of Claims--Attribute Reduction." To the extent NOLs remain after attribute reduction, the Debtors anticipate that they will elect application of Section 382(l)(6).

         It should be noted that both the Restricted NOLs and the Current NOLs are estimates. The amount of NOLs available to the Debtors or the Reorganized Debtors is based on factual and legal issues with respect to which there can be no certainty. For example, these NOLs could be reduced or eliminated because of audit adjustments by the IRS that result from IRS examinations of the Debtors' returns, or any COD income as a result of the attribute reduction rules discussed above in Section XI.C.2, "Certain Federal Income Tax Consequences of the Plan--Consequences to the Debtors or the Reorganized Debtors--Attribute Reduction." The actual annual utility of the NOL carryovers (if any) will be determined by actual market value and the actual long-term tax-exempt rate at the date of reorganization and may be different from amounts described herein. In addition, if the valuation placed on the Debtors' assets is less than their adjusted tax basis, the Debtors could have a net unrealized built-in loss, although the Debtors do not believe that this is the case.

    4.   Consolidated Return Items

         The confirmation of the Plan may result in the recognition of income or loss attributable to the existence of deferred intercompany transactions, excess loss accounts or similar items. The Debtors, however, do not believe that the consequence of such items (if any) would have a material effect on them.

    5.   Restructuring Transactions

         Pursuant to the Plan, the Debtors will engage in a series of transactions in a prescribed order that will result in the following economic and structural consequences: (1) PCICC will be amalgamated with a Nova Scotia Unlimited Liability Company (PCICC ULC) and will be wholly owned by PCI; as such, PCICC ULC, although treated as a corporation for Canadian income tax purposes, will be disregarded for federal income tax purposes and its assets will be treated as owned directly by PCI; (2) PCA will become a limited liability company wholly owned by PCICC ULC; as such, the limited liability company will be disregarded for federal income tax purposes and its assets will be treated as owned directly by PCI; (3) PAI will merge into PCA LLC (to be known as PAI LLC); a limited liability company that will be disregarded for federal income tax purposes and its assets (including the assets of PCA LLC and PAI) will be treated as owned directly by PCI; and (4) certain creditors of the Debtors will own stock of PCI and new indebtedness of PCICC ULC and PAI LLC, which will be treated as indebtedness of PCI for federal income tax purposes. The Debtors believe that no income, gain or loss will be recognized by the Debtors as a result of the consummation of these transactions, or that if recognized, no material federal income tax liability will be incurred, except to the extent of reduction of certain tax attributes as a result of discharge of indebtedness described above. After the consummation of these transactions, the income of the entire group will be subject to federal income tax, reduced by foreign tax credits as allowed by U.S. tax law. The income of PCICC ULC will also be subject to Canadian income tax. In addition, U.S. and Canadian withholding taxes will apply to certain intercompany distributions as required by law.

    6.   Alternative Minimum Tax

         A corporation is required to pay alternative minimum tax to the extent that 20% of "alternative minimum taxable income" ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, a corporation is entitled to offset no more than 90% of its AMTI with NOLs (as computed for alternative minimum tax purposes). Thus, if the Reorganized Debtors' consolidated group is subject to the alternative minimum tax in future years, a federal tax of 2% (20% of the 10% of AMTI not offset by NOLs) will apply to any AMTI earned by the Reorganized Debtors' consolidated group in future years that is otherwise offset by NOLs.

    7.   Special Considerations Applicable to PCICC

         As a Canadian corporation, PCICC is not generally subject to U.S. federal income tax, except to the extent that in any taxable year it has income that is effectively connected with the conduct of a trade or business in the United States. As a Canadian corporation, PCICC is not included in PCI's consolidated federal income tax return ("PCI Group"). However, because PCICC is a "controlled foreign corporation," certain of PCICC's income is directly included in the PCI Group's consolidated federal income tax return. It is unclear how the controlled foreign corporation rules, the bankruptcy exclusion rules, the attribute reduction rules and the change of ownership rules apply to this set of facts. The Debtors believe, however, either that the amount of COD of PCICC, if any, to the extent, if any, required to be included in the current year's consolidated federal income tax return will be offset by current NOLs (or perhaps NOL carryovers). However, it is possible, depending upon the outcome of several legal and factual questions that cannot be determined at this time, either that the basis of PCICC's assets for U.S. federal income tax purposes will have to be reduced or that there will be some U.S. federal income tax liability for the current year attributable to COD of PCICC.

XII. CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES.

A.   Introduction

         THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND TO HOLDERS OF CLAIMS WHO ACQUIRED SUCH CLAIMS ON ORIGINAL ISSUE AND EQUITY INTERESTS AND IS BASED ON THE CURRENT PROVISIONS OF THE CANADIAN INCOME TAX ACT (THE "TAX ACT"), THE REGULATIONS THEREUNDER, ALL SPECIFIC PROPOSALS TO AMEND THE TAX ACT AND REGULATIONS PUBLICLY ANNOUNCED BY THE CANADIAN MINISTER OF FINANCE PRIOR TO THE DATE HEREOF AND ON THE CURRENT PUBLISHED ADMINISTRATIVE PRACTICES OF THE CANADA CUSTOMS AND REVENUE AGENCY (THE "CCRA"). THIS SUMMARY DOES NOT OTHERWISE TAKE INTO ACCOUNT OR ANTICIPATE ANY CHANGES IN THE LAW WHETHER BY WAY OF JUDICIAL DECISION OR LEGISLATIVE ACTION, NOR DOES IT TAKE INTO ACCOUNT TAX LEGISLATION OF COUNTRIES OTHER THAN CANADA OR ANY PROVINCIAL TAX LEGISLATION. NO RULINGS HAVE BEEN REQUESTED FROM THE CCRA.

         THE SUMMARY IN PARAGRAPH B BELOW ONLY ADDRESSES THE TAX CONSEQUENCES TO HOLDERS ("NONRESIDENT HOLDERS"), WHO FOR PURPOSES OF THE TAX ACT AND ANY APPLICABLE TREATY OR CONVENTION AND AT ALL RELEVANT TIMES, ARE NEITHER A RESIDENT NOR DEEMED TO BE RESIDENT IN CANADA, HOLD THEIR CLAIMS AS CAPITAL PROPERTY, DEAL AT ARM'S LENGTH WITH THE DEBTORS, AND ARE NOT DEEMED TO HOLD THEIR CLAIMS IN, OR IN THE COURSE OF, CARRYING ON A BUSINESS IN CANADA AND ARE NOT INSURERS THAT CARRY ON AN INSURANCE BUSINESS IN CANADA OR ELSEWHERE. MOREOVER, NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN.

         THE FOLLOWING SUMMARY IS THEREFORE NOT A SUBSTITUTE FOR CAREFUL TAX PLANING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES, INCLUDING PROVINCIAL AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.

B.   Consequences to Nonresident Holders of Claims

         Under the Tax Act, PCICC will not be required to withhold tax from interest paid to Nonresident Holders of the New Tranche B Notes.

         No other tax on income (including taxable capital gains) will be payable by a Nonresident Holder of an Allowed Claim upon implementation of the Plan or in respect of the receipt of interest thereon by such Nonresident Holders with whom the Debtors deal at arm's length.

C.    Consequences to the Debtors and the Reorganized Debtors

         The Debtors believe that the Canadian debt forgiveness rules will apply to PCICC as a result of the implementation of the Plan. Under such rules, no immediate Canadian federal income tax liabilities would result to PCICC but the forgiven amount computed under such rules would reduce PCICC ULC's tax attributes, which may result in a future higher tax liability, depending on PCICC ULC's future taxable income.

         The Debtors believe that pursuant to the implementation of the Plan (1) the interest on the New Tranche B Notes should be deductible under the Tax Act and (2) the issuance of the New Tranche B Notes should not be viewed as giving rise to a benefit to the Debtors (which benefit would be treated as a dividend subject to Canadian withholding tax at a 5% or 15% rate depending on whether the applicable Debtor is the direct shareholder of PCICC) provided that, in both cases, the New Tranche B Notes are issued by PCICC ULC in exchange for the PCICC Senior Notes as provided under Section 7.1 of the Plan.

         Any gain realized by PCA on the transfer of PCICC to Newco and by Newco upon its liquidation pursuant to the implementation of the Plan should be exempt from Canadian federal income taxes under Article XIII of the Canada-United States Tax Convention. In addition, neither PCI nor Newco will be required to remit any amounts to the CCRA in accordance with withholding obligations under the Tax Act provided that PCA and Newco each obtain a certificate pursuant to
Section 116 of the Tax Act at the appropriate time.

XIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A.    Liquidation Under Chapter 7.

         If no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. In addition, in such circumstances, the holders of Secured Claims against PCICC may be entitled to enforce their security interest against PCICC in Canada under applicable Canadian law. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Claims and Equity Interests is set forth in Section VI.C.4., "Confirmation and Consummation Procedure--Confirmation--Best Interests Test." The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations and (iii) the failure to realize the greater, going concern value of the Debtors' assets.

B.   Alternative Plan of Reorganization.

         If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. During the course of negotiation of the Plan, the Debtors explored various other alternatives and concluded that the Plan represented the best alternative to protect the interests of creditors and other parties in interest. The Debtors have not changed their conclusions.

         The Debtors believe that the Plan enables the Debtors to successfully and expeditiously emerge from chapter 11, preserves their business and allows creditors and equity interest holders to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion which could occur over a more extended period of time than in a liquidation under chapter 7 and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors and equity interest holders because a greater return to creditors and equity interest holders is provided for in the Plan.

XIV. CONCLUSION AND RECOMMENDATION

         The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtors urge holders of impaired Claims and Equity Interests entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received not later than 4:30 p.m., (Central Time), on October 30, 2001.

Dated:     Houston, Texas
           September 21, 2001

                                  PIONEER COMPANIES, INC., a Delaware
                                  corporation
                                  (for itself and on behalf of each of
                                  the Subsidiaries)

                                  By:        /s/ Michael J. Ferris
                                     ------------------------------------
                                  Name:   Michael J. Ferris
                                  Title:  President and Chief Executive Officer

                        EXHIBIT A TO DISCLOSURE STATEMENT

                             Plan of Reorganization

                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION


---------------------------------------
                                        :
In re:                                  :        CHAPTER 11
                                        :
PIONEER COMPANIES, INC.,                :
PIONEER CORPORATION OF AMERICA,         :
IMPERIAL WEST CHEMICAL CO.,             :
KEMWATER NORTH AMERICA CO.,             :
PCI CHEMICALS CANADA INC./PCI,          :        Case No. 01-38259-H3-11
CHIMIE CANADA INC.,                     :
PIONEER AMERICAS, INC.,                 :
PIONEER (EAST), INC.,                   :
PIONEER WATER TECHNOLOGIES, INC.,       :
PIONEER LICENSING, INC., and            :
KWT, INC.,                              :        JOINTLY ADMINISTERED
                                        :
                  Debtors.              :
                                        :
---------------------------------------


                  DEBTORS' AMENDED JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                           WEIL, GOTSHAL & MANGES LLP
                            Attorneys for the Debtors
                                         700 Louisiana, Suite 1600
                                         Houston, Texas  77002
                                         (713) 546-5000

                                                  and

                                         100 Crescent Court, Suite 1300
                                         Dallas, Texas  75201
                                         (214) 746-7700


Dated:     Houston, Texas
           September 21, 2001


ARTICLE I. DEFINITIONS AND CONSTRUCTION OF TERMS.................................................................1

         1.1      Ad Hoc Committee...............................................................................1

         1.2      Administrative Expense Claim...................................................................1

         1.3      Allowed........................................................................................2

         1.4      Amended PCI Bylaws.............................................................................2

         1.5      Amended PCI Certificate of Incorporation.......................................................2

         1.6      Avoidance Claims...............................................................................2

         1.7      Ballot.........................................................................................2

         1.8      Balloting Agent................................................................................2

         1.9      Balloting Deadline.............................................................................2

         1.10     Bankruptcy Code................................................................................2

         1.11     Bankruptcy Court...............................................................................3

         1.12     Bankruptcy Rules...............................................................................3

         1.13     BNY............................................................................................3

         1.14     Business Day...................................................................................3

         1.15     Canadian Court.................................................................................3

         1.16     Canadian Deficiency Claims.....................................................................3

         1.17     Canadian Plan..................................................................................3

         1.18     Canadian Proceedings...........................................................................3

         1.19     Canadian Secured Term and Note Claims..........................................................3

         1.20     Cash...........................................................................................3

         1.21     Causes of Action...............................................................................3

         1.22     CCAA...........................................................................................3

         1.23     CCAA Order.....................................................................................3

         1.24     Chapter 11 Cases...............................................................................4

         1.25     Claim..........................................................................................4

         1.26     Class..........................................................................................4

         1.27     Class 8 and Class 9 Distribution...............................................................4

         1.28     Class 9 Distribution...........................................................................4

         1.29     Clerk..........................................................................................4

         1.30     Collateral.....................................................................................4

         1.31     Commencement Date..............................................................................4

         1.32     Confirmation Date..............................................................................4


         1.33     Confirmation Hearing...........................................................................4

         1.34     Confirmation Order.............................................................................4

         1.35     Congress.......................................................................................4

         1.36     Congress Secured Claim.........................................................................4

         1.37     Convenience Claim..............................................................................4

         1.38     Creditors' Committee...........................................................................5

         1.39     Debtors........................................................................................5

         1.40     Debtors in Possession..........................................................................5

         1.41     DIP Facility...................................................................................5

         1.42     Disbursing Agents..............................................................................5

         1.43     Disclosure Statement...........................................................................5

         1.44     Disputed.......................................................................................5

         1.45     Disputed Claim Amount..........................................................................5

         1.46     Docket.........................................................................................5

         1.47     Effective Date.................................................................................5

         1.48     Environmental Claim............................................................................6

         1.49     Equity Interest................................................................................6

         1.50     ERISA..........................................................................................6

         1.51     Estates........................................................................................6

         1.52     Existing Credit Facility.......................................................................6

         1.53     Exit Facility..................................................................................6

         1.54     Exit Facility Lenders..........................................................................6

         1.55     File, Filed, or Filing.........................................................................6

         1.56     Final Order....................................................................................6

         1.57     General Unsecured Claim........................................................................7

         1.58     Guarantees.....................................................................................7

         1.59     Imperial.......................................................................................7

         1.60     Indenture Trustees.............................................................................7

         1.61     Indenture Trustees' Expenses...................................................................7

         1.62     Initial Distribution Date......................................................................7

         1.63     Insured Claim..................................................................................7

         1.64     Intercompany Claim.............................................................................7

         1.65     KNA............................................................................................7


         1.66     KWT............................................................................................7

         1.67     LIBOR Rate.....................................................................................7

         1.68     Lien...........................................................................................8

         1.69     MEIP...........................................................................................8

         1.70     New Board of Directors.........................................................................8

         1.71     New Common Stock...............................................................................8

         1.72     New Indenture Trustees.........................................................................8

         1.73     New Notes......................................................................................8

         1.74     New Other Secured Notes........................................................................8

         1.75     New Tranche A Term Notes.......................................................................8

         1.76     New Tranche A Term Loan Agreement..............................................................8

         1.77     New Tranche A Term Notes Agent.................................................................8

         1.78     New Tranche B Notes............................................................................8

         1.79     New Tranche B Notes Indenture..................................................................8

         1.80     New Tranche B Notes Indenture Trustee..........................................................8

         1.81     Order..........................................................................................9

         1.82     Other Priority Claim...........................................................................9

         1.83     Other Secured Claim............................................................................9

         1.84     PAI............................................................................................9

         1.85     PBGC...........................................................................................9

         1.86     PCA............................................................................................9

         1.87     PCA Canadian Term Loan Agreement...............................................................9

         1.88     PCA Canadian Term Loan Agreement Administrative Agent..........................................9

         1.89     PCA U.S. Secured Term and Note Claims..........................................................9

         1.90     PCA Senior Notes...............................................................................9

         1.91     PCA Senior Notes Indenture.....................................................................9

         1.92     PCA Senior Notes Indenture Trustee.............................................................9

         1.93     PCA U.S. Term Loan Agreement...................................................................9

         1.94     PCA U.S. Term Loan Agreement Administrative Agent..............................................9

         1.95     PCI............................................................................................9

         1.96     PCI Equity Interest...........................................................................10

         1.97     PCICC.........................................................................................10

         1.98     PCICC Senior Notes............................................................................10


         1.99     PCICC Senior Notes Indenture..................................................................10

         1.100    PCICC Senior Notes Indenture Trustee..........................................................10

         1.101    Pioneer.......................................................................................10

         1.102    Pioneer 2000 Group............................................................................10

         1.103    Pioneer 2000 Group Claims.....................................................................10

         1.104    Pioneer East..................................................................................10

         1.105    Pioneer Licensing.............................................................................10

         1.106    Plan..........................................................................................10

         1.107    Plan Documents................................................................................10

         1.108    Plan Supplement...............................................................................10

         1.109    Priority Tax Claim............................................................................10

         1.110    Pro Rata Share................................................................................10

         1.111    Professionals.................................................................................11

         1.112    Protocol......................................................................................11

         1.113    PWT...........................................................................................11

         1.114    Quarter.......................................................................................11

         1.115    Record Date...................................................................................11

         1.116    Registration Rights Agreement.................................................................11

         1.117    Reorganized Debtors...........................................................................11

         1.118    Reorganized PAI...............................................................................11

         1.119    Reorganized PCI...............................................................................11

         1.120    Reorganized PCICC.............................................................................11

         1.121    Reorganized Pioneer...........................................................................11

         1.122    Reorganized Subsidiaries......................................................................11

         1.123    Reserve.......................................................................................11

         1.124    Retirement Plans..............................................................................12

         1.125    Schedules.....................................................................................12

         1.126    Secured Claim.................................................................................12

         1.127    Secured Tax Claim.............................................................................12

         1.128    Subordinated Claim............................................................................12

         1.129    Subsequent Distribution Date..................................................................12

         1.130    Subsidiary....................................................................................12

         1.131    Subsidiary Equity Interest....................................................................12


         1.132    Surplus Distributions.........................................................................12

         1.133    Tort Claim....................................................................................12

         1.134    Unsecured Claim...............................................................................12

         1.135    U.S. Deficiency Claims........................................................................13

         1.136    U.S. Trust....................................................................................13

         1.137    Voting Deadline...............................................................................13

         1.138    Interpretation; Application of Definitions and Rules of Construction..........................13

ARTICLE II.  TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS.................................13

         2.1      Administrative Expense Claims.................................................................13

         2.2      Professional Compensation and Reimbursement Claims............................................13

         2.3      Priority Tax Claims...........................................................................14

ARTICLE III. CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS......................................................14

ARTICLE IV. TREATMENT OF CLAIMS AND EQUITY INTERESTS............................................................15

         4.1      CLASS 1 - OTHER PRIORITY CLAIMS...............................................................15

         4.2      CLASS 2 - CONGRESS SECURED CLAIMS.............................................................15

         4.3      CLASS 3 - PCA U.S. SECURED TERM AND NOTE CLAIMS...............................................15

         4.4      CLASS 4 - CANADIAN SECURED TERM AND NOTE CLAIMS...............................................16

         4.5      CLASS 5 - SECURED TAX CLAIMS..................................................................16

         4.6      CLASS 6 - OTHER SECURED CLAIMS................................................................17

         4.7      CLASS 7 - CONVENIENCE CLAIMS..................................................................17

         4.8      CLASS 8 - GENERAL UNSECURED CLAIMS............................................................18

         4.9      CLASS 9 - CANADIAN DEFICIENCY CLAIMS AND U.S. DEFICIENCY CLAIMS...............................18

         4.10     CLASS 10 - SUBORDINATED CLAIMS................................................................18

         4.11     CLASS 11 - PCI EQUITY INTERESTS...............................................................18

         4.12     Modification of Treatment of Claims...........................................................19

ARTICLE V. PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF DISPUTED,
         CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS.................19

         5.1      Voting of Claims..............................................................................19

         5.2      Nonconsensual Confirmation....................................................................19


         5.3      Method of Distributions Under the Plan........................................................19

         5.4      Objections to and Resolution of Administrative Expense Claims, Claims and Equity Interests....22

         5.5      Distributions Relating to Allowed Insured Claims..............................................23

ARTICLE VI. EXECUTORY CONTRACTS AND UNEXPIRED LEASES............................................................23

         6.1      Assumption or Rejection of Executory Contracts and Unexpired Leases...........................23

         6.2      Indemnification Obligations...................................................................25

         6.3      Modified Compensation and Benefit Programs....................................................25

         6.4      Retiree Benefits..............................................................................25

ARTICLE VII. CONSOLIDATION OF PCI AND THE SUBSIDIARIES..........................................................26

         7.1      Restructuring Transactions....................................................................26

         7.2      Order of Transactions.........................................................................29

         7.3      Approval and Acknowledgment...................................................................29

         7.4      Substantive Consolidation.....................................................................29

         7.5      Issuance and Transfers of Common Stock of the Subsidiaries....................................30

         7.6      Merger of Corporate Entities..................................................................30

ARTICLE VIII.   PROVISIONS REGARDING CORPORATE GOVERNANCE AND MANAGEMENT OF THE REORGANIZED DEBTORS.............30

         8.1      General.......................................................................................30

         8.2      Meetings of Reorganized PCI Stockholders......................................................30

         8.3      Directors and Officers of Reorganized Debtors.................................................31

         8.4      Amended Bylaws and Amended Certificates of Incorporation......................................31

         8.5      Issuance of New Securities....................................................................31

         8.6      Management Equity Incentive Plan..............................................................32

ARTICLE IX.  IMPLEMENTATION AND EFFECT OF CONFIRMATION OF PLAN..................................................32

         9.1      Means for Implementation of the Plan..........................................................32

         9.2      Term of Bankruptcy Injunction or Stays........................................................37

         9.3      Revesting of Assets...........................................................................37

         9.4      Causes of Action..............................................................................37

         9.5      Discharge of Debtors..........................................................................37

         9.6      Injunction....................................................................................38

ARTICLE X. EFFECTIVENESS OF THE PLAN............................................................................38

         10.1     Conditions Precedent to Effectiveness.........................................................38


         10.2     Effect of Failure of Conditions...............................................................39

         10.3     Waiver of Conditions to Confirmation and Effective Date.......................................39

         10.4     Effects of Plan Confirmation..................................................................39

ARTICLE XI.  RETENTION OF JURISDICTION..........................................................................41

ARTICLE XII. MISCELLANEOUS PROVISIONS...........................................................................42

         12.1     Effectuating Documents and Further Transactions...............................................42

         12.2     Exemption from Transfer Taxes.................................................................42

         12.3     Termination of Committee......................................................................43

         12.4     Post-Confirmation Date Fees and Expenses......................................................43

         12.5     Payment of Statutory Fees.....................................................................43

         12.6     Amendment or Modification of the Plan.........................................................43

         12.7     Severability..................................................................................43

         12.8     Revocation or Withdrawal of the Plan..........................................................43

         12.9     Binding Effect................................................................................44

         12.10    Notices.......................................................................................44

         12.11    Governing Law.................................................................................44

         12.12    Withholding and Reporting Requirements........................................................44

         12.13    Plan Supplement...............................................................................45

         12.14    Voting for Purposes of the Canadian Plan......................................................45

         12.15    Allocation of Plan Distributions Between Principal and Interest...............................45

         12.16    Headings......................................................................................45

         12.17    Exhibits/Schedules............................................................................45

         12.18    Filing of Additional Documents................................................................46

         12.19    No Admissions.................................................................................46


                         UNITED STATES BANKRUPTCY COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION


-------------------------------------------
                                            :
In re:                                      :        CHAPTER 11
                                            :
PIONEER COMPANIES, INC.,                    :
PIONEER CORPORATION OF AMERICA,             :
IMPERIAL WEST CHEMICAL CO.,                 :
KEMWATER NORTH AMERICA CO.,                 :
PCI CHEMICALS CANADA INC./PCI,              :        Case No. 01-38259-H3-11
CHIMIE CANADA INC.,                         :
PIONEER AMERICAS, INC.,                     :
PIONEER (EAST), INC.,                       :
PIONEER WATER TECHNOLOGIES, INC.,           :
PIONEER LICENSING, INC., and                :
KWT, INC.,                                  :
                                            :
                  Debtors.                  :        JOINTLY ADMINISTERED
                                            :
-------------------------------------------



                  DEBTORS' AMENDED JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE


        Pioneer Companies, Inc. and its affiliate Debtors propose the following amended joint plan of reorganization under section 1121(a) of title 11 of the United States Code:

                                   ARTICLE I.

                      DEFINITIONS AND CONSTRUCTION OF TERMS

        Definitions. As used herein, the following terms have the respective meanings specified below, unless the context otherwise requires:

        1.1 Ad Hoc Committee means the unofficial committee of certain holders of PCA U.S. Secured Term and Note Claims and Canadian Secured Term and Note Claims, and as described in the Disclosure Statement.

        1.2 Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any Claims arising under the DIP Facility, any actual and necessary costs and expenses of preserving the Estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the Estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

        1.3 Allowed means, with reference to any Claim, (a) any Claim against the Debtors which has been listed by the Debtors in their Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim or interest has been filed, (b) any Claim allowed hereunder, (c) any Claim which is not Disputed, or (d) any Claim which, if Disputed, (i) as to which, pursuant to the Plan or a Final Order of the Bankruptcy Court, the liability of the Debtors and the amount thereof are determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court, or (ii) has been Allowed by Final Order; provided, however, that any Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Administrative Expense Claim," or "Allowed Claim," shall not, for purposes of computation of distributions under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Commencement Date.

        1.4 Amended PCI Bylaws means the amended and restated Bylaws of Reorganized PCI, which shall be in substantially the form contained in the Plan Supplement.

        1.5 Amended PCI Certificate of Incorporation means the amended and restated Certificate of Incorporation of Reorganized PCI, which shall be in substantially the form contained in the Plan Supplement.

        1.6 Avoidance Claims means all fraudulent transfer Causes of Action under sections 544, 548 and 550 of the Bankruptcy Code or otherwise applicable state law.

        1.7 Ballot means the form to be distributed with the Disclosure Statement to each holder of an impaired Claim on which is to be indicated acceptance or rejection of the Plan.

        1.8 Balloting Agent means the entity retained by the Debtors as balloting agent under the Plan.

        1.9 Balloting Deadline means the date and time, as set by an Order and set forth in the Disclosure Statement, by which all Ballots must be received by the Balloting Agent at the address set forth on the applicable ballot used for voting on the Plan, as such date may be extended by an Order.

        1.10 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

        1.11 Bankruptcy Court means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, having jurisdiction over the Chapter 11 Cases, or if such Court ceases to exercise jurisdiction over the Chapter 11 Cases, such court or adjunct thereof that exercises jurisdiction over the Chapter 11 Cases in lieu of the United States Bankruptcy Court for such district.

        1.12 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

        1.13 BNY means BNY Asset Solutions LLC.

        1.14 Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

        1.15 Canadian Court means the Quebec Superior Court (Bankruptcy Division), in Montreal, Canada.

        1.16 Canadian Deficiency Claims means Claims equal to the difference between (i) the aggregate amount of all Claims relating to or arising under the PCA Canadian Term Loan Agreement and/or the PCICC Senior Notes, and (ii) the value of the Collateral securing such Claims.

        1.17 Canadian Plan means the plan of arrangement and compromise filed under the CCAA proposed by PCICC, as Applicant, and Richter & Associes Inc., as Monitor, and attached hereto as "Exhibit A," as the same may be modified or amended from time to time with the consent of PCICC and the Creditors' Committee.

        1.18 Canadian Proceedings means the proceedings commenced by PCICC before the Canadian Court under the CCAA.

        1.19 Canadian Secured Term and Note Claims means the Secured Claims relating to the PCA Canadian Term Loan Agreement and the PCICC Senior Notes.

        1.20 Cash means legal tender of the United States of America and equivalents thereof.

        1.21 Causes of Action means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law, equity or otherwise.

        1.22 CCAA means the Companies' Creditors Arrangement Act of Canada.

        1.23 CCAA Order means one or more orders of the Canadian Court sanctioning and giving effect to the Canadian Plan pursuant to Section 6 of the CCAA.

        1.24 Chapter 11 Cases means each and all of the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors, styled In re Pioneer Companies, Inc. et al., Chapter 11 Case No. 01-38259-H3-11, Jointly Administered, currently pending in the Bankruptcy Court.

        1.25 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

        1.26 Class means a category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

        1.27 Class 8 and Class 9 Distribution means 300,000 shares of the New Common Stock.

        1.28 Class 9 Distribution means the aggregate Pro Rata Shares of all holders of Allowed Canadian Deficiency Claims and/or Allowed U.S. Deficiency Claims of the Class 8 and Class 9 Distribution.

        1.29 Clerk means the clerk of the Bankruptcy Court.

        1.30 Collateral means any property or interest in property of the Estates of the Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code, applicable state law, or applicable Canadian or provincial law.

        1.31 Commencement Date means July 31, 2001, the date on which the Debtors commenced the Chapter 11 Cases.

        1.32 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the Docket.

        1.33 Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

        1.34 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

        1.35 Congress means Congress Financial Corporation (Southwest) as U.S. Lender, Congress Financial Corporation (Canada) as Canadian Lender, and Congress Financial Corporation (Southwest) as Agent under the Existing Credit Facility.

        1.36 Congress Secured Claim means a Secured Claim of Congress and the other lenders party to the Existing Credit Facility.

        1.37 Convenience Claim means any Unsecured Claim in the amount of $500.00 or less and any Unsecured Claim that is reduced to $500.00 by the election of the holder thereof on such holder's Ballot.

        1.38 Creditors' Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

        1.39 Debtors means, collectively, PCI, PAI, PCICC, Imperial, PCA, Pioneer East, Pioneer Licensing, KNA, KWT, and PWT.

        1.40 Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

        1.41 DIP Facility means that certain commitment for a revolving credit facility in the aggregate principal amount of up to $50 million provided by the agent and the lenders party thereto, and evidenced by that certain Debtor-in-Possession Credit Agreement dated as of July 31, 2001, as amended, supplemented, or modified from time to time.

        1.42 Disbursing Agents shall have the meaning set forth in Section 5.3(m) of the Plan.

        1.43 Disclosure Statement means the disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

        1.44 Disputed means, with reference to any Claim or Equity Interest, any Claim or Equity Interest proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent, and in either case or in the case of an Administrative Expense Claim, any Administrative Expense Claim, Claim or Equity Interest which is disputed under the Plan or as to which the Debtors or, if not prohibited by the Plan, any other party in interest has interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and any Claim or Equity Interest proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim or interest was not timely or properly filed.

        1.45 Disputed Claim Amount means the amount set forth in the proof of claim relating to a Disputed Claim or, if an amount is estimated in respect of a Disputed Claim in accordance with section 502(c) of the Bankruptcy Code and Bankruptcy Rule 3018 for purposes of, among other things, Section 5.3(i)(i) of the Plan, the amount so estimated pursuant to an order of the Bankruptcy Court.

        1.46 Docket means the docket in the Chapter 11 Cases maintained by the Clerk.

        1.47 Effective Date means the first Business Day on which the conditions specified in Section 10.1 of the Plan have been satisfied or waived.

        1.48 Environmental Claim means any Claim, including, but not limited to, actions, suits, judgments, or orders under any federal, state, or local environmental law or regulation for any damages (including contribution claims and natural resource damages), injunctive relief, losses, fines, penalties, fees, expenses (including financial assurance obligations and reasonable fees and expenses of attorneys and consultants) or costs relating to (a) the release or threatened release of hazardous materials or substances to the environment,
(b) any actual or alleged violation or non-compliance with any applicable federal, state, or local environmental statute, regulation, or order, or (c) other similar Claim asserted against any of the Debtors that has not been compromised and settled or otherwise resolved.

        1.49 Equity Interest means any share of preferred stock, common stock or other instrument evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest, other than any such instrument or right held by PCI or any Subsidiary.

        1.50 ERISA means Title IV of the Employee Retirement Income Security Act, as amended, 29 U.S.C.ss. 1301 et. seq. (1994 & Supp. V 1999).

        1.51 Estates means the estates created upon the commencement of the Chapter 11 Cases by section 541 of the Bankruptcy Code.

        1.52 Existing Credit Facility means the $50 million secured revolving credit and term loan facility provided pursuant to the Amended and Restated Loan and Security Agreement by and among Congress, the other lenders thereto, and Pioneer Chlor Alkali Company, Inc., All-Pure Chemical Co., KNA, PCICC, PCI Carolina, Inc., and T.C. Products, Inc., as Borrowers, and PAI, Imperial, Black Mountain Power Company, T.C. Holdings, Inc., Pioneer Licensing and Pioneer East, as Guarantors, dated as of September 24, 1999.

        1.53 Exit Facility means the credit facility to be entered into, as of the Effective Date, among the Reorganized Debtors and the Exit Facility Lenders, and all ancillary agreements and instruments thereto, in the form Filed at least ten (10) days prior to the Voting Deadline.

        1.54 Exit Facility Lenders means those certain lenders (together with their successors or assigns), as parties to the Exit Facility, by original execution or assignment thereof.

        1.55 File, Filed, or Filing means file, filed, or filing with the Bankruptcy Court in the Chapter 11 Cases.

        1.56 Final Order means an Order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

        1.57 General Unsecured Claim means any Unsecured Claim other than a Convenience Claim, a Subordinated Claim, a Canadian Deficiency Claim, a U.S. Deficiency Claim, or an Intercompany Claim. General Unsecured Claim shall also include any Pioneer 2000 Group Claim.

        1.58 Guarantees has the meaning assigned to such term in Section 9.1(m) of the Plan.

        1.59 Imperial means Imperial West Chemical Co., a Nevada corporation.

        1.60 Indenture Trustees means, collectively, (i) U.S. Trust, in its capacity as PCA Senior Notes Indenture Trustee and as PCICC Senior Notes Indenture Trustee, and (ii) BNY, in its capacity as PCA U.S. Term Loan Agreement Administrative Agent and as PCA Canadian Term Loan Agreement Administrative Agent.

        1.61 Indenture Trustees' Expenses means any unpaid Indenture Trustees' fees, and reasonable unpaid out-of-pocket costs or expenses incurred through the Effective Date by the Indenture Trustees, which are secured or which are entitled to be secured under, as the case may be, the PCA Senior Notes Indenture, the PCICC Senior Notes Indenture, the PCA Canadian Term Loan Agreement, or the PCA U.S. Term Loan Agreement by a Lien or other priority in payment against distributions to be made to holders of Claims under the PCA Senior Notes Indenture, the PCICC Senior Notes Indenture, the PCA Canadian Term Loan Agreement, or the PCA U.S. Term Loan Agreement.

        1.62 Initial Distribution Date means the date that is sixty (60) days after the Effective Date, or as soon thereafter as is practicable.

        1.63 Insured Claim means any Claim arising from an incident or occurrence that is covered under the Debtors' insurance policies.

        1.64 Intercompany Claim means any Claim of one Debtor against another Debtor on account of intercompany indebtedness.

        1.65 KNA means Kemwater North America Company, a Delaware corporation.

        1.66 KWT means KWT, Inc., a Delaware corporation.

        1.67 LIBOR Rate means the rate per annum offered to major banks in the London interbank eurodollar market as it appears on the Dow Jones Markets Telerate Page 3750, or, if such rate does not appear on this service, such other comparable publicly available service for displaying eurodollar rates, as of 11:00 a.m., London time, on the Effective Date, for deposits in U.S. dollars for a one-year interest period.

        1.68 Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

        1.69 MEIP means an equity incentive plan that will become effective on the Effective Date or as soon thereafter as is reasonably practicable, which shall be in substantially the form contained in the Plan Supplement.

        1.70 New Board of Directors means the board of directors of Reorganized PCI.

        1.71 New Common Stock means the common stock of Reorganized PCI authorized and to be issued pursuant to the Plan.

        1.72 New Indenture Trustees means, collectively, (i) the New Tranche A Term Notes Agent and (ii) the New Tranche B Notes Indenture Trustee.

        1.73 New Notes means, collectively, the New Tranche A Term Notes, the New Tranche B Notes, and the New Other Secured Notes.

        1.74 New Other Secured Notes means, with respect to the holder of an Other Secured Claim, the term note authorized and to be issued pursuant to section 4.6 of the Plan, in a principal amount equal to the amount of such holder's Allowed Other Secured Claim and containing all other material economic terms the same as the original instrument evidencing such holder's Other Secured Claim.

        1.75 New Tranche A Term Notes has the meaning assigned to such term in section 9.1(j) of the Plan. The New Tranche A Term Notes shall be in substantially the form contained in the Plan Supplement.

        1.76 New Tranche A Term Loan Agreement means the term loan agreement pursuant to which the New Tranche A Term Notes are issued, and which shall be in substantially the form contained in the Plan Supplement.

        1.77 New Tranche A Term Notes Agent means the administrative agent under the New Tranche A Term Loan Agreement.

        1.78 New Tranche B Notes has the meaning assigned to such term in
Section 9.1(k) of the Plan. The New Tranche B Notes shall be in substantially the form contained in the Plan Supplement.

        1.79 New Tranche B Notes Indenture means the indenture pursuant to which the New Tranche B Notes are issued, and which shall be in substantially the form contained in the Plan Supplement.

        1.80 New Tranche B Notes Indenture Trustee means the indenture trustee under the New Tranche B Notes Indenture.

        1.81 Order means an order or judgment of the Bankruptcy Court as entered on the Docket.

        1.82 Other Priority Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

        1.83 Other Secured Claim means any Secured Claim, other than a Congress Secured Claim, a PCA U.S. Secured Term and Note Claim, a Canadian Secured Term and Note Claim, or a Secured Tax Claim.

        1.84 PAI means Pioneer Americas, Inc., a Delaware corporation.

        1.85 PBGC means Pension Benefit Guaranty Corporation.

        1.86 PCA means Pioneer Corporation of America, a Delaware corporation.

        1.87 PCA Canadian Term Loan Agreement means that certain Term Loan Agreement, dated as of October 30, 1997, as amended, among PCA, the Lenders (as defined therein), certain other parties, and BNY, in its capacity as administrative agent.

        1.88 PCA Canadian Term Loan Agreement Administrative Agent means BNY in its capacity as administrative agent under the PCA Canadian Term Loan Agreement.

        1.89 PCA U.S. Secured Term and Note Claims means the Secured Claims relating to the PCA U.S. Term Loan Agreement and PCA Senior Notes.

        1.90 PCA Senior Notes means the $200 million in original aggregate principal amount of 9 1/4% Senior Secured Notes due June 2007 by PCA pursuant to the PCA Senior Notes Indenture.

        1.91 PCA Senior Notes Indenture means that certain Indenture, dated as of June 17, 1997, as amended, among PCA, the Subsidiary Guarantors (as defined therein), and U.S. Trust, in its capacity as trustee and as collateral agent.

        1.92 PCA Senior Notes Indenture Trustee means U.S. Trust in its capacity as trustee and as collateral agent under the PCA Senior Notes Indenture.

        1.93 PCA U.S. Term Loan Agreement means that certain Term Loan Agreement, dated as of June 17, 1997, as amended, among PCA, the Lenders (as defined therein), certain other parties, and BNY, in its capacity as administrative agent.

        1.94 PCA U.S. Term Loan Agreement Administrative Agent means BNY in its capacity as administrative agent under the PCA U.S. Term Loan Agreement.

        1.95 PCI means Pioneer Companies, Inc., a Delaware corporation.

        1.96 PCI Equity Interest means any share of common or preferred stock or other instrument evidencing a present ownership interest in PCI, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

        1.97 PCICC means PCI Chemicals Canada Inc./ PCI Chimie Canada Inc., a New Brunswick, Canada corporation.

        1.98 PCICC Senior Notes means the $175 million in original aggregate principal amount of 9 1/4% Senior Secured Notes due October 2007 issued by PCICC pursuant to the PCCIC Senior Notes Indenture.

        1.99 PCICC Senior Notes Indenture means that certain Indenture, dated as of October 30, 1997, as amended, among PCICC, the Guarantors (as such term is defined therein), and U.S. Trust, in its capacity as trustee and as collateral agent.

        1.100 PCICC Senior Notes Indenture Trustee means U.S. Trust in its capacity as trustee and as collateral agent under the PCICC Senior Notes Indenture.

        1.101 Pioneer means, collectively, the Debtors.

        1.102 Pioneer 2000 Group means Pioneer Partners 2000, L.L.C. and the members and managers of Pioneer Partners 2000, L.L.C.

        1.103 Pioneer 2000 Group Claims means the Claims of the Pioneer 2000 Group.

        1.104 Pioneer East means Pioneer (East), Inc., a Delaware corporation.

        1.105 Pioneer Licensing means Pioneer Licensing, Inc., a Delaware corporation.


        1.106 Plan means this chapter 11 plan of reorganization, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

        1.107 Plan Documents means the agreements, documents and instruments entered into on or as of the Effective Date as contemplated by, and in furtherance of, the Plan.

        1.108 Plan Supplement means the forms of documents specified in Section
12.13 of the Plan.

        1.109 Priority Tax Claim means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

        1.110 Pro Rata Share means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim in a Class to the amount of such Allowed Claim is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims in such Class; provided, however, that with respect to Class 8 and Class 9, such ratios shall be computed by using the aggregate amount of Allowed Claims in Class 8 and Class 9.

        1.111 Professionals means (a) any professional employed in the Chapter 11 Cases pursuant to section 327 or 1103 of the Bankruptcy Code or otherwise pursuant to an order of the Bankruptcy Court and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

        1.112 Protocol means the cross-border insolvency protocol approved by the Bankruptcy Court.

        1.113 PWT means Pioneer Water Technologies, Inc., a Delaware corporation.

        1.114 Quarter means the period beginning on the Effective Date and ending on the next of October 31, January 31, April 30 and July 31, and each three month period thereafter.

        1.115 Record Date means the day that is five (5) days from and after the Confirmation Date.

        1.116 Registration Rights Agreement means the registration rights agreement relating to the resale of the New Tranche B Notes and the New Common Stock distributed pursuant to the Plan, to be entered into as of the Effective Date by the Reorganized Debtors for the benefit of certain holders of the New Tranche B Notes and shares of the New Common Stock. The Registration Rights Agreement shall be in substantially the form contained in the Plan Supplement.

        1.117 Reorganized Debtors means Reorganized PCI and each of the Reorganized Subsidiaries, as reorganized on and after the Effective Date.

        1.118 Reorganized PAI means PAI, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

        1.119 Reorganized PCI means PCI, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

        1.120 Reorganized PCICC means PCICC, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

        1.121 Reorganized Pioneer means Pioneer, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

        1.122 Reorganized Subsidiaries means each of the Subsidiaries, or any successors thereto by merger, consolidation or otherwise, on and after the Effective Date.

        1.123 Reserve shall have the meaning set forth in Section 5.3(i)(i) of the Plan.

        1.124 Retirement Plans means the Pioneer Americas, Inc. Retirement Plan, the Pioneer Americas, Inc. Retirement Plan for Bargaining Employees, and the Pioneer Americas, Inc. Tacoma Union Pension Plan.

        1.125 Schedules means the schedules of assets and liabilities, the list of holders of Equity Interests and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

        1.126 Secured Claim means any Claim, to the extent reflected in the Schedules or a proof of claim as a Secured Claim, which is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

        1.127 Secured Tax Claim means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

        1.128 Subordinated Claim means any Claim that is subordinated pursuant to section 510 of the Bankruptcy Code.

        1.129 Subsequent Distribution Date means the twentieth (20th) day after the end of the Quarter following the Quarter in which the Initial Distribution Date occurs and the twentieth (20th) day after the end of each subsequent Quarter; provided, however, that the first and second Subsequent Distribution Dates shall occur on the twentieth (20th) day after the end of the second and fourth Quarters, respectively, following the Quarter in which the Initial Distribution Date occurs.

        1.130 Subsidiary means any Debtor of which PCI owns directly or indirectly all of the outstanding capital stock.

        1.131 Subsidiary Equity Interest means any share of common stock or other instrument evidencing a present ownership interest in any of the Subsidiaries, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

        1.132 Surplus Distributions shall have the meaning set forth in Section 5.3(k) of the Plan.

        1.133 Tort Claim means any Claim relating to personal injury, property damage or products liability or other similar Claim asserted against any of the Debtors that has not been compromised and settled or otherwise resolved.

        1.134 Unsecured Claim means any Claim that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim or Other Priority Claim.

        1.135 U.S. Deficiency Claims means Claims equal to the difference between (i) the aggregate amount of all Claims relating to or arising under the PCA U.S. Term Loan Agreement and/or the PCA Senior Notes, and (ii) the value of the Collateral securing such Claims.

        1.136 U.S. Trust means the United States Trust Company of New York or its successor.

        1.137 Voting Deadline means the last day upon which holders of Claims may vote to accept or reject the Plan.

        1.138 Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

                                  ARTICLE II.

                           TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

        2.1 Administrative Expense Claims. Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a different treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession, to the extent authorized and approved by the Bankruptcy Court if such authorization and approval was required under the Bankruptcy Code, shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions.

        2.2 Professional Compensation and Reimbursement Claims. All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the
Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by the date that is sixty (60) days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and, (b) if granted such an award by the Bankruptcy Court, shall be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Debtors in Possession or, on and after the Effective Date, the Reorganized Debtors.

        2.3 Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized Pioneer, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8.0%, over a period through the sixth
(6th) anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim.

                                  ARTICLE III.

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

        Claims, other than Administrative Expense Claims, Priority Tax Claims, and Equity Interests are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:


Class                                                         Status
-----                                                         ------
Class 1  - Other Priority Claims..............................Unimpaired

Class 2  - Congress Secured Claims............................Unimpaired

Class 3  - PCA U.S. Secured Term and Note Claims..............Impaired

Class 4  - Canadian Secured Term and Note Claims..............Impaired

Class 5  - Secured Tax Claims.................................Impaired

Class 6  - Other Secured Claims...............................Unimpaired


Class 7  - Convenience Claims.................................Impaired

Class 8  - General Unsecured Claims...........................Impaired

Class 9  - Canadian Deficiency Claims and U.S.
              Deficiency Claims...............................Impaired

Class 10 - Subordinated Claims................................Impaired

Class 11 - PCI Equity Interests...............................Impaired


                                  ARTICLE IV.

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

        4.1 CLASS 1 - OTHER PRIORITY CLAIMS.

        (a) Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        (b) Distributions. Each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

        4.2 CLASS 2 - CONGRESS SECURED CLAIMS.

        (a) Impairment and Voting. Class 2 is unimpaired by the Plan. Each holder of an Allowed Congress Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        (b) Distributions. Each holder of an Allowed Congress Secured Claim shall be treated in accordance with the terms of the DIP Facility and/or the Exit Facility.

        4.3 CLASS 3 - PCA U.S. SECURED TERM AND NOTE CLAIMS.

        (a) Impairment and Voting. Class 3 PCA U.S. Secured Term and Note Claims are deemed Allowed in an amount equal to the principal amount of such respective Claims, together with all accrued and unpaid non-default interest arising under the terms of the PCA U.S. Term Loan Agreement and the PCA Senior Notes, respectively, through and including the Effective Date. Class 3 is impaired by the Plan. Each holder of an Allowed PCA U.S. Secured Term and Note Claim shall be entitled to vote to accept or reject the Plan.

        (b) Distributions. On the Effective Date, each holder of an Allowed PCA U.S. Secured Term and Note Claim as of the Record Date shall receive, pursuant to the implementation of the transactions set forth in Section 7.1 of the Plan (including, without limitation, the exchanges provided in Section 7.1(i) of the Plan) and on account of such holder's Allowed PCA U.S. Secured Term and Note Claim, such holder's Pro Rata Share of forty-three percent (43%) of (i) the New Tranche A Term Notes (including the Guarantees thereof), (ii) the New Tranche B Notes (including the Guarantees thereof), and (iii) 9,700,000 shares of the New Common Stock.

        (c) Instructions. Acceptance of the Plan by Class 3 shall constitute an instruction by the holders of Class 3 PCA U.S. Secured Term and Note Claims to the respective Indenture Trustees and New Indenture Trustees, as the case may be, to take all actions necessary to effectuate the Plan.

        4.4 CLASS 4 - CANADIAN SECURED TERM AND NOTE CLAIMS.

        (a) Impairment and Voting. Class 4 Canadian Secured Term and Note Claims are deemed Allowed in an amount equal to principal amount of such respective Claims, together with all accrued and unpaid non-default interest arising under the terms of the PCA Canadian Term Loan Agreement and the PCICC Senior Notes, respectively, through and including the Effective Date. Class 4 is impaired by the Plan. Each holder of an Allowed Canadian Secured Term and Note Claim shall be entitled to vote to accept or reject the Plan.

        (b) Distributions. On the Effective Date, each holder of an Allowed Canadian Secured Term and Note Claim as of the Record Date shall receive, pursuant to the implementation of the transactions set forth in Section 7.1 of the Plan (including, without limitation, the exchanges provided in Sections 7.1(i) and (j) of the Plan) and on account of such holder's Allowed Canadian Secured Term and Note Claim, such holder's Pro Rata Share of fifty-seven (57%) of (i) the New Tranche A Term Notes (including the Guarantees thereof), (ii) the New Tranche B Notes (including the Guarantees thereof), and (iii) 9,700,000 shares of the New Common Stock.

        (c) Instructions. Acceptance of the Plan by Class 4 shall constitute an instruction by the holders of Class 4 Canadian Secured Term and Note Claims to the respective Indenture Trustees and New Indenture Trustees, as the case may be, to take all actions necessary to effectuate the Plan.

        4.5 CLASS 5 - SECURED TAX CLAIMS.

        (a) Impairment and Voting. Class 5 is impaired by the Plan. Each holder of an Allowed Secured Tax Claim is entitled to vote to accept or reject the Plan.

        (b) Distributions. Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of Reorganized Pioneer, (i) Cash in an amount equal to such Allowed Secured Tax Claim, including any interest on such Allowed Secured Tax Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Secured Tax Claim becomes an Allowed Secured Tax Claim, or as soon thereafter as is practicable, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at a fixed annual rate equal to 8.0%, over a period through the sixth (6th) anniversary of the date of assessment of such Allowed Secured Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Secured Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Secured Tax Claim.

        (c) Retention of Liens. Each holder of an Allowed Secured Tax Claim shall retain the Liens (or replacement Liens as may be contemplated under nonbankruptcy law) securing its Allowed Secured Tax Claim as of the Effective Date until full payment of such Allowed Secured Tax Claim is made as provided herein, and upon such full payment, such Liens shall be deemed null and void and shall be unenforceable for all purposes.

        4.6 CLASS 6 - OTHER SECURED CLAIMS.

        (a) Impairment and Voting. Class 6 is unimpaired by the Plan, subject to a determination by the Creditors' Committee that the value of the Collateral subject to an Other Secured Claim is equal to or greater than the amount of such Claim. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        (b) Distributions/Reinstatement of Claims. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of Reorganized Pioneer, (i) each Allowed Other Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Allowed Other Secured Claim prior to the stated maturity of such Allowed Other Secured Claim from and after the occurrence of a default, or (ii) each holder of an Allowed Other Secured Claim shall receive a New Other Secured Note, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

        (c) Deficiency Claims. To the extent that the Creditors' Committee determines that the value of the Collateral is less than the amount of an Other Secured Claim, the undersecured portion of such Claim shall be treated as a Class 8 General Unsecured Claim.

        4.7 CLASS 7 - CONVENIENCE CLAIMS.

        (a) Impairment and Voting. Class 7 is impaired by the Plan. Each holder of an Allowed Convenience Claim is entitled to vote to accept or reject the Plan.

        (b) Distributions. Each holder of an Allowed Convenience Claim as of the Record Date shall receive Cash in an amount equal to 100% of such Allowed Convenience Claim on the later of the Effective Date and the date such Allowed

Convenience Claim becomes an Allowed Convenience Claim, or as soon thereafter as is practicable.

        4.8 CLASS 8 - GENERAL UNSECURED CLAIMS.

        (a) Impairment and Voting. Class 8 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

        (b) Distributions. Each holder of an Allowed General Unsecured Claim shall receive on account of such holder's Allowed General Unsecured Claim such holder's Pro Rata Share of the Class 8 and Class 9 Distribution.

        4.9 CLASS 9 - CANADIAN DEFICIENCY CLAIMS AND U.S. DEFICIENCY CLAIMS.

        (a) Impairment and Voting. Class 9 Canadian Deficiency Claims and U.S. Deficiency Claims are deemed Allowed in the amount of $92,341,928.00 and $177,947,118.00, respectively, for purposes of the Plan and assuming confirmation hereof. Each holder of an Allowed Canadian Deficiency Claim or an Allowed U.S. Deficiency Claim is entitled to vote to accept or reject the Plan.

        (b) Distributions. Each holder of an Allowed Canadian Deficiency Claim and/or an Allowed U.S. Deficiency Claim as of the Record Date shall be entitled to receive such holder's Pro Rata Share of the Class 8 and Class 9 Distribution; provided, however, that the acceptance by Class 9 of the Plan shall constitute a waiver of the right of the holders of Allowed Canadian Deficiency Claims and/or Allowed U.S. Deficiency Claims to receive their Pro Rata Share of the Class 9 Distribution. The Debtors shall distribute the Class 9 Distribution on a pro rata basis to the holders of Class 8 Allowed General Unsecured Claims, and not to the holders of Allowed Canadian Deficiency Claims and/or Allowed U.S. Deficiency Claims.

        4.10 CLASS 10 - SUBORDINATED CLAIMS.

        (a) Impairment and Voting. Class 10 is impaired by the Plan. Each holder of an Allowed Subordinated Claim is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

        (b) Distributions. The holders of Subordinated Claims shall receive no distributions on account of such Subordinated Claims.

        4.11 CLASS 11 - PCI EQUITY INTERESTS.

        (a) Impairment and Voting. Class 11 is impaired by the Plan. Each holder of a PCI Equity Interest is conclusively presumed to have rejected the Plan and is not entitled to vote to accept or reject the Plan.

        (b) Distributions. The holders of PCI Equity Interests shall receive no distributions on account of such PCI Equity Interests. On the Effective Date, all PCI

Equity Interests shall be cancelled, extinguished, and of no further force and effect as of the Effective Date.

        4.12 Modification of Treatment of Claims. The Debtors reserve the right to modify the treatment of any Allowed Claim in any manner adverse only to the holder of such Claim at any time after the Effective Date upon the consent of the Creditors' Committee and the creditor whose Allowed Claim is being adversely affected.

                                   ARTICLE V.

                  PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
                    UNDER THE PLAN AND TREATMENT OF DISPUTED,
                   CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE
                   EXPENSE CLAIMS, CLAIMS AND EQUITY INTERESTS

        5.1 Voting of Claims. Each holder of an Allowed Claim in an impaired Class of Claims shall be entitled to vote separately to accept or reject the Plan as provided in such Order as is entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other Order or Orders of the Bankruptcy Court.

        5.2 Nonconsensual Confirmation. If any impaired Class of Claims entitled to vote shall not accept the Plan by the requisite statutory majorities provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, the Debtors reserve the right to amend the Plan in accordance with Section 12.6 of the Plan, or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both.

        5.3 Method of Distributions Under the Plan.

        (a) In General. Subject to Bankruptcy Rule 9010, and except as otherwise provided in this Section 5.3, all distributions under the Plan shall be made by or on behalf of Reorganized Pioneer to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Record Date unless the Debtors or Reorganized Debtors have been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim by such holder that provides an address for such holder different from the address reflected on the Schedules.

        (b) Distributions of Cash. Any payment of Cash made by Reorganized Pioneer pursuant to the Plan shall be made by check drawn on a domestic bank, by electronic wire, or by other form of wire transfer.

        (c) Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

        (d) Hart-Scott-Rodino Compliance. Any shares of New Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and

Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

        (e) Minimum Distributions. No payment of Cash less than one hundred dollars ($100.00) shall be made by Reorganized Pioneer to any holder of a Claim unless a request therefor is made in writing to Reorganized Pioneer.

        (f) Fractional Shares; Multiples of New Notes. No fractional shares of New Common Stock or Cash in lieu thereof shall be distributed under the Plan. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims shall be adjusted as necessary to account for the rounding provided in this Section 5.3(f). New Tranche A Term Notes and New Tranche B Notes shall only be issued in multiples of $1,000. Any New Tranche A Term Notes and New Tranche B Notes that would otherwise have been distributed in multiples of other than $1,000 shall be rounded as follows: (i) amounts less than $500.00 shall be reduced to $0.00 and (ii) amounts equal to or greater than $500.00 shall be increased to $1,000.00.

        (g) Unclaimed Distributions. Except with respect to distributions under the Plan to holders of Allowed General Unsecured Claims, any distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be revested in Reorganized Pioneer and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred. Distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of one year after distribution thereof shall be added to the Reserve and any entitlement of such holders of Allowed General Unsecured Claims to such distributions shall be extinguished and forever barred.

        (h) Distributions to Holders as of the Record Date. As of the close of business on the Record Date, the claims register shall be closed, and there shall be no further changes in the record holders of any Claims. Pioneer and Reorganized Pioneer shall have no obligation to recognize any transfer of any Claims occurring after the Record Date. Pioneer and Reorganized Pioneer shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan pursuant to Section 5.1 of the Plan) with only those record holders stated on the claims register as of the close of business on the Record Date.

        (i) Distributions Withheld for Disputed General Unsecured Claims.

                (i) Establishment and Maintenance of Reserve. On the Initial Distribution Date and each Subsequent Distribution Date, Reorganized Pioneer shall reserve from the distributions to be made on such dates to the holders of Allowed General Unsecured Claims, an amount of New Common Stock equal to one-hundred percent (100%) of the distributions to which holders of Disputed General Unsecured Claims would be entitled under the Plan as of such dates if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim Amounts (the "Reserve").

                (ii) Property Held in Reserve. New Common Stock held in the Reserve shall be held in trust by the Reorganized Debtors for the benefit of the potential claimants of such securities and shall not constitute property of the Reorganized Debtors.

        (j) Distributions Upon Allowance of Disputed General Unsecured Claims. The holder of a Disputed General Unsecured Claim that becomes an Allowed Claim subsequent to the Initial Distribution Date shall receive distributions of New Common Stock from the Reserve and on the next Subsequent Distribution Date that follows the Quarter during which such Disputed General Unsecured Claim becomes an Allowed Claim pursuant to a Final Order. Such distributions shall be made in accordance with the Plan based upon the distributions that would have been made to such holder under the Plan if the Disputed General Unsecured Claim had been an Allowed Claim on or prior to the Effective Date.

        (k) Surplus Distributions to Holders of Allowed General Unsecured Claims. The following consideration shall constitute surplus distributions (the "Surplus Distributions") pursuant to the Plan: (i) pursuant to Section 5.3(g) of the Plan, distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of one year after distribution thereof; and (ii) to the extent that a Disputed General Unsecured Claim is not Allowed or becomes an Allowed Claim in an amount less than the Disputed Claim Amount, the excess of the amount of Cash and New Common Stock in the Reserve over the amount of Cash and New Common Stock actually distributed on account of such Disputed General Unsecured Claim. The Surplus Distributions shall be distributed to the holders of Allowed General Unsecured Claims pursuant to Section 5.3(j) of the Plan; provided, however, that Reorganized PCI shall not be under any obligation to make any Surplus Distributions on a Subsequent Distribution Date unless the number of shares of New Common Stock to be distributed aggregates 30,000 or more, unless the distribution is the last distribution under the Plan.

        (l) Personal Injury Tort Claims and Environmental Claims. All personal injury Tort Claims and Environmental Claims are Disputed Claims. Any personal injury Tort Claim or Environmental Claim as to which a proof of claim was timely filed in the Chapter 11 Cases shall be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by Order of the Bankruptcy Court. Any personal injury Tort Claim or Environmental Claim determined and liquidated (i) pursuant to a judgment obtained in accordance with this Section 5.3(l) and applicable nonbankruptcy law which is no longer appealable or subject to review, or (ii) in any alternative dispute resolution or similar proceeding as same may be approved by Order of the Bankruptcy Court, shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan. Nothing contained in this Section 5.3(l) shall impair the Debtors' right to seek estimation of any and all personal injury Tort Claims and Environmental Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, in connection with or arising out of any personal injury Tort Claim or Environmental Claim.

        (m) Disbursing Agents. The Indenture Trustees, or such Person(s) as the Indenture Trustees may designate, will act as Disbursing Agents under the Plan with respect to distributions to holders of Claims in Classes 3 and 4, and will make all distributions required to be distributed under the applicable provisions of the Plan. The PCA Senior Notes Indenture Trustee and the PCICC Senior Notes Indenture Trustee shall make all distributions in respect of Allowed Claims relating to the PCA Senior Notes Indenture and the PCICC Senior Notes Indenture, respectively. The PCA Canadian Term Loan Agreement Administrative Agent and the PCA U.S. Term Loan Agreement Administrative Agent shall make all distributions in respect of Allowed Claims relating to the PCA Canadian Term Loan Agreement and the PCA U.S. Term Loan Agreement, respectively. Reorganized Pioneer, or such Person(s) as Reorganized Pioneer may designate, will act as Disbursing Agent under the Plan with respect to all distributions to holders of Claims other than Class 3 and 4 Claims and will make all distributions required to be distributed under the applicable provisions of the Plan.

        Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than the Reorganized Debtors, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. The Disbursing Agents shall hold all reserves and accounts pursuant to the Plan, including the Reserve.

        (n) Setoffs and Recoupment. Other than with respect to the PCA U.S. Secured Term and Note Claims, the Canadian Secured Term and Note Claims, the Canadian Deficiency Claims, and the U.S. Deficiency Claims, the Debtors may but shall not be required to, set off against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such Claim or right it may have against such claimant.

        5.4 Objections to and Resolution of Administrative Expense Claims, Claims and Equity Interests.

        Except as to applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, the

Debtors or Reorganized Debtors shall have the exclusive right to make and File objections to Administrative Expense Claims, Claims and Equity Interests subsequent to the Confirmation Date. All objections shall be litigated to Final Order; provided, however, that the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors or Reorganized Debtors shall File all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment Filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses), Claims and Equity Interests and serve such objections upon the holder of the Administrative Expense Claim, Claim or Equity Interest as to which the objection is made as soon as is practicable, but in no event later than sixty (60) days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

        5.5 Distributions Relating to Allowed Insured Claims. Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing contained in this
Section 5.5 shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any entity may hold against any other entity, including, without limitation, insurers under any policies of insurance.

                                  ARTICLE VI.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        6.1 Assumption or Rejection of Executory Contracts and Unexpired Leases.

        (a) Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person shall be deemed assumed by the Reorganized Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) which has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) which has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (iii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been Filed and served prior to the Confirmation Date or (iv) which is set forth in Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y) (unexpired leases), which Schedules shall be included in the Plan Supplement; provided, however, that the Debtors or Reorganized Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules 6.1(a)(x) or 6.1(a)(y) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected. The Debtors or Reorganized Debtors shall provide notice of any amendments to Schedules 6.1(a)(x) or 6.1(a)(y) to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 6.1(a)(x) and 6.1(a)(y) shall not constitute an admission by the Debtors or Reorganized Debtors that such document is an executory contract or an unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder.

        (b) Schedules of Rejected Executory Contracts and Unexpired Leases; Inclusiveness. Each executory contract and unexpired lease listed or to be listed on Schedules 6.1(a)(x) or 6.1(a)(y) that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 6.1(a)(x) or 6.1(a)(y) and (ii) executory contracts or unexpired leases appurtenant to the premises listed on Schedules 6.1(a)(x) or 6.1(a)(y), including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously have been assumed.

        (c) Insurance Policies. Each of the Debtors' insurance policies and any agreements, documents or instruments relating thereto, including, without limitation, any retrospective premium rating plans relating to such policies, are treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any of such insurance policies and related agreements, documents or instruments that are assumed hereunder, shall be in accordance with the treatment provided under
Article IV and Section 5.5 of the Plan. Nothing contained in this Section 6.1(c) shall constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, the insurer under any of the Debtors' policies of insurance.

        (d) Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 6.1(a) hereof, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume or reject the unexpired leases specified in Section 6.1(a) hereof through the date of entry of an order approving the assumption or rejection of such unexpired leases and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 6.1(a) hereof.

        (e) Cure of Defaults. Except as may otherwise be agreed to by the parties, within sixty (60) days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code or in accordance with agreements previously negotiated by the parties in respect of the reduction of prepetition Claims, as applicable. All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Debtors' or Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

        (f) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 6.1 of the Plan must be Filed with the Bankruptcy Court and/or served upon the Debtors or Reorganized Debtors or as otherwise may be provided in the Confirmation Order, by no later than thirty (30) days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedules 6.1(a)(x) or 6.1(a)(y). Any Claims not filed within such time will be forever barred from assertion against the Debtors, their Estates, the Reorganized Debtors and their property. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Plan.

        6.2 Indemnification Obligations. For purposes of the Plan, the obligations of the Debtors to defend, indemnify, reimburse or limit the liability of their present and any former directors, officers or employees who were directors, officers or employees, respectively, on or after the Commencement Date against any Claims or obligations pursuant to the Debtors' certificates of incorporation or bylaws, applicable state law, Canadian law, provincial law, or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date.

        6.3 Modified Compensation and Benefit Programs. Except as provided in
Section 6.1(a) of the Plan, all employment and severance practices and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated as executory contracts under the Plan and are hereby assumed pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code; provided, however, that the Debtors reserve the right to modify, subject to the prior approval of the Creditors' Committee, any and all such compensation and benefit practices, plans, policies, and programs.

        6.4 Retiree Benefits. Payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Commencement Date shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits. Pursuant to the terms of the Debtors' retiree benefit plans, the Debtors reserve the right to modify or terminate benefits under such plans at any time, or from time to time.

        The Debtors will continue to be contributing sponsors of the Retirement Plans. The Debtors intend to fund the Retirement Plans in accordance with the minimum funding standards under ERISA, 29 U.S.C. ss. 1082, pay all required PBGC insurance premiums, 29 U.S.C. ss. 1307, and comply with all requirements of the Retirement Plans and ERISA. The Retirement Plans are defined benefit pension plans insured by PBGC under Title IV of ERISA, 29 U.S.C. ss.ss. 1301-1461. No provision of or proceeding within the Debtors' Chapter 11 Cases, the Plan, or the Confirmation Order shall in any way be construed as discharging, releasing or relieving the Debtors, the Reorganized Debtors, or any other party in any capacity, from any liability with respect to the Retirement Plans or any other defined benefit pension plan under any law, governmental policy or regulatory provision. PBGC and the Retirement Plans shall not be enjoined or precluded from enforcing liability resulting from any of the provisions of the Plan or the Plan's confirmation.

                                  ARTICLE VII.

                    CONSOLIDATION OF PCI AND THE SUBSIDIARIES

        7.1 Restructuring Transactions. On or prior to the Effective Date, the following transactions will be consummated by the Debtors in the order set forth below; provided, however, that none of the following steps shall occur unless all of the following steps occur and, provided, however, that the holders of Claims shall receive the distributions provided for in Sections 4.3 and 4.4 of the Plan.

        (a) On or prior to the Effective Date, PCICC shall continue into a Nova Scotia company.

        (b) On or prior to the Effective Date, PCICC shall incorporate a Nova Scotia unlimited liability company as a subsidiary.

        (c) On or prior to the Effective Date, PCA shall form a new corporation ("Newco"), a Delaware corporation.

        (d) PCA shall contribute the stock of PCICC and all of its other subsidiaries (including PAI) to Newco for shares of Newco.

        (e) PCA shall file Articles of Conversion in Delaware, thus becoming a limited liability company. This entity will hereinafter be referred to as PCA LLC.

        (f) PCA LLC shall distribute the stock of Newco to PCI.

        (g) Newco shall be merged into PCI, the survivor being PCI. Pursuant to the merger, Newco's assets, consisting of the stock of PCICC and the other Subsidiaries, shall be transferred to PCI.

        (h) PCI shall contribute the stock of PAI to PCA LLC for a membership interest in PCA LLC having an equivalent value.

        (i) Allowed PCA U.S. Secured Term and Note Claims as of the Record Date, shall be exchanged for Allowed Secured Claims as of the Record Date relating to the PCICC Senior Notes, based on the proportion of their Allowed PCA U.S. Secured Term and Note Claim determined by the formula A x [B/C x 57%] where A is the amount of a particular holder's Allowed PCA U.S. Secured Term and Note Claims; B is the aggregate amount of the Allowed Secured Claims relating to PCICC Senior Notes and C is the aggregate amount of the Allowed Canadian Secured Term and Note Claims (the exchanged Claims are referred to as the "Exchanged Allowed PCA U.S. Secured Term and Note Claims" and the Claims which are retained by the initial holders are referred to as the "Retained Initial Allowed PCA U.S. Secured Term and Note Claims"), and the holders of Allowed Secured Claims relating to the PCICC Senior Notes as of the Record Date shall receive their Pro Rata Share of the Exchanged Allowed PCA U.S. Secured Term and Note Claims and the holders of the Allowed PCA U.S. Secured Term and Note Claims shall receive on the exchange from the holders of the Allowed Secured Claims relating to the PCICC Senior Notes, their Pro Rata Share of the proportion of the Allowed Secured Claims relating to the PCICC Senior Notes determined by the formula E x 43% where E is the aggregate Allowed Secured Claims relating to the PCICC Senior Notes.

        (j) Allowed Secured Claims relating to the PCA Canadian Term Loan Agreement shall be exchanged for Allowed Secured Claims relating to the PCICC Senior Notes as of the Record Date, based on the proportion of the Allowed Secured Claims relating to the PCA Canadian Term Loan Agreement determined by the formula A x [B/C x 57%] where A is the amount of a particular holder's Allowed Secured Claim relating to the PCA Canadian Term Loan Agreement, B is the aggregate amount of the Allowed Secured Claims relating to the PCICC Senior Notes and C is the aggregate amount of the Allowed Canadian Secured Term and Note Claims (the exchanged Claims are referred to as the "Exchanged Allowed PCA Canadian Term Loan Claims" and the Claims which are retained by the initial holders are referred to as the "Retained Initial Allowed Secured PCA Canadian Term Loan Claims"), and the holders of the Allowed Secured Claims relating to the PCICC Senior Notes as of the Record Date shall receive their Pro Rata Share of the Exchanged PCA Canadian Term Loan Claims and the holders of the Exchanged PCA Canadian Term Loan Claims shall receive on the exchange from the holders of the Allowed Secured Claims relating to the PCICC Senior Notes their Pro Rata Share of the proportion of the Allowed Secured Claims relating to the PCICC Senior Notes determined by the formula D x [E/F x 57%] where D is the amount of the Allowed Claims relating to the PCICC Senior Notes, E is the aggregate amount of the Allowed Secured Claims relating to the PCA Canadian Term Loan Agreement and F is the aggregate amount of the Allowed Canadian Secured Term and Note Claims.

        (k) PCI shall contribute to PCA LLC 9,700,000 shares of the New Common Stock.

        (l) Subject to giving effect to the exchanges provided for in clauses
(i) and (j) above, Allowed PCA U.S. Secured Term and Note Claims shall be transferred to PCA LLC.

        (m) Holders of the Retained Initial Allowed PCA U.S. Secured Term and Note Claims shall receive in exchange for those Claims, their proportionate share of the balance of the 9,700,000 shares of New Common Stock of PCI and New Tranche A Term Notes that will not be distributed in the distributions provided for in clauses (o) and (r) below.

        (n) Subject to giving effect to the exchanges provided for in clauses
(i) and (j) above, Allowed Secured Claims relating to the PCA Canadian Term Loan Agreement shall be transferred to PCA LLC.

        (o) Holders of the Retained Initial Allowed Secured Claims relating to the PCA Canadian Term Loan Agreement shall receive in exchange for those Claims, their proportionate share of the (i) 9,700,000 shares of New Common Stock (to be delivered by PCA LLC) and (ii) the New Tranche A Term Notes (to be issued by PCA
LLC) determined by the formula A/(A+43%) where A is the amount determined by the formula C/D x 57%, C is the aggregate amount of the Allowed Secured Claims in respect of the PCA Canadian Term Loan and D is the aggregate amount of the Allowed Canadian Secured Term and Note Claims.

        (p) PCICC and the subsidiary incorporated in clause (b) above shall amalgamate to form PCICC ULC. The transactions occurring subsequent to the amalgamation described in this clause (p) are conditioned upon the occurrence of such amalgamation.

        (q) Subject to giving effect to the exchanges provided for in clauses
(i) and (j) above, PCICC ULC shall issue the New Tranche B Notes in exchange for the Allowed Secured Claims relating to the PCICC Senior Notes.

        (r) Former holders of Exchanged Allowed PCA Canadian Term Loan Claims that did not receive shares of the New Common Stock and the New Tranche A Term Notes pursuant to clause (o) above shall receive their proportionate share of the New Common Stock and the New Tranche A Term Notes based on the same formula used in clause (o) above to determine the proportionate share received by the holders mentioned in clause (o) above. Former holders of the Exchanged Allowed PCA U.S. Secured Term and Note Claims that did not receive shares of the New Common Stock and the New Tranche A Term Notes pursuant to clause (m) above shall receive their proportionate share of the New Common Stock and New Tranche A debt after subtracting the distributions to be made to both the holders of the Retained Initial Allowed Secured Claims relating to the PCA Canadian Term Loan and the holders of the Exchanged Allowed PCA Canadian Term Loan Claims.

        (s) PCI shall contribute PCA LLC to PCICC ULC in exchange for preference stock of PCICC ULC having a fair market value equal to the value of PCA LLC.

        (t) PAI shall be merged into PCA LLC, the survivor being PCA LLC which shall change its name to PAI LLC.

        (u) All inter-company debts owing by PAI LLC to PCICC ULC shall remain outstanding and be paid in the ordinary course of business.

        7.2 Order of Transactions. For greater certainty, the approval and confirmation of the Plan shall constitute the approval of each holder of an Allowed PCA U.S. Secured Term and Note Claim and of an Allowed Canadian Secured Term and Note Claim to each transaction listed above (provided, however, that all such transactions occur) in the order set forth above including, without limitation, the exchanges provided for in Sections 7.1(i), (j), (l), (m), (n),
(o), (q), and (r) of the Plan without any further action required to be taken by such holder and each holder irrevocably appoints the Debtors as his agent to give effect to all of the transactions described in Section 7.1 of the Plan.

7.3 Approval and Acknowledgment. The approval and confirmation of the Plan shall constitute an approval and acknowledgement by each of the parties that it intends that: (a) Section 7.1(a) of the Plan constitutes a plan of reorganization for U.S. federal income tax purposes; (b) Sections 7.1(e), (i),
(j), (l), (m), (n), (o), (q), and (r) of the Plan are integrated and constitute a plan of reorganization for U.S. federal income tax purposes pursuant to which the holders of PCA U.S. Secured Term and Note Claims and PCA Canadian Term Loan Claims exchange directly with the Debtors their Initial Allowed Claims(6) for PCI New Common Stock, New Tranche A Term Notes, and New Tranche B Notes (in each case, which notes are issued by PCI for U.S. federal income tax purposes); (c) Sections 7.1(i), (j), (l), (n), (p), (q), and (r) of the Plan are integrated and constitute a plan of reorganization for U.S. federal income tax purposes pursuant to which the holders of PCICC Senior Note Claims exchange directly with the Debtors their Initial Allowed Claims for PCI New Common Stock, New Tranche A Term Notes and New Tranche B Notes (in each case, which notes are issued by PCI for U.S. federal income tax purposes); (d) Section 7.1(t) of the Plan constitutes the adoption of a plan of complete liquidation of PAI into PCI for U.S. federal income tax purposes; and (e) Newco is a corporation that will engage in no activities other than as related to the Plan and should be treated in accordance with the principles of Rev. Rul. 73-427. Confirmation of the Plan constitutes the agreement and acknowledgement by PCI, its Subsidiaries, each of the holders of Allowed PCA U.S. Secured Term and Note Claims, and each of the holders of Allowed Canadian Secured Term and Note Claims not to report the transaction for U.S. federal income tax purposes in a manner that is inconsistent with the prior sentence.

        7.4 Substantive Consolidation. Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as

----------
(6) Initial Allowed Claim means, with respect to each creditor, the Allowed Claim(s) owned by such creditor prior to the consummation of the transactions set forth in Section 7.1 of the Plan.

of the Effective Date, of the substantive consolidation of the Chapter 11 Cases for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation, and distribution. Pursuant to such order, (i) all assets and liabilities of the Subsidiaries shall be deemed merged or treated as though they were merged into and with the assets and liabilities of PCI, (ii) no distributions shall be made under the Plan on account of Intercompany Claims among the Debtors except as provided in Section
7.1 of the Plan, (iii) all guarantees of the Debtors of the obligations of any other Debtor shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors, and (iv) each and every Claim filed or to be filed in the Chapter 11 Case of any of the Debtors shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized Debtors to effect restructurings as provided in Section 7.1 of the Plan, (ii) Intercompany Claims by and among the Debtors or Reorganized Debtors, (iii) Subsidiary Equity Interests, and (iv) pre- and post-Commencement Date guarantees that are required to be maintained (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (b) pursuant to the Plan.

        7.5 Issuance and Transfers of Common Stock of the Subsidiaries. On the Effective Date, shares of new common stock of the Reorganized Subsidiaries shall be issued to Reorganized PCI directly or indirectly so as to recreate the prepetition corporate structure, subject to Section 7.1 of the Plan.

        7.6 Merger of Corporate Entities. On or as of the Effective Date, as determined by the Debtors with the consent of the Creditors' Committee, any or all of the Subsidiaries may be merged into one or more of the Debtors or dissolved. Upon the occurrence of any such merger, all assets of the merged entities shall be transferred to and become the assets of the surviving corporation, and all liabilities of the merged entities, except to the extent discharged, released or extinguished pursuant to the Plan and the Confirmation Order, shall be assumed by and shall become the liabilities of the surviving corporation. All mergers and dissolutions shall be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors, the Debtors in Possession or the Reorganized Debtors.

                                 ARTICLE VIII.

                    PROVISIONS REGARDING CORPORATE GOVERNANCE
                    AND MANAGEMENT OF THE REORGANIZED DEBTORS

        8.1 General. On the Effective Date, the management, control and operation of the Reorganized Debtors shall become the general responsibility of the respective Boards of Directors of the Reorganized Debtors, which shall, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtors.

        8.2 Meetings of Reorganized PCI Stockholders. In accordance with the Amended PCI Certificate of Incorporation and the Amended PCI Bylaws, as the same may be amended from time to time, the first annual meeting of the stockholders of Reorganized PCI shall be held on a date in 2002 selected by the Board of Directors of Reorganized PCI, and subsequent meetings of the stockholders of Reorganized PCI shall be held at least once annually each year thereafter.

        8.3 Directors and Officers of Reorganized Debtors.

        (a) Boards of Directors.

                (i) Reorganized PCI. The New Board of Directors of Reorganized PCI shall initially comprise five (5) members, with a non-executive chairman. Four (4) members of the New Board of Directors shall be appointed by the Ad Hoc Committee. The fifth member shall be Michael J. Ferris, the Chief Executive Officer of the Reorganized Debtors. The size and composition of the New Board of Directors may be adjusted to comply with NASDAQ listing requirements. Each of the members of the New Board of Directors shall serve until the first annual meeting of stockholders of Reorganized PCI or their earlier resignation or removal in accordance with the Amended PCI Certificate of Incorporation or Amended PCI Bylaws, as the same may be amended from time to time.

                (ii) Reorganized Subsidiaries. The initial Board of Directors of each of the Reorganized Subsidiaries shall consist of officers or employees of Reorganized PCI whose names shall be disclosed prior to the date of the Confirmation Hearing. Each of the members of each such initial Board of Directors shall serve until the first meeting of stockholders of the respective Reorganized Subsidiary or their earlier resignation or removal in accordance with the certificate of incorporation or bylaws of such Reorganized Subsidiary.

        (b) Officers. The officers of the respective Debtors immediately prior to the Effective Date shall serve as the initial officers of the respective Reorganized Debtors on and after the Effective Date. Such officers shall serve in accordance with any employment agreement with the Reorganized Debtors and applicable nonbankruptcy law.

        8.4 Amended Bylaws and Amended Certificates of Incorporation. The Amended PCI Bylaws, the Amended PCI Certificate of Incorporation, and the bylaws and certificates of incorporation of each of the Reorganized Subsidiaries shall be amended and restated as of the Effective Date to the extent necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and bylaws as permitted by applicable law and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors, the Debtors in Possession or the Reorganized Debtors.

        8.5 Issuance of New Securities. The issuance of the following securities and notes by Reorganized PCI, Reorganized PCA, or Reorganized PCICC, as applicable, is hereby authorized without further act or action under applicable law, regulation, order or rule. The Confirmation Order shall provide that the issuance of the following securities and notes shall be exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with section 1145 of the Bankruptcy Code:

        (a) 10,000,000 shares of New Common Stock;

        (b) the New Tranche A Term Notes;

        (c) the New Tranche B Notes;

        (d) the Guarantees; and

        (e) the New Other Secured Notes.

        8.6 Management Equity Incentive Plan. The MEIP will become effective on the Effective Date or as soon thereafter as is reasonably practicable and shall be in substantially the form contained in the Plan Supplement. Unissued shares of New Common Stock equal to ten percent (10%) of the total number of shares of New Common Stock outstanding immediately after the Effective Date shall be reserved for issuance under the MEIP. The New Board of Directors shall make individual awards of stock options exercisable into shares of New Common Stock under the MEIP, and the New Board of Directors shall establish the terms relating thereto (e.g., among other things, the number of options granted to each participant in the MEIP, exercise price, and vesting).

                                  ARTICLE IX.

                IMPLEMENTATION AND EFFECT OF CONFIRMATION OF PLAN

        9.1 Means for Implementation of the Plan. In addition to the provisions set forth elsewhere in the Plan, the following shall constitute the means for implementation of the Plan:

        (a) Exit Financing. On the Effective Date, the transactions contemplated by the Exit Facility shall be consummated and thereupon become effective.

        (b) Effectiveness of Securities, Instruments and Agreements. On the Effective Date, all documents set forth in the Plan Supplement and all other agreements entered into or documents issued pursuant to the Plan, including, without limitation, the New Tranche A Term Loan Agreement, the New Tranche A Term Notes, the New Tranche B Notes Indenture, the New Tranche B Notes, the Guarantees, the MEIP, the New Common Stock, and/or any agreement entered into or instrument issued or in connection with any of the foregoing shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and shall be deemed to become effective simultaneously.

        (c) Corporate Action for Reorganized Debtors. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors or members of one or more of the Debtors or Reorganized Debtors or their successors in interest under the Plan, including, without limitation, the issue of preferred stock, the New Common Stock, the New Notes, the Guarantees, and documents relating thereto, options pursuant to the MEIP, the amendment and restatement of certificates of incorporation and bylaws of the Reorganized Debtors, corporate mergers or dissolutions effectuated pursuant to the Plan, and the election or appointment, as the case may be, of directors and officers of the Debtors pursuant to the Plan, shall be taken without such authorizations pursuant to section 303 of the General Corporation Law of the State of Delaware, in the case of the Debtors and Reorganized Debtors incorporated in the State of Delaware, and, in the case of Debtors and Reorganized Debtors organized outside the State of Delaware, pursuant to the applicable general corporation law of such other jurisdictions. On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each Reorganized Debtor is incorporated, in accordance with the applicable general corporation law of such states.

        (d) Approval of Agreements. The solicitation of votes on the Plan shall be deemed a solicitation for the approval of the Plan Documents and all transactions contemplated by the Plan. Entry of the Confirmation Order shall constitute approval of the Plan Documents and such transactions, including, without limitation, the transactions listed in Section 7.1 of the Plan.

        (e) Shelf Registration Statements. Prior to the Effective Date, the Reorganized Debtors shall file with the Securities and Exchange Commission, at their expense, a "shelf" registration statement or registration statements on the applicable registration forms (the "Shelf Registration Statements") under the Securities Act for the offering for resale on a continuous or delayed basis (the "Shelf Registration" or "Shelf Registrations") of the New Tranche B Notes (and the Guarantees thereof) and the New Common Stock held by persons who may be deemed to be "underwriters" (such New Tranche B Notes, Guarantees and New Common Stock are hereinafter referred to collectively as the "Registerable Securities"). Each person who is to receive, pursuant to the Plan, an aggregate of ten percent (10%) or more of the New Common Stock shall be named as a "selling securityholder" in the prospectus or prospectuses to be included in such Shelf Registration Statements subject only to the provision of certain information required to be included therein. Each person who, pursuant to the Plan, is to receive an aggregate of greater than five percent (5%), but less than ten percent (10%) of New Common Stock shall be named as a "selling securityholder" in such prospectus upon written notice to the Debtors, received prior to the effectiveness of such Shelf Registration Statements, stating such person's election to be so named and providing certain information required to be included therein. The Reorganized Debtors shall use their best efforts to have the Shelf Registration declared effective on the Effective Date, and the Reorganized Debtors shall use their best efforts to keep the Shelf Registration effective for a three-year period from the Effective Date (the "Three-Year Period") and supplement or make amendments to the Shelf Registration, if required under the Securities Act or by the rules and regulations promulgated thereunder, or in accordance with the terms of the Registration Rights

Agreement, and have such supplements and amendments declared effective as soon as practicable after filing. Any person that holds five percent (5%) or more of any Registerable Security at the expiration of effectiveness of the Shelf Registration or Shelf Registrations after the Three-Year Period, but who has not sold such Registerable Security pursuant to the Shelf Registration Statements shall be granted customary demand and piggyback registration rights by the Debtors with respect to all Registerable Securities held by such person at such time; provided, however, that in no event shall holders of Registerable Securities have more than two (2) demand registration rights in any 12-month period nor more than seven (7) demand registration rights in the aggregate. Prior to the Effective Date, the Reorganized Debtors shall enter into a registration rights agreement with respect to the matters described in this
Section 9.1(e), which registration rights agreement shall be in substantially the form contained in the Plan Supplement.

        (f) Cancellation of Existing Securities and Agreements. On the Effective Date, the PCICC Senior Notes, the PCA Senior Notes, and any or all instruments evidencing Canadian Secured Term and Note Claims or PCA U.S. Secured Term and Notes Claims shall be cancelled and extinguished, and the holders thereof shall have no rights and such instruments shall evidence no rights, except the right to receive the distributions, if any, to be made to holders of such instruments under the Plan and pursuant to the implementation of the transactions set forth in Section 7.1 of the Plan. Except with respect to the performance by the Indenture Trustees or their agents of the obligations of the Indenture Trustees under the Plan or in connection with any distribution to be made under the Plan, effective as of the Effective Date, the Indenture Trustees and their agents, successors and assigns shall be discharged of all of their obligations associated with, as the case may be, the PCA Senior Notes Indenture, the PCICC Senior Notes Indenture, the PCA U.S. Term Loan Agreement, the PCA Canadian Term Loan Agreement and related agreements and released from all Claims arising in the Chapter 11 Cases and, effective as of the Effective Date, the PCA Senior Notes Indenture, the PCICC Senior Notes Indenture, the PCA U.S. Term Loan Agreement, and the PCA Canadian Term Loan Agreement shall be deemed cancelled, except that such cancellation shall not impair the rights of either (i) the holders of PCICC Senior Notes and/or PCA Senior Notes or (ii) the holders of debt under the PCA U.S. Term Loan Agreement and/or the PCA Canadian Term Loan Agreement to receive distributions under the Plan or the rights of the Indenture Trustees under their respective charging liens, if any, pursuant to, as the case may be, the PCA Senior Notes Indenture, the PCICC Senior Notes Indenture, the PCA U.S. Term Loan Agreement, and the PCA Canadian Term Loan Agreement to the extent that any of the Indenture Trustees have not received payment.

        (g) Rights of the Indenture Trustees. The Indenture Trustees shall be entitled to Administrative Expense Claims as provided for in, and subject to the restrictions of, this section of the Plan and no Reorganized Debtor shall have any obligations to any indenture trustee, including the Indenture Trustees, agent or servicer (or to any Disbursing Agent replacing such indenture trustee, agent or servicer) for any fees, costs or expenses except as expressly set forth in this Section 9.1(g). Prior to the Effective Date, the Indenture Trustees shall provide the Debtors with a statement of the Indenture Trustee Expenses projected through the Effective Date. Upon the timely receipt of one or more invoices in accordance with the preceding sentence, the Reorganized Debtors shall, on the Effective Date, pay the Indenture Trustees' Expenses, in full, in Cash. Notwithstanding the foregoing, to the extent that the Reorganized Debtors dispute any portion of the Indenture Trustees' Expenses, the Reorganized Debtors shall reserve Cash on the Effective Date in such Disputed amount and such dispute shall be presented to the Bankruptcy Court for adjudication. On the Effective Date, subject to the payment of the non-Disputed portion of the Indenture Trustees' Expenses and the establishment of the reserve set forth in the preceding sentence with respect to any Disputed portion of the Indenture Trustee Expenses, all Liens of the Indenture Trustees in any distributions shall be forever released and discharged. Once the Indenture Trustees have completed performance of all of their duties set forth in the Plan or in connection with any distributions to be made under the Plan, if any, the Indenture Trustees, and their successors and assigns, shall be relieved of all obligations as the Indenture Trustees, respectively, effective as of the Effective Date.

        (h) Surrender of Existing Securities. As a condition precedent to receiving any distribution pursuant to the Plan, each holder of a Canadian Secured Term and Note Claim and/or a PCA U.S. Secured Term and Note Claim who holds such securities in certificated form must surrender such PCICC Senior Note, PCA Senior Note or other instrument evidencing such Canadian Secured Term and Note Claim or PCA U.S. Secured Term and Note Claim to the appropriate Disbursing Agents pursuant to a letter of transmittal furnished by the Disbursing Agents. Any New Notes to be distributed pursuant to the Plan on account of any such Claim will, pending such surrender, be treated as an undeliverable distribution.

        (i) Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments. In addition to any requirements under the Debtors' certificate of incorporation or bylaws, any holder of a Claim evidenced by an instrument that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such instrument, deliver to the Disbursing Agents: (a) evidence satisfactory to the Disbursing Agents and the Debtors of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Disbursing Agents to hold the Disbursing Agents and the Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an instrument. Upon compliance with this Section 9.1(i), the holder of a Claim evidenced by any such lost, stolen, mutilated or destroyed instrument will, for all purposes under the Plan, be deemed to have surrendered such instrument.

        (j) New Tranche A Term Notes. The New Tranche A Term Notes shall be in the aggregate principal amount of $50 million, shall be issued by PCA or its successor in interest pursuant to the New Tranche A Term Loan Agreement, shall bear interest at the LIBOR Rate plus 350 basis points, shall be payable monthly, shall be prepayable with excess cash flow and shall mature on the date five (5) years after the Effective Date (the "New Tranche A Term Notes").

        (k) New Tranche B Notes. The New Tranche B Notes shall be in the aggregate principal amount of $150 million, shall be issued by PCICC or its successor in interest pursuant to the New Tranche B Notes Indenture, shall bear interest at ten percent (10.0%) per annum, shall be payable semi-annually and shall mature on the date seven (7) years after the Effective Date (the "New Tranche B Notes"). The New Tranche B Notes shall be redeemable at a price equal to 105% of the principal amount thereof until the fourth (4th) anniversary of the Effective Date, at a price equal to 102.5% of the principal amount thereof from the fourth (4th) anniversary of the Effective Date until the fifth (5th) anniversary of the Effective Date, and at 100% of the principal amount thereof thereafter. Any such redemption shall include accrued and unpaid interest.

        (l) Liens Securing New Tranche A Term Notes and New Tranche B Notes. The New Tranche A Term Notes and the New Tranche B Notes shall be secured by (i) first priority Liens on all of the Reorganized Debtors' real and personal property, tangible and intangible assets, rights, titles, and interests now owned or hereinafter acquired, with the exception of (a) those assets of the Reorganized Debtors that are subject to Liens on accounts receivable, inventory, and general intangibles that relate thereto pursuant to the Exit Facility, and
(b) those assets of the Reorganized Debtors that are subject to Liens relating to or arising under the Other Secured Claims; and (ii) second priority Liens on all assets of the Reorganized Debtors that are subject to other prior Liens (other than assets of the Reorganized Debtors that are subject to Liens to secure the Exit Facility, unless the Exit Facility allows for the grant of such Liens) as of the Effective Date, provided, however, that any such second priority Liens shall be subject and subordinate to the enforcement rights of the senior lienholder under the Exit Facility. The New Tranche A Term Notes and the New Tranche B Notes shall rank senior in right of payment to all other indebtedness and obligations of the Reorganized Debtors, with the exception of the Exit Facility, with respect to which the New Tranche A Term Notes and the New Tranche B Notes shall rank pari passu. On the Effective Date, the Reorganized Debtors shall execute and deliver to the appropriate New Indenture Trustee in connection with the New Tranche A Term Loan Agreement and in connection with the New Tranche B Notes Indenture such documents, instruments, and agreements entered into in connection therewith. On the Effective Date, the Reorganized Debtors shall execute and deliver such further documents, instruments, and agreements necessary to effectuate and further evidence the terms and conditions of the Plan.

        (m) Guarantees. On the Effective Date, each of the Reorganized Debtors, other than the applicable issuer, will guarantee payment in full when due, whether at maturity, by acceleration, redemption, or otherwise, and all other obligations of the respective issuers under the New Tranche A Term Notes and the New Tranche B Notes (collectively, the "Guarantees").

        (n) New Common Stock. The New Common Stock shall have a par value of $.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or in the Amended PCI Certificate of Incorporation and the Amended PCI Bylaws.

        (o) Listing of New Common Stock. Reorganized PCI shall use reasonable commercial efforts to cause the shares of New Common Stock to be listed on a national securities exchange or the Nasdaq National Market.

        (p) Operation of the Debtors in Possession Between the Confirmation Date and the Effective Date. The Debtors shall continue to operate as Debtors in Possession, subject to the supervision of the Bankruptcy Court, pursuant to the Bankruptcy Code during the period from the Confirmation Date through and until the Effective Date, and any obligation incurred by the Debtors in Possession during that period shall constitute an Administrative Expense Claim.

        (q) Administration After the Effective Date. After the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of their property, free of any restrictions of the Bankruptcy Code and Bankruptcy Rules, but subject to the continuing jurisdiction of the Bankruptcy Court as set forth in Article XI of the Plan.

        9.2 Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

        9.3 Revesting of Assets.

        (a) The property of the Estates of the Debtors shall revest in the Reorganized Debtors on the Effective Date.

        (b) From and after the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code.

        (c) As of the Effective Date, all property of the Debtors and Reorganized Debtors shall be free and clear of all Liens, Claims and interests of holders of Claims and Equity Interests, except as provided in the Plan.

        9.4 Causes of Action. As of the Effective Date, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, any and all Causes of Action and avoidance Claims the Debtors and Debtors in Possession are empowered to bring under sections 502(d), 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy
Code or applicable non-bankruptcy law, shall become assets of the Reorganized Debtors, and the Reorganized Debtors shall have the authority to prosecute such Causes of Action and Avoidance Claims for the benefit of the Estates of the Debtors. Specifically, the Debtors are reviewing their Schedules, including payments made in the ninety (90) days prior to the Commencement Date as listed in Section 3(a) of their Statement of Financial Affairs, and the Debtors and the Reorganized Debtors reserve the right to identify, pursue and prosecute all Causes of Action and Avoidance Claims thereunder. The Reorganized Debtors shall have the authority to compromise and settle, otherwise resolve, discontinue, abandon or dismiss all Causes of Action and Avoidance Claims without approval of the Bankruptcy Court.

        9.5 Discharge of Debtors. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided herein, (a) on the Effective Date, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full, and (b) all persons shall be precluded from asserting against the Reorganized Debtors, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

        9.6 Injunction. Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate Order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in any or all of the Debtors, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest; (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or Equity Interest; (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest; and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Such injunction shall extend to successors of the Debtors (including, without limitation, the Reorganized Debtors) and their respective properties and interests in property.

                                   ARTICLE X.

                            EFFECTIVENESS OF THE PLAN

        10.1 Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 10.3 of the Plan:

        (a) The Confirmation Order shall authorize and direct that the Debtors and the Reorganized Debtors take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases and other agreements or documents created in connection with the Plan, including those actions contemplated by the provisions of the Plan set forth in Section
9.1 of the Plan.

        (b) The Confirmation Order shall be in form and substance reasonably satisfactory to the Creditors' Committee and shall have become a Final Order.

        (c) The statutory fees owing to the United States Trustee shall have been paid in full.

        (d) All Plan Documents shall be in a form reasonably satisfactory to the Debtors, the Reorganized Debtors, and the Creditors' Committee.

        (e) The Exit Facility shall have been entered into by all parties thereto and all conditions to the initial draw thereunder shall have been satisfied in accordance with the terms thereof.

        (f) The CCAA Order shall have been issued in a form and substance reasonably acceptable to the Creditors' Committee, shall not have been reversed, stayed, modified or amended, and shall have become final, binding, and nonappealable.

        (g) The Shelf Registration Statements shall have become effective.

        (h) All other actions, authorizations, consents and regulatory approvals required (if any) and all Plan Documents necessary to implement the provisions of the Plan shall have been obtained, effected or executed in a manner acceptable to the Debtors and the Creditors' Committee or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

        10.2 Effect of Failure of Conditions.

        If each condition to the Effective Date has not been satisfied or duly waived within sixty (60) days after the Confirmation Date, then (unless the period for satisfaction or waiver of conditions has been extended at the option of the Debtors for a period not exceeding 120 days) upon motion by any party in interest, made before the time that each of the conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Clerk enters a Final Order granting such motion. If the Confirmation Order is vacated pursuant to this
Section 10.2, the Plan shall be deemed null and void in all respects, including without limitation the discharge of Claims pursuant to section 1141 of the Bankruptcy Code and the assumptions or rejections of executory contracts and unexpired leases provided for herein, and nothing contained herein shall (1) constitute a waiver or release of any Claims by, or Claims against, the Debtors or (2) prejudice in any manner the rights of the Debtor.

        10.3 Waiver of Conditions to Confirmation and Effective Date.

        Each of the conditions to Confirmation and the Effective Date, other than the conditions set forth in Section 10.1 of the Plan, may be waived in whole or in part by the Debtors and the Creditors' Committee at any time, without notice or an Order of the Bankruptcy Court. The failure to satisfy or to waive any condition may be asserted by the Debtors or the Creditors' Committee regardless of the circumstances giving rise to failure of such condition to be satisfied (including any action or inaction by the Debtors). The failure of the Debtors or the Creditors' Committee to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right that may be asserted at any time.

        10.4 Effects of Plan Confirmation.

        (a) Limitation of Liability. Neither the Debtors, the Reorganized Debtors, the Creditors' Committee, the Ad Hoc Committee, U.S. Trustee nor any of their respective post-Commencement Date employees, officers, directors, agents or representatives, or any Professional (which, for the purposes of this Section 10.4(a), shall include any Canadian counsel of the Debtors, the Reorganized Debtors, the Ad Hoc Committee, or the Creditors' Committee) employed by any of them, shall have or incur any liability to any Person whatsoever, including, specifically, any holder of a Claim, under any theory of liability (except for any Claim based upon willful misconduct or gross negligence), for any act taken or omission made in good faith directly related to formulating, preparing, disseminating, implementing, confirming or consummating the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan, provided that nothing in this paragraph shall limit the liability of any Person for breach of any express obligation it has under the terms of the Plan or under any agreement or other document entered into by such Person either after the Commencement Date or in accordance with the terms of the Plan or for any breach of a duty of care owed to any other Person occurring after the Effective Date. In all respects, the Debtors, the Reorganized Debtors, the Creditors' Committee, the Ad Hoc Committee, and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing contained herein shall bar public investors from bringing direct, rather than derivative, claims against officers, directors, and other third parties.

        (b) Releases. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, the Debtors will release unconditionally, and hereby are deemed to release unconditionally (i) each of the Debtors' officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives, (ii) the Creditors' Committee and, solely in their capacity as members of representatives of the Creditors' Committee, each member, consultant, attorney, accountant or other representative of the Creditors' Committee, (iii) the Ad Hoc Committee and, solely in their capacity as members or representatives of the Ad Hoc Committee, each member, consultant, attorney, accountant or other representative of the Ad Hoc Committee, (iv) the Indenture Trustees, (v) all holders of Canadian Secured Term and Note Claims and/or PCA U.S. Secured Term and Notes Claims who may be entitled to receive distribution of property pursuant to the Plan, and (vi) if a holder votes its Claim to accept the Plan, such holder of a Pioneer 2000 Group Claim and, in each case, any affiliate of such persons (the persons specified in clauses (i), (ii), (iii), (iv), (v), and (vi) are referred to collectively as the "Debtors' Releasees"), from any and all Claims, direct actions, causes of action, demands, rights, damages, judgments, debts, obligations, assessments, compensations, costs, deficiencies or other expenses of any nature whatsoever (including, without limitation, attorneys' fees), whether fixed or contingent, liquidated or unliquidated, direct or indirect, known or unknown which the Debtors ever had, now have, or hereafter can, shall or may have, in law, equity or otherwise, for, upon or arising out of or by reason of any fact, event, circumstance, matter, cause or thing whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors' Releasees, the Debtors, the Chapter 11 Cases or the Plan, including Claims or Causes of Action under Chapter 5 of the Bankruptcy Code. If and to the extent that the Bankruptcy Court concludes that the Plan cannot be confirmed with any portion of the foregoing releases, then the Debtors, with the prior consent of the Creditors' Committee, reserve the right to amend the Plan so as to give effect as much as possible to the foregoing releases, or to delete them; provided, however, that the foregoing releases shall not apply to any Claims, direct actions, Causes of Action, demands, rights, damages, judgments, debts, obligations, assessments, compensations, costs, deficiencies or other expenses of any nature whatsoever (including, without limitation, attorneys' fees) in the case of fraud.

        (c) Mutual Releases. On the Effective Date, the Debtors, the Debtors in Possession, the members of the Creditors' Committee, the members of the Ad Hoc Committee, and the Indenture Trustees shall be deemed to have released each other, its, and such other's affiliates, principals, officers, directors, attorneys, accountants, financial advisors, advisory affiliates, employees, and agents from any and all Claims, direct actions, Causes of Action, demands, rights, damages, judgments, debts, obligations, assessments, compensations, costs, deficiencies or other expenses of any nature whatsoever (including, without limitation, attorneys' fees), whether fixed or contingent, liquidated or unliquidated, direct or indirect, known or unknown which they ever had, now have, or hereafter can, shall or may have, in law, equity or otherwise, for, upon or arising out of or by reason of any fact, event, circumstance, matter, cause or thing whatsoever taking place on or prior to the Effective Date in any way relating to the Debtors, the Debtors in Possession, the members of the Creditors' Committee, the Ad Hoc Committee, the Indenture Trustees, the Chapter 11 Cases, or the Plan; provided, however, that the foregoing mutual release shall not apply to any Claims, direct actions, Causes of Action, demands, rights, damages, judgments, debts, obligations, assessments, compensations, costs, deficiencies or other expenses of any nature whatsoever (including, without limitation, attorneys' fees) (i) arising under or based on the Plan, the Plan Documents, or any other document, instrument or agreement to be executed or delivered thereunder or (ii) in the case of fraud. If and to the extent that the Bankruptcy Court concludes that the Plan cannot be confirmed with any portion of the foregoing releases, then the Debtors, with the prior consent of the Creditors' Committee, reserve the right to amend the Plan so as to give effect as much as possible to the foregoing mutual releases, or to delete them.

                                  ARTICLE XI.

                            RETENTION OF JURISDICTION

        The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

        (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

        (b) To determine any and all adversary proceedings, applications and contested matters, including, without limitation, adversary proceedings and contested matters arising in connection with the prosecution of Avoidance Claims;

        (c) To hear and determine any objection to Administrative Expense Claims, Claims or Equity Interests;

        (d) To enter and implement such Orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

        (e) To issue such Orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

        (f) To consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

        (g) To hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

        (h) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan;

        (i) To recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

        (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

        (k) To make any determinations relating to or enforce any provisions of the Plan governed by the Protocol;

        (l) To hear any other matter not inconsistent with the Bankruptcy Code; and

        (m) To enter a final decree closing the Chapter 11 Cases.

                                  ARTICLE XII.

                            MISCELLANEOUS PROVISIONS

        12.1 Effectuating Documents and Further Transactions. Each of the Debtors or Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

        12.2 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

        12.3 Termination of Committee. The appointment of the Creditors' Committee shall terminate on the later of the Effective Date and the date of the hearing to consider applications for final allowances of compensation and reimbursement of expenses.

        12.4 Post-Confirmation Date Fees and Expenses. From and after the Confirmation Date, the Debtors and Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of Professional persons thereafter incurred by the Debtors and Reorganized Debtors, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

        12.5 Payment of Statutory Fees. All fees payable pursuant to section 1930 of the title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in Cash equal to the amount of such fees on the Effective Date. The Reorganized Debtors shall timely pay post-confirmation quarterly fees assessed pursuant to 28 U.S.C. ss. 1930(a)(6) until such time as the Bankruptcy Court enters a final decree closing these Chapter 11 Cases, or enters an Order either converting these Chapter 11 Cases to cases under Chapter 7 or dismissing these Chapter 11 Cases. After confirmation, the Reorganized Debtors shall file with the Bankruptcy Court and shall transmit to the United States Trustee a true and correct statement of all disbursements made by the Reorganized Debtors for each month, or portion thereof, that these Chapter 11 Cases remain open in a format prescribed by the United States Trustee.

        12.6 Amendment or Modification of the Plan. Alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors, subject to the prior approval of the Creditors' Committee, at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code.

        12.7 Severability. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

        12.8 Revocation or Withdrawal of the Plan. The Debtors, subject to the prior approval of the Creditors' Committee, reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

        12.9 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the holders of Claims and Equity Interests, and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

        12.10 Notices. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

        If to the Debtors:

        Pioneer Companies, Inc.
        700 Louisiana Street, Suite 4300
        Houston, Texas  77002
        Attn:  Kent Stephenson, Esq.
        Telephone:  (713) 570-3257
        Facsimile:  (713) 223-9202

              with copies to:

        Weil, Gotshal & Manges LLP              Weil, Gotshal & Manges LLP
        700 Louisiana, Suite 1600               100 Crescent Court, Suite 1300
        Houston, Texas  77002                   Dallas, Texas  75201
        Attn:  Alan Shore Gover, Esq.           Attn:  Robert C. Feldman, Esq.
        Telephone:  (713) 546-5000              Telephone:  (214) 746-7700
        Facsimile:  (713) 224-9511              Facsimile:  (214) 746-7777

        Dewey Ballantine LLP                    Kaye Scholer LLP
        1301 Avenue of the Americas             311 S. Wacker Drive, Suite 6200
        New York, New York  10019-6092          Chicago, IL  60606
        Attn:  Michael J. Sage, Esq.            Attn:  Richard G. Smolev, Esq.
        Telephone:  (212) 259-8000              Telephone:  (312) 583-2330
        Facsimile:  (212) 259-6333              Facsimile:  (312) 583-2360

        12.11 Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

        12.12 Withholding and Reporting Requirements. In connection with the consummation of the Plan, the Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

        12.13 Plan Supplement. Forms of the documents relating to the Amended PCI Certificate of Incorporation, the Amended PCI Bylaws, the New Notes, the New Tranche A Term Loan Agreement, the New Tranche B Notes Indenture, Schedules 6.1(a)(x) and 6.1(a)(y) referred to in Section 6.1 of the Plan, the MEIP, and all other material agreements related thereto, shall be contained in the Plan Supplement and Filed with the Clerk of the Bankruptcy Court at least five (5) days prior to the Voting Deadline. Forms of the documents relating to the Exit Facility shall be contained in the Plan Supplement and Filed with the Clerk of the Bankruptcy Court at least ten (10) days prior to the Voting Deadline. Upon its filing with the Bankruptcy Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to PCI in accordance with Section 12.12 of the Plan or by telephonic request as set forth in the notice to be served in conjunction with the Filing of the Plan Supplement.

        12.14 Voting for Purposes of the Canadian Plan. The holders of Allowed PCA U.S. Secured Term and Note Claims and Allowed U.S. Deficiency Claims voting on the Plan shall be deemed to have cast the same vote (whether accepting or rejecting the Plan) on the Canadian Plan in the same aggregate amount as an Unsecured Creditor (as defined in the Canadian Plan) under the Canadian Plan. The holders of Allowed Canadian Secured Term and Note Claims voting on the Plan shall be deemed to have cast the same vote (whether accepting or rejecting the Plan) on the Canadian Plan in the same amount as a Secured Creditor (as defined in the Canadian Plan) under the Canadian Plan. The holders of Allowed Canadian Deficiency Claims voting on the Plan shall be deemed to have cast the same vote (whether accepting or rejecting the Plan) on the Canadian Plan in the same amount as an Unsecured Creditor (as defined in the Canadian Plan) under the Canadian Plan. The holders of Allowed Unsecured Claims against PCICC voting on the Plan shall be deemed to have cast the same vote (whether accepting or rejecting the Plan) for the Canadian Plan in the same amount as an Unsecured Creditor (as defined in the Canadian Plan) under the Canadian Plan.

        12.15 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.

        12.16 Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

        12.17 Exhibits/Schedules. All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

        12.18 Filing of Additional Documents. On or before substantial consummation of the Plan, the Debtors, subject to the prior approval of the Creditors' Committee, shall File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

        12.19 No Admissions. Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by any entity with respect to any matter set forth herein.

Dated:    Houston, Texas
          September 21, 2001


                             PIONEER COMPANIES, INC.,
                             a Delaware corporation
                             (for itself and on behalf of each of the Subsidiaries)


                             By:    /s/ Michael J. Ferris
                                -----------------------------------------------
                             Name:  Michael J. Ferris
                             Title: President and Chief Executive Officer

                                EXHIBIT A TO PLAN

                                  CANADIAN PLAN

C A N A D A                            S U P E R I O R C O U R T
                                 (BANKRUPTCY AND INSOLVENCY DIVISION)
                        --------------------------------------------------------

PROVINCE OF QUEBEC      IN THE MATTER OF A
DISTRICT OF MONTREAL    PLAN OF COMPROMISE OR ARRANGEMENT OF:
NO: 500-05-066677-012

                        PCI CHEMICALS CANADA INC., a legal person duly constituted under the laws of New Brunswick, having its principal place of business at 630 Blvd. Rene-Levesque West, in the City and District of Montreal, Province of Quebec, E2L 4S6;

                                                                      APPLICANT

                        -AND-

                        RICHTER & ASSOCIES INC., a legal person duly constituted under the laws of Quebec, having its principal place of business at 2 Place Alexis-Nihon, in the City and District of Montreal, Province of Quebec, H3Z 3C2;

                                                                        MONITOR


--------------------------------------------------------------------------------

                   AMENDED PLAN OF ARRANGEMENT AND COMPROMISE
                 UNDER THE COMPANIES' CREDITORS ARRANGEMENT ACT
                     (SECTIONS 4, 5 AND 5.1 OF THE C.C.A.A.)

--------------------------------------------------------------------------------


INTERPRETATION

SECTION 1.1  DEFINITIONS

        In the Plan (including the Schedule hereto), unless otherwise stated or the context otherwise requires:

        "AFFECTED CREDITOR" means any Creditor with a Claim, with the exception only of an Unaffected Creditor;

        "BNY" means BNY Asset Solutions LLC as administrative agent under the PCA Term Loan Agreement and the PCA Canadian Term Loan Agreement;

        "BUSINESS DAY" means a day which is not (i) a Saturday or a Sunday; or
        (ii) a day observed as a holiday under the laws of the Province of Quebec or the applicable federal laws of Canada;

        "CANADIAN SECURED TERM AND NOTE CLAIMS " means the Secured Claims (as defined in the US Plan) relating to the PCA Canadian Term Loan Agreement and the PCICC Senior Notes;

        "CCAA PROCEEDINGS" means the proceedings in respect of PCICC before the Court commenced pursuant to the CCAA; "CCAA" means the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended;

        "CHARGE" means a hypothec, mortgage, pledge, lien, privilege or charge on or against a property to secure payment of debt or performance of an obligation, but only to the extent of the value of such property on the day that the Initial Order was made;

        "CLAIM" means any right of any Person against the Applicant in connection with any indebtedness, liability or obligation of any kind of the Applicant whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present, future, known, unknown, by guarantee, by surety or otherwise and whether or not such a right is executory in nature, including, without limitation, the right or ability of any person to advance a claim, including a Tax Claim, for contribution or indemnity or otherwise with respect to any matter, action, cause or chose in action whether existing at present or commenced in the future based in whole or in part on facts which existed prior to or at July 31, 2001 or based or resulting from the Plan or the restructuring and reorganization transactions implemented as a result of or pursuant to the Plan, the US Plan or any Order;

        "CLASS" means any category consisting of any of the Affected Creditors as set forth in Section 3.1 hereunder;

        "CONFIRMATION DATE" means the date that the Confirmation Order is made;

        "CONFIRMATION ORDER" means a final and executory Order sanctioning and approving the Plan , including the restructuring transactions set forth in Article 6 of the Plan, pursuant to Section 6 of the CCAA;

        "COURT" means the Superior Court of Quebec and, if applicable, the Court of Appeal of Quebec;

        "CREDITOR" means any Person having a Claim and may, if the context requires, mean an assignee of a Claim or a trustee, receiver, receiver manager or other Person acting on behalf of such Person;

        "CREDITORS' COMMITTEE" means the statutory committee of unsecured creditors appointed in the US Proceedings;

        "CREDITORS' MEETING(S)" means a meeting(s) of a Class of Affected Creditors called for the purpose of considering and voting upon the Plan and includes any adjournment of such meeting(s);

        "DEFICIENCY CLAIM" means any unsecured Claim of a Secured Creditor or of a holder of the PCA US Secured Term and Note Claims;

        "DOLLARS" or "$" means lawful money of Canada unless otherwise indicated;

        "DISBURSING AGENTS" shall have the meaning set forth in Section 5.13 of the Plan;

        "EFFECTIVE DATE" means the Effective Date as defined in the US Plan;

        "GUARANTEE" has the meaning assigned to such term in Section 6.7 of the Plan;

        "INDENTURE TRUSTEES" means, collectively, (i) US Trust, in its capacity as PCA Senior Notes Indenture Trustee and as PCICC Senior Notes Indenture Trustee, and (ii) BNY, in its capacity as PCA Term Loan Agreement Administrative Agent and as PCA Canadian Term Loan Agreement Administrative Agent;

        "INITIAL DISTRIBUTION DATE" means the date that is sixty (60) days after the Effective Date, or as soon thereafter as is practicable;

        "INITIAL ORDER" means the Order of the Court as amended from time to time, pursuant to which, among other things, the Applicant was granted certain relief on its initial application pursuant to the CCAA;

        "MONITOR" means Richter & Associes Inc. and any successor thereto appointed in accordance with the Initial Order or any further Order;

        "NEW COMMON STOCK" means the common stock of Reorganized PCI authorized and to be issued pursuant to the Plan and/or the US Plan;

        "NEW INDENTURE TRUSTEES" means, collectively, (i) the New Tranche A Term Notes Agent and (ii) the New Tranche B Notes Indenture Trustee;

        "NEW NOTES " means, collectively, the New Tranche A Term Notes, the New Tranche B Notes and the New Other Secured Notes (as defined in the US
        Plan);

        "NEW TRANCHE A TERM NOTES" has the meaning assigned to such term in
        Section 6.4 of the Plan;

        "NEW TRANCHE A TERM LOAN AGREEMENT" means the term loan agreement pursuant to which the New Tranche A Term Notes are issued;

        "NEW TRANCHE A TERM NOTES AGENT" means the administrative agent under the New Tranche A Term Loan Agreement;

        "NEW TRANCHE B NOTES" has the meaning assigned to such term in Section
        6.5 of the Plan;

        "NEW TRANCHE B NOTES INDENTURE" means the indenture pursuant to which the New Tranche B Notes are issued;

        "NEW TRANCHE B NOTES INDENTURE TRUSTEE" means the indenture trustees under the New Tranche B Notes Indenture;

        "ORDER" means any order of the Court in the CCAA Proceedings;

        "PAI" means Pioneer Americas, Inc.;

        "PCA" means Pioneer Corporation of America;

        "PCA CANADIAN TERM LOAN AGREEMENT" means that certain Term Loan Agreement, dated as of October 30, 1997, as amended, among PCA, the Lenders (as defined therein), certain other parties, and BNY;

        "PCA CANADIAN TERM LOAN AGREEMENT ADMINISTRATIVE AGENT" means BNY in its capacity as administrative agent under the PCA Canadian Term Loan Agreement;

        "PCA SENIOR NOTES" means the US$200 million in original aggregate principal amount of 91/4% Senior Secured Notes due June 2007 issued by PCA pursuant to the PCA Senior Notes Indenture;

        "PCA SENIOR NOTES INDENTURE" means that certain Indenture, dated as of June 17, 1997, as amended, among PCA, the Subsidiary Guarantors (as defined therein), and the US Trust;

        "PCA SENIOR NOTES INDENTURE TRUSTEE" means the US Trust, in its capacity as trustee and as collateral agent under the PCA Senior Notes Indenture;

        "PCA US SECURED TERM AND NOTE CLAIMS" means the Secured Claims (as defined in the US Plan) relating to the PCA Term Loan Agreement and PCA Senior Notes;

        "PCA TERM LOAN AGREEMENT" means that certain Term Loan Agreement dated as of June 17, 1997, as amended, among PCA, the Lenders (as defined therein), certain other parties, and BNY;

        "PCA TERM LOAN AGREEMENT ADMINISTRATIVE AGENT" means BNY in its capacity as administrative agent under the PCA Term Loan Agreement; "PERSON" means any individual, partnership, joint venture, trust, corporation, unincorporated organization, government or any agency or instrumentality thereof, or any other juridical entity howsoever designated or constituted; "PCI" means Pioneer Companies Inc.; "PCICC" means PCI Chemicals Canada Inc. or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date, including PCICC ULC; "PCICC ULC" means the corporation resulting from the amalgamation referred to in Section 6.1(xvi) in respect of the implementation of the Plan;

        "PCICC SENIOR NOTES" means the US$175 million in original aggregate principal amount of 91/4% Senior Secured Notes due October 2007 issued by PCICC pursuant to the PCICC Senior Notes Indenture;

        "PCICC SENIOR NOTES INDENTURE" means that certain Indenture, dated as of October 30, 1997, as amended, among PCICC, the Guarantors (as such term is defined therein), and the US Trust, in its capacity as trustee and as collateral agent;

        "PCICC SENIOR NOTES INDENTURE TRUSTEE" means the US Trust, in its capacity as trustee and as collateral agent under the PCICC Senior Notes Indenture;

        "PIONEER" means, collectively, PCI, PCA, PAI, PCICC and their other subsidiaries and other affiliates;

        "PLAN" means this Plan of arrangement and compromise of the Applicant under the CCAA, as same may hereafter be amended or supplemented from time to time in accordance with the terms hereof;

        "PROTOCOL" means the cross-border insolvency protocol approved by the Court in the CCAA Proceedings and by the US Bankruptcy Court in the US Proceedings;

        "PROVEN CLAIM" of an Affected Creditor means the amount of a Claim of such Affected Creditor as accepted by the Monitor or as determined by a final and executory judgment for voting and distribution purposes in the CCAA Proceedings or in the US Proceedings, as applicable;

        "QUARTER" means the period beginning on the Effective Date and ending on the next of October 31, January 31, April 30 and July 31, and each three-month period thereafter;

        "RECORD DATE" means the day that is five days from and after the Confirmation Date (as defined in the US Plan);

        "REORGANIZED PAI" means PAI, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date;

        "REORGANIZED PCI" means PCI, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date;

        "REORGANIZED PIONEER" means Pioneer, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date;

        "REQUIRED MAJORITY" means, in respect of each Class, an affirmative vote of two-thirds in value of all Proven Claims of such Class for voting purposes voted in accordance with the voting procedures applicable to the Plan (whether in person or by proxy) and a majority in number of all such voting Creditors of such Class;

        "RESERVE" shall have the meaning set forth in Section 5.10 of the Plan;

        "SECURED CREDITOR" means a holder of a Canadian Secured Term and Note Claim;

        "SECURED CROWN CLAIMS" means the crown claims described in subsection 18.2(1) of the CCAA;

        "SUBSEQUENT DISTRIBUTION DATE " means the twentieth day after the end of the Quarter following the Quarter in which the Initial Distribution Date occurs and the twentieth day after the end of each subsequent Quarter; provided, however, that the first and second Subsequent Distribution Dates shall occur on the twentieth day after the end of the second and fourth Quarters, respectively, following the Quarter in which the Initial Distribution Date occurs;

        "TAX" or "TAXES" shall mean any and all federal, provincial, municipal, local and foreign taxes, assessments, reassessments and other governmental charges, duties, impositions and liabilities including for greater certainty taxes based upon or measured by reference to gross receipts, income, profits, sales, capital, use and occupation, goods and services, and value added, ad valorem, transfer, franchise, withholding, custom duties, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, fines and additions with respect to such amounts;

        "TAX CLAIMS" means any and all Claims for Taxes by any federal, provincial, territorial, municipal, local or foreign authority, agency or government (including, without limitation, any and all Claims for Taxes by Her Majesty the Queen, Her Majesty the Queen in right of Canada, Her Majesty the Queen in right of any province or territory of Canada, the Customs and Revenue Agency of Canada and any similar revenue or taxing authority of any province or territory of Canada) in respect of any taxation year or period ending on or before the Effective Date including, without limitation, any Taxes arising out of or attributable to any transaction to be completed in accordance with the Plan and, in the case where a current taxation year does not end on the Effective Date, any Taxes due in respect of or attributable to that portion of the period commencing at the beginning of such current taxation year up to and including the Effective Date;

        "UNAFFECTED CREDITOR" means a holder of a Claim in respect of which PCICC is authorized by the Initial Order to pay and has paid or made arrangement in writing prior to the Creditors' Meetings(s), and includes Congress Financial Corporation (Southwest) and Congress Financial Corporation (Canada) as per the US Plan;

        "UNSECURED CREDITOR" means a holder, other than a Secured Creditor or an Unaffected Creditor, of any Claim (including a Deficiency Claim) including, for greater certainty, all Claims of the nature described in
        Section 18.4(1) of the CCAA;

        "US BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, having jurisdiction over the US Proceedings, or if such Court ceases to exercise jurisdiction over the US Proceedings, such Court or adjunct thereof that exercises jurisdiction over the US Proceedings in lieu of the United States Bankruptcy Court for such district;

        "US PLAN" means the joint Plan of reorganization filed by Pioneer in the US Proceedings and attached as Schedule "A" as the same may be modified or amended, prior to the Creditors' Meeting(s);

        "US PROCEEDINGS" means each and all of the bankruptcy cases commenced by Pioneer under Chapter 11 of title 11 of the United States Code by filing voluntary petitions for relief with the US Bankruptcy Court, case no. 0138259-H3-11;

        "US TRUST" means United States Trust Company of New York.


SECTION 1.2  INTERPRETATION, ETC.

        For purposes of the Plan:


ANY REFERENCE IN THE PLAN TO A CONTRACT, INSTRUMENT, RELEASE, INDENTURE, OR OTHER AGREEMENT OR DOCUMENT'S BEING IN A PARTICULAR FORM OR ON PARTICULAR TERMS AND CONDITIONS MEANS THAT SUCH DOCUMENT SHALL BE SUBSTANTIALLY IN SUCH FORM OR SUBSTANTIALLY ON SUCH TERMS AND CONDITIONS;

ANY REFERENCE IN THE PLAN TO AN EXISTING DOCUMENT OR EXHIBIT FILED OR TO BE FILED MEANS SUCH DOCUMENT OR EXHIBIT AS IT MAY HAVE BEEN OR MAY BE AMENDED, MODIFIED, OR SUPPLEMENTED;

UNLESS OTHERWISE SPECIFIED, ALL REFERENCES IN THE PLAN TO SECTIONS, ARTICLES AND SCHEDULES ARE REFERENCES TO SECTIONS, ARTICLES AND SCHEDULES OF OR TO THE PLAN;

THE WORDS "HEREIN" AND "HERETO" REFER TO THE PLAN IN ITS ENTIRETY RATHER THAN TO A PARTICULAR PORTION OF THE PLAN;

CAPTIONS AND HEADINGS TO ARTICLES AND SECTIONS ARE INSERTED FOR CONVENIENCE OF REFERENCE ONLY AND ARE NOT INTENDED TO BE A PART OF OR TO AFFECT THE INTERPRETATION OF THE PLAN;

WHERE THE CONTEXT REQUIRES, A WORD OR WORDS IMPORTING THE SINGULAR SHALL INCLUDE THE PLURAL AND VICE VERSA;

THE WORDS "INCLUDES" AND "INCLUDING" ARE NOT LIMITING;

THE PHRASE "MAY NOT" IS PROHIBITIVE AND NOT PERMISSIVE; AND

THE WORD "OR" IS NOT EXCLUSIVE.

SECTION 1.3  DATE FOR ANY ACTION

        In the event that any date on which any action is required to be taken under the Plan by any of the parties is not a Business Day, that action shall be required to be taken on the next succeeding day which is a Business Day.

SECTION 1.4  TIME

        All times expressed in the Plan are local time Montreal, Quebec, Canada unless otherwise stipulated.


SECTION 1.5  STATUTORY REFERENCES

        Any reference in the Plan to a statute includes all regulations made thereunder and all amendments to such statute or regulations in force from time to time.


SECTION 1.6  SUCCESSORS AND ASSIGNS

        The Plan shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and assigns of any Person named or referred to in the Plan.


SECTION 1.7  SCHEDULE(S)

        Schedule "A" to the Plan is incorporated by reference into the Plan and forms an integral part of it.

                                   ARTICLE 2
                         PURPOSE AND EFFECT OF THE PLAN

SECTION 2.1  BACKGROUND

        The circumstances and events leading up to the Plan are summarized in the initial application made by PCICC in the CCAA Proceedings pursuant to which the Initial Order was granted.


SECTION 2.2  PERSONS AFFECTED

        The Plan provides for a coordinated restructuring of the Claims of Affected Creditors of PCICC. The Plan will become effective on the Effective Date and shall be binding on and enure to the benefit of the Applicant and the Affected Creditors.


SECTION 2.3  PERSONS NOT AFFECTED

        For greater certainty the Plan does not affect Unaffected Creditors. Nothing in the Plan shall affect the Applicant's rights and defences, both legal and equitable, with respect to any Claims of Unaffected Creditors including, but not limited to, all rights with respect to legal and equitable defences or entitlements to setoffs or recoupments against such Claims.


SECTION 2.4  SECURED CROWN CLAIMS

        Secured Crown Claims shall be paid in full within six (6) months after the Confirmation Order.

SECTION 2.5  APPROVAL OF RESTRUCTURING TRANSACTIONS

        The solicitation of votes on the Plan shall be deemed a solicitation for the approval of all the restructuring transactions contemplated in Article 6 of the Plan. Entry of the Confirmation Order shall constitute approval of such transactions and all implementing documents.


                                   ARTICLE 3
      CLASSIFICATION OF CREDITORS, VALUATION OF CLAIMS AND RELATED MATTERS

SECTION 3.1  CLASSES OF AFFECTED CREDITORS

        The Classes of Affected Creditors for the purpose of considering and voting on the Plan shall be the following:

        -  Class 1 : Secured Creditors and

        -  Class 2 : Unsecured Creditors.


SECTION 3.2  PROCEDURE FOR VALUING CLAIMS

       (i) The procedure for valuing Claims and resolving disputes is set forth in the Initial Order and the Protocol;

      (ii) For greater certainty, the Initial Order and the Protocol provide that the filing, valuation and treatment of Claims of the Secured Creditors and the holders of Deficiency Claims shall be made and done in the US Proceedings (in accordance with the US Plan).


SECTION 3.3  CREDITORS' MEETING(S)

       (i) The Creditors' Meeting(s) shall be held in accordance with the Plan, the Initial Order and any further Order. The only persons entitled to attend such Creditors' Meeting(s) are those persons, including the holders of proxies, entitled to vote at the Creditors' Meeting(s), and their legal counsel, the Monitor, the Creditors' Committee and the officers, directors and legal counsel of the Applicant;

      (ii) After the time for voting on the US Plan has expired, but prior to the Creditors' Meeting(s), PCICC shall cause to be filed with the Court an affidavit from the Balloting Agent (as defined in the US Plan) which shall set forth the identity and amount of Claim of each Secured Creditor and Unsecured Creditor (including a holder of Deficiency Claims), as well as a statement as to the manner in which each such person voted on the US Plan. All votes of Secured Creditors and of Unsecured Creditors (including holders of Deficiency Claims) identified in such affidavit shall be treated as proxies given to the Monitor for the purposes of casting a similar vote in respectively Class 1 and Class 2 of the Plan.

SECTION 3.4  CLAIMS FOR VOTING PURPOSES

        Each Affected Creditor who is entitled to vote shall be entitled to that number of votes for such Class as is equal to the dollar value of its Proven Claim.


SECTION 3.5  APPROVAL BY EACH CLASS

        The Applicant will seek approval of the Plan by the affirmative vote of the Required Majority of each Class, the whole in accordance with the provisions of the Initial Order, the Protocol and any further Order.


                                   ARTICLE 4
                        TREATMENT OF AFFECTED CREDITORS

SECTION 4.1  CLASS 1 : SECURED CREDITORS

        Subject to the approval by the Required Majority in each Class and to the distribution provisions and as set forth in Article 5 hereof,

       (i) On the Effective Date, each Secured Creditor shall receive, pursuant to the implementation of the transactions set forth in
                Section 6.1 of the Plan (including, without limitation, the exchanges provided for in Sections 6.1(ix) and (x) of the Plan) and on account of its Proven Claim as of the Record Date its pro rata share of 57% of (i) the New Tranche A Term Notes, (ii) the New Tranche B Notes and (iii) the 9,700,000 shares of the New Common Stock, the whole as per the US Plan;

      (ii) Acceptance of the Plan by the Secured Creditors shall constitute an instruction by the Secured Creditors to the respective Indenture Trustees and New Indenture Trustees, as the case may be, to take all actions necessary to effectuate the Plan.


SECTION 4.2  CLASS 2 : UNSECURED CREDITORS

        Subject to the approval by the Required Majority in each Class and to the distribution provisions as set forth in Article 5 hereof,


(i) Each Unsecured Creditor, excluding a holder of Deficiency Claims, may elect to receive, in full satisfaction, settlement, release and discharge of and in exchange for his Claim, either (i) the lesser of $750 or the amount of his Proven Claim; or (ii) on account of his Proven Claim his pro rata share of 300,000 shares of the New Common Stock, the whole as per the US Plan;

(ii) Holders of Deficiency Claims shall receive no distribution under the Plan.


                                   ARTICLE 5
                       PROVISIONS GOVERNING DISTRIBUTIONS

SECTION 5.1  PROVEN CLAIMS

        Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to all or any portion of a Claim of an Affected Creditor unless and until some portion hereof has become a Proven Claim.


SECTION 5.2  SURRENDER OF EXISTING SECURITIES

        As a condition precedent to receiving any distribution pursuant to the Plan, each Secured Creditor who holds securities in certificated form must surrender such PCICC Senior Note or other instrument evidencing such Canadian Secured Term and Note Claim to the appropriate Disbursing Agents pursuant to a letter of transmittal furnished by the appropriate Disbursing Agents. Any New Notes to be distributed pursuant to the Plan on account of any such Canadian Secured Term and Note Claim will, pending such surrender, be treated as an undeliverable distribution.


SECTION 5.3  DISTRIBUTION DATE

        Except as otherwise provided herein or as ordered by the Court, distributions to be made on account of a Proven Claim shall be made on the Initial Distribution Date or as soon thereafter as is practicable. Distributions on account of Claims that become Proven Claims after the Effective Date shall be made on the relevant Subsequent Distribution Date.


SECTION 5.4  INTEREST

        Interest shall not accrue or be paid on Claims after the date of the Initial Order, and no holder of a Claim shall be entitled to interest accruing on or after the date of the Initial Order on any such Claim. Interest shall not accrue or be paid upon any disputed Claim in respect of the period from the date of the Initial Order to the date a final distribution is made thereon if and after such disputed Claim becomes a Proven Claim.


SECTION 5.5  MINIMUM DISTRIBUTIONS

        No payment of cash less than one-hundred dollars shall be made by PCICC to any holder of a Claim unless a request therefor is made in writing to the Applicant.


SECTION 5.6  FRACTIONAL SHARES; MULTIPLE OF NEW NOTES

        No fractional shares of New Common Stock or cash in lieu thereof shall be distributed under the Plan. When any distribution pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed to a Class of Claims shall be adjusted as necessary to account for the rounding provided in this subsection. New Tranche A Term Notes and New Tranche B Notes shall only be issued in multiples of US$1000. Any New Tranche A Term Notes and New Tranche B Notes that would otherwise have been distributed in multiples of other than US$1000. shall be rounded as follows: (i) amounts less than US$500 shall be reduced to $0 and (ii) amounts equal to or greater than US$500 shall be increased to US$1,000;


SECTION 5.7  UNCLAIMED DISTRIBUTIONS IN CASH

        Any distributions in cash under the Plan to Unsecured Creditors that are unclaimed for a period of one year after distribution thereof shall be revested in PCICC and any entitlement of any such holder shall be extinguished and forever barred.


SECTION 5.8  UNCLAIMED DISTRIBUTIONS OF NEW COMMON STOCK

        Distributions under the Plan of New Common Stock to Unsecured Creditors holding a Proven Claim that are unclaimed for a period of one year after distribution shall be added to the Reserve and any entitlement of such Unsecured Creditors to such distributions shall be extinguished and forever barred. Any other distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be revested in Reorganized Pioneer and any entitlement of any holder of any Claim shall be extinguished and forever barred.


SECTION 5.9  DISTRIBUTIONS TO HOLDERS AS OF THE RECORD DATE

        As at the close of business on the Record Date, the claims register shall be closed, and there shall be no further changes in the record holders of any Claims. PCICC shall have no obligation to recognize any transfer of any Claims occurring after the Record Date. PCICC shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan) with only those record holders stated on the claims register as of the close of business on the Record Date.


SECTION 5.10 DISTRIBUTIONS OF NEW COMMON STOCK WITHHELD FOR DISPUTED CLAIMS OF UNSECURED CREDITORS

        (i) Establishment and Maintenance of Reserve. On the Initial Distribution Date and each Subsequent Distribution Date, Reorganized Pioneer shall reserve from the distributions of New Common Stock to be made on such dates to Unsecured Creditors holding a Proven Claim, an amount of New Common Stock equal to one hundred percent (100%) of the distributions to which Unsecured Creditors with a disputed Claim would be entitled under the Plan as of such dates if such Unsecured Creditors had a Proven Claim (the "RESERVE");

        (ii) Property Held in Reserve. New Common Stock held in the Reserve shall be held in trust by Reorganized Pioneer and each of its reorganized subsidiaries, including PCICC, for the benefit of the potential claimants of such securities and shall not constitute property of Reorganized PCI or of any of its reorganized subsidiaries, including PCICC.


SECTION 5.11 DISTRIBUTIONS OF NEW COMMON STOCK UPON ALLOWANCE OF DISPUTED CLAIMS OF UNSECURED CREDITORS

        Unsecured Creditors with a disputed Claim that becomes a Proven Claim subsequent to the Initial Distribution Date shall receive distributions of New Common Stock from the Reserve and on the next Subsequent Distribution Date that follows the Quarter during which such disputed Claim becomes a Proven Claim. Such distributions of New Common Stock shall be made in accordance with the Plan based upon the distributions that would have been made to such Unsecured Creditor under the Plan if his Claim had been a Proven Claim on or prior to the Effective Date.


SECTION 5.12 SURPLUS DISTRIBUTIONS OF NEW COMMON STOCK TO UNSECURED CREDITORS HOLDING A PROVEN CLAIM

        The following consideration shall constitute surplus distributions (the "Surplus Distributions") pursuant to the Plan: (i) pursuant to Section 5.8 of the Plan, distributions of New Common Stock under the Plan to Unsecured Creditors holding a Proven Claim that are unclaimed for a period of one year after distribution thereof; and (ii) to the extent that a disputed Claim of an Unsecured Creditor is not a Proven Claim or becomes a Proven Claim in an amount less than the amount of the disputed Claim, the excess of New Common Stock in the Reserve over the New Common Stock actually distributed on account of such disputed Claim of an Unsecured Creditor. The Surplus Distributions of New Common Stock shall be distributed to the Unsecured Creditors holding a Proven Claim pursuant to Section 5.11; provided, however, that Reorganized PCI and PCICC shall not be under any obligation to make any Surplus Distributions of New Common Stock on a Subsequent Distribution Date unless the number of shares of New Common Stock to be distributed aggregates 30,000 or more, unless the distribution is the last distribution under the Plan.


SECTION 5.13  DISBURSING AGENTS

        The Indenture Trustees, or such Person(s) as the Indenture Trustees may designate, will act as Disbursing Agents under the Plan with respect to distributions to Secured Creditors, and will make all distributions required to be distributed under the applicable provisions of the Plan. The PCICC Senior Notes Indenture Trustee shall make all distributions in respect of Proven Claims relating to the PCICC Senior Notes Indenture. The PCA Canadian Term Loan Agreement Administrative Agent shall make all distributions in respect of Proven Claims relating to the PCA Canadian Term Loan Agreement. Any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. Each Disbursing Agent will serve without bond, and each Disbursing Agent, other than Reorganized PCI and each of its subsidiaries, including PCICC, will receive, without further Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from Reorganized PCI and each of its subsidiaries, including PCICC, on terms acceptable to Reorganized PCI and each of its subsidiaries, including PCICC. The Disbursing Agents shall hold all reserves and accounts pursuant to the Plan, including the Reserve.

                                   ARTICLE 6
                      MEANS FOR IMPLEMENTATION OF THE PLAN

SECTION 6.1  RESTRUCTURING TRANSACTIONS

        On or prior to the Effective Date, the following transactions shall be consummated, in accordance with the US Plan, by PCI, Reorganized PCI and each of their subsidiaries, including PCICC, and the holders as of the Record Date of the Allowed (as defined in the US Plan) PCA US Secured Term and Note Claims and the Secured Creditors holding a Proven Claim as of the Record Date, in the order set forth below; provided, however, that none of the following transactions shall occur unless all of the following transactions occur, and provided that the Secured Creditors shall receive the distributions provided for in Section
4.1 of the Plan:

        (i) On or prior to the Effective Date, PCICC shall continue into a Nova Scotia company;

        (ii) On or prior to the Effective Date, PCICC shall incorporate a Nova Scotia unlimited liability company as a subsidiary;

        (iii) On or prior to the Effective Date, PCA shall form a new corporation ("NEWCO"), a Delaware corporation;

        (iv) PCA shall contribute the stock of PCICC and all of its other subsidiaries (including PAI) to Newco for shares of Newco;

        (v) PCA shall file Articles of Conversion in Delaware, thus becoming a limited liability company. This entity will hereinafter be referred to as PCA LLC;

        (vi)    PCA LLC shall distribute the stock of Newco to PCI;

        (vii) Newco shall be merged into PCI, the survivor being PCI. Pursuant to the merger, Newco's assets, consisting of the stock of PCICC and its other subsidiaries, shall be transferred to PCI;

        (viii) PCI shall contribute the stock of PAI to PCA LLC for a membership interest in PCA LLC having an equivalent value;

        (ix) Allowed (as defined in the US Plan) PCA US Secured Term and Note Claims as of the Record Date, shall be exchanged for Proven Claims relating to the PCICC Senior Notes, based on the proportion of their Allowed (as defined in the US Plan) PCA US Secured Term and Note Claim determined by the formula A x [B/C x 57%] where A is the amount of a particular holder's Allowed (as defined in the US Plan) PCA US Secured Term and Note Claims; B is the aggregate amount of the Proven Claims relating to the PCICC Senior Notes and C is the aggregate amount of the Canadian Secured Term and Note Claims (that are Proven Claims) (the exchanged Claims are referred to as the "Exchanged Allowed PCA US Secured Term and Note Claims" and the Claims which are retained by the initial holders are referred to as the "Retained Initial Allowed PCA US Secured Term and Note Claims"), and the holders of Proven Claims relating to the PCICC Senior Notes shall receive their pro rata share of the Exchanged Allowed PCA US Secured Term and Note Claims and the holders of the Allowed (as defined in the US Plan) PCA US Secured Term and Note Claims shall receive on the exchange from the holders of the Proven Claims relating to the PCICC Senior Notes, their pro rata share of the proportion of Proven Claims relating to the PCICC Senior Notes determined by the formula E x 43% where E is the aggregate Proven Claims relating to the PCICC Senior Notes;

        (x) Proven Claims relating to the PCA Canadian Term Loan Agreement shall be exchanged for Proven Claims relating to the PCICC Senior Notes as of the Record Date, based on the proportion of the Proven Claims relating to the PCA Canadian Term Loan Agreement determined by the formula A x [B/C x 57%] where A is the amount of a particular holder's Proven Claim relating to the PCA Canadian Term Loan Agreement, B is the aggregate amount of the Proven Claims relating to the PCICC Senior Notes and C is the aggregate amount of the Canadian Secured Term and Note Claims (that are Proven Claims) (the exchanged Claims are referred to as the "Exchanged PCA Canadian Term Loan Claims" and the Claims which are retained by the initial holders are referred to as the "Retained Initial Allowed Secured PCA Canadian Term Loan Claims"), and the holders of Proven Claims relating to the PCICC Senior Notes shall receive their pro rata share of the Exchanged PCA Canadian Term Loan Claims and the holders of the Exchanged PCA Canadian Term Loan Claims shall receive on the exchange from the holders of Proven Claims relating to the PCICC Senior Notes their pro rata share of the proportion of the Proven Claims relating to the PCICC Senior Notes determined by the formula D x [E/F x 57%] where D is the amount of the Proven Claims relating to the PCICC Senior Notes, E is the aggregate amount of the Proven Claims relating to the PCA Canadian Term Loan Agreement and F is the aggregate amount of the Canadian Secured Term and Note Claims (that are Proven Claims);

        (xi) PCI shall contribute to PCA LLC 9,700,000 shares of the New Common Stock;

        (xii) Subject to giving effect to the exchanges provided for in Sections 6.1(ix) and (x) of the Plan, Allowed (as defined in the US Plan) PCA US Secured Term and Note Claims shall be transferred to PCA LLC.

        (xiii) Holders of the Retained Initial Allowed PCA US Secured Term and Note Claims shall receive in exchange for such Claims, their proportionate share of the balance of the 9,700,000 shares of New Common Stock and New Tranche A Term Notes that will not be distributed in the distributions provided for in Sections 6.1(xv) and (xviii)of the Plan;

        (xiv) Subject to giving effect to the exchanges provided for in Sections 6.1(ix) and (x) of the Plan, Proven Claims relating to the PCA Canadian Term Loan Agreement shall be transferred to PCA LLC.

        (xv) Holders of the Retained Initial Allowed Secured PCA Canadian Term Loan Claims shall receive in exchange for those Claims, their proportionate share of (i) 9,700,000 shares of the New Common Stock (to be delivered by PCA LLC) and (ii) the New Tranche A Term Notes (to be issued by PCA LLC) determined by the formula A/(A+43%) where A is the amount determined by the formula C/D x 57%, where C is the aggregate amount of the Proven Claims in respect of the PCA Canadian Term Loan Agreement and D is the aggregate amount of the Canadian Secured Term and Note Claims (that are Proven Claims);

        (xvi) PCICC and the subsidiary incorporated in Section 6.1(ii) of the Plan shall amalgamate to form PCICC ULC;

        (xvii) Subject to giving effect to the exchanges provided for in Sections 6.1(ix) and (x) of the Plan, PCICC ULC shall issue the New Tranche B Notes in exchange for the Proven Claims relating to the PCICC Senior Notes;

        (xviii) Former holders of the Exchanged Secured PCA Canadian Term Loan
                Claims who did not receive shares of the New Common Stock and the New Tranche A Term Notes pursuant to Section 6.1(xv) of the Plan shall receive their proportionate share of the New Common Stock and the New Tranche A Term Notes based on the same formula used in Section 6.1(xv) of the Plan to determine the proportionate share received by the holders mentioned in Section 6.1(xv) of the Plan. Former holders of the Exchanged Allowed PCA US Secured Term and Note Claims who did not receive shares of the New Common Stock and the New Tranche A Term Notes pursuant to Section 6.1(xv) of the Plan above shall receive their proportionate share of the New Common Stock and the New Tranche A Term Notes after subtracting the distributions to be made to both the holders of the Retained Initial Allowed Secured PCA Canadian Term Loan Claims and the Exchanged PCA Canadian Term Loan Claims.

        (xix) PCI shall contribute PCA LLC to PCICC ULC in exchange for preference stock of PCICC ULC having a fair market value equal to the value of PCA LLC;

        (xx) PAI shall be merged into PCA LLC, the survivor being PCA LLC which shall change its name to PAI LLC;

        (xxi) All inter-company debts owing by PAI LLC to PCICC ULC shall remain outstanding and be paid in the ordinary course of business.

        (xxii) For greater certainty, the approval and confirmation of the Plan shall constitute the approval of each Secured Creditor holding a Proven Claim as of the Record Date to each transaction listed above in the order set forth above including, without limitation, the exchanges provided for in Sections 6.1(ix), (x),
                (xii), (xiii), (xiv), (xv), (xvii) and (xviii) of the Plan without any further action required to be taken by such Secured Creditor and each Secured Creditor irrevocably appoints PCI, Reorganized PCI and each of their subsidiaries, including PCICC, as his agent to give effect to all of the transactions described above.

SECTION 6.2  CHARGES SECURING NEW TRANCHE A TERM LOAN AND NEW TRANCHE B NOTES

        The New Tranche A Term Notes and the New Tranche B Notes shall be secured by (i) first priority Charges on all of Reorganized PCI and each of its subsidiaries, including PCICC's real and personal property, tangible and intangible assets, rights, titles, and interests now owned or hereinafter acquired, with the exception of (a) those assets of all of Reorganized PCI and each of its subsidiaries, including PCICC's that are subject to Charges on accounts receivable, inventory, and general intangibles that relate thereto pursuant to the Existing Credit Facility (as defined in the US Plan) and (b) those assets of all of Reorganized PCI and each of its subsidiaries, including PCICC's that are subject to Charges relating to or arising under the Other Secured Claims (as defined in the US Plan); and (ii) second priority Charges on all assets of Reorganized PCI and each of its subsidiaries, including PCICC, that are subject to other Charges (other than assets that are subject to Charges to secure the Exit Facility (as defined in the US Plan), unless the Exit Facility (as defined in the US Plan) allows for the grant of such Charges) as of the Effective Date, provided, however, that such second priority Charges shall be subject and subordinate to the enforcement rights of the senior chargeholder under the Exit Facility (as defined in the US Plan). The New Tranche A Term Notes and the New Tranche B Notes shall rank senior in right of payment to all other indebtedness and obligations of all of Reorganized PCI and each of its subsidiaries, including PCICC's, with the exception of the Exit Facility (as defined in the US Plan) with respect to which the New Tranche A Term Notes and the New Tranche B Notes shall rank pari passu. On the Effective Date, PCICC shall execute and deliver to the appropriate New Indenture Trustee, in connection with the New Tranche A Term Loan Agreement and in connection with the New Tranche B Notes Indenture, such documents, instruments, and agreements entered into in connection therewith. On the Effective Date, PCICC shall execute and deliver such further documents, instruments, and agreements necessary to effectuate and further evidence the terms and conditions of the Plan.


SECTION 6.3  CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

        On the Effective Date, the PCICC Senior Notes, PCA Senior Notes, and any or all instruments evidencing Canadian Secured Term and Note Claims and PCA US Secured Term and Notes Claims shall be cancelled and extinguished, and the holders thereof shall have no rights and such instruments shall evidence no rights, except the right to receive the distributions, if any, to be made to holders of such instruments under the Plan and pursuant to the implementation of the transactions set forth in Section 6.1 of the Plan. Except with respect to the performance by the Indenture Trustees or their agents of the obligations of the Indenture Trustees under the Plan or in connection with any distribution to be made under the Plan, effective as of the Effective Date, the Indenture Trustees and their agents, successors and assigns shall be discharged of all of their obligations associated with, as the case may be, the PCA Senior Notes Indenture, the PCICC Senior Notes Indenture, the PCA Term Loan Agreement, the PCA Canadian Term Loan Agreement and related agreements and released from all Claims arising in the CCAA Proceedings and, effective as of the Effective Date, the PCICC Senior Notes Indenture, the PCA Senior Notes Indenture, the PCA Term Loan Agreement, and the PCA Canadian Term Loan Agreement shall be deemed cancelled, except that such cancellation shall not impair the rights of either
(i) the holders of PCICC Senior Notes or (ii) the holders of debt under the PCA Canadian Term Loan Agreement to receive distributions under the Plan or the rights of Indenture Trustees under their respective Charges, if any, pursuant to, as the case may be, the PCICC Senior Notes Indenture or the PCA Canadian Term Loan Agreement to the extent that any of the Indenture Trustees have not received payment.


SECTION 6.4  NEW TRANCHE A TERM NOTES

        The New Tranche A Term Notes shall be in the aggregate principal amount of US$50 million, shall be issued by PCA or its successor in interest pursuant to the New Tranche A Term Loan Agreement, shall bear interest at the LIBOR Rate (as defined in the US Plan) plus 350 basis points, shall be payable monthly, shall be prepayable with excess cash flow and shall mature on the date five (5) years after the Effective Date (the "NEW TRANCHE A TERM NOTES").


SECTION 6.5  NEW TRANCHE B NOTES

        The New Tranche B Notes shall be in the aggregate principal amount of US$150 million, shall be issued by PCICC or its successor in interest pursuant to the New Tranche B Notes Indentures, shall bear interest at 10% per annum, shall be payable semi-annually and shall mature on the date seven (7) years after the Effective Date (the "NEW TRANCHE B NOTES").

        The New Tranche B Notes shall be redeemable at a price equal to 105% of the principal amount thereof until the fourth anniversary of the Effective Date, at a price equal to 102.5% of the principal amount from the fourth anniversary of the Effective Date until the fifth anniversary of the Effective Date, and at a price equal to 100% of the principal amount thereof thereafter. Any such redemption shall include accrued and unpaid interest.



SECTION 6.6  NEW COMMON STOCK

        The New Common Stock shall have a par value of US$.01 per share and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable non bankruptcy law or in the Amended PCI Certificate of Incorporation (as defined in the US Plan) and the Amended PCI Bylaws (as defined in the US Plan).


SECTION 6.7  GUARANTEE

        On the Effective Date, PCICC will guarantee payment in full when due, whether at maturity, by acceleration, redemption, or otherwise, of all other obligations under the New Tranche A Term Notes ("GUARANTEE").

                                   ARTICLE 7
                            CONDITIONS PRECEDENT TO
                           EFFECTIVENESS OF THE PLAN

SECTION 7.1  CONFIRMATION OF US PLAN

        (i) Provided that the Plan is approved by the Required Majority in each Class and provided that the Confirmation Order (as defined in the US Plan) in the US Proceedings has been issued, the Applicant will seek the Confirmation Order for the sanction and approval of the Plan, with conclusions under Section 18.6 of the CCAA giving effect to the US Plan in Canada;

        (ii) If the US Plan is revoked or withdrawn, or if the Confirmation Order (as defined in the US Plan) is vacated in the US Proceedings, the Plan shall be deemed null and void in all respects.


SECTION 7.2  IMPLEMENTATION OF TRANSACTIONS

        The Applicant shall substantially implement and consummate, before and/or after the Confirmation Order, the restructuring and reorganization transactions contemplated in the Plan. The Confirmation Order shall authorize and direct that PCICC take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases and other agreements or documents created in connection with the Plan, including those actions contemplated by the provisions of the Plan set forth in Article 6 hereof.


SECTION 7.3  EFFECTIVENESS OF THE US PLAN

        The Plan is subject to all conditions precedent to effectiveness set forth in the US Plan and, for greater certainty, shall not become effective unless and until the US Plan has become effective as per the terms of the US Plan.


                                   ARTICLE 8
                             EFFECTIVENESS OF PLAN

SECTION 8.1  DISCHARGE OF PCICC AND ITS DIRECTORS

        The rights afforded herein and the treatment of all Claims shall be in exchange for and in complete satisfaction, discharge and release of claims of any nature whatsoever, including any interest accrued on such claims from and after the Initial Order, against PCICC and its directors as per the provisions of Section 5.1 of the CCAA, or any of their assets or properties. Except as otherwise provided in the Plan, on the Effective Date, all such Claims, including Tax Claims, against PCICC and its directors shall be satisfied, discharged and released in full, and all assets and properties of PCICC shall be free and clear of all Claims and Charges.

        Notwithstanding anything contained herein, the Claims of Congress Financial Corporation (Southwest) and Congress Financial Corporation (Canada) and all Charges relating thereto, shall survive the Effective Date and implementation of the Plan, and shall not hereby be released, discharged or otherwise compromised.

SECTION 8.2  LIMITATION OF LIABILITY

        Neither PCICC, the Creditors' Committee, the Ad Hoc Committee (as defined in the US Plan), US Trust nor any of their respective post-Initial Order employees, officers, directors, agents or representatives, or any professional (which, for the purpose of this Section, shall include any Canadian counsel of PCI, Reorganized PCI and each of their subsidiaries, including PCICC, the Ad Hoc Committee (as defined in the US Plan) or the Creditors' Committee) employed by any of them (a "PLAN PARTICIPANT"), shall have or incur any liability to any Person whatsoever, including, specifically, any holder of a Claim, under any theory of liability (except for any claim based upon wilful misconduct or gross negligence), for any act taken or omission made in good faith directly related to formulating, preparing, disseminating, implementing, confirming or consummating the Plan, the Confirmation Order, or any contract, instrument, release, or other agreement or document created or entered into, or any other act taken or omitted to be taken in connection with the Plan, provided that nothing in this paragraph shall limit the liability of any Person for breach of any express obligation it has under the terms of the Plan or under any agreement or other document entered into by such Person either post-Initial Order or in accordance with the terms of the Plan or for any breach of a duty of care owed to any other Person occurring after the Effective Date. In all respects, PCICC, the Creditors' Committee, the Ad Hoc Committee (as defined in the US Plan), and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Nothing contained herein shall bar public investors from bringing direct, rather than derivative, claims against officers, directors and other third parties.


SECTION 8.3  RELEASES

        Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, PCICC will release unconditionally, and hereby is deemed to release unconditionally (i) PCICC's officers, directors, shareholders, employees, consultants, attorneys, accountants, financial advisors and other representatives, (ii) the Creditors' Committee and, solely in their capacity as members or representatives of the Creditors' Committee, each member, consultant, attorney, accountant or other representative of the Creditors' Committee, (iii) the Ad Hoc Committee (as defined in the US Plan) and, solely in their capacity as members or representatives of the Ad Hoc Committee, each member, consultant, attorney, accountant or other representative of the Ad Hoc Committee (as defined in the US Plan), (iv) the Indenture Trustees and (v) all Secured Creditors who may be entitled to receive distribution of property pursuant to the Plan, (the entities specified in clauses (i), (ii), (iii), (iv) and (v) are referred to collectively as the "PCICC's Releasees"), from any and all claims, direct actions, causes of action, demands, rights, damages, judgments, debts, obligations, assessments, compensations, costs, deficiencies or other expenses of any nature whatsoever (including, without limitation, attorneys' fees), whether fixed or contingent, liquidated or unliquidated, direct or indirect, known or unknown which PCICC ever had, now have, or hereafter can, shall or may have, in law, equity or otherwise, for, upon or arising out of or by reason of any fact, event, circumstance, matter, cause or thing whatsoever taking place on or prior to the Effective Date in any way relating to PCICC's Releasees, PCICC, the CCAA Proceedings or the Plan; provided, however, that the foregoing releases shall not apply in the case of fraud. If and to the extent that the Court concludes that the Plan cannot be confirmed with any portion of the foregoing releases, then

PCICC, with the prior consent of the Creditors' Committee, reserve the right to amend the Plan so as to give effect as much as possible to the foregoing releases, or to delete them.


SECTION 8.4  MUTUAL RELEASES

        On the Effective Date, PCICC, the members of the Creditors' Committee, the members of the Ad Hoc Committee (as defined in the US Plan), and the Indenture Trustees shall be deemed to have released each other, its, and such other's affiliates, principals, officers, directors, attorneys, accountants, financial advisors, advisory affiliates, employees, and agents from any and all claims, Claims, direct actions, causes of action, demands, rights, damages, judgments, debts, obligations, assessments, compensations, costs, deficiencies or other expenses of any nature whatsoever (including, without limitation, attorneys' fees), whether fixed or contingent, liquidated or unliquidated, direct or indirect, known or unknown which they ever had, now have, or hereafter can, shall or may have, in law, equity or otherwise, for, upon or arising out of or by reason of any fact, event, circumstance, matter, cause or thing whatsoever taking place on or prior to the Effective Date in any way relating to PCICC, the members of the Creditors Committee, the Ad Hoc Committee (as defined in the US
Plan), the Indenture Trustees, the CCAA Proceedings, or the Plan; provided, however, that the foregoing mutual release shall not apply to any claims, direct actions, causes of action, demands, rights, damages, judgments, debts, obligations, assessments, compensations, costs, deficiencies or other expenses of any nature whatsoever (including, without limitation, attorneys' fees) (i) arising under or are based on the Plan, or any other document, instrument or agreement to be executed or delivered thereunder or (ii) in the case of fraud. If and to the extent that the Court concludes that the Plan cannot be confirmed with any portion of the foregoing releases, then PCICC, with the prior consent of the Creditors' Committee, reserve the right to amend the Plan so as to give effect as much as possible to the foregoing mutual releases, or to delete them.


                                   ARTICLE 9
                                 MISCELLANEOUS

SECTION 9.1  PARAMOUNTCY

        From and after the Effective Date, any conflict between the Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for sale, by-laws of the Applicant, lease or other agreement, written or oral and any and all amendments or supplements thereto existing between one or more of the Affected Creditors and the Applicant as at the Effective Date will be deemed to be governed by the terms, conditions and provisions of the Plan and the Confirmation Order, which shall take precedence and priority. For greater certainty, all Affected Creditors shall be deemed to consent to all transactions contemplated in the Plan. The implementation of the transactions contemplated in the Plan shall, in all respects, be subject to the implementation and effectiveness of the US Plan. To the extent that there is any inconsistency between the provisions of the Plan and the US Plan, the provisions of the US Plan shall prevail.

SECTION 9.2  WAIVER OF DEFAULTS

        From and after the Effective Date, each Affected Creditor shall be deemed to have waived any and all defaults then existing or previously committed by the Applicant in any covenant, warranty, representation, term, provision, condition or obligation, expressed or implied, in any contract, agreement, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for sale, lease or other agreement, written or oral and any and all amendments or supplements thereto, existing between any such Affected Creditor and the Applicant and any and all notices of default and demands for payment under any instrument, including, without limitation any guarantee, shall be deemed to have been rescinded.


SECTION 9.3  COMPROMISE EFFECTIVE FOR ALL PURPOSES

        The payment, compromise or other satisfaction of any Claim under the Plan, if sanctioned and approved by the Court, shall be binding upon such Affected Creditor, its heirs, executors, administrators, successors and assigns, for all purposes.


SECTION 9.4  PARTICIPATION IN DIFFERENT CAPACITIES

        Affected Creditors whose Claims are affected by the Plan may be affected in more than one capacity. Each such Affected Creditor shall be entitled to participate hereunder in each such capacity. Any action taken by an Affected Creditor in any one capacity shall not affect the Affected Creditor in any other capacity unless the Affected Creditor agrees in writing.


SECTION 9.5  MODIFICATION OF PLAN

        The Applicant reserves the right to file any modification of, amendment or supplement to the Plan by way of a supplementary Plan or Plans of compromise or arrangement or both filed with the Court at any time or from time to time prior to the Creditors' Meeting(s) or at a Creditors' Meeting, in which case any such supplementary Plan or Plans of compromise or arrangement or both shall, for all purposes, be and be deemed to be a part of and incorporated into the Plan. The Applicant shall give notice by publication or otherwise to all creditors in an affected Class of the details of any modifications or amendments prior to the vote being taken to approve the Plan. The Applicant may give notice of a proposed amendment or amendments to the Plan at the Creditors' Meeting(s) by notice in writing which shall be sufficient if given to those Creditors present at such meeting in person or by proxy. After such Creditors' Meeting(s) (and both prior to and subsequent to the Confirmation Order), the Applicant may at any time and from time to time vary, amend, modify or supplement the Plan if the Court determines that such variation, amendment, modification or supplement is of a minor, immaterial or technical nature that would not be materially prejudicial to the interests of any of the Affected Creditors under the Plan or the Confirmation Order and is necessary in order to give effect to the substance of the Plan or the Confirmation Order.

SECTION 9.6  DEEMING PROVISIONS

        In the Plan, the deeming provisions are not rebuttable and are conclusive and irrevocable.


SECTION 9.7  NOTICES

        Any notices or communication to be made or given hereunder shall be in writing and shall refer to the Plan and may, subject as hereinafter provided, be made or given by personal delivery, by courier, by prepaid mail or by telecopier addressed to the respective parties as follows:


IF TO THE APPLICANT:

                   PCI Chemicals Canada Inc.
                   c/o Stikeman Elliott
                   1155 Rene-Levesque Blvd. West, 40th floor
                   Montreal, Quebec
                   H3B 3V2

                   Attention: C. Jean Fontaine
                   Fax: (514) 397-3487


IF TO A CREDITOR:

                   (i) to the address for such Creditor specified in the proof of Claim filed by a Creditor or, if no proof of Claim has been filed, to such other address at which the notifying party may reasonably believe that the Creditor may be contacted.


IF TO THE MONITOR:

                   Richter & Associes Inc.
                   2, Place Alexis-Nihon
                   Montreal, Quebec
                   H3Z 3C2
                   Attention: Mr. Gilles Robillard
                   Fax: (514) 934-3484

or to such other address as any party may from time to time notify the others in accordance with this 0. In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada, all notices and communications during such interruption may only be given or made by personal delivery or by telecopier and any notice or other communication given or made by prepaid mail within the five (5) Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. All such notices and communications shall be deemed to have been received, in the case of notice by telecopier or by delivery prior to 5:00 p.m. (local time) on a Business Day, when received or if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day, on the next following Business Day and, in the case of notice mailed as aforesaid, on the fourth Business Day following the date on which such notice or other communication is mailed. The unintentional failure by the Applicant to give notice contemplated hereunder to any particular creditor shall not invalidate the Plan or any action taken by any Person pursuant to the Plan.

SECTION 9.8  SEVERABILITY OF PLAN PROVISIONS

        If, prior to the Confirmation Date, any term or provision of the Plan is held by the Court to be invalid, void or unenforceable, the Court, at the request of the Applicant, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.


SECTION 9.9  REVOCATION, WITHDRAWAL, OR NON-CONSUMMATION

        The Applicant reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization or arrangement. If the Applicant revokes or withdraws the Plan, or if the Confirmation Order is not issued, (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims) shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall prejudice in any manner the rights of the Applicant or any Person in any further proceedings involving the Applicant.


                          Montreal, September 20, 2001

                          (SGD) STIKEMAN ELLIOTT

                          ------------------------------------------------
                          STIKEMAN ELLIOTT
                          Attorneys for PCI Chemicals Canada Inc.

                        EXHIBIT B TO DISCLOSURE STATEMENT

                           Disclosure Statement Order

                         UNITED STATES BANKRUPTCY COURT

                           SOUTHERN DISTRICT OF TEXAS

                                HOUSTON DIVISION

-----------------------------------------
                                          :
IN RE:                                    :        CHAPTER 11
                                          :
PIONEER COMPANIES, INC.,                  :
PIONEER CORPORATION OF AMERICA,           :
IMPERIAL WEST CHEMICAL CO.,               :
KEMWATER NORTH AMERICA CO.,               :
PCI CHEMICALS CANADA INC./PCI             :        CASE NO. 01-38259-H3-11
CHIMIE CANADA INC.,                       :
PIONEER AMERICAS, INC.,                   :
PIONEER (EAST), INC.,                     :
PIONEER WATER TECHNOLOGIES, INC.,         :
PIONEER LICENSING, INC., AND              :
KWT, INC.,                                :
                                          :
                  DEBTORS.                :        JOINTLY ADMINISTERED
                                          :
-----------------------------------------

  ORDER (I) APPROVING DISCLOSURE STATEMENT; (II) APPROVING FORM OF BALLOTS, AND SOLICITATION AND TABULATION PROCEDURES; (III) FIXING DATE, TIME, AND PLACE FOR
    A HEARING TO CONSIDER CONFIRMATION OF PLAN OF REORGANIZATION; (IV) FIXING DATE, TIME AND PLACE FOR VOTING ON PLAN OF REORGANIZATION; (V) FIXING LAST DATE FOR FILING OBJECTIONS TO PLAN OF REORGANIZATION; AND (VI) PRESCRIBING
                     THE FORM AND MANNER OF NOTICE THEREOF

     A hearing having been held on September 21, 2001 (the "Hearing") to consider the motion ("Motion") filed by Pioneer Companies, Inc. and nine (9) of its direct and indirect wholly-owned subsidiaries (collectively, the "Debtors"), as debtors and debtors in possession, seeking, inter alia, approval pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") of the proposed Debtors' Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code heretofore filed with the Court and approval of certain forms of ballots and solicitation and tabulation procedures with respect to confirmation of the Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as modified and amended, the "Plan");(7) and it appearing from the certificates of service and/or affidavits of service on file with this Court that proper and timely notice of the Hearing has been given; and it appearing that notice was adequate and sufficient and that no further notice is required; and the appearances of all interested parties having been duly noted on the record of the Hearing; and it appearing that no objections were filed to the Disclosure Statement or the Motion; and the Debtors having made the conforming additions, changes, corrections and deletions to the Disclosure Statement necessary to comport with the record of the Hearing and the agreements reached with certain parties, a copy of which revised Disclosure Statement is attached hereto as Exhibit A (the "Disclosure Statement"); and upon the Motion, the Disclosure Statement, the record of the Hearing and all of the proceedings heretofore had before the Court and after due deliberation, and sufficient cause appearing therefor; it is

     ORDERED, FOUND AND DETERMINED THAT:

     1. The Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code.

     2. The Disclosure Statement and the Motion are hereby approved.

     3. The forms of ballots annexed hereto as Exhibit B and Exhibit C are hereby approved.

     4. The Debtors shall mail a ballot, substantially in the form of the ballots annexed hereto as Exhibit B, to each holder of a claim in the classes entitled to vote under the Plan (the "Individual Ballots"); provided, however, that the Individual Ballots for holders of claims based on the 9 1/4% Senior Secured Notes due June 2007 (the "PCA Senior Notes") (CUSIP NO. 723551-AF-4) and the 9 1/4% Senior Secured Notes due October 2007 (the "PCICC

----------
(7) All capitalized terms that are not defined herein shall have the meaning ascribed to them in the Plan.

Senior Notes") (CUSIP NO. 693204-AB-5), shall not be mailed directly to the beneficial holders of such notes, as described more fully herein.

     5. With respect to the PCA Senior Notes and PCICC Senior Notes, United States Trust Company of New York is the trustee and collateral agent (the "Senior Notes Trustee") and the records maintained by the Senior Notes Trustee or the Depository Trust Company reflect the brokers, dealers, commercial banks, trust companies or other nominees (collectively, the "Nominee Holders") through which many of the beneficial owners (collectively, the "Beneficial Holders") hold the PCA Senior Notes and the PCICC Senior Notes, although in some instances, the beneficial owners of the PCA Senior Notes and PCICC Senior Notes may also be the record owner of such notes. To the extent applicable, the Debtors shall mail ballots, substantially in the form annexed hereto as Exhibit C (the "Master Ballots"), to each of the Nominee Holders for the purpose of summarizing the votes of their respective Beneficial Holders. Hereinafter, the Individual Ballots and Master Ballots shall be referred to collectively as the "Ballots."


     6. Further, the Court hereby directs as follows:

        (a) the Nominee Holders shall forward the Solicitation Package (as defined below) or copies thereof (including a return envelope provided by and addressed to the Nominee Holders and including the Individual Ballots described above) to the Beneficial Holders within three (3) business days of the receipt of such Solicitation Package by the Nominee Holders;

        (b) the Beneficial Holders shall return the Individual Ballots to the respective Nominee Holders prior to the Voting Deadline (defined below);

        (c) the Nominee Holders shall summarize the votes of their respective Beneficial Holders on the Master Ballots, in accordance with the instructions for the Master Ballots;

        (d) the Nominee Holders shall return the Master Ballots to the Balloting Agent on or before the Voting Deadline; and

        (e) the Debtors shall provide the Nominee Holders with sufficient copies of the Solicitation Package to forward to the Beneficial Holders.

     7. For voting purposes, September 7, 2001 shall be the "Voting Record Date" with respect to holders of claims entitled to vote under the Plan. It should be noted that the establishment of this Voting Record Date is for voting purposes only and shall have no preclusive effect with regard to who is entitled to receive distributions under the Plan.

     8. As set forth in detail in the Plan and the Disclosure Statement, (a) Classes 1, 2 and 6 are unimpaired and, accordingly, deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code; (b) Classes 10 and 11 are receiving no distributions under the Plan and, thus, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code; and (c) Classes 3, 4, 5, 7, 8 and 9 are impaired and receiving distributions under the Plan and, therefore, the Debtors will solicit acceptances from holders of claims in these Classes only. Hereinafter, Classes 3, 4, 5, 7, 8 and 9 shall be referred to as the "Voting Classes" and Classes 1, 2, 6, 10 and 11 shall be referred to as the "Non-Voting Classes."

     9. On or before October 1, 2001, the Debtors shall mail the following solicitation materials (collectively, a "Solicitation Package") to each of the Deliverees (as hereinafter defined):

        (a)  the Plan;

        (b)  the Disclosure Statement;

        (c)  the Disclosure Statement Order;

        (d) notice of the approval of the Disclosure Statement, the dates fixed by the Court as the Voting Record Date and the Voting Deadline (as defined below), the last date for filing objections to confirmation of the Plan, and the scheduling of the confirmation hearing, in substantially the form attached hereto as Exhibit D (the "Confirmation Hearing Notice");

         (e)  appropriate Ballot(s) and voting instructions; and

         (f)  a pre-addressed return envelope.

     10. The Debtors shall serve the Solicitation Packages on the following holders of claims in the Voting Classes under the Plan (the "Deliverees"):


         (a) holders of claims, as of the Voting Record Date, that are listed in the Debtors' Schedules of Assets and Liabilities in an amount greater than $0.00 and not scheduled as contingent, unliquidated or disputed (excluding scheduled claims that have been superseded by filed proofs of claim); provided, however, that the assignee of a transferred and assigned scheduled claim shall be permitted to vote such claim only if (i) such claim was listed in the Debtors' Schedules of Assets and Liabilities as not contingent, unliquidated or disputed, and (ii) notice of the transfer has been received and docketed by the Balloting Agent as of the Record Date or such assignee includes proof of assignment with the executed Ballot;

         (b) subject to subsection (c) below, holders of liquidated claims, as of the Voting Record Date, that are the subject of filed proofs of claim which have not been disallowed, disqualified or suspended prior to the Voting Record Date and which are not the subject of a pending objection on the Voting Record Date (unless, on or before the Voting Record Date, a final order is entered temporarily allowing such claim for voting purposes); provided, however, that the assignee of a transferred and assigned proof of claim shall be permitted to vote such claim only if (i) the proof of claim has not been disallowed, disqualified or suspended prior to the Voting Record Date and such claim is not the subject of a pending objection on the Voting Record Date (unless, on or before the Voting Record Date, a final order is entered temporarily allowing such claim for voting purposes), and (ii) notice of the transfer has been received and docketed by the Balloting Agent as of the Record Date or such assignee includes proof of assignment with the executed Ballot; and

         (c) with respect to the PCA Senior Notes and PCICC Senior Notes, the Nominee and/or Beneficial Holders (as applicable) reflected in the records of the Senior Notes Trustee or the Depository Trust Company as of the Voting Record Date; provided, however, that the Debtors shall provide the Nominee Holders with sufficient copies of the Solicitation Packages to enable the Nominee Holders to distribute the Solicitation Packages to the Beneficial Holders.

     11. Rather than mail a Solicitation Package to the parties listed below, the Debtors shall mail a Notice of Non-Voting Status, substantially in the form attached hereto as Exhibit E, which includes a brief summary of the Plan and sets forth the manner in which a copy of the Plan and Disclosure Statement may be obtained, to the following:

         (a)  holders of claims and interests in the Non-Voting Classes;

         (b) all known parties to executory contracts and unexpired leases who do not hold filed or scheduled claims (excluding claims scheduled as contingent, unliquidated or disputed);

         (c) holders of claims, as of the Voting Record Date, that are listed in the Debtors' Schedules of Assets and Liabilities as contingent, unliquidated and/or disputed (excluding scheduled claims that have been superseded by filed proofs of claim);

         (d) holders of claims, as of the Voting Record Date, that are scheduled in the amount of $0.00 in the Debtors' Schedule of Assets and Liabilities (excluding scheduled claims that have been superseded by filed proofs of claim);

         (e) holders of unliquidated claims, as of the Voting Record Date, that are the subject of filed proofs of claim (unless, on or before the Voting Record Date, a final order is entered temporarily allowing such claim for voting purposes); and

         (f) holders of claims, as of the Voting Record Date, which have been disallowed, disqualified or suspended prior to the Voting Record Date and/or which are the subject of a pending objection on the Voting Record Date (unless, on or before the Voting Record Date, a final order is entered temporarily allowing such claim for voting purposes).

     12. The Debtors are hereby authorized to reimburse the reasonable, actual and necessary out-of-pocket expenses incurred by the Depository Trust Company and/or any nominee holder in connection with the distribution of the Solicitation Package or Notice of Non-Voting Status.

     13. The following procedures regarding the tabulation of votes cast with respect to the Plan are hereby approved:

         (a) A vote may be disregarded if the Court determines, after notice and a hearing, that a vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code;

         (b) All votes to accept or reject the Plan must be cast by using the appropriate Ballot utilizing the voting instructions attached thereto and votes that are cast in any other manner shall not be counted;

         (c) A holder of claims in more than one class or subclass must use separate Ballots for each class of claims; provided, however, that holders of claims in Class 3 or Class 4 may use their Ballots to also vote in Class 9;

         (d) A holder of claims shall be deemed to have voted the full amount of its claim in each class and shall not be entitled to split its vote within a particular class;

         (e) Any Individual Ballot that partially accepts and partially rejects the Plan shall not be counted;

         (f) If a holder of claims casts more than one Ballot voting the same claim prior to the Voting Deadline, only the latest dated Ballot received by the Balloting Agent shall be counted;

         (g) If a holder of claims casts Ballots received by the Balloting Agent which bear the same date, but which are voted inconsistently, such Ballots shall be deemed to constitute an acceptance of the Plan;

         (h) Any executed Ballot received by the Balloting Agent that does not indicate either an acceptance or rejection of the Plan shall be deemed to constitute an acceptance of the Plan;

         (i) Any executed Ballot received by the Balloting Agent that indicates both acceptance and rejection of the Plan shall be deemed to constitute an acceptance of the Plan;

         (j) Any executed Ballot for Class 3 and Class 9 or Class 4 and Class 9 which is received by the Balloting Agent or the respective Nominee Holder (as applicable) and which indicates acceptance of the Plan in one Class, but indicates neither acceptance nor rejection of the Plan in the other Class, shall be deemed to constitute an acceptance of the Plan in both Classes; and

         (k) Except as provided below regarding Master Ballots, the Balloting Agent shall not accept a vote by facsimile or telecopy transmission.

     14. The deadline for Ballots to be actually received by the Balloting Agent shall be October 30, 2001 at 4:30 p.m. (Central Time) (the "Voting Deadline"); provided, however, that the Debtors may extend the Voting Deadline in their discretion and without further notice; and further provided that the Nominee Holders may submit Master Ballots by facsimile so long as an original is received by the Balloting Agent within forty-eight (48) hours following transmittal of the facsimile and no other Ballots shall be accepted by facsimile.

     15. With respect to Master Ballots submitted by Nominee Holders for Classes 3, 4 and 9, the Court directs as follows:

         (a) all Nominee Holders to which Beneficial Holders return their Individual Ballots shall summarize on the Master Ballot all Individual Ballots cast by the Beneficial Holders and return the Master Ballot to the Balloting Agent; provided, however, that each Nominee Holder shall be required to retain the Individual Ballots cast by the respective Beneficial Holders for inspection for a period of one (1) year following submission of a Master Ballot;

         (b) votes cast by the Beneficial Holders through a Nominee Holder by means of a Master Ballot shall be applied against the positions held by such Nominee Holder as evidenced by a list of record holders provided by the Depository Trust Company and compiled as of the Record Date; provided, however, that votes submitted by a Nominee Holder on a Master Ballot shall not be counted in excess of the position maintained by such Nominee Holder as of the Record Date;

         (c) to the extent that there are over-votes submitted by a Nominee Holder on a Master Ballot, votes to accept and to reject the Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject the Plan submitted on the Master Ballot that contains the over-vote, but only to the extent of the position maintained by such Nominee Holder as of the Record Date;

         (d) multiple Master Ballots may be completed by a single Nominee Holder and delivered to the Balloting Agent and such votes shall be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline shall supersede and revoke any prior Master Ballot; and

         (e) each Beneficial Holder shall be deemed to have voted the full amount of its claim held through a particular Nominee Holder submitting a Master Ballot.

     16. With respect to Ballots distributed for Classes 5, 7 and 8, the amount of claim to be used for tabulation purposes shall be the amount of claim set forth on each pre-printed Ballot and such amount shall represent:

         (a) with respect to Ballots based on scheduled claims, the amount listed, as of the Voting Record Date, in the Debtors' Schedules of Assets and Liabilities as not contingent, unliquidated or disputed;

         (b) with respect to Ballots based on filed claims, the liquidated amount set forth on such proof of claim as of the Voting Record Date; or

         (c) with respect to Ballots based on claims temporarily allowed for voting purposes only by order of this Court, the amount so ordered by the Court.

     17. Any entity entitled to vote to accept or reject the Plan may change its vote before the Voting Deadline by casting a superseding Ballot so that it is received on or before such deadline.

     18. A holder of any Claim that is (a) scheduled by the Debtors as unliquidated, disputed or contingent; (b) in a class that is entitled to vote on the Plan, but an objection has been filed with respect to such Claim; or (c) in a class that is entitled to vote, but such Claim was asserted in an unliquidated amount and the amount of such Claim has not been determined by final order of this Court shall not be entitled to vote, provided, however, that, upon application of the holder of any such Claims described in (a), (b) and (c) above, the Court may temporarily allow such Claim, for voting purposes only, in an amount and to the extent that the Court deems proper for the purpose of accepting or rejecting the Plan. Any such application must be heard and determined by a final order of the Court on or before September 24, 2001.

     Voting Instructions, substantially in the form of Exhibit F, shall be included with each Ballot.

     The Debtors are authorized to continue to retain The Altman Group, an unaffiliated and independent entity, to act as their Solicitation and Balloting Agent.

     19. A hearing shall be held on November 7, 2001 at 2:00 p.m. (Central Time) to consider confirmation of the Plan, and such hearing may be adjourned from time to time without further notice, other than an announcement of the adjourned date(s) at the hearing.

     20. Any objections to the Plan shall be filed with the Court and actually received by the Notice Parties (as defined below) on or before October 30, 2001 at 4:30 p.m. (Central Time).

     21. Any objections to confirmation of the Plan must (a) be in writing; (b) comply with the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") and the local rules and order of this Court; (c) state the name of the objector and the nature and amount of its claim against or interest in the Debtors; (d) state the nature of the objection and the legal basis therefor; (e) reference with specificity the text of the Plan to which the objection is made; (f) be filed with and received by the Court by October 30, 2001 at 4:30 p.m. (Central
Time); and (g) served upon and received by the parties listed below (the "Notice Parties") by October 30, 2001 at 4:30 p.m. (Central Time):

         (a)  Pioneer Companies, Inc.
              700 Louisiana Street, Suite 4300
              Houston, Texas 77002
              Attn: Kent Stephenson, Esq.

         (b)  Weil, Gotshal & Manges LLP
              Attorneys for Pioneer
              100 Crescent Court, Suite 1300
              Dallas, Texas 75201
              Attn: Stephen A. Youngman, Esq.

         (c)  Weil, Gotshal & Manges LLP
              Attorneys for Pioneer
              700 Louisiana Street, Suite 1600
              Houston, Texas 77002
              Attn:  Sylvia Mayer Baker, Esq.

         (d)  Office Of The United States Trustee (Region 7)
              515 Rusk Street, Suite 3516
              Houston, Texas 77002
              Attn:  Hector Duran, Esq.

         (e)  Dewey Ballantine LLP
              Attorneys for Creditors' Committee
              1301 Avenue of the Americas
              New York, New York 10019-6092
              Attn:  Michael J. Sage, Esq.

         (f)  Bracewell & Patterson, L.L.P.
              Attorneys for Creditors' Committee
              South Tower Pennzoil Place
              711 Louisiana, Suite 2900
              Houston, Texas 77002-2781
              Attn:  Alfredo Perez, Esq.

         (g)  Kaye Scholer LLP
              Attorneys for Bank of New York
              311 South Wacker Drive, Suite 6200
              Chicago, IL  60606
              Attn:  Richard G. Smolev, Esq.

     22. In addition to mailing the Solicitation Package to each of the Deliverees as described above, the Debtors shall mail Solicitation Packages (excluding Ballots and return envelopes) to: (a) the United States Trustee; (b) the Securities and Exchange Commission; (c) the Regional and District Directors of the Internal Revenue Service for the Southern District of Texas; (d) Office of the United States Attorney for the Southern District of Texas; (e) all persons or entities that have filed a notice of appearance in these chapter 11 cases pursuant to Bankruptcy Rule 2002(e); and (f) the Debtors' postpetition lenders.

     23. With respect to all holders of impaired claims and equity interests that cannot be identified or located by the Debtors or the Balloting Agent as of the Voting Record Date, the Debtors shall publish the Confirmation Hearing Notice in each of The Wall Street Journal (National Edition), the Houston Chronicle, the Globe and Mail (Toronto) and Le Devoir (Montreal) on at least one occasion on or before October 5, 2001. The Balloting Agent, upon being contacted by such holders, will promptly provide each such holder with a Solicitation Package after such holder has adequately evidenced its claim against the Debtors.

     24. The requirements of Bankruptcy Local Rule 3017, which provides that the proponent of a plan of reorganization shall transmit notices obtained from the clerk, is hereby waived except as may be otherwise provided in this Order

     25. Any requirement that the Debtors serve upon their customers the Confirmation Hearing Notice is hereby waived.

     26. The Debtors are hereby authorized and empowered to effect such actions as may be necessary to implement the terms of this Order. The Debtors are further authorized to make non-substantive modifications to the Disclosure Statement, other documents in the Solicitation Package, and the Notice of Non-Voting Status so long as such modifications are of a typographical, conforming and/or ministerial nature and are approved by the Creditors' Committee. Any proposed substantive modification to the Disclosure Statement, other documents in the Solicitation Package, and/or the Notice of Non-Voting Status occurring after entry of this Order shall be heard by this Court upon twenty-four (24) hour telephonic notice to the parties listed above in paragraph 23.

Dated:   September 21, 2001
         Houston, Texas

                                                 /S/ Letitia Z. Clark
                                                 ------------------------------
                                                 UNITED STATES BANKRUPTCY JUDGE



                              EXHIBITS NOT ATTACHED

                        EXHIBIT C TO DISCLOSURE STATEMENT

                                    Form 10-K

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                   FORM 10-K

   [X]           ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                                       OR

   [ ]         TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                FOR THE TRANSITION PERIOD FROM               TO

                         COMMISSION FILE NUMBER 1-9859

                            PIONEER COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                      06-1215192
       (State or other jurisdiction of                        (I.R.S. Employer
        Incorporation or organization)                      Identification No.)

       700 LOUISIANA STREET, SUITE 4300
                HOUSTON, TEXAS
                (713) 570-3200                                     77002
   (Address of principal executive offices)                      (Zip Code)

                             ---------------------

Securities registered pursuant to Section 12(b) of the Act:                   NONE
Securities registered pursuant to Section 12(g) of the Act:   CLASS A COMMON STOCK, $.01 PAR VALUE
                                                                        (Title of Class)

    On March 30, 2001, there were outstanding 10,678,893 shares of the Company's Class A Common Stock, $.01 par value. The aggregate market value of the Company's voting stock held by non-affiliates of the Company is $2,476,584 based on the closing price for the Class A Common Stock in consolidated trading on March 30, 2001.

    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

    Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes [X] No [ ]

                      DOCUMENTS INCORPORATED BY REFERENCE:

    Portions of the proxy statement to be filed with the Securities and Exchange Commission within 120 days after the end of the fiscal year covered by this report pursuant to Regulation 14A under the Securities Exchange Act of 1934 in connection with the Company's 2001 Annual Meeting of Stockholders are incorporated by reference in Part III of this Annual Report on Form 10-K.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            PIONEER COMPANIES, INC.

                               TABLE OF CONTENTS
                       ANNUAL REPORT ON FORM 10-K FOR THE
                          YEAR ENDED DECEMBER 31, 2000

                                                                         PAGE
                                                                         ----
                                   PART I
Item 1.   Business....................................................     1
Item 2.   Properties..................................................     7
Item 3    Legal Proceedings...........................................     9
Item 4.   Submission of Matters to a Vote of Security Holders.........     9
Item 4a.  Executive Officers of the Registrant........................     9

                                   PART II
Item 5.   Market for Registrant's Common Equity and Related
            Stockholder Matters.......................................    11
Item 6.   Selected Financial Data.....................................    12
Item      Management's Discussion and Analysis of Financial Condition
  7.....  and Results of Operations...................................    13
Item 7a.  Quantitative and Qualitative Disclosures About Market
            Risk......................................................    20
Item 8.   Financial Statements and Supplementary Data.................    21
Item      Changes in and Disagreements with Accountants on Accounting
  9.....  and Financial Disclosure....................................    48

                                  PART III
Item 10.  Directors and Executive Officers of the Registrant..........    48
Item 11.  Executive Compensation......................................    48
Item 12.  Security Ownership of Certain Beneficial Owners and
            Management................................................    48
Item 13.  Certain Relationships and Related Transactions..............    48

                                   PART IV
Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form
            8-K.......................................................    48

                                     PART I

     Unless the context otherwise requires, (i) the term "Pioneer" refers to Pioneer Companies, Inc. and its consolidated subsidiaries, (ii) the term "Company" refers to Pioneer Companies, Inc., (iii) the term "PCA" refers to Pioneer Corporation of America, a wholly-owned subsidiary of the Company, and
(iv) the term "Predecessor Company" refers to PCA and its subsidiaries as they existed on April 20, 1995, the date they were acquired by the Company.

     Certain statements in this Form 10-K are "forward looking statements' within the meaning of the Securities Litigation Reform Act. Forward looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the Company's high financial leverage, the status and possible outcomes of restructuring efforts, global economic conditions, Company and industry production problems, competitive prices, the cyclical nature of the markets for many of the Company's products and raw materials, and other risks and uncertainties discussed in detail. Actual outcomes may vary materially from those indicated by the forward looking statements.

ITEM 1. BUSINESS.

     Pioneer manufactures and markets chlorine and caustic soda and several related products. Pioneer conducts its primary business through its operating subsidiaries: Pioneer Americas, Inc. (formerly known as Pioneer Chlor-Alkali Company, Inc.) ("PAI"), and PCI Chemicals Canada Inc. ("PCI Canada"). In August 2000 Pioneer completed the disposal of substantially all of the assets of two former operating subsidiaries, Kemwater North America Company ("KNA") and KWT, Inc. ("KWT," and together with KNA, "Kemwater").

     Pioneer owns and operates five chlor-alkali plants in North America with aggregate production capacity of approximately 950,000 electrochemical units ("ECUs," each consisting of 1 ton of chlorine and 1.1 tons of caustic soda), as well as certain related product manufacturing facilities. Management believes that Pioneer is one of the six largest chlor-alkali producers in North America, with approximately 6% of North American production capacity. In addition to its chlor-alkali capacity, Pioneer manufactures hydrochloric acid, bleach, sodium chlorate and other products.

     As of December 31, 2000, Interlaken Investment Partners, L.P., a Delaware limited partnership (the "Interlaken Partnership") beneficially owned approximately 34.9% of the voting power of Pioneer and William R. Berkley (who may be deemed to beneficially own all shares of Pioneer common stock held by the Interlaken Partnership) beneficially owned approximately 59.8% of the voting power of Pioneer.

     Pioneer's five chlor-alkali production facilities are located in Becancour, Quebec; Tacoma, Washington; St. Gabriel, Louisiana; Henderson, Nevada; and Dalhousie, New Brunswick. The five facilities produce chlorine and caustic soda for sale in the merchant markets and for use as raw materials in the manufacture of downstream products. The Becancour and Henderson facilities also produce hydrochloric acid and bleach, and the Tacoma facility also produces hydrochloric acid and calcium chloride. The Dalhousie facility also produces sodium chlorate. During 2000 Pioneer's U.S. plants faced substantially higher energy costs, and in March 2001 Pioneer announced a fifty percent curtailment in the capacity of the Tacoma plant due to an inability to obtain sufficient power at reasonable prices.

     Pioneer also operates three bleach production and chlorine repackaging facilities in California and Washington, and distributes these products to municipalities and selected commercial markets in the western United States through various distribution channels. All of the chlorine and caustic soda used as raw materials at these facilities is supplied by the Henderson and Tacoma chlor-alkali facilities. Additional production units at Cornwall, Ontario produce hydrochloric acid, bleach, chlorinated paraffins sold under the brand name Cereclor(R), and proprietary pulping additives, PSR 2000(R) and IMPAQT(R).

     No material gain or loss was recognized upon completion of the sale of the Kemwater assets. Kemwater manufactured and supplied polyaluminum chlorides to certain potable and waste water markets in the United States. The products were used primarily to remove solids from waste water streams and to control hydrogen sulfide emissions. Kemwater also manufactured and marketed aluminum sulfate to the waste water and pulp
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

and paper industries. Also in 2000, an unusual charge of $0.9 million was recorded, relating to the disposition of Kemwater's alum coagulant business at Antioch, California. In early 1999, Kemwater sold its iron chlorides business, which was located in the western U.S. This disposal resulted in a pretax loss of approximately $0.9 million.

  Debt Restructuring

     In December 2000 the Company's subsidiary, PCA, delayed making payments on various debt obligations due to lack of sufficient liquidity. As a result, at December 31, 2000 Pioneer was not in compliance with the terms of certain of its debt agreements. Accordingly, $597.7 million of debt outstanding under various agreements is classified as a current liability on the Company's consolidated balance sheet. Pioneer's cash flows and liquidity have been substantially reduced due to the steep decline in ECU prices in 1999 and extraordinarily high power costs in 2000. Decreased liquidity warranted the suspension of debt service in favor of funding ongoing operations. Pioneer is developing a comprehensive financial restructuring program for which it will solicit the consent of its lenders at the earliest practical time. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

  Competition

     The chlor-alkali industry is highly competitive. Many of Pioneer's competitors, including The Dow Chemical Company ("Dow"), Occidental Chemical Corporation ("OxyChem"), and PPG Industries, Inc. are larger and have greater financial resources than Pioneer. There are also several regional companies that specialize in a smaller number of chemical products. While a significant portion of Pioneer's business is based upon widely available technology, the difficulty in obtaining permits for the production of chlor-alkali and chlor-alkali related products may be a barrier to entry. Pioneer's ability to compete effectively depends on its ability to maintain competitive prices, to provide reliable and responsive service to its customers and to operate in a safe and environmentally responsible manner.

     North America represents approximately 32% of world chlor-alkali production capacity, with approximately 15.1 million tons of chlorine and 16.6 million tons of caustic soda production capacity. OxyChem and Dow are the two largest chlor-alkali producers in North America, together representing approximately 45% of North American capacity. The remaining capacity is held by approximately 20 companies. Approximately 65% of North American chlor-alkali capacity is located on the Gulf Coast of Texas and Louisiana. Pioneer's chlor-alkali capacity represents approximately 6% of total North American capacity. The chlorine and caustic soda currently produced at Pioneer's Tacoma and Henderson facilities provide a significant source of supply for the West Coast region, where Pioneer is the largest supplier of chlorine and bleach for water treatment purposes. The Tacoma, St. Gabriel and Dalhousie facilities are leading suppliers of premium, low-salt grade caustic soda in their respective regions. Pioneer believes its strong regional presence in eastern Canada and the western United States has enhanced the competitiveness of Pioneer's operations.

  Employees

     As of December 31, 2000, Pioneer had 895 employees. Ninety of Pioneer's employees at the Henderson, Nevada plant are covered by collective bargaining agreements with the United Steelworkers of America and with the International Association of Machinists and Aerospace Workers that are in effect until March 13, 2004, and 112 of Pioneer's employees at the Tacoma facility are covered by collective bargaining agreements with the International Chemical Workers Union Council and the International Operating Engineers that are both in effect until June 11, 2003. At Pioneer's Becancour facility, 137 employees are covered by collective bargaining agreements with the Energy and Paper Workers Union that are in effect until April 30, 2006, and 32 employees at Pioneer's Cornwall facility are represented by the United Steelworkers Union, with a collective bargaining agreement that expires on October 31, 2002. Ten employees at Pioneer's Tacoma bleach facility are covered by a collective bargaining agreement with the Teamsters Union that is in effect until December 1, 2002. Pioneer is currently negotiating a collective bargaining agreement with 60 employees at the Dalhousie facility who are members of the Communication, Energy and Paperworkers Union of Canada. Pioneer's employees at other production facilities are not covered by union contracts or collective bargaining agreements. Pioneer considers its relationship with its employees to be good and it has not experienced any strikes or work stoppages.

  Environmental Regulation

  U.S. ENVIRONMENTAL LAWS

     Air Quality. Pioneer's U.S. operations are subject to the federal Clean Air Act and the amendments to that act which were enacted in 1990. Pioneer will be subject to some of the additional environmental regulations adopted by the federal EPA and state environmental agencies to implement the Clean Air Act Amendments of 1990. Among the requirements that are potentially applicable to Pioneer are those that require the EPA to establish hazardous air pollutant emissions requirements for chlorine production facilities. Although Pioneer cannot estimate the cost of complying with these requirements until such regulations are proposed, at this time Pioneer does not believe that such requirements will have a material adverse effect on it.

     Most of Pioneer's plants manufacture or use chlorine, which is in gaseous form if released into the air. Chlorine gas in relatively low concentrations can irritate the eyes, nose and skin and in large quantities or high concentrations can cause permanent injury or death. From 1995 to date, there have been minor releases at Pioneer's plants, none of which has had any impact on human health or the environment. Those releases were controlled by plant personnel, in some cases with the assistance of local emergency response personnel, and there were no material claims against Pioneer as a result of those incidents. Pioneer maintains systems to detect emissions of chlorine at its plants, and the Tacoma, St. Gabriel and Henderson plants are members of their local industrial emergency response networks. Pioneer believes that its insurance coverage is adequate with respect to costs that might be incurred in connection with any future release, although there can be no assurance that Pioneer will not incur substantial expenditures that are not covered by insurance if a major release does occur in the future.

     Water Quality. Pioneer maintains waste water discharge permits for many of its facilities pursuant to the federal Water Pollution Control Act of 1972, as amended, and comparable state laws. Where required, Pioneer has also applied for permits to discharge stormwater under such laws. In order to meet the discharge requirements applicable to stormwater, it will be necessary to modify surface drainage or make other changes at certain plants. Pioneer has spent approximately $0.4 million during the combined 1998 through 2000 period for modifications to the stormwater system at the Henderson plant, and believes that any additional costs associated with stormwater discharge at Henderson and its other plants will not have a material adverse effect on Pioneer's financial condition, liquidity or operating results. The various states in which Pioneer operates also have water pollution control statutes and regulatory programs which include groundwater and surface water protection provisions. The requirements of these laws vary and are generally implemented through a state regulatory agency. These water protection programs typically require site discharge permits, spill notification and prevention and corrective action plans. At several of Pioneer's facilities and at certain sites where operations have been discontinued, investigations or remediations are underway, and at some of these locations regulatory agencies are considering whether additional actions are necessary to protect or remediate surface or groundwater resources. Pioneer could be required to incur additional costs to construct and operate remediation systems in the future. In addition, at several of its facilities, Pioneer is in the process of replacing or closing ponds used for the collection of wastewater. Pioneer plans to spend approximately $1.5 million during the next three years on improvements to discontinue the use of three chlor-alkali waste water disposal ponds at its Henderson plant, replacing them with systems to recycle wastewater.

     Hazardous and Solid Wastes. Pioneer's manufacturing facilities generate hazardous and non-hazardous solid wastes which are subject to the requirements of the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA has adopted regulations banning the land disposal of certain hazardous wastes unless the wastes meet defined treatment or disposal standards, including certain mercury-containing wastes generated by Pioneer's St. Gabriel plant. In response to these regulations, the St. Gabriel plant has substantially reduced the quantity of wastes that are subject to the land ban through the installation of an in-plant treatment system that reduces the level of mercury in its wastes below the hazardous classification. In 1999, the facility applied for and received a "Determination of Equivalency" from the EPA for its mercury recovery/treatment process. Pioneer's disposal costs could increase substantially if its present disposal sites become unavailable due to capacity or regulatory restrictions. Pioneer presently believes, however, that its current disposal arrangements, together with the mercury recovery/treatment system and less stringent land disposal restrictions resulting from the "Determination of Equivalency," will allow Pioneer to continue to dispose of land-banned wastes with no material adverse effect on it.

     Superfund. In the ordinary course of Pioneer's operations, substances are generated that fall within the definition of "hazardous substances," and Pioneer is the owner or operator of several sites at which hazardous substances have been released into soil or groundwater. Under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, regulatory agencies or third parties may incur costs to investigate or remediate such conditions and seek reimbursement from Pioneer for such costs. However, no investigations or remedial activities are currently being conducted under CERCLA by third parties at any of Pioneer's facilities, with the exception of the Tacoma facility, where the activities are covered by an indemnity from the previous owner. Such activities are being carried out at certain facilities under the other statutory authorities discussed above pursuant to provisions of indemnification agreements protecting Pioneer from liability.

  CANADIAN ENVIRONMENTAL LAWS

     General. Pioneer's Canadian facilities are governed by federal environmental laws administered by Environment Canada and by provincial environmental laws enforced by administrative agencies. Many of these laws are comparable to the U.S. laws described above. In particular, the Canadian environmental laws generally provide for control and/or prohibition of pollution, for the issuance of certificates of authority or certificates of authorization which permit the operation of regulated facilities and prescribe limits on the discharge of pollutants, and for penalties for the failure to comply with applicable laws. These laws include the substantive areas of air pollution, water pollution, solid and hazardous waste generation and disposal, toxic substances, petroleum storage tanks, protection of surface and subsurface waters, and protection of other natural resources. However, there is no Canadian law similar to CERCLA that would make a company liable for legal off-site disposal.

     The Canadian Environmental Protection Act ("CEPA") is the primary federal statute which governs environmental matters throughout the provinces. The federal Fisheries Act is the principal federal water pollution control statute. This law would apply in the event of a spill of caustic soda or another deleterious substance that adversely impacts marine life in a waterway. The Becancour, Dalhousie and Cornwall facilities are all adjacent to major waterways and are therefore subject to the requirements of this statute. The Chlor-Alkali Mercury Release Regulations and the Chlor-Alkali Mercury Liquid Effluent Regulations, adopted under the CEPA, regulate the operation of the Dalhousie facility. In particular, these regulations provide for the quantity of mercury a chlor-alkali plant may release into the ambient air and the quantity of mercury that may be released with liquid effluent. Pioneer believes it has operated and is currently operating in compliance with these statutes.

     The primary provincial environmental laws include the Environmental Protection Act in the province of Ontario, the Quebec Environment Quality Act in Quebec and the Clean Environment Act in New Brunswick. In general, each of these acts regulates the discharge of a contaminant into the natural environment if such discharge causes or is likely to cause an adverse effect.

  Indemnities

     ZENECA Indemnity. Pioneer's Henderson plant is located within what is known as the "Basic Complex." Soil and groundwater contamination have been identified within and adjoining the Basic Complex, including land owned by Pioneer. A groundwater treatment system has been installed at the facility and, pursuant to a consent agreement with the Nevada Division of Environmental Protection, studies are being conducted to further evaluate soil and groundwater contamination at the facility and other properties within the Basic Complex and to determine whether additional remediation will be necessary with respect to Pioneer's property.

     In connection with the 1988 acquisition of the St. Gabriel and Henderson properties by the Predecessor Company, the sellers agreed to indemnify the Predecessor Company with respect to, among other things, certain environmental liabilities associated with historical operations at the Henderson site. ZENECA Delaware Holdings, Inc. and ZENECA, Inc. (collectively, the "ZENECA Companies") have assumed the indemnity obligations. In general, Pioneer is indemnified against environmental costs which arise from or relate to pre-closing actions which involved disposal, discharge or release of materials resulting from the former agricultural chemical and other non-chlor-alkali manufacturing operations at the Henderson plant. The ZENECA Companies are also responsible for costs arising out of the pre-closing actions at the Basic Complex. Under the ZENECA Indemnity, Pioneer may only recover indemnified amounts for environmental work to the extent that such work is required to comply with environmental laws or is reasonably required to prevent an interruption in the production of chlor-alkali products. Pioneer is responsible for environmental costs relating to the chlor-alkali manufacturing operations at the Henderson plant, both pre- and post-acquisition, for certain actions taken without ZENECA's consent and for certain operation and maintenance costs of the groundwater treatment system at the facility.

     Payments for environmental liabilities under the ZENECA Indemnity, together with other non-environmental liabilities for which the ZENECA Companies agreed to indemnify Pioneer, cannot exceed approximately $65 million. To date Pioneer has been reimbursed for approximately $12 million of costs covered by the ZENECA Indemnity, but the ZENECA Companies may have directly incurred additional costs that would further reduce the total amount remaining under the ZENECA Indemnity. In 1994, Pioneer recorded a $3.2 million environmental reserve related to pre-closing actions at sites that are the responsibility of ZENECA. At the same time a receivable was recorded from ZENECA for the same amount. It is Pioneer's policy to record such amounts when a liability can be reasonably estimated. In 2000, based on the results of a third party environmental analysis, the $3.2 million environmental reserve and offsetting receivable were adjusted to the discounted future cash flows for estimated environmental remediation, which was $2 million.

     The ZENECA Indemnity continues to cover claims after the April 20, 1999 expiration of the term of the indemnity to the extent that, prior to the expiration of the indemnity, proper notice to the ZENECA Companies was given and either the ZENECA Companies have assumed control of such claims or Pioneer was contesting the legal requirements that gave rise to such claims, or had commenced removal, remedial or maintenance work with respect to such claims, or commenced an investigation which resulted in the commencement of such work within ninety days. Management believes proper notice was provided to the ZENECA Companies with respect to outstanding claims under the ZENECA Indemnity, but the amount of such claims has not yet been determined given the ongoing nature of the environmental work at Henderson. Pioneer believes that the ZENECA Companies will continue to honor their obligations under the ZENECA Indemnity for claims properly presented by Pioneer. It is possible, however, that disputes could arise between the parties concerning the effect of contractual language and that Pioneer would have to subject its claims for cleanup expenses, which could be substantial, to the contractually-established arbitration process.

     Sellers' Indemnity. In connection with the 1995 transaction pursuant to which the Company acquired all of the outstanding common stock and other equity interests of the Predecessor Company from the holders of those interests (the "Sellers"), the Sellers agreed to indemnify Pioneer and its affiliates for certain environmental remediation obligations, arising prior to the closing date from or relating to certain plant sites or arising before or after the closing date with respect to certain environmental liabilities relating to certain properties and interests held by Pioneer for the benefit of the Sellers (the "Contingent Payment Properties"). Amounts payable in respect of such liabilities would generally be payable as follows: (i) out of certain reserves established on the Predecessor Company's balance sheet at December 31, 1994; (ii) either by offset against the amounts payable under the $11.5 million in notes payable by Pioneer to the Sellers, or from amounts held in an account (the "Contingent Payment Account") established for the deposit of proceeds from the Contingent Payment Properties; and (iii) in certain circumstances and subject to specified limitations, out of the personal assets of the Sellers. To the extent that liabilities exceeded proceeds from the Contingent Payment Properties, the Company would be limited, for a ten-year period, principally to its rights of offset against the Sellers' notes to cover such liabilities.

     In 1999 disputes arose between Pioneer and the Sellers as to the proper scope of the indemnity. During June 2000, Pioneer and the Sellers effected an agreement, pursuant to which Pioneer, in exchange for cash and other consideration, relieved the Sellers from their environmental indemnity obligations and agreed to transfer to the Sellers the record title to the Contingent Payment Properties and the $800,000 remaining cash balance in the Contingent Payment Account that was determined to be in excess of anticipated environmental liability. The cash balance in the Contingent Payment Account at the time of this transaction was $6.1 million. This cash balance was not previously reflected on Pioneer's balance sheet since a right of setoff existed.

     A third-party environmental analysis that was performed on all of Pioneer's sites subject to the indemnity provided the basis for the anticipated environmental liability. Pioneer then adjusted the remediation reserve on its balance sheet to the discounted future cash flows for estimated environmental remediation. As a result of the above transaction and the new environmental analysis, Pioneer reported a pre-tax gain of $1.8 million during the second quarter of 2000, which was reflected as a reduction of cost of sales.

     OCC Tacoma Indemnity. Pioneer acquired the chlor-alkali facility in Tacoma from OCC Tacoma, Inc. ("OCC Tacoma"), a subsidiary of OxyChem, in June 1997. In connection with the acquisition, OCC Tacoma agreed to indemnify Pioneer with respect to certain environmental matters, which indemnity is guaranteed by OxyChem. In general, Pioneer will be indemnified against damages incurred for remediation of certain environmental conditions, for certain environmental violations caused by pre-closing operations at the site and for certain common law claims. The conditions subject to the indemnity are sites at which hazardous materials have been released prior to closing as a result of pre-closing operations at the site. In addition, OCC Tacoma will indemnify Pioneer for certain costs relating to releases of hazardous materials from pre-closing operations at the site into the Hylebos Waterway, site groundwater containing certain volatile organic compounds that must be remediated under an RCRA permit, and historical disposal areas on the embankment adjacent to the site for maximum periods of 24 or 30 years, depending upon the particular condition, after which Pioneer will have full responsibility for any remaining liabilities with respect to such conditions. OCC Tacoma may obtain an early expiration date for certain conditions by obtaining a discharge of liability or an approval letter from a governmental authority. Although there can be no assurance that presently anticipated remediation work will be completed prior to the expiration of the indemnity, or that additional remedial requirements will not be imposed thereafter, Pioneer believes that the residual liabilities, if any, can be managed in a manner that will not have a material adverse effect on Pioneer.

     OCC Tacoma will also indemnify Pioneer against certain other environmental conditions and environmental violations caused by pre-closing operations that are identified after the closing. Environmental conditions that are subject to formal agency action within five years after closing or to an administrative or court order within ten years after closing, and environmental violations that are subject to an administrative or court order within five years after closing, will be covered by the indemnity up to certain dollar amounts and time limits. Pioneer will indemnify OCC Tacoma for environmental conditions and environmental violations identified after the closing if (i) an order or agency action is not imposed within the relevant time frames or (ii) applicable expiration dates or dollar limits are reached.

     Pioneer has reviewed the time frames currently estimated for remediation of the known environmental conditions associated with the plant and adjacent areas and Pioneer presently believes that it will have no material liability upon the termination of OCC Tacoma's indemnity. However, the OCC Tacoma indemnity is subject to limitations as to dollar amount and duration, as well as certain other conditions, and there can be no assurance that such indemnity will be adequate to protect Pioneer, that remediation will proceed on the present schedule, that it will involve the presently anticipated remedial methods, or that unanticipated conditions will not be identified. If these or other changes occur, Pioneer could incur a material liability for which it is not insured or indemnified.

     PCI Canada Acquisition Indemnity. In connection with the acquisition by Pioneer of the assets of PCI Canada in 1997, Imperial Chemical Industrials PLC ("ICI") and its affiliates (together the "ICI Indemnitors") agreed to indemnify Pioneer for certain liabilities associated with environmental matters arising from pre-closing operations of the Canadian facilities. In particular, the ICI Indemnitors will retain unlimited responsibility for environmental liabilities associated with the Cornwall site, liabilities arising out of the

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discharge of contaminants into rivers and marine sediments and liabilities arising out of off-site disposal sites. The ICI Indemnitors are also subject to a general environmental indemnity for other pre-closing environmental matters. This indemnity will terminate on October 31, 2007, and is subject to a limit of $25 million (Cdn). Pioneer may not recover under the environmental indemnity until it has incurred cumulative costs of $1 million (Cdn), at which point Pioneer may recover costs in excess of $1 million (Cdn). As of December 31, 2000, Pioneer had incurred no cumulative costs towards the $25 million (Cdn) indemnity.

     With respect to the Becancour and Dalhousie facilities, the ICI Indemnitors will be responsible under the general environmental indemnity for 100% of the costs incurred in the first five years after October 31, 1997 and for a decreasing percentage of such costs incurred in the following five years. Thereafter, Pioneer will be responsible for environmental liabilities at such facilities (other than liabilities arising out of the discharge of contaminants into rivers and marine sediments and liabilities arising out of off-site disposal sites). Pioneer will indemnify ICI for environmental liabilities arising out of post-closing operations and for liabilities arising out of pre-closing operations that are not indemnified by the ICI Indemnitors.

     Pioneer believes that the indemnity provided by ICI will be adequate to address the known environmental liabilities at the acquired facilities, and that any residual liabilities incurred by Pioneer will not be material.

ITEM 2. PROPERTIES.

  Facilities

     The following table sets forth certain information regarding Pioneer's principal production, distribution and storage facilities as of March 31, 2001. All property is owned by Pioneer unless otherwise indicated.

            LOCATION                      MANUFACTURED PRODUCTS
            --------                      ---------------------
Becancour, Quebec................   Chlorine and caustic soda
                                    Hydrochloric acid
                                    Bleach
                                    Hydrogen
Tacoma, Washington...............   Chlorine and caustic soda
                                    Hydrochloric acid
                                    Calcium chloride
                                    Hydrogen
St. Gabriel, Louisiana...........   Chlorine and caustic soda
                                    Hydrogen
Henderson, Nevada................   Chlorine and caustic soda
                                    Hydrochloric acid
                                    Bleach
                                    Hydrogen
Dalhousie, New Brunswick.........   Chlorine and caustic soda
                                    Sodium chlorate
                                    Hydrogen
Cornwall, Ontario*...............   Bleach
                                    Cereclor(R) chlorinated paraffin
                                    PSR 2000(R) pulping additive
                                    IMPAQT(R) pulping additive
Tracy, California*...............   Bleach
                                    Chlorine repackaging
Santa Fe Springs, California*....   Bleach
                                    Chlorine repackaging
Tacoma, Washington...............   Bleach
                                    Chlorine repackaging

---------------

*  Leased property

     Corporate headquarters for Pioneer is located in leased office space in Houston, Texas under a lease terminating in 2006. Pioneer also leases office space in Montreal, Quebec under a lease terminating in 2003 and owns a technology center in Mississauga, Ontario located on 1.2 acres of land in the Sheridan Park Research Center near Toronto, Ontario, which conducts applications research, particularly with respect to pulp and paper process technology.

     The acquisition of the chlor-alkali facility in Tacoma was financed with a portion of the proceeds of a nine and one-half year $100 million term facility provided to PCA (the "PCA Term Facility"), and with a portion of the proceeds of a $200 million offering of 9 1/4% Senior Secured Notes due 2007 issued by PCA (the "Senior Notes"). The Senior Notes and obligations outstanding under the PCA Term Facility are secured by first mortgages on PAI's Tacoma, St. Gabriel and Henderson facilities. The acquisition of the PCI Canada facilities was financed with the proceeds of a nine and one-quarter year $83 million term facility provided to Pioneer Americas (the "PCI Canada Term Facility"), and with the proceeds of a $175 million offering of 9 1/4% Senior Secured Notes due 2007 issued by PCI Canada (the "PCI Canada Senior Notes"). The PCI Canada Senior Notes and obligations outstanding under the PCI Canada Term Facility are secured by liens on and security interests in substantially all tangible and intangible property and assets used in PCI Canada's business in Canada. See further discussion regarding the status of the Senior Notes and the PCI Canada Senior Notes at "Managements Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 10 to the Consolidated Financial Statements.

  Production Facilities

     Becancour, Quebec. The Becancour facility is located on a 100-acre site in an industrial park on the deep-water St. Lawrence Seaway. The plant was constructed in 1975, with additions in 1979 and 1997. Annual production capacity is 340,000 tons of chlorine, 383,000 tons of caustic soda and 150,000 tons of hydrochloric acid. In addition, the site has a bleach production facility.

     Tacoma, Washington. The Tacoma plant is located on a 31-acre site which is part of an industrial complex on the Hylebos Waterway in Tacoma, Washington. The plant was upgraded and expanded in the late 1970s and in 1988. The site has rail facilities as well as docks capable of handling ocean-going vessels. Annual capacity is currently 225,000 tons of chlorine, 247,500 tons of caustic soda, 44,000 tons of hydrochloric acid and 8,800 tons of calcium chloride. In March 2001 Pioneer announced that the capacity of the Tacoma plant is being reduced by fifty percent in response to high power costs in the Pacific Northwest.

     St. Gabriel, Louisiana. The St. Gabriel plant is located on a 100-acre site near Baton Rouge, Louisiana. Approximately 228 acres adjoining the site are available to Pioneer for future industrial development. The plant was completed in 1970 and is situated on the Mississippi River with river frontage and deepwater docking, loading and unloading facilities. Annual production capacity at St. Gabriel is 197,000 tons of chlorine and 216,700 tons of caustic soda.

     Henderson, Nevada. The Henderson plant is located on a 374-acre site near Las Vegas, Nevada. Approximately 70 acres are developed and used for production facilities. The original plant, which began operation in 1942, was upgraded and rebuilt in 1976-1977. Annual production capacity at the plant is 152,000 tons of chlorine, 167,200 tons of caustic soda and 130,000 tons of hydrochloric acid. In addition, the plant produces bleach. The Henderson plant is part of an industrial complex shared with three other manufacturing companies. Common facilities and property are owned and managed by subsidiaries of Basic Management, Inc. ("BMI"), which provide common services to the four site companies. BMI's facilities include extensive water and high voltage power distribution systems and access roads.

     Dalhousie, New Brunswick. The Dalhousie facility is located on a 36-acre site along the north shore of New Brunswick on the Restigouche River. The facility consists of a chlor-alkali plant built in 1963 and expanded in 1971 and a sodium chlorate plant built in 1992. Annual production capacity is 36,000 tons of chlorine, 40,000 tons of caustic soda and 22,000 tons of sodium chlorate.

     Cornwall, Ontario. The Cornwall units are located on leased portions of a 36-acre site on the St. Lawrence River. The facilities consist of a bleach facility, Cereclor(R) chlorinated paraffin plant, a PSR 2000(R) pulping additive plant and an IMPAQT(R) pulping additive plant.

     Tracy, California. The Tracy plant includes a bleach production facility and a chlorine repackaging facility on a 15-acre tract. The land at the facility is leased under a lease expiring in the year 2005, with two five-year renewal options.

     Santa Fe Springs, California. The Santa Fe Springs plant includes a bleach production plant and a chlorine repackaging facility on a 4.5-acre tract. The land at the facility is leased under a lease expiring in 2008 with a five-year renewal option.

     Tacoma, Washington. The Tacoma bleach plant serves the Pacific Northwest market. The plant consists of a bleach production facility and a chlorine repackaging facility on a five-acre company-owned site.

ITEM 3. LEGAL PROCEEDINGS.

     From time to time, Pioneer is involved in litigation relating to claims arising out of its operations in the normal course of its business. Pioneer maintains insurance coverage against potential claims in amounts which it believes to be adequate. In the opinion of management, uninsured losses, if any, resulting from these matters will not have a material adverse effect on Pioneer's results of operations, cash flow or financial position.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     No matters were submitted during the fourth quarter of 2000 to a vote of holders of Pioneer's Common Stock.

ITEM 4A. EXECUTIVE OFFICERS OF THE REGISTRANT.

     The names, ages and current offices of the executive officers of the Company, who are to serve until the next annual meeting of the Board of Directors to be held on May 23, 2001, are set forth below.

NAME AND AGE                                                 OFFICE
------------                                                 ------
Michael J. Ferris (56)...................   President and Chief Executive Officer
Philip J. Ablove (60)....................   Executive Vice President and Chief
                                            Financial Officer
G. Paul Donnini (48).....................   Vice President, Sales
James E. Glattly (54)....................   Vice President, Marketing
Pierre Prud'homme (42)...................   Vice President, Controller
David A. Scholes (55)....................   Vice President, Manufacturing
Kent R. Stephenson (51)..................   Vice President, General Counsel and
                                            Secretary
Roger A. Zampini (45)....................   Vice President, Supply Chain Management

     Michael J. Ferris has served as President and Chief Executive Officer and a director of the Company since January 1997. He was employed by Vulcan Materials Company, a company engaged in the production of industrial materials and commodities with significant positions in two industries, construction aggregates and chemicals, in various capacities from March 1974 to January 1997. His last position was Executive Vice President, Chemicals from 1996 to 1997.

     Philip J. Ablove has served as Executive Vice President and Chief Financial Officer of the Company since November 1999. He was Vice President and Chief Financial Officer of the Company from March 1996 to November 1999. He was a consultant and an officer and director specializing in high growth or financially distressed companies from 1983 to 1996. In a consulting role he served as Acting Chief Financial Officer of Pioneer from October 1995 to March 1996. He has also been a director of the Company since January 1991.

     G. Paul Donnini has served as Vice President, Sales of the Company since March 2001. He was Vice President, Sales & Marketing -- East of the Company from June 1999 to March 2001, and Vice President,

Sales of PCI Canada from November 1997 to June 1999. He served as Vice President, Sales of the forest products division of ICI Canada Inc. prior to the acquisition of that business by the Company in 1997.

     James E. Glattly has served as Vice President, Marketing of the Company since March 2001. He was Senior Vice President, Sales & Marketing -- West of the Company from June 1999 to March 2001, and President of PAI from December 1996 to June 1999. He was Vice President, Sales and Marketing of the Predecessor Company and PAI from 1988 to 1996.

     Pierre Prud'homme has served as Vice President, Controller of the Company since November 2000. He was Vice President, Business Planning and Development of PCI Canada from October 1997 to November 2000. Prior to October 1997, Mr. Prud'homme was Controller of ICI Canada, after having served in various financial and marketing capacities.

     David A. Scholes has served as Vice President, Manufacturing of the Company since March 2001. He was Vice President, Manufacturing -- U.S. of the Company from November 1999 to March 2001, and Vice President -- Manufacturing of PAI from January 1997 to November 1999. Prior to joining the Company, he was manager of Occidental Chemical Corporation's Houston chemical complex.

     Kent R. Stephenson has served as Vice President, General Counsel and Secretary of the Company since June 1995, and as Vice President, General Counsel and Secretary of the Predecessor Company since 1993. Prior to joining the Predecessor Company, he was employed by Zapata Corporation, then an oil and gas services company.

     Roger A. Zampini has served as Vice President, Supply Chain Management of the Company since March 2001. He was Vice President, Logistics and Product Management from June 1999 to March 2001, and Vice President, Marketing and Logistics of PCI Canada from November 1997 to June 1999. He served as Vice President, Marketing and Logistics of the forest products division of ICI Canada Inc. prior to the acquisition of that business by the Company in 1997.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

     On March 31, 1995, the Company's stockholders approved a one-for-four reverse stock split which was effective on April 27, 1995 (the "Reverse Stock Split"). The number of authorized shares remained at 46.0 million for Class A Common Stock and 4.0 million for Class B Common Stock, and the par value of the Common Stock was unchanged. Unless the context otherwise requires, all references in this Report to Common Stock share and per share amounts reflect the Reverse Stock Split.

     The Company's Class A common stock was delisted from the NASDAQ SmallCap Market on January 12, 2001. This action occurred because the Company's Common Stock market capitalization no longer met the minimum amount required under NASDAQ's rules. The Company's Common Stock now trades on the NASD-regulated OTC Bulletin Board under the symbol "PIONA." There is no established trading market for Pioneer's Class B Common Stock. The price range for the Class A Common Stock, as adjusted to reflect the Reverse Stock Split and stock dividends, for each quarterly period for the last two fiscal years is shown in the following table:

                                                              HIGH     LOW
                                                              -----   -----
2000
Fourth Quarter..............................................  $4.22   $0.62
Third Quarter...............................................   5.12    3.81
Second Quarter..............................................   6.50    4.06
First Quarter...............................................   9.31    5.12
1999
Fourth Quarter..............................................  $7.13   $4.61
Third Quarter...............................................   7.13    4.21
Second Quarter..............................................   5.61    3.97
First Quarter...............................................   4.56    3.04

     Prices set forth in the table are as reported in the consolidated transaction reporting system.

     As of March 29, 2001, there were approximately 113 holders of record of the Class A Common Stock and there were two holders of record of the Class B Common Stock.

     No cash dividends have been declared or paid with respect to the Company's Common Stock during the three most recent fiscal years. Pursuant to the terms of certain debt instruments, there are restrictions on the ability of PCA to transfer funds to the Company, resulting in limitations on the Company's ability to declare dividends on its Common Stock. See Management's Discussion and Analysis of Financial Condition and Results of Operations and Note 10 to the Consolidated Financial Statements. The Company issued 7% stock dividends on the Class A and Class B Common Stock in December 1999 and December 1998.

ITEM 6. SELECTED FINANCIAL DATA.

     The following table sets forth selected historical financial data of Pioneer for the years ended December 31, 2000, 1999, 1998, 1997, and 1996. Certain amounts have been reclassified in prior years to conform to the current year presentation. Per share information for all periods presented reflects 7% stock dividends on the Class A and Class B Common Stock in 1999, 1998, 1997 and 1996. The data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes thereto included elsewhere herein.

                                                                             YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------------
                                                                2000        1999       1998     1997(1)      1996
                                                              ---------   --------   --------   --------   --------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Revenues..................................................  $ 341,481   $296,642   $384,688   $270,341   $208,908
  Cost of sales.............................................    309,570    285,909    301,793    207,906    150,464
                                                              ---------   --------   --------   --------   --------
  Gross profit..............................................     31,911     10,733     82,895     62,435     58,444
  Selling, general and administrative expenses..............     43,424     49,580     50,162     36,192     29,860
  Unusual charges...........................................         --         --      1,661      5,348         --
                                                              ---------   --------   --------   --------   --------
  Operating income (loss)...................................    (11,513)   (38,847)    31,072     20,895     28,584
  Interest expense, net.....................................    (56,328)   (51,927)   (50,521)   (28,987)   (19,212)
  Other income, net(2)......................................      3,309     14,176      1,755      1,907        887
                                                              ---------   --------   --------   --------   --------
  Income (loss) before income taxes and extraordinary
    items...................................................    (64,532)   (76,598)   (17,694)    (6,185)    10,259
  Income tax provision (benefit)(3).........................     41,031    (26,214)    (4,677)      (289)     5,859
                                                              ---------   --------   --------   --------   --------
  Income (loss) before extraordinary Item...................   (105,563)   (50,384)   (13,017)    (5,896)     4,400
  Extraordinary item, net of tax(4).........................         --         --         --    (18,658)        --
                                                              ---------   --------   --------   --------   --------
Net income (loss)...........................................  $(105,563)  $(50,384)  $(13,017)  $(24,554)  $  4,400
                                                              =========   ========   ========   ========   ========
Net income (loss) per share -- basic and diluted............  $   (9.15)  $  (4.38)  $  (1.14)  $  (2.15)  $   0.39
                                                              =========   ========   ========   ========   ========
Other Financial Data:
  Capital expenditures......................................  $  18,697   $ 28,318   $ 34,759   $ 28,091   $ 17,839
  Depreciation and amortization.............................     50,242     54,713     50,316     27,655     18,213
  Cash flows from operating activities......................     13,137    (52,349)    39,337     27,320     29,234
  Cash flows from investing activities......................    (15,819)   (15,159)   (34,424)  (354,682)   (25,120)
  Cash flows from financing activities......................      4,486     17,658     (2,264)   363,495         72
Balance Sheet Data:
  Total assets..............................................  $ 590,037   $680,606   $731,442   $753,672   $301,568
  Total long-term debt (exclusive of current maturities),
    and redeemable preferred stock(5).......................      9,586    600,223    589,668    592,366    161,103
  Stockholders' equity (deficiency in assets)...............   (132,324)   (26,702)    23,553     36,221     59,901
Additional Data:
  EBITDA(6).................................................  $  42,571   $ 31,583   $ 86,649   $ 55,805   $ 47,684

---------------

(1) The chlor-alkali facility in Tacoma was acquired in June 1997, and the business of PCI Canada was acquired in October 1997. The results of operations for the year ended December 31, 1997 include results from the respective acquisition dates through December 31, 1997.

(2) Other income in 1999 included a $12.0 million gain on the sale of Pioneer's 15% partnership interest in Saguaro Power Company ("Saguaro").

(3) Income taxes in 2000 includes a valuation allowance of $67.8 million reducing the deferred tax assets relating to net operating loss carryforwards. See Note 16 to the Consolidated Financial Statements included elsewhere herein.

(4) An extraordinary item of $18.7 million in 1997, net of an income tax benefit of $12.4 million, consisted primarily of the 20% premium paid on the face value of notes and the write-off of debt placement fees pertaining to debt refinanced by Pioneer concurrent with the acquisition of the Tacoma chlor-alkali facility.

(5) Because Pioneer is in default, $597.7 million of debt outstanding under various agreements is classified as a current liability on Pioneer's consolidated balance sheet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(6) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, unusual charges and extraordinary items. It is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities and other combined income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of Pioneer's profitability or liquidity. Pioneer's calculation of EBITDA may not be consistent with similarly captioned amounts used by other companies.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The following discussion reviews Pioneer's operations for the years ended December 31, 2000, 1999 and 1998 and should be read in conjunction with the Pioneer's audited Consolidated Financial Statements and related notes thereto included elsewhere herein. Pioneer reports in US dollars and in accordance with accounting principles generally accepted in the United States of America.

     Pioneer has delayed making interest and principal payments required by various debt agreements due to insufficient liquidity. Pioneer is developing a comprehensive financial restructuring program for which it will solicit the consent of its lenders at the earliest practical time. Until the financial uncertainty surrounding Pioneer is removed and the new capital structure is in place, the reported financial information discussed herein may not be necessarily indicative of future operating results or future financial condition.

  Overview

     Pioneer manufactures and markets chlorine, caustic soda, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals, and medical disinfectants.

     Chlorine and caustic soda are the seventh and sixth most commonly produced chemicals, respectively, in the United States, based on volume, and are used in a wide variety of applications and chemical processes. Caustic soda and chlorine are co-products, concurrently produced in a ratio of approximately 1.1 to 1 through the electrolysis of salt water. An electrochemical unit ("ECU") consists of 1.1 tons of caustic soda and 1 ton of chlorine.

     Chlorine is used to manufacture over 15,000 products, including approximately 60% of all commercial chemistry, 85% of all pharmaceutical chemistry and 95% of all crop protection chemistry. Products manufactured with chlorine as a raw material include water treatment chemicals, plastics, detergents, pharmaceuticals, disinfectants and agricultural chemicals. Chlorine is also used directly in water disinfection applications. In the United States and Canada, virtually all public drinking water is made safe to drink by chlorination, and a significant portion of industrial and municipal waste water is treated with chlorine or chlorine derivatives to kill water-borne pathogens and remove solids.

     Caustic soda is a versatile chemical alkali used in a diverse range of manufacturing processes, including metal smelting, oil production and refining and pulp and paper production. Caustic soda is combined with chlorine to produce bleach. Caustic soda is also used as an active ingredient in a wide variety of other end use products, including detergents, rayon and cellophane.

     The chlorine and caustic soda markets have been, and are likely to continue to be, cyclical. Periods of high demand, high capacity utilization and increasing operating margins tend to result in new plant investments and increased production until supply exceeds demand, followed by a period of declining prices and declining capacity utilization until the cycle is repeated.

     During 1998 and 1999 supply of chlor-alkali products exceeded demand as a result of the Asian and South American financial crises and increased worldwide capacity. These conditions caused a severe downturn in the industry pricing cycle, reaching a 25-year industry low in the third quarter of 1999 and then moving up in the fourth quarter of 1999 and during the year in 2000. Average ECU netbacks in 2000 for Pioneer were $327 compared to $242 in 1999 and $336 in 1998. While the pricing cycle improved in 2000, demand for chlorine decreased dramatically in the second half primarily due to lower demand in the vinyl market. The weak demand for chlorine along with higher power prices caused industry operating rates to decline which reduced the availability of caustic soda. The short supply of caustic soda due to low production rates supported several price increases which more than offset the declining chlorine prices.

     During 2000, costs for power, a key raw material used for producing chlorine and caustic soda, increased dramatically and had a significant impact on Pioneer's operating rates and earnings. Power costs in 2000 were $18 million higher than in 1999. The Tacoma and St. Gabriel plants accounted for $12 million and $5 million, respectively, of the increase. St. Gabriel buys power on a firm contract tariff, which means that St. Gabriel's power supply cannot be reduced or cut-off except in the case of an emergency and the price fluctuates based on a formula which takes into account prices for various energy sources. The energy used to generate electricity is primarily natural gas. Natural gas prices increased significantly during 2000, averaging $3.56 per MMBTU in 2000 compared with an average of $2.27 in 1999. Extraordinarily high power costs in the Pacific Northwest have adversely effected the Tacoma plant, resulting in negative cash flow. In response, in March 2001 Pioneer announced that it was curtailing production operations by fifty-percent at the Tacoma plant to reduce negative cash flow. Pioneer is currently working to obtain power supply contracts that would begin in October 2001 and would reduce the price Pioneer would pay for power. Whether the reduction at Tacoma is temporary or permanent will depend on the results of the contract negotiations, which cannot be estimated at this time.

  Liquidity and Capital Resources

     Debt Restructuring. In December 2000, Pioneer delayed making payments on various debt obligations due to insufficient liquidity. Pioneer's cash flows and liquidity have been substantially reduced due to the steep decline in ECU prices in 1999 and extraordinarily high power costs in 2000. Decreased liquidity warranted the suspension of debt service in favor of funding ongoing operations. Pioneer is developing a comprehensive financial restructuring program for which it will solicit the consent of its lenders at the earliest practical time.

     Pioneer has held discussions with an informal committee of holders of the senior notes and term facilities, as well as other creditors, about a financial restructuring plan. The objective of the restructuring is to establish a capital structure that is consistent with Pioneer's cash flows throughout the industry cycle, and that affords Pioneer adequate funding of capital expenditures, working capital needs, and debt service requirements. The proposed restructuring may have to occur under the supervision of a United States Bankruptcy Court. While the Company believes that these discussions have been productive, there can be no assurances that an agreement on the proposed restructuring can be timely completed.

     The accompanying financial statements present the liabilities at face value. The debt restructuring could result in debt being paid at less than 100% of its face value. Moreover, the carrying value of assets and equity could be changed, and the interests of existing preferred and common stockholders could, among other things, be very substantially diluted or even eliminated.

     The sufficiency of Pioneer's liquidity and capital resources is dependent upon the successful completion of the financial restructuring described above, generating sufficient positive cash flow from operations and obtaining financing as may be required. While Pioneer believes it may be able to complete a consensual restructuring during 2001, there can be no assurance that it will be successful in doing so. Pioneer is reviewing with its financial and legal advisors the financial alternatives available to Pioneer, including without limitation, the debt restructuring proposal described above and/or the filing of a petition under Chapter 11 of the United States Bankruptcy Code.

     Financial Leverage and Covenants. In December 2000, Pioneer suspended payments of interest and principal under various debt agreements, and as of December 31, 2000, Pioneer was not in compliance with certain covenants in the various debt agreements. As a result, the debt outstanding under these agreements is classified as a current liability on Pioneer's December 31, 2000 Consolidated Balance Sheet. At December 31, 2000, Pioneer had $601.8 million of long-term debt outstanding, of which $597.7 million is classified as a current liability.

     As part of the Tacoma acquisition in June 1997, Pioneer issued and sold $200 million of 9 1/4% Senior Secured Notes due June 15, 2007. Interest is payable semi-annually on June 15 and December 15. Effective December 15, 2000, Pioneer suspended payments of interest on the notes which, after a 30 day grace period, created a default under the indenture. Accordingly, the amount of the notes outstanding has been classified as a current liability on the Consolidated Balance Sheet at December 31, 2000.

     As part of the Tacoma acquisition in June 1997, Pioneer also entered into a nine and one-half year $100 million term facility, due in quarterly installments of $250,000 with the balance due in 2006. Pioneer did not make a principal payment that was due on December 28, 2000, which created an event of default under the terms of the facility. Accordingly, the default interest rate is in effect and the amount outstanding under the facility has been classified as a current liability on the Consolidated Balance Sheet at December 31, 2000.

     As part of the PCI Canada acquisition in November 1997, Pioneer issued and sold $175 million of 9 1/4% Senior Secured Notes due October 15, 2007. Interest is payable semi-annually on April 15 and October 15. When Pioneer defaulted on the $200 million 9 1/4% Senior Secured Notes due June 15, 2007, it constituted an event of default under the indenture for the $175 million 9 1/4% Senior Secured Notes due October 15, 2007. Accordingly, the amount of the notes outstanding has been classified as a current liability on the Consolidated Balance Sheet at December 31, 2000.

     As part of the PCI Canada acquisition in November 1997, Pioneer also entered into a nine and one-quarter year $83 million term facility, due in quarterly installments of $250,000 with the balance due in 2006. Pioneer did not make a principal payment that was due on December 28, 2000, which created an event of default under the terms of the facility. Accordingly, the default interest rate is in effect and the amount outstanding under the facility has been classified as a current liability on the Consolidated Balance Sheet at December 31, 2000.

     In September 1999, PCA entered into a $50.0 million three-year revolving credit facility with Congress Financial Corporation (Southwest) (the "Revolving Facility") that replaced an existing $50.0 million revolving facility (the "Bank Credit Facility"). The Revolving Facility provides for revolving loans in an aggregate amount up to $50.0 million, subject to borrowing base limitations related to the level of accounts receivable and inventory, which, together with certain other collateral, secure borrowings under the facility. The total borrowing base at December 31, 2000 of $45.8 million was subject to a reserve of $5.0 million until the ratio of EBITDA to fixed charges, as defined in the Revolving Facility, exceeds 1.15:1 for a period of two consecutive quarters. As of December 31, 2000, there were letters of credit outstanding of $3.5 million and loans outstanding of $27.6 million. Based on the cross default provisions contained in the Revolving Facility Agreement, the Revolving Facility is currently in default, may be subject to the default interest rate and is classified as a current liability on the Consolidated Balance Sheet at December 31, 2000.

     Various unsecured notes totaling $17.7 million are in default at December 31, 2000 as these notes contain cross default provisions which were triggered when Pioneer defaulted on the senior notes and term facilities. These notes have been classified as a current liability on Pioneer's Consolidated Balance Sheet.

     Pioneer's cash obligations include payment of interest on the notes issued in connection with the acquisition of the Predecessor Company. PCA is restricted in paying dividends to the Company or funding cash to unrestricted subsidiaries, as defined, to the sum of $5.0 million plus 50% of the cumulative consolidated net income of PCA since June 1997. As of December 31, 2000, no distributions were allowable under this covenant. Pioneer does not expect to be able to pay dividends in 2001.

     PCA's ability to enter into new debt agreements is restricted by a debt covenant requiring a minimum interest coverage ratio (as defined) of at least
2.0 to 1.0 for the prior four fiscal quarters. Currently, PCA is unable to incur additional indebtedness as a result of this covenant, other than borrowing available under its revolving credit facility. Pioneer's debt agreements contain other restrictions on PCA's subsidiaries, which, among other things, limit the ability of PCA's subsidiaries to acquire or dispose of assets or operations.

     Annualized cash interest of approximately $60.1 million is payable on Pioneer's debt. To the extent that Pioneer draws additional funds under the Revolving Facility, due to adverse business conditions or for other corporate purposes, Pioneer's aggregate interest expense would be increased.

     The Company believes that cash generated from operations together with the amounts available under the Revolving Facility will be adequate to meet its capital expenditure and working capital needs, excluding debt service, although no assurance can be given in this regard.

     Dispositions. In March 2000 Pioneer sold its alum coagulant business at Antioch, California, and recorded a $0.9 million loss on the sale.

     On August 21, 2000, Pioneer sold its remaining coagulant business and transferred to the buyer fixed assets, including plants in Spokane, Washington, and Savannah, Georgia, certain technology-related assets and liabilities associated with the Spokane operations, and all assets and liabilities of the Savannah operations, including $1.9 million of cash and notes payable of $8.0 million. Pioneer received cash of $0.9 million as payment for Spokane. This transaction did not have a material impact on Pioneer's statements of operations or cash flows.

     Capital and Environmental Expenditures. Total capital expenditures were approximately $18.7 million, $28.3 million and $34.8 million for the years ended December 31, 2000, 1999 and 1998, respectively. Capital expenditures for environmental-related matters at existing facilities were approximately $1.8 million, $1.2 million and $2.5 million for the years ended December 31, 2000, 1999 and 1998, respectively. Pioneer anticipates that capital expenditures for 2001, excluding any acquisitions, will be approximately $25.7 million, including $4.9 million for environmental compliance matters.

     Pioneer routinely incurs operating expenditures associated with hazardous substance management and environmental compliance matters in ongoing operations. These operating expenses include items such as outside waste management, fuel, electricity and salaries. The amounts of these operating expenses were approximately $2.7 million, $2.8 million and $3.4 million in 2000, 1999 and 1998, respectively. Pioneer does not anticipate an increase in these types of expenses during 2001. Pioneer classifies these types of environmental expenditures within cost of sales.

     Net Operating Loss Carryforward. At December 31, 2000, Pioneer had, for income tax purposes, approximately $224 million of U.S. net operating loss carryforwards ("NOLs") which expires in 2009 through 2020, and $20 million (U.S.) of Canadian NOLs available expiring in 2004 through 2008. The NOLs are available for offset against future taxable income generated during the carryforward period. In 2000, a valuation allowance of $67.8 million was recorded reducing the deferred tax asset relating to net operating loss carryforwards. (See Note 16 to the Consolidated Financial Statements included elsewhere herein.)

     Foreign Operations and Exchange Rate Fluctuations. Pioneer, through PCI Canada, has operating activities in Canada and Pioneer engages in export sales to various countries. International operations and exports to foreign markets are subject to a number of risks, including currency exchange rate fluctuations, trade barriers, exchange controls, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing foreign-based companies. In addition, earnings of foreign subsidiaries and intracompany payments are subject to foreign taxation rules.

     A portion of Pioneer's sales and expenditures are denominated in Canadian dollars, and accordingly, Pioneer's results of operations and cash flows may be affected by fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar. In addition, because a portion of Pioneer's revenues, cost of sales and other expenses are denominated in Canadian dollars, Pioneer has a translation exposure to fluctuation in the Canadian dollar against the U.S. dollar. Due to the significance of PCI Canada's U.S. dollar-denominated long-term debt (and related accrued interest payable) and certain other U.S. dollar-denominated assets and liabilities, the entity's functional accounting currency is the U.S. dollar. Currently, Pioneer is not engaged in forward foreign exchange contracts, but may enter into such hedging activities in the future.

     Preferred Stock. During 1997, 55,000 shares of the Company's Convertible Redeemable Preferred Stock, par value $0.01 per share, were issued in connection with the acquisition of the Tacoma facility. Each share of preferred stock is convertible at the option of the shareholder into 9.8 shares of the Company's Class A Common Stock. In addition, the stock may be redeemed at varying premiums either at the Company's option or upon the occurrence of certain designated events.

     Working Capital. At December 31, 2000, Pioneer's working capital deficiency was $600.9 million, representing a decrease in working capital of $611.6 million from December 31, 1999. The decrease was due primarily to outstanding debt that was classified as a current liability at December 31, 2000, as well as a $13.3 million increase in accounts payable and a $9.5 million increase in accrued liabilities during 2000 as compared to December 31, 1999.

     Net Cash Flows from Operating Activities. Although Pioneer incurred a net loss of $105.6 million during the year ended December 31, 2000, which included $50.2 million of non-cash depreciation and amortization expenses and $67.8 million of non-cash income tax expense recorded to establish a valuation allowance related to Pioneer's deferred tax assets (See Note 16 to the Consolidated Financial Statements included elsewhere herein). Cash inflow from operating activities was $13.1 million for the year ended December 31, 2000 versus cash outflow from operating activities of $52.3 million in the year ended December 31, 1999.

     Net Cash Flows used in Investing Activities. Net cash used in investing activities was $15.8 million in 2000, as compared to $15.2 million in 1999. In 2000, investing activities consisted primarily of capital expenditures of $18.7 million. In 1999, investing activities consisted primarily of capital expenditures of $28.3 million and included a $12.0 million gain on the sale of Pioneer's 15% partnership interest in Saguaro.

     Net Cash Flows from Financing Activities. Cash inflows from financing activities in 2000 was $4.5 million, versus cash inflows of $17.7 million in 1999. The 2000 and 1999 cash inflows were due primarily to net borrowings under the Revolving Facility, offset by scheduled debt repayments. Scheduled payments on the term facilities totaling $500,000 were not made in December 2000, as Pioneer suspended debt service due to insufficient cash flows.

  Results of Operations

     The following table sets forth certain operating data for the periods indicated (dollars in thousands and percentages of revenues):

                                                    YEAR ENDED DECEMBER 31,
                                  -----------------------------------------------------------
                                        2000                  1999                 1998
                                  -----------------     ----------------     ----------------
Revenues........................  $ 341,481     100%    $296,642     100%    $384,688     100%
Cost of sales...................    309,570      91      285,909      96      301,793      78
                                  ---------     ---     --------     ---     --------     ---
Gross profit....................     31,911       9       10,733       4       82,895      22
Selling, general and
  administrative expenses.......     43,424      13       49,580      17       50,162      13
Unusual charges.................         --      --           --      --        1,661       1
                                  ---------     ---     --------     ---     --------     ---
Operating income (loss).........    (11,513)     (4)     (38,847)    (13)      31,072       8
Interest expense, net...........    (56,328)    (16)     (51,927)    (18)     (50,521)    (13)
Other income, net...............      3,309       1       14,176       5        1,755       1
                                  ---------     ---     --------     ---     --------     ---
Loss before income taxes........    (64,532)    (19)     (76,598)    (26)     (17,694)     (4)
Income tax expense (benefit)....     41,031      12      (26,214)     (9)      (4,677)     (1)
                                  ---------     ---     --------     ---     --------     ---
Net loss........................  $(105,563)    (31)%   $(50,384)    (17)%   $(13,017)     (3)%
                                  =========     ===     ========     ===     ========     ===

  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     Revenues. Revenues increased by $44.8 million, or approximately 15%, to $341.5 million for the year ended December 31, 2000, as compared to 1999. Pioneer's average ECU sales price for the year ended December 31, 2000 was $327, an increase of approximately 35% from the average 1999 sales price of $242. Sales volumes during the twelve months ended December 31, 2000 were similar to those during 1999. The Kemwater sale resulted in a $13.6 million decrease in revenues from 1999 to 2000 due to the inclusion of only a partial year of operations in 2000.

     Cost of Sales. Cost of sales increased $23.7 million or approximately 8% in 2000, as compared to 1999. $10.9 million of this increase was due to the absence of the gain resulting from the modification of Pioneer's retiree health care benefits that occurred during the first quarter of 1999. The remaining increase in cost of sales was principally due to a $17.9 million increase in power costs, and a $7.9 million increase in purchase-for-resale costs for product purchased from third parties and resold to Pioneer customers, offset by a $14.8 million decrease due to the inclusion of only a partial year of operations of Kemwater.

     Gross Profit. Gross profit increased $21.2 million, resulting in a gross profit margin of 9% in 2000, compared to 4% in 1999, primarily as a result of the ECU pricing increase, partially offset by the cost of sales increase discussed above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $6.2 million, or approximately 13%, for the year ended December 31, 2000. Decreases related to overhead expense reductions and the absence of asset impairments recorded in 1999 were partially offset by an increase of $1.6 million due to the absence of the modification of Pioneer's retiree health care benefits referred to above.

     Interest Expense, Net. Interest expense, net increased $4.4 million to $56.3 million in 2000, primarily as a result of interest incurred on higher revolving credit balances and higher variable interest rates in 2000 as compared to 1999. Although Pioneer suspended payments of interest under various debt agreements in December 2000, all amounts owing were expensed and included in accrued liabilities, or, in the case of the Revolving Facility, added to the outstanding balance, as at December 31, 2000.

     Other Income, Net. Other income, net decreased from $14.2 million for the year ended December 31, 1999 to $3.3 million for the year ended December 31, 2000. The 2000 amount was the result of a $3.3 million gain from the sale of certain excess property at the Henderson plant while 1999 included a $12 million gain on the sale of Pioneer's 15% partnership interest in Saguaro.

     Income Taxes. Pioneer is required to record a valuation allowance for deferred tax assets when management believes it is more likely than not that the asset will not be realized. In 2000, based on the uncertainty as to the effect of the Company's restructuring on the availability and use of the NOLs, and the level of historical taxable income and projections for future taxable income over the periods in which the NOLs are available for use, it was estimated that it is more likely than not that Pioneer will not realize the full benefit of the deferred tax assets relating to NOLs. Accordingly, Pioneer has recorded a valuation allowance of $67.8 million for the year ended December 31, 2000.

     Pioneer recorded deferred income tax assets in the years ended December 31, 1999 and 1998. In 1999 and 1998, no valuation allowance was recorded since management believed at that time that it was more likely than not that the benefit of the deferred tax asset would be realized based on the level of historical taxable income and projections for future taxable income over the periods in which the NOLs would be available for use.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Revenues. Revenues decreased by $88.0 million, or approximately 23%, to $296.6 million for the twelve months ended December 31, 1999, as compared to the same period in 1998. The decrease in revenues was primarily due to lower ECU prices. Pioneer's average ECU sales price for the year ended December 31, 1999 was $242, a decrease of approximately 28% from the average 1998 sales price of $336.

     The remaining revenue decrease was primarily due to the disposal of Pioneer's household bleach bottling business during the third quarter of 1998 and the disposal of the pool chemicals business in the fourth quarter of 1998. These businesses were considered non-strategic, and Pioneer retained long-term supply agreements with the purchasers.

     Cost of Sales. Cost of sales decreased $15.9 million or approximately 5% in 1999, as compared to 1998. $10.9 million of this decrease was due to the modification of Pioneer's retiree health care benefits. Benefits to current retirees under the plan were not impacted, but current employees will no longer receive benefits under this plan following retirement. The remaining decrease in cost of sales was principally as a result of disposed operations discussed above, offset by sales volume increases for chlorine and caustic soda in 1999 as compared to 1998.

     Gross Profit. Gross profit margin decreased to 4% in 1999 from 22% in 1998, primarily as a result of lower average ECU sales prices.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $0.6 million in 1999. This reduction was due to the modification of Pioneer's retiree health care benefits discussed above, the absence of incentive compensation accruals made in 1998 and various overhead expense reductions, partially offset by increases in 1999 due to asset impairments included in depreciation and amortization.

     Interest Expense, Net. Interest expense, net increased $1.4 million to $51.9 million in 1999 as a result of decreased interest income due to lower average cash balances and interest expense incurred on revolving credit balances in 1999.

     Other Income. Other income in 1999 included a $12.0 million gain on the sale of Pioneer's 15% partnership interest in Saguaro.

  Recent Accounting Pronouncements

     Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The adoption of SFAS 133 effective January 1, 2001 did not have a significant impact on the financial position, results of operations, or cash flows of the Company.

  Risk Factors

  ABILITY TO CONTINUE AS A GOING CONCERN IS DEPENDENT UPON RESTRUCTURING

     Since December 2000, Pioneer has not been in compliance with certain covenants of its senior notes and term facilities. Pioneer stopped making payments of interest under the senior notes and principal under the term facilities in December 2000. Due to cross default provisions in the Revolving Facility agreement, the Revolving Facility is currently in default also. As Pioneer is not in compliance with the terms of these debt agreements, the debt outstanding under these debt agreements is classified as a current liability on Pioneer's December 31, 2000 Consolidated Balance Sheet.

  DISRUPTION OF OPERATIONS DUE TO RESTRUCTURING

     Pioneer's restructuring efforts could adversely affect its relationship with its customers, suppliers and employees. Employees generally are not party to employment contracts. Due to uncertainty about Pioneer's financial condition, it may be difficult to retain or attract high quality employees. If Pioneer's relationships with its customers, suppliers and employees are adversely affected, its operations could be materially affected. Weakened operating results could adversely affect Pioneer's ability to complete the restructuring.

  FINANCIAL UNCERTAINTY

     Until the financial restructuring is completed, there is significant uncertainty regarding Pioneer. Until the uncertainty is removed and the new capital structure is in place, the reported financial information discussed in this Annual Report on Form 10-K may not be indicative of operating results or financial condition. See Note 1 to the Consolidated Financial Statements included elsewhere herein.

  Forward Looking Statements

     Certain statements in this Form 10-K regarding future expectations of Pioneer's business and Pioneer's results of operations may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. Such statements are subject to various risks, including Pioneer's high financial leverage, the outcome of financial restructuring efforts, the cyclical nature of the markets for many of the Pioneer's products and raw materials and other risks discussed in detail. Actual outcomes may vary materially.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     The table below provides information about Pioneer's market-sensitive financial instruments and constitutes a "forward-looking statement." Pioneer has certain long-term debt instruments that are subject to market risk. An increase in the market interest rates would increase Pioneer's interest expense and its cash requirements for interest payments. For example, an average increase of 0.25% in the variable interest rate would increase Pioneer's annual interest expense and payments by approximately $0.5 million.

     All items described are non-trading and are stated in thousands of United States dollars.

                                                                                                              FAIR VALUE
                                                                                                             DECEMBER 31,
EXPECTED DEBT MATURITY DATES                  2001(D)    2002   2003   2004   2005   THEREAFTER    TOTAL         2000
----------------------------                  --------   ----   ----   ----   ----   ----------   --------   ------------
U.S. $ denominated
  Average interest rates -- fixed(a)........  $387,127   $622   $671   $724   $782     $1,286     $391,212     $ 92,462
  Average interest rates -- variable(b).....   198,852     --     --     --     --         --      198,852      198,852
Canadian $ denominated(c)...................    11,737     --     --     --     --         --       11,737       11,737
                                              --------   ----   ----   ----   ----     ------     --------     --------
        Total debt..........................  $597,716   $622   $671   $724   $782     $1,286     $601,801     $303,051
                                              ========   ====   ====   ====   ====     ======     ========     ========

---------------

(a) Debt instruments at fixed interest rates ranging from 8.0% to 9.25%, with the majority at 9.25%

(b) Debt instruments at variable interest rates, including LIBOR and U.S. prime rate based loans

(c) Revolving credit facility based on Canadian prime rate plus 1 1/4%

(d) Certain amounts owed are reflected as current since they are in default.

     Pioneer, through PCI Canada, operates in Canada and is subject to foreign currency exchange rate risk. Due to the significance of PCI Canada's U.S. dollar-denominated long-term debt (and related accrued interest payable) and certain other U.S. dollar-denominated assets and liabilities, the entity's functional accounting currency is the U.S. dollar. Certain other items within PCI Canada's working capital are denominated in Canadian dollars. An average change of 1% in the currency exchange rate would change total assets by approximately $0.3 million.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     Index:

                                                                    PAGE
                                                                    ----
     Consolidated financial statements, Pioneer Companies, Inc.
(1)    and subsidiaries:
     Report of Management........................................    22
     Independent Auditors' Report................................    23
     Consolidated Balance Sheets as of December 31, 2000 and
       1999......................................................    24
     Consolidated Statements of Operations for the years ended
       December 31, 2000, 1999 and 1998..........................    25
     Consolidated Statements of Stockholders' Equity (Deficiency
       in Assets) for the years ended December 31, 2000, 1999 and
       1998......................................................    26
     Consolidated Statements of Cash Flows for the years ended
       December 31, 2000, 1999 and 1998..........................    27
     Notes to Consolidated Financial Statements..................    28

(2).. Supplemental Schedule:
     Schedule II -- Valuation and Qualifying Accounts............    54

     All schedules, except the one listed above, have been omitted because they are either not applicable, not required or the information called for therein appears in the consolidated financial statements or notes thereto.

                              REPORT OF MANAGEMENT

     Management is responsible for the preparation and content of the financial statements and other information included in this annual report. The financial statements have been prepared in conformity with generally accepted accounting principles appropriate under the circumstances to reflect, in all material respects, the substance of events and transactions that should be included. The financial statements reflect management's judgments and estimates as to the effects of events and transactions that are accounted for or disclosed.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern without a financial restructuring. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Management maintains accounting systems which are supported by internal accounting controls that provide reasonable assurance that assets are safeguarded and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. The concept of reasonable assurance is based on the recognition that the cost of a system of internal accounting controls should not exceed the benefits.

     An independent auditor performed an audit of Pioneer's financial statements for the purpose of determining that the statements are presented fairly in accordance with accounting principles generally accepted in the United States of America. The independent auditor is appointed by the Board of Directors and meets regularly with the Audit Committee of the Board. The Audit Committee of the Board of Directors is composed solely of outside directors. The Audit Committee meets periodically with Pioneer's senior officers and independent auditor to review the adequacy and reliability of Pioneer's accounting, financial reporting and internal controls.

                                            PHILIP J. ABLOVE
                                            Executive Vice President and
                                            Chief Financial Officer
                                            (Principal Financial Officer)

                                            PIERRE PRUD'HOMME
                                            Vice President, Controller
                                            (Principal Accounting Officer)

April 11, 2001

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Pioneer Companies, Inc.

     We have audited the accompanying consolidated balance sheets of Pioneer Companies, Inc. and subsidiaries ("Pioneer") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficiency in assets), and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule listed in the Index at Item 8. These financial statements and financial statement schedule are the responsibility of Pioneer's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Pioneer as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     The accompanying consolidated financial statements have been prepared assuming that Pioneer will continue as a going concern. As discussed in Note 1, Pioneer is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Houston, Texas
April 11, 2001

                            PIONEER COMPANIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                      ASSETS

Current assets:
  Cash and cash equivalents.................................  $   5,935   $   5,510
  Accounts receivable, less allowance for doubtful accounts:
    2000, $1,392; 1999, $2,750..............................     49,571      50,185
  Inventories...............................................     25,067      23,130
  Prepaid expenses and other current assets.................      4,100       7,468
                                                              ---------   ---------
         Total current assets...............................     84,673      86,293
Property, plant and equipment:
  Land......................................................     10,622      10,622
  Buildings and improvements................................     61,334      63,949
  Machinery and equipment...................................    348,695     338,851
  Construction in progress..................................     15,138      19,434
                                                              ---------   ---------
                                                                435,789     432,856
Less accumulated depreciation...............................   (135,405)   (107,315)
                                                              ---------   ---------
                                                                300,384     325,541
Other assets, net of accumulated amortization: 2000,
  $12,004; 1999, $12,052....................................     25,420      76,308
Excess cost over the fair value of net assets acquired, net
  of accumulated amortization: 2000, $39,945; 1999,
  $32,526...................................................    179,560     192,464
                                                              ---------   ---------
         Total assets.......................................  $ 590,037   $ 680,606
                                                              =========   =========

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)


Current liabilities:
  Accounts payable..........................................  $  43,738   $  30,443
  Accrued liabilities.......................................     44,082      34,517
  Current portion of long-term debt.........................    597,715      10,626
                                                              ---------   ---------
         Total current liabilities..........................    685,535      75,586
Long-term debt, less current portion........................      4,086     594,723
Accrued pension and other employee benefits.................     14,984      15,091
Other long-term liabilities.................................     12,256      16,408
Commitments and contingencies...............................         --          --
Redeemable preferred stock: $.01 par value, authorized
  10,000 shares, 55 issued and outstanding..................      5,500       5,500
Stockholders' equity (deficiency in assets):
  Common stock:
    Class A, $.01 par value, authorized 46,000 shares;
     issued and outstanding: 2000, 10,679; 1999, 10,656.....        106         106
    Class B, $.01 par value, authorized 4,000 shares; issued
     and outstanding: 2000, 859; 1999, 859; convertible
     share-for-share into Class A shares....................          9           9
Additional paid-in capital..................................     55,193      55,176
Retained deficit............................................   (187,556)    (81,993)
Accumulated other comprehensive income......................        (76)         --
                                                              ---------   ---------
         Total stockholders' equity (deficiency in
           assets)..........................................   (132,324)    (26,702)
                                                              ---------   ---------
         Total liabilities and stockholders' equity
           (deficiency in assets)...........................  $ 590,037   $ 680,606
                                                              =========   =========

                See notes to consolidated financial statements.

                            PIONEER COMPANIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2000        1999       1998
                                                              ---------   --------   --------
Revenues....................................................  $ 341,481   $296,642   $384,688
Cost of sales...............................................    309,570    285,909    301,793
                                                              ---------   --------   --------
Gross profit................................................     31,911     10,733     82,895
Selling, general and administrative expenses................     43,424     49,580     50,162
Unusual charges.............................................         --         --      1,661
                                                              ---------   --------   --------
Operating income (loss).....................................    (11,513)   (38,847)    31,072
Interest expense, net.......................................    (56,328)   (51,927)   (50,521)
Other income, net...........................................      3,309     14,176      1,755
                                                              ---------   --------   --------
Loss before income taxes....................................    (64,532)   (76,598)   (17,694)
Income tax expense (benefit)................................     41,031    (26,214)    (4,677)
                                                              ---------   --------   --------
Net loss....................................................  $(105,563)  $(50,384)  $(13,017)
                                                              =========   ========   ========
Loss per common share -- basic and diluted:
  Net loss..................................................  $   (9.15)  $  (4.38)  $  (1.14)
                                                              =========   ========   ========
Weighted average number of shares outstanding:
  Basic and diluted.........................................     11,535     11,515     11,458

                See notes to consolidated financial statements.

                            PIONEER COMPANIES, INC.

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)
                                 (IN THOUSANDS)

                                                  COMMON STOCK ISSUED
                                                    AND OUTSTANDING
                                           ---------------------------------
                                               CLASS A           CLASS B       ADDITIONAL                   OTHER
                                           ---------------   ---------------    PAID-IN     RETAINED    COMPREHENSIVE
                                           SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL      DEFICIT        LOSS          TOTAL
                                           ------   ------   ------   ------   ----------   ---------   -------------   ---------
Balance at January 1, 1998...............  9,227     $ 92     750       $8      $54,713     $ (18,592)      $ --        $  36,221
  Net loss...............................     --       --      --       --           --       (13,017)        --          (13,017)
  Stock issued...........................     49       --      --       --          347            --         --              347
  Stock options exercised................      2       --      --       --            2            --         --                2
  Stock dividend issued..................    649        7      53       --           (7)           --         --               --
Balance at December 31, 1998.............  9,927       99     803        8       55,055       (31,609)        --           23,553
                                           ------    ----     ---       --      -------     ---------       ----        ---------
  Net loss...............................     --       --      --       --           --       (50,384)        --          (50,384)
  Stock issued...........................     32       --      --       --          129            --         --              129
  Stock dividend issued..................    697        7      56        1           (8)           --         --               --
                                           ------    ----     ---       --      -------     ---------       ----        ---------
Balance at December 31, 1999.............  10,656     106     859        9       55,176       (81,993)        --          (26,702)
Comprehensive loss:
  Net loss...............................     --       --      --       --           --      (105,563)        --               --
  Other comprehensive loss, net of taxes:
    Additional minimum pension
      liability..........................     --       --      --       --           --            --        (76)              --
      Comprehensive loss.................     --       --      --       --           --            --         --         (105,639)
  Stock issued...........................     23       --      --       --           17            --         --               17
                                           ------    ----     ---       --      -------     ---------       ----        ---------
Balance at December 31, 2000.............  10,679    $106     859       $9      $55,193     $(187,556)      $(76)       $(132,324)
                                           ======    ====     ===       ==      =======     =========       ====        =========

                See notes to consolidated financial statements.

                            PIONEER COMPANIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2000        1999       1998
                                                              ---------   --------   --------
Operating activities:
  Net loss..................................................  $(105,563)  $(50,384)  $(13,017)
  Adjustments to reconcile net loss to net cash flows from
     operating activities:
     Reduction in post-retirement medical expense...........         --    (12,530)        --
     Depreciation and amortization..........................     50,242     54,713     50,316
     Deferred tax expense (benefit).........................     41,348    (26,181)    (4,677)
     Unusual charges........................................         --         --      1,661
     Gain (loss) on disposal of assets......................     (2,257)   (10,922)     1,845
     Foreign exchange gain (loss)...........................        636     (1,025)        78
     Net effect of changes in operating assets and
       liabilities..........................................     28,731     (6,020)     3,131
                                                              ---------   --------   --------
          Net cash flows from operating activities..........     13,137    (52,349)    39,337
                                                              ---------   --------   --------
Investing activities:
  Capital expenditures......................................    (18,697)   (28,318)   (34,759)
  Proceeds from disposal of assets..........................      2,878     13,159        335
                                                              ---------   --------   --------
          Net cash flows from investing activities..........    (15,819)   (15,159)   (34,424)
                                                              ---------   --------   --------
Financing activities:
  Net proceeds under revolving credit arrangements..........      6,418     21,163         --
  Repayments on long-term debt..............................     (1,950)    (2,666)    (2,611)
  Debt issuance and related costs...........................         --       (968)        --
  Other.....................................................         18        129        347
                                                              ---------   --------   --------
          Net cash flows from financing activities..........      4,486     17,658     (2,264)
                                                              ---------   --------   --------
Effect of exchange rate changes on cash.....................     (1,379)     1,538       (714)
                                                              ---------   --------   --------
Net increase (decrease) in cash.............................        425    (48,312)     1,935
Cash at beginning of period.................................      5,510     53,822     51,887
                                                              ---------   --------   --------
Cash at end of period.......................................  $   5,935   $  5,510   $ 53,822
                                                              =========   ========   ========

                See notes to consolidated financial statements.

                            PIONEER COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

  Organization

     The consolidated financial statements include the accounts of Pioneer Companies, Inc. (the "Company") and its subsidiaries (collectively, "Pioneer"), including Pioneer Corporation of America ("PCA"), Pioneer Americas, Inc. ("PAI") and PCI Chemicals Canada Inc. ("PCI Canada"). All significant intercompany balances and transactions have been eliminated in consolidation.

     In August 2000 Pioneer completed the disposal of substantially all of the assets of two former operating subsidiaries, Kemwater North America Company ("KNA") and KWT, Inc. ("KWT," and together with KNA, "Kemwater"). Kemwater had revenues of $8.7 million, $22.4 million and $35.3 million in 2000, 1999 and 1998, respectively.

     Pioneer operates in one industry segment, that being the production, marketing and selling of chlor-alkali and related products. Pioneer operates in one geographic area, North America.

     Dollar amounts, other than per share amounts, in tabulations in the notes to the consolidated financial statements are stated in thousands of dollars unless otherwise indicated.

     The accompanying consolidated financial statements have been prepared on the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Pioneer has experienced net losses each of the four years in the period ended December 31, 2000. In December 2000, Pioneer delayed making payments on various debt obligations due to insufficient liquidity. As a result, at December 31, 2000 Pioneer was not in compliance with the terms of certain of its debt agreements and the maturity of the debt could be accelerated. Accordingly, $597.7 million of debt outstanding under various agreements is classified as a current liability on Pioneer's consolidated balance sheet. Pioneer is developing a comprehensive financial restructuring program for which it will solicit the consent of its lenders at the earliest practical time. The consolidated financial statements do not include any adjustments that may result from the resolution of these uncertainties.

     Pioneer has held discussions with an informal committee of holders of its outstanding senior notes and term facilities and their advisers, and representatives of its revolving credit lender about a financial restructuring program. Negotiations and discussions with the lenders regarding a restructuring agreement have recently begun. If a consensual agreement cannot be reached, the proposed restructuring may occur under the supervision of a United States Bankruptcy Court. While Pioneer believes that the discussions to-date have been productive, there can be no assurance that an agreement on the proposed restructuring can be timely completed.

     Accounting principles generally accepted in the United States of America ("GAAP") require that the amounts owed to Pioneer's creditors as of December 31, 2000 not be adjusted to reflect any proposed restructuring as Pioneer continues to be bound by the provisions of the original credit agreements. If a restructuring agreement is reached and implemented, the restructuring of debt could give rise to a gain that will be reported as income in 2001 at the time of plan implementation, in accordance with GAAP. The amount of such gain, if any, cannot be determined until the restructuring plan is finalized.

     Pioneer's ability to meet its ongoing liquidity requirements is dependent upon the successful completion of the financial restructuring described above, its ability to generate sufficient cash flow to meet its obligations on a timely basis and its ability to obtain other financing as may be required. While Pioneer believes it may be able to complete a consensual restructuring during 2001, there can be no assurance that it will be successful in doing so. Pioneer is reviewing with its financial and legal advisors the financial alternatives available to Pioneer, including without limitation the debt restructuring proposal described above and/or the filing of a petition under Chapter 11 of the United States Bankruptcy Code.

                            PIONEER COMPANIES, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

  Inventories

     Inventories are valued at the lower of cost or market. Finished goods and work-in-process costs are recorded under the average cost method, which includes appropriate elements of material, labor and manufacturing overhead costs, while the first-in, first-out method is utilized for raw materials, supplies and parts. Pioneer enters into agreements with other companies to exchange chemical inventories in order to minimize working capital requirements and to facilitate distribution logistics. Balances related to quantities due to or payable by Pioneer are included in inventory.

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Disposals are removed at carrying cost less accumulated depreciation with any resulting gain or loss reflected in operations.

     Depreciation is computed primarily under the straight-line method over the estimated remaining useful lives of the assets. Asset lives range from 5 to 15 years with a predominant life of 10 years, which include buildings and improvements with an average life of 15 years and machinery and equipment with an average life of 9 years.

  Other Assets

     Other assets include amounts for deferred financing costs, which are being amortized on a straight-line basis over the term of the related debt. Amortization of such costs using the interest method would not result in material differences in the amounts amortized during the periods presented. Amortization expense for other assets for the years ended December 31, 2000, 1999, and 1998 was approximately $4.8 million, $7.7 million, and $4.4 million, respectively.

  Excess Cost Over The Fair Value of Net Assets Acquired

     Excess cost over the fair value of net assets acquired ("goodwill") of approximately $219.5 million is amortized on a straight-line basis over 25 years. The carrying value of goodwill is reviewed annually, and if this review indicates that such excess cost will not be recoverable, as determined based on the estimated future undiscounted cash flows of the entity acquired over the remaining amortization period, Pioneer's carrying value of goodwill will be reduced by the estimated deficit of discounted cash flows compared to the fair value of the related entity. Amortization expense for excess cost over the fair value of net assets acquired was approximately $9.0 million, $9.3 million and $9.2 million for the years ended December 31, 2000, 1999, and 1998, respectively.

  Environmental Expenditures

     Remediation costs are accrued based on estimates of known environmental remediation exposure. Such accruals are based upon management's best estimate of the ultimate cost. Ongoing environmental compliance costs, including maintenance and monitoring costs, are charged to operations as incurred.

                            PIONEER COMPANIES, INC.

  Revenue Recognition

     Pioneer generates revenues through sales in the open market and long-term supply contracts. Revenue is recognized when the products are shipped and collection is reasonably assured. Pioneer classifies amounts billed to customers for shipping and handling as revenues, with the related shipping and handling costs included in cost of goods sold.

  Research and Development Expenditures

     Research and development expenditures are expensed as incurred. Such costs totaled $1.4 million in 2000, $1.5 million in 1999, and $1.4 million in 1998.

  Per Share Information

     Per share information for all periods presented reflects 7% stock dividends on the Class A and Class B Common Stock issued in December 1999 and December 1998.

  Preferred Stock

     Each share of preferred stock is convertible at the option of the shareholder into 9.8 shares of the Company's Class A Common Stock (which reflects adjustment for stock dividends subsequent to the issuance of the preferred stock). In addition, the stock may be redeemed at varying premiums either at the Company's option or upon the occurrence of certain designated events. Because of the preferred stock's mandatory redemption characteristics, the stock is excluded from stockholders' equity.

  Foreign Currency Translation

     Following SFAS No. 52, "Foreign Currency Translation," the functional accounting currency for Canadian operations is the U.S. dollar; accordingly, gains and losses resulting from balance sheet translations are included in the consolidated statement of operations.

  Reclassifications

     Certain amounts have been reclassified in prior years to conform to the current year presentation. All reclassifications have been applied consistently for the periods presented.

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates and judgments made in preparing these financial statements, which include assumptions made concerning the amounts owed to creditors and realizable values of assets. Management has reviewed Pioneer's long-lived assets and intangibles such as goodwill, to assess whether the events and changes in circumstances described in Note 1 indicate that the carrying amount of the asset may not be recoverable. In making these estimates, management has utilized the assessments, calculations, and determinations made in preparing analyses utilized in discussions with creditors, including estimates of overall enterprise value.

3. DIVESTITURES

     In March 2000 Pioneer sold its coagulant business at Antioch, California, and recorded a $0.9 million loss on the sale.

     On August 21, 2000, Pioneer sold its remaining coagulant business and transferred to the buyer fixed assets, including plants in Spokane, Washington, and Savannah, Georgia, certain technology-related assets

                            PIONEER COMPANIES, INC.

and liabilities associated with the Spokane operations, and all assets and liabilities of the Savannah operations, including $1.9 million of cash and notes payable of $8.0 million. Pioneer received cash of $0.9 million as payment for Spokane. This transaction did not have a material impact on Pioneer's financial statements.

4. CASH FLOW INFORMATION

     The net effect of changes in operating assets and liabilities are as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2000      1999       1998
                                                         -------   -------   --------
Accounts receivable....................................  $   844   $(2,800)  $ 21,418
Inventories............................................   (2,019)    3,487     (3,139)
Prepaid expenses.......................................    1,054       826     (1,590)
Other assets...........................................    5,145    (1,333)    (4,202)
Accounts payable.......................................   16,188    (2,709)   (14,604)
Accrued liabilities....................................   12,934       189      1,707
Other long-term liabilities............................   (4,406)   (5,229)        52
Accrued pension and other employee benefits............   (1,009)    1,549      3,489
                                                         -------   -------   --------
Net change in operating accounts.......................  $28,731   $(6,020)  $  3,131
                                                         =======   =======   ========

     Following is supplemental cash flow information:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2000      1999      1998
                                                          -------   -------   -------
Cash payments for:
  Interest..............................................  $46,613   $52,652   $50,651
  Income taxes..........................................  $    11   $   126   $   159

5. INVENTORIES

     Inventories consisted of the following at December 31:

                                                               2000      1999
                                                              -------   -------
Raw materials, supplies and parts...........................  $14,329   $16,822
Finished goods and work-in-process..........................    9,391     5,350
Inventories under exchange agreements.......................    1,347       958
                                                              -------   -------
                                                              $25,067   $23,130
                                                              =======   =======

6. INVESTMENTS IN BASIC MANAGEMENT, INC. AND THE LANDWELL COMPANY, L.P.

     Prior to June 2000 the Company, through its subsidiary PAI, was the record owner of approximately 32% of the common stock of Basic Management, Inc. ("BMI"), which owns and maintains the water and power distribution network within a Henderson, Nevada industrial complex. BMI is the general partner of and has a 50% interest in The LandWell Company, L.P. ("LandWell"), which is a large landowner in Henderson and Clark County, Nevada. Prior to June 2000 PAI also owned an approximate 21% limited partnership interest in LandWell. The remainder of the common stock of BMI and the partnership interests in LandWell is owned by other companies with facilities located in the same industrial complex.

     Pioneer's interests in BMI and LandWell, together with certain other California and Louisiana real estate interests, constituted assets that were held for the economic benefit of the previous owners of PAI. Dividends and distributions received by Pioneer on account of such interests were deposited in a separate cash account

                            PIONEER COMPANIES, INC.

(the "Contingent Payment Account"), the balance of which was to be applied in satisfaction of certain obligations of such previous owners under environmental indemnity obligations in favor of Pioneer, provided that any amounts not so applied prior to April 20, 2015 were to be remitted to such persons.

     Pioneer's investment in BMI, LandWell and the California and Nevada real estate interests, following the equity method, was $18.0 million at December 31, 1999, and the balance in the Contingent Payment Account was $6.7 million on that date. Within Pioneer's balance sheet as of December 31, 1999, those assets were offset by liabilities of the same amount because the right of setoff existed, as Pioneer and the previous owners owed determinable amounts, Pioneer had the right to set off the amount owed by the previous owners, Pioneer intended to set off the amount and the setoff was enforceable by law.

     Effective in June 2000 Pioneer and the previous owners effected an agreement pursuant to which Pioneer agreed to transfer to the previous owners the record title to the interests in BMI, LandWell and the California and Louisiana real estate interests, as well as $800,000 of the cash balance in the Contingent Payment Account. The remaining $5.3 million balance in the Contingent Payment Account, which was determined as an amount adequate to pay for future environmental remediation costs that would be subject to the indemnity obligations of the previous owners, was retained by Pioneer, in exchange for the release of the indemnity obligations. This transaction resulted in a gain of $1.8 million.

7. OTHER ASSETS

     Other assets consist of the following at December 31:

                                                               2000      1999
                                                              -------   -------
Debt financing assets and organizational cost assets, net of accumulated amortization of $7,598 in 2000 and $5,311 in
  1999......................................................  $14,646   $18,150
Deferred tax asset, net of valuation allowance..............    2,833    39,821
Patents, trademarks and other intangibles, net of
  accumulated amortization of $4,406 in 2000 and $6,741 in
  1999......................................................    3,607     8,518
Indemnification of environmental reserve....................    2,367     7,777
Other.......................................................    1,967     2,042
                                                              -------   -------
          Other assets, net.................................  $25,420   $76,308
                                                              =======   =======

8. ACCRUED LIABILITIES

     Accrued liabilities consist of the following at December 31:

                                                               2000      1999
                                                              -------   -------
Payroll, benefits and pension...............................  $ 6,234   $ 6,300
Interest and bank fees......................................   16,760     6,671
Other accrued liabilities...................................   21,088    21,546
                                                              -------   -------
          Accrued liabilities...............................  $44,082   $34,517
                                                              =======   =======

9. EMPLOYEE BENEFITS

  Pension Plans

     Pioneer sponsors various non-contributory, defined benefit plans covering substantially all union and non-union employees of PAI and PCI Canada. Pension plan benefits are based primarily on participants' compensation and years of credited service. Annual pension costs and liabilities for Pioneer under its defined benefit plans are determined by actuaries using various methods and assumptions. Pioneer has agreed to contribute such amounts as are necessary to provide assets sufficient to meet the benefits to be paid to its

                            PIONEER COMPANIES, INC.

employees. Pioneer's present intent is to make annual contributions, which are actuarially computed, in amounts not more than the maximum nor less than the minimum allowable under the Internal Revenue Code. Plan assets at December 31, 2000 and 1999 consist primarily of fixed income investments and equity investments.

     Information concerning the pension obligation, plan assets, amounts recognized in Pioneer's financial statements and underlying actuarial assumptions is stated below.

                                                               2000      1999
                                                              -------   -------
Change in benefit obligation:
  Projected benefit obligation, beginning of year...........  $56,966   $55,011
  Service cost..............................................    2,766     3,042
  Interest cost.............................................    4,187     3,850
  Actuarial gains...........................................     (270)   (3,573)
  Benefits paid.............................................   (1,491)   (1,379)
  Plan amendments...........................................      928        15
                                                              -------   -------
  Projected benefit obligation, end of year.................  $63,086   $56,966
                                                              =======   =======
Change in plan assets:
  Market value of assets, beginning of year.................  $49,591   $42,643
  Actual return on plan assets..............................    2,465     5,755
  Employer contributions....................................    3,412     2,600
  Benefits paid.............................................   (1,518)   (1,407)
                                                              -------   -------
  Market value of assets, end of year.......................  $53,950   $49,591
                                                              =======   =======
Development of net amount recognized:
  Funded status.............................................  $(9,157)  $(7,375)
  Actuarial gain............................................     (428)   (1,829)
  Unrecognized prior service cost...........................    1,467       666
                                                              -------   -------
  Net amount recognized.....................................  $(8,118)  $(8,538)
                                                              =======   =======
Amounts recognized in the Consolidated Balance Sheets:
  Accrued pension cost......................................  $(8,194)  $(8,538)
  Accumulated other comprehensive income....................       76        --
                                                              -------   -------
  Net amount recognized.....................................  $(8,118)  $(8,538)
                                                              =======   =======

                                                               2000      1999      1998
                                                              -------   -------   -------
Components of net periodic benefit cost:
  Service cost..............................................  $ 2,766   $ 3,042   $ 2,278
  Interest cost.............................................    4,187     3,850     3,232
  Expected return on plan assets............................   (4,109)   (3,311)   (3,020)
  Amortization of prior service cost........................      126       127        49
                                                              -------   -------   -------
  Net period benefit cost...................................  $ 2,970   $ 3,708   $ 2,539
                                                              =======   =======   =======
Weighted-average assumptions as of December 31:
  Discount rate.............................................      7.5%      7.4%      6.8%
  Expected return on plan assets............................      8.0%      8.0%      8.0%
  Rate of compensation increase.............................      4.4%      4.0%      4.0%

                            PIONEER COMPANIES, INC.

  Defined Contribution Plans

     Pioneer offers defined contribution plans under which employees may generally contribute from 1% to 15% of their compensation. Pioneer also contributes funds to the plans in the amount of 50% of employee contributions up to 4% to 6% of employee compensation, depending on the plan. Aggregate expense of Pioneer with respect to such plans was $1.2 million, $1.5 million, and $0.7 million in 2000, 1999, and 1998, respectively.

  Post-Retirement Benefits Other Than Pensions

     Effective January 1, 1999, Pioneer modified its retiree health care benefits plan. Employees retiring on or after January 1, 1999 will not receive company-paid retiree medical benefits. Eligible employees who retired prior to January 1, 1999 will continue to receive certain company-paid health care benefits. Pioneer provides certain life insurance benefits for qualifying retired employees who reached normal retirement age while working for Pioneer.

     Information concerning the plan obligation, the funded status, amounts recognized in Pioneer's financial statements and underlying actuarial assumptions is stated below.

                                                               2000      1999
                                                              -------   -------
Change in benefit obligation:
  Accumulated post-retirement benefit obligation, beginning
     of year................................................  $ 6,151   $28,396
  Service cost..............................................      122        99
  Interest cost.............................................      579       499
  Actuarial gain............................................      (39)   (1,644)
  Benefits paid.............................................     (260)     (325)
  Plan curtailment..........................................       --   (20,874)
                                                              -------   -------
  Accumulated post-retirement benefit obligation, end of
     year...................................................  $ 6,553   $ 6,151
                                                              =======   =======
  Funded status.............................................  $(6,553)  $(6,151)
  Unrecognized net loss.....................................       68       146
                                                              -------   -------
  Accrued benefit cost......................................  $(6,485)  $(6,005)
                                                              =======   =======

                                                              2000   1999    1998
                                                              ----   ----   ------
Components of net periodic benefit cost:
  Service cost..............................................  $122   $ 99   $  535
  Interest cost.............................................   579    499      776
  Amortization of net loss..................................    37      4      283
                                                              ----   ----   ------
  Net period benefit cost...................................  $738   $602   $1,594
                                                              ====   ====   ======
Weighted-average assumptions as of December 31:
  Discount rate.............................................   7.6%   8.0%     6.8%

                            PIONEER COMPANIES, INC.

     The weighted-average annual assumed health care trend rate is assumed to be 9% for 2000. The rate is assumed to decrease gradually to 4.5% in 2013 and remain level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care trend rates would have the following effects:

                                                             1-PERCENTAGE     1-PERCENTAGE
                                                            POINT INCREASE   POINT DECREASE
                                                            --------------   --------------
Effect on total of service and interest cost components...      $  119          $  (101)
Effect on post-retirement benefit obligation..............       1,291           (1,134)

  Stock Based Compensation

     Pioneer has two stock option plans which provide for the issuance of options to key employees. The plans authorized the issuance of options to purchase up to a total of 2.3 million shares of common stock, with vesting periods of up to three years and maximum option terms of ten years. As of December 31, 2000, options to purchase approximately 0.8 million shares were available for issuance. In addition, options for the purchase of 0.3 million shares have been issued outside the scope of the stock option plans.

     The following table summarizes the transactions with respect to the stock options for the three year period ended December 31, 2000:

                                                                WEIGHTED AVERAGE
                                   NUMBER OF   EXERCISE PRICE    EXERCISE PRICE      OPTIONS
                                    SHARES       PER SHARE         PER SHARE       EXERCISABLE
                                   ---------   --------------   ----------------   -----------
Outstanding at January 1, 1998...    1,338      $4.07-$11.12         $4.79              --
1998:
  Granted........................      179      $4.89-$7.86          $7.35
  Exercised......................      (47)     $4.95-$4.95          $4.95
  Forfeited......................       (1)     $4.95-$4.95          $4.95
                                     -----
Outstanding at December 31,
  1998...........................    1,469      $4.08-$11.12         $5.10             338
1999:
  Granted........................      176      $4.09-$6.53          $4.79
  Exercised......................       --           --                 --
  Forfeited......................     (101)     $4.69-$4.95          $4.90
                                     -----
Outstanding at December 31,
  1999...........................    1,544      $4.08-$11.12         $5.08             520
2000:
  Granted........................      102         $5.45             $5.45
  Exercised......................       (3)        $4.95             $4.95
  Forfeited......................     (204)      $4.09-7.86          $5.01
                                     -----
Outstanding at December 31,
  2000...........................    1,439      $4.08-$11.12         $5.11             773

                            PIONEER COMPANIES, INC.

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                                 OPTIONS OUTSTANDING
                                        -------------------------------------     OPTIONS EXERCISABLE
                                                        WEIGHTED-               -----------------------
                                                         AVERAGE     WEIGHTED   EXERCISABLE    WEIGHTED
                                           AS OF        REMAINING    AVERAGE       AS OF       AVERAGE
                                        DECEMBER 31,   CONTRACTUAL   EXERCISE   DECEMBER 31,   EXERCISE
RANGE OF EXERCISE PRICES                    2000          LIFE        PRICE         2000        PRICE
------------------------                ------------   -----------   --------   ------------   --------
$4.00-$5.00...........................     1,075        5.5 years     $ 4.44        723         $ 4.53
$5.01-$6.00...........................       152        8.4 years     $ 5.51         26         $ 5.57
$6.01-$7.00...........................        31        8.0 years     $ 6.53          6         $ 6.53
$7.01-$8.00...........................       141        7.4 years     $ 7.86         --         $   --
$11.00-$12.00.........................        40        4.3 years     $11.11         18         $11.12
                                           -----                      ------        ---
          Total.......................     1,439        6.0 years     $ 5.11        773         $ 4.73
                                           =====                      ======        ===

     All stock options are granted at fair market value of the common stock at the grant date. The fair value of the stock options granted during 2000, 1999, and 1998, was $0.4 million, $0.6 million, and $0.8 million, respectively. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for the grants: risk free interest rate of 5.2% in 2000, 4.5% in 1999, and 4.5% in 1998; expected dividend yield of 0.0%; expected life of six years. Expected volatility was 95% in 2000, 95% in 1999, and 95% in 1998.

     Pioneer accounts for the stock option plans in accordance with Accounting Principles Board Opinion No. 25, under which no compensation expense has been recognized for stock option awards. Had compensation expense for the plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," Pioneer's pro forma net income and earnings per share for the three years ended December 31, 2000 would have been as indicated below:

                                                        2000        1999       1998
                                                      ---------   --------   --------
Net loss:
  As reported.......................................  $(105,563)  $(50,384)  $(13,017)
  Pro forma.........................................   (105,935)   (50,796)   (13,591)
Loss per share -- basic and diluted As reported.....  $   (9.15)  $  (4.38)  $  (1.14)
  Pro forma.........................................      (9.18)     (4.41)     (1.19)

                            PIONEER COMPANIES, INC.

10. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31:

                                                                2000        1999
                                                              ---------   --------
Revolving credit facility; variable interest rates based on
  U.S. prime rate plus  1/2% and Canadian prime rate plus
  1 1/4%....................................................  $  27,581   $ 21,163
9 1/4% Senior Secured Notes, due June 15, 2007..............    200,000    200,000
9 1/4% Senior Secured Notes, due October 15, 2007...........    175,000    175,000
June 1997 term facility, due in quarterly installments of
  $250 with the balance due 2006; variable interest rate
  based on LIBOR or base rate...............................     96,750     97,500
November 1997 term facility, due in quarterly installments
  of $250 with the balance due 2006; variable interest rate
  based on LIBOR or base rate...............................     80,000     80,750
Promissory note, interest at 8% per annum and payable
  quarterly, due April 20, 2005.............................     11,463     11,463
Promissory note to Kemira Kemi AB, principal payments due in four equal installments on March 31, 2000, 2001 and 2002
  and December 31, 2002, with a variable interest rate based
  on LIBOR plus 1.2%........................................         --      8,016
Other notes, maturing in various years through 2014, with
  various installments, at various interest rates...........     11,007     11,457
                                                              ---------   --------
          Total.............................................    601,801    605,349
Current maturities of long-term debt........................   (597,715)   (10,626)
                                                              ---------   --------
          Long-term debt, less current maturities...........  $   4,086   $594,723
                                                              =========   ========

     Contractual long-term debt maturities (which include $0.5 million in 2001 of principal payments due in 2000 on the term loans that were not made) are as follows: $10.5 million in 2001; $32.5 million in 2002; $5.0 million in 2003; $5.0 million in 2004; $5.0 million in 2005; and $543.8 million thereafter.

     As part of the acquisition of the Tacoma plant in June 1997, Pioneer issued and sold $200 million of 9 1/4% Senior Secured Notes due June 15, 2007. Interest is payable semi-annually on June 15 and December 15. Effective December 15, 2000, Pioneer suspended payments of interest on the notes which, after a 30 day grace period, created a default under the indenture. Accordingly, the amount of the notes outstanding has been classified as a current liability at December 31, 2000.

     As part of the acquisition of the Tacoma plant in June 1997, Pioneer also entered into a nine and one-half year $100 million term facility, due in quarterly installments of $250,000 with the balance due in 2006. Pioneer did not make a principal payment that was due on December 28, 2000, which created an event of default under the terms of the facility. Accordingly, the default interest rate is in effect and the amount outstanding under the facility has been classified as a current liability at December 31, 2000.

     As part of the acquisition of the PCI Canada assets in November 1997, Pioneer issued and sold $175 million of 9 1/4% Senior Secured Notes due October 15, 2007. Interest is payable semi-annually on April 15 and October 15. When Pioneer defaulted on the $200 million 9 1/4 % Senior Secured Notes due June 15, 2007, it constituted an event of default under the indenture for the $175 million 9 1/4% Senior Secured Notes due October 15, 2007. Accordingly, the amount of the notes outstanding has been classified as a current liability at December 31, 2000.

     As part of the acquisition of the PCI Canada assets in November 1997, Pioneer also entered into a nine and one-quarter year $83 million term facility, due in quarterly installments of $250,000 with the balance due

                            PIONEER COMPANIES, INC.

in 2006. Pioneer did not make a principal payment that was due on December 28, 2000, which created an event of default under the terms of the facility. Accordingly, the default interest rate is in effect and the amount of outstanding under the facility has been classified as a current liability at December 31, 2000.

     In September 1999, PCA entered into a $50.0 million three-year revolving credit facility with Congress Financial Corporation (Southwest) (the "Revolving Facility") that replaced an existing $50.0 million revolving facility (the "Bank Credit Facility"). The Revolving Facility provides for revolving loans in an aggregate amount up to $50.0 million, subject to borrowing base limitations related to the level of accounts receivable and inventory, which, together with certain other collateral, secure borrowings under the facility. The total borrowing base at December 31, 2000 of $45.8 million was subject to a reserve of $5.0 million until the ratio of EBITDA to fixed charges, as defined in the Revolving Facility, exceeds 1.15:1 for a period of two consecutive quarters. As of December 31, 2000, there were letters of credit outstanding of $3.5 million and loans outstanding of $27.6 million. Based on the cross default provisions contained in the Revolving Facility agreement, the facility is currently in default, may be subject to the default rate of interest and is classified as a current liability at December 31, 2000.

     The Senior Secured Notes due June 15, 2007, and the Senior Secured Notes due October 15, 2007, are senior obligations of Pioneer, ranking pari passu with all existing and future senior indebtedness of Pioneer. These notes and both term facilities are fully and unconditionally guaranteed on a joint and several basis by all of PCA's direct and indirect wholly-owned subsidiaries and are secured by first mortgage liens on certain manufacturing facilities. Following is a summary of selected financial information as of December 31, 2000 and 1999 for the direct and indirect subsidiaries which, as of December 31, 2000, were not guarantors of the senior notes and term facilities.

                                                               2000      1999
                                                              -------   -------
Balance sheet data:
  Current assets............................................  $   272   $ 1,148
  Non-current assets........................................       --     7,628
  Current liabilities.......................................       --    13,224
  Non-current liabilities...................................    2,337     9,959
Operating statement data:
  Revenues..................................................    6,329    12,330
  Gross margin..............................................    1,116       602
  Net income (loss).........................................   17,016    (2,596)

     The Company is a holding company with no operating assets or operations. Financial statements of the Company's direct and indirect wholly-owned subsidiaries are not separately included herein because Pioneer's management does not believe this information would be material to investors or lenders.

     The senior notes are redeemable at a premium at Pioneer's option starting in 2002. Upon change of control, as defined in the agreement, Pioneer is required to offer to purchase all the senior notes for 101% of the principal due.

     Pioneer may prepay the June 1997 term facility and the November 1997 term facility without penalty or premium.

     Pioneer's long-term debt agreements contain various restrictions which, among other things, limit the ability of Pioneer to incur additional indebtedness and to acquire or dispose of assets or operations.

     PCA is restricted in paying dividends to the Company and providing cash to the unrestricted subsidiaries, as defined, to the sum of $5.0 million plus 50% of the cumulative consolidated net income of PCA since June 1997. As of December 31, 2000, no additional distributions were allowable under the debt covenants. PCA's ability to incur additional new indebtedness is restricted by a covenant requiring an interest coverage ratio of at

                            PIONEER COMPANIES, INC.

least 2.0 to 1.0 for the prior four fiscal quarters. As of December 31, 2000, PCA did not meet this requirement and accordingly, additional new indebtedness, other than borrowing available under the Revolving Facility, is not allowed.

11. FINANCIAL INSTRUMENTS

  Concentration of Credit Risk

     Pioneer manufactures and sells its products to companies in diverse industries. Pioneer performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Pioneer's sales are primarily to customers throughout the United States and in eastern Canada. Credit losses relating to these customers have historically been immaterial.

     Pioneer maintains cash deposits with major banks, which may exceed federally insured limits. Pioneer periodically assesses the financial condition of the institutions and believes that any risk of loss is minimal.

  Investments

     It is the policy of Pioneer to invest its excess cash in securities whose value is not subject to market fluctuations such as master notes of issuers rated at the time of such investment at least "A-2" or the equivalent thereof by S&P or at least "P-2" or the equivalent thereof by Moody's or any bank or financial institution party to the Revolving Facility.

  Fair Value of Financial Instruments

     In preparing disclosures about the fair value of financial instruments, Pioneer has assumed that the carrying amount approximates fair value for cash and cash equivalents, receivables, short-term borrowings, accounts payable and certain accrued expenses because of the short maturities of those instruments. The fair values of debt instruments are estimated based upon quoted market values (if applicable), or based on debt with similar terms and remaining maturities. Considerable judgment is required in developing these estimates and, accordingly, no assurance can be given that the estimated values presented herein are indicative of the amounts that would be realized in a free market exchange. Pioneer held no derivative financial instruments as of December 31, 2000 and 1999.

     At December 31, 2000, the fair market value of all of Pioneer's financial instruments approximated the book value with the exceptions of the 9 1/4% Senior Notes due June 15, 2007 and the 9 1/4% Senior Notes due October 15, 2007, which had a book value of $200.0 million and $175.0 million, respectively and a fair value, based upon quoted market prices, of $36.0 million and $40.3 million, respectively.

                            PIONEER COMPANIES, INC.

12. GEOGRAPHIC INFORMATION

     Financial information relating to Pioneer by geographical area is as follows. Revenues are attributed to countries based on delivery point.

                                                         2000       1999       1998
                                                       --------   --------   --------
REVENUES
United States........................................  $249,377   $207,754   $291,460
Canada...............................................    90,387     84,274     87,614
Other................................................     1,717      4,614      5,614
                                                       --------   --------   --------
Consolidated.........................................  $341,481   $296,642   $384,688
                                                       ========   ========   ========
LONG-LIVED ASSETS
United States........................................  $356,357   $345,573   $399,219
Canada...............................................   146,174    186,514    175,655

     No individual customer constituted 10% or more of the total revenues in 1998, 1999 or 2000.

13. UNUSUAL CHARGES

     During 1998, Pioneer disposed of its pool chemicals business. This disposal included the sale of certain packaging and transportation equipment for bottled bleach and hydrochloric acid. Pioneer recognized a $1.8 million loss from the disposal of assets plus an unusual charge of approximately $1.0 million related to closing Pioneer's facility at City of Industry, California. Unusual charges in 1998 also include approximately $0.7 million related to the consolidation and downsizing of certain administrative functions. Substantially all accrued unusual charges were expended by December 31, 1998.

14. INTEREST EXPENSE, NET

     Interest expense, net consisted of the following for the indicated periods:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2000      1999      1998
                                                          -------   -------   -------
Interest expense........................................  $56,702   $52,969   $52,006
Interest income.........................................     (374)   (1,042)   (1,485)
                                                          -------   -------   -------
Interest expense, net...................................  $56,328   $51,927   $50,521
                                                          =======   =======   =======

     Capitalized interest was $0.3 million in 1999. No interest was capitalized in 2000 or in 1998.

15. COMMITMENTS AND CONTINGENCIES

  Letters of Credit

     At December 31, 2000, Pioneer had letters of credit and performance bonds outstanding of approximately $3.5 million and $1.8 million, respectively. These letters of credit and performance bonds were issued for the benefit of customers under sales agreements securing delivery of products sold and state environmental agencies as required for manufacturers in the state. The letters of credit expire at various dates in 2001. No amounts were drawn on the letters of credit at December 31, 2000.

                            PIONEER COMPANIES, INC.

  Purchase Commitments

     Pioneer has various purchase commitments related to its operations. Pioneer has committed to purchase salt used in its production processes under contracts which continue through the year 2004 with rates similar to prevailing market rates. Pioneer also has various commitments related to the purchase of electricity, which continue through the year 2008 at rates similar to prevailing market rates. Required purchase quantities of commitments in excess of one year at December 31, 2000 are as follows:

                                                              SALT-TONS   ELECTRICITY-MWH
                                                              ---------   ---------------
2001........................................................    1,414          333,540
2002........................................................      612          395,940
2003........................................................      447          395,940
2004........................................................       67          395,940
2005........................................................       --          395,940
Thereafter..................................................       --        1,111,840
                                                                -----        ---------
          Total commitment quantities.......................    2,540        3,029,140
                                                                =====        =========

     During the years ended December 31, 2000, 1999, and 1998, all required purchase quantities under the above commitments were consumed during normal operations.

  Operating Leases

     Pioneer leases certain manufacturing and distribution facilities, computer equipment, and administrative offices under non-cancelable leases. Minimum future rental payments on such leases with terms in excess of one year in effect at December 31, 2000 are as follows:

2001......................................................   $12,905
2002......................................................     8,992
2003......................................................     6,379
2004......................................................     3,985
2005......................................................     1,708
Thereafter................................................       967
                                                             -------
          Total minimum obligations.......................   $34,936
                                                             =======

     Lease expense charged to operations for the years ended December 31, 2000, 1999, and 1998 was approximately $20.2 million, $17.7 million, and $19.2 million, respectively.

  Litigation

     Pioneer is party to various legal proceedings and potential claims arising in the ordinary course of its businesses. In the opinion of management, Pioneer has adequate legal defenses and/or insurance coverage with respect to these matters and management does not believe that they will materially affect Pioneer's financial position or results of operations.

16. INCOME TAXES

     For financial reporting purposes, deferred income taxes are determined utilizing an asset and liability approach. This method gives consideration to the future tax consequences associated with differences between the financial accounting basis and tax basis of the assets and liabilities, and the ultimate realization of any deferred tax asset resulting from such differences. Pioneer considers all foreign earnings as being permanently invested in that country.

                            PIONEER COMPANIES, INC.

     Components of income (loss) before income taxes and income taxes are as follows:

                                                         2000       1999       1998
                                                       --------   --------   --------
Income (loss) before income taxes:
  U.S. ..............................................  $(57,932)  $(55,924)  $(27,267)
  Foreign............................................    (6,600)   (20,674)     9,573
                                                       --------   --------   --------
          Total......................................  $(64,532)  $(76,598)  $(17,694)
                                                       ========   ========   ========
Deferred income tax provision (benefit):
  U.S. ..............................................  $ 42,353   $(18,010)  $ (8,562)
  Foreign............................................    (2,686)    (6,973)     4,375
  State..............................................     1,364     (1,231)      (490)
                                                       --------   --------   --------
          Total deferred.............................    41,031    (26,214)    (4,677)
                                                       --------   --------   --------
          Total income tax...........................  $ 41,031   $(26,214)  $ (4,677)
                                                       ========   ========   ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax liabilities and assets are as follows at December 31:

                                                                2000       1999
                                                              --------   --------
Deferred tax liabilities:
  Property, plant and equipment.............................  $(33,092)  $(32,987)
                                                              --------   --------
          Total deferred tax liabilities....................   (33,092)   (32,987)
                                                              --------   --------
Deferred tax assets:
  Post employment benefits..................................     5,532      3,972
  Environmental reserve.....................................     3,178      4,656
  Equity in partnership.....................................     4,082      4,082
  Tax credit carryovers.....................................     3,037      1,956
  Other deferred assets.....................................       711        890
  Net operating loss carryforward...........................    89,017     61,070
                                                              --------   --------
          Total deferred tax assets.........................   105,557     76,626
Valuation allowance for deferred tax assets.................   (67,835)        --
                                                              --------   --------
     Net deferred tax assets................................    37,722     76,626
                                                              --------   --------
     Net deferred taxes.....................................  $  4,630   $ 43,639
                                                              ========   ========

     The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) for the periods presented is as follows:

                                       2000                 1999                1998
                                ------------------   ------------------   -----------------
                                 AMOUNT    PERCENT    AMOUNT    PERCENT   AMOUNT    PERCENT
                                --------   -------   --------   -------   -------   -------
Tax at U.S. statutory rates...  $(22,586)    (35)%   $(26,809)    (35)%   $(6,193)    (35)%
State and foreign income
  taxes, net of federal tax
  benefit.....................    (6,068)     (9)      (1,186)     (1)       (142)     (1)
Amortization of non-deductible
  Goodwill....................     1,850       3        1,781       2       1,658       9
Valuation allowance...........    67,835     105           --      --          --      --
                                --------     ---     --------     ---     -------     ---
                                $ 41,031      64%    $(26,214)    (34)%   $(4,677)    (27)%
                                ========     ===     ========     ===     =======     ===

                            PIONEER COMPANIES, INC.

     At December 31, 2000, Pioneer had available U.S. net operating loss carryforward ("NOL") of approximately $224 million which expires in 2009 through 2020 and $20 million of foreign NOL expiring in 2004 through 2008. The NOLs are available for offset against future taxable income generated during the carryforward period. In assessing the value of the deferred tax assets, management considers whether it is more likely than not that all of the deferred tax assets will be realized. Projected future income tax planning strategies and the expected reversal of deferred tax liabilities are considered in making this assessment. In 2000, based on the uncertainties as to the effect of the financial restructuring on the NOLs and the level of historical taxable income and projections for future taxable income over the periods in which the NOLs are available for use, it was estimated that it is more likely than not that Pioneer will not realize the full benefits of deferred tax assets. Accordingly, a valuation allowance of $67.8 million has been recorded as of December 31, 2000.

17. OTHER LONG-TERM LIABILITIES -- ENVIRONMENTAL

     Pioneer's operations are subject to extensive environmental laws and regulations related to protection of the environment, including those applicable to waste management, discharge of materials into the air and water, clean-up liability from historical waste disposal practices, and employee health and safety. At several of Pioneer's facilities, investigations or remediation is underway and at some of these locations regulatory agencies are considering whether additional actions are necessary to protect or remediate surface or groundwater resources. Pioneer could be required to incur additional costs to construct and operate remediation systems in the future. In addition, at several of its facilities Pioneer is in the process of replacing or closing ponds for the collection of wastewater. Pioneer plans to spend approximately $1.5 million during the next three years on improvements to discontinue the use of three chlor-alkali waste water disposal ponds at the Henderson plant, replacing them with systems to recycle wastewater. Pioneer believes that it is in substantial compliance with existing government regulations.

     Pioneer's Henderson plant is located within what is known as the "Basic Complex." Soil and groundwater contamination have been identified within and adjoining the Basic Complex, including land owned by Pioneer. A groundwater treatment system was installed at the facility in 1983 and, pursuant to a Consent Agreement with the Nevada Division of Environmental Protection, studies are being conducted to further evaluate soil and groundwater contamination at the facility and other properties within the Basic Complex and to determine whether additional remediation will be necessary with respect to Pioneer's property.

     In connection with the October 1988 acquisition of the chlor-alkali business by PCA's predecessor (the "Predecessor Company"), ICI Delaware Holdings, Inc. and ICI Americas, Inc. (such companies or their successors, the "ZENECA Companies") agreed to indemnify the Predecessor Company for certain environmental liabilities (the "ZENECA Indemnity"), including liabilities associated with operations at Pioneer's plant located in Henderson, Nevada (the "Henderson Plant"). In general, the ZENECA Companies agreed to indemnify the Predecessor Company for environmental costs which arise from or relate to pre-acquisition actions which involved disposal, discharge, or release of materials resulting from non-chlor-alkali manufacturing operations at the Henderson Plant and at other properties within the same industrial complex. Payments under the indemnity cannot exceed approximately $65 million.

     Due to the change in ownership resulting from the acquisition of the Predecessor Company by PCA (the "Pioneer Acquisition"), the ZENECA Indemnity terminated on April 20, 1999. The ZENECA Indemnity continues to cover those claims as to which proper notice was given to the ZENECA Companies and certain other conditions had been satisfied. Management believes that proper notice was provided to the ZENECA Companies with respect to outstanding claims under the ZENECA Indemnity, but the amount of such claims has not yet been determined given the ongoing nature of the environmental work at Henderson. Pioneer believes that the ZENECA Companies will continue to honor their obligations under the ZENECA Indemnity for claims properly presented by Pioneer. It is possible, however, that disputes could arise between

                            PIONEER COMPANIES, INC.

the parties and that Pioneer would have to subject its claims for clean-up expenses, which could be substantial, to the contractually established arbitration process. In the opinion of management, any environmental liability in excess of the amount indemnified and accrued on the consolidated balance sheet would not have a material adverse affect on the consolidated financial statements.

     In the agreement relating to the Pioneer Acquisition, the sellers agreed to indemnify Pioneer for certain environmental liabilities that result from certain discharges of hazardous materials, or violations of environmental laws, arising prior to April 20, 1995 (the "Closing Date") from or relating to the PCA plant sites or arising before or after the Closing Date with respect to certain environmental liabilities relating to assets held by Pioneer for the benefit of the sellers (the "Sellers' Indemnity"). Amounts payable pursuant to the Sellers' Indemnity were generally payable as follows: (i) out of certain reserves established on the Predecessor Company's balance sheet at December 31, 1994;
(ii) either by offset against the amounts payable under the notes issued to the sellers or from deposit account balances held by Pioneer (see Note 6); and (iii) in certain circumstances and subject to specified limitations, out of the personal assets of the sellers. Pioneer was required to reimburse the sellers for amounts paid under the Sellers' Indemnity with amounts recovered under the ZENECA Indemnity or from other third parties.

     In 1999 disputes arose between the Company and the Sellers as to the proper scope of the indemnity. During June 2000, the Company and the sellers effected an agreement pursuant to which the Company, in exchange for cash and other consideration, relieved the sellers from their environmental indemnity obligations and agreed to transfer to the Sellers the record title to the Contingent Payment Properties and the $800,000 remaining cash balance in the Contingent Payment Account that was determined to be in excess of anticipated environmental liability. The cash balance in the Contingent Payment Account at the time of this transaction was $6.1 million. This cash balance was not previously reflected on the Company's balance sheet since a right of setoff existed. This transaction resulted in a gain of $1.8 million.

     Remediation costs are accrued based on estimates of known environmental remediation exposure. Such accruals are based upon management's best estimate of the ultimate cost and are recorded even if significant uncertainties exist over the ultimate cost of the remediation. Ongoing environmental compliance cost, including maintenance and monitoring costs, are charged to operations as incurred. The liabilities are based upon all available facts, existing technology, past experience and cost-sharing arrangements, including the viability of other parties. Charges made against income for recurring environmental matters, included in "cost of sales" on the statements of operations, totaled approximately $2.7 million, $2.8 million and $3.4 million for the years ended December 31, 2000, 1999, and 1998, respectively. Capital expenditures for environmental-related matters at existing facilities approximated $1.8 million, $1.2 million and $2.5 million for the years ended December 31, 2000, 1999, and 1998, respectively. Future environmental-related capital expenditures will depend upon regulatory requirements, as well as timing related to obtaining necessary permits and approvals.

     Estimates of future environmental restoration and remediation costs are inherently imprecise due to currently unknown factors such as the magnitude of possible contamination, the timing and extent of such restoration and remediation, the extent to which such costs are recoverable from third parties, and the extent to which environmental laws and regulations may change in the future. The Predecessor Company established a reserve at the time of its acquisition of the Henderson, Nevada and St. Gabriel, Louisiana facilities with respect to potential remediation costs relating to matters not covered by the ZENECA Indemnity, consisting primarily of remediation costs that may be incurred by Pioneer for chlor-alkali-related remediation of the Henderson and St. Gabriel facilities. The recorded accrual included certain amounts related to anticipated closure and post-closure actions that may be required in the event that operation of the present chlor-alkali plants ceases. Such accrual, in the amount of $5.9 million, is recorded in Pioneer's consolidated balance sheets at December 31, 2000. However, complete analysis and study has not been completed, and therefore, additional charges may be recorded in the event a decision for closure is made.

                            PIONEER COMPANIES, INC.

     In 1994, the Predecessor Company recorded an additional $3.2 million environmental reserve related to pre-closing actions at sites that are the responsibility of the ZENECA Companies. In June 2000, based on the results of a third party environmental analysis, the $3.2 million environmental reserve and offsetting receivable discussed below were adjusted to the discounted future cash flows for estimated environmental remediation, which was $2 million. Reserves of $2 million and $3.2 million were recorded in Pioneer's consolidated balance sheets at December 31, 2000 and 1999, respectively. Other assets include an account receivable of the same amount from the ZENECA Companies. Pioneer believes it will be reimbursed by the ZENECA Companies for substantially all of such costs that are incurred at the Henderson Plant and other properties within the same industrial complex. Additionally, certain other environmental matters exist which have been assumed directly by the ZENECA Companies. No assurance can be given that actual costs will not exceed accrued amounts. The imposition of more stringent standards or requirements under environmental laws or regulations, new developments or changes respecting site cleanup costs, or a determination that Pioneer is potentially responsible for the release of hazardous substances at other sites could result in expenditures in excess of amounts currently estimated by Pioneer to be required for such matters. Further, there can be no assurance that additional environmental matters will not arise in the future.

18. RELATED PARTY TRANSACTIONS

     On December 28, 1999, Pioneer sold its 15% partnership interest in Saguaro Power Company ("Saguaro"), which owns a cogeneration plant located in Henderson, Nevada. Pioneer's interest in Saguaro was accounted for using the cost method of accounting. Prior to this sale, Pioneer sold certain products and services to and purchased steam from Saguaro at market prices. Transactions with Saguaro prior to the sale were as follows:

                                                               1999     1998
                                                              ------   ------
Sales to Saguaro............................................  $  874   $  778
Purchases from Saguaro......................................   1,585    1,284
Partnership cash distribution from Saguaro (included in
  other income, net)........................................   1,020      975

     Accounts receivable from and accounts payable to Saguaro were not significant to Pioneer's consolidated balance sheet.

     Pioneer is a party to an agreement with BMI for the delivery of Pioneer's water to the Henderson production facility. The agreement provides for the delivery of a minimum of eight million gallons of water per day. The agreement expires on December 31, 2014, unless terminated earlier in accordance with the provisions of the agreement. In addition, BMI owns the power facilities which transmit electricity to the Henderson facility. For the year ended December 31, 2000, 1999, and 1998, for its services BMI charged operating expenses to Pioneer of approximately $1.5 million, $1.6 million, and $1.3 million, respectively.

     During 1999, Pioneer entered into arrangements with an affiliate of Strategic Distribution, Inc. ("Strategic") pursuant to which Strategic's affiliate provides procurement, handling and data management of maintenance, repair and operating supplies at Pioneer's facilities in Henderson, Nevada and St. Gabriel, Louisiana. William R. Berkley, Chairman of the Board of Pioneer, owns approximately twenty-three percent of Strategic's common stock, and serves as chairman of the board of directors of the company. Andrew R. Bursky, a Pioneer director, is a director of Strategic, and Jack Nusbaum, a Pioneer director, is also a director of Strategic. The Strategic affiliate was paid $4.0 million and $2.5 million for the years ended December 31, 2000 and 1999, respectively, for services rendered to Pioneer under the agreement.

                            PIONEER COMPANIES, INC.

19. LOSS PER SHARE

     Per share information for all periods presented reflects 7% stock dividends on the Class A and Class B Common Stock issued in 1999 and 1998. Computational amounts for loss per share are as follows:

                                                        2000        1999       1998
                                                      ---------   --------   --------
Net loss............................................  $(105,563)  $(50,384)  $(13,017)
                                                      =========   ========   ========
Basic and Diluted Earnings Per Share:
  Weighted average number of common shares
     outstanding....................................     11,535     11,515     11,458
                                                      =========   ========   ========
  Loss per share....................................  $   (9.15)  $  (4.38)  $  (1.14)
                                                      =========   ========   ========

20. RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The adoption of SFAS 133 effective January 1, 2001 did not have a significant impact on the financial position, results of operations, or cash flows of the Company.

21. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                              FIRST      SECOND     THIRD      FOURTH
                                             QUARTER    QUARTER    QUARTER    QUARTER
                                             --------   --------   --------   --------
Year ended December 31, 2000
  Revenues.................................  $ 84,304   $ 89,157   $ 87,363   $ 80,657
  Operating income (loss)..................      (807)       807     (6,243)    (5,270)
  Loss before income taxes.................   (14,171)    (8,692)   (21,203)   (20,466)
  Net loss.................................    (9,586)    (5,875)   (13,358)   (76,744)
  Per share data(1) --
     Basic and diluted net loss............  $  (0.83)  $  (0.51)  $  (1.16)  $  (6.65)
                                             ========   ========   ========   ========
Year ended December 31, 1999
  Revenues.................................  $ 70,949   $ 69,030   $ 74,872   $ 81,791
  Operating income (loss)..................     4,768    (14,622)   (12,599)   (16,394)
  Loss before income taxes.................    (8,553)   (27,247)   (23,201)   (17,597)
  Net loss.................................    (6,033)   (18,348)   (14,567)   (11,436)
  Per share data(1) --
     Basic and diluted net loss............  $  (0.52)  $  (1.59)  $  (1.26)  $  (0.99)
                                             ========   ========   ========   ========

---------------

No cash dividends were declared or paid by the Company in 2000, 1999, or 1998.

(1) Per share information for all periods presented reflects 7% stock dividends on the Class A and Class B Common Stock in December 1999.

                            PIONEER COMPANIES, INC.

22. SUBSEQUENT EVENT

     In March 2001, Pioneer announced a fifty percent curtailment in the capacity of the Tacoma plant due to an inability to obtain sufficient power at reasonable prices. The primary cost related to the Tacoma curtailment is severance expense, which management expects to be approximately $1.9 million. Management has reviewed Tacoma's long-lived assets and goodwill to assess whether the assets are impaired in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Based on the results of this analysis, management believes that the Tacoma long-lived assets and goodwill are not impaired.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     Not applicable.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

     Pursuant to General Instruction G of Form 10-K, the information called for by Item 10 of Part III of Form 10-K is incorporated by reference to the information set forth in Pioneer's definitive proxy statement relating to the 2001 Annual Meeting of Stockholders of Pioneer (the "2001 Proxy Statement") to be filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in response to Items 401 and 405 of Regulation S-K under the Securities Act of 1933, as amended, and the Exchange Act ("Regulation S-K"), or if the 2001 Proxy Statement is not so filed within 120 days after December 31, 2000, such information will be included in an amendment to this report filed not later than the end of such period. Reference is also made to the information appearing in Item 4.a of Part I of this report under the caption "Executive Officers of the Registrant."

ITEM 11. EXECUTIVE COMPENSATION.

     Pursuant to General Instruction G of Form 10-K, the information called for by Item 11 of Part III of Form 10-K is incorporated by reference to the information set forth in the 2001 Proxy Statement in response to Item 402 of Regulation S-K, or if the 2001 Proxy Statement is not so filed within 120 days after December 31, 2000, such information will be included in an amendment to this report filed not later than the end of such period.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     Pursuant to General Instruction G of Form 10-K, the information called for by Item 12 of Part III of Form 10-K is incorporated by reference to the information set forth in the 2001 Proxy Statement in response to Item 403 of Regulation S-K, or if the 2001 Proxy Statement is not so filed within 120 days after December 31, 2000, such information will be included in an amendment to this report filed not later than the end of such period.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Pursuant to General Instruction G of Form 10-K, the information called for by Item 13 of Part III of Form 10-K is incorporated by reference to the information set forth in the 2001 Proxy Statement in response to Item 404 of Regulation S-K, or if the 2001 Proxy Statement is not so filed within 120 days after December 31, 2000, such information will be included in an amendment to this report filed not later than the end of such period.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

     (a) List of Documents Filed.

          (1) The financial statements filed as part of this report are listed in the Index to Financial Statements under Item 8 on page 20 hereof.

          (2) Additional financial information and schedules included pursuant to the requirements of Form 10-K are listed in the Index to Financial Statements under Item 8 on page 20 hereof.

          (3) Exhibits

     The exhibits indicated by an asterisk (*) are incorporated by reference. The exhibits indicated by a plus sign (+) each constitute a management contract or compensatory plan or arrangement required to be filed as an exhibit pursuant to the requirements of Item 14(c) of Form 10-K.

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
          2.1*           -- Stock Purchase Agreement, dated as of March 24, 1995, by and among the Company, PCA and the Sellers parties
                            thereto (incorporated by reference to Exhibit 2 to the
                            Company's Current Report on Form 8-K filed on May 5,
                            1995)
          2.2*           -- Asset Purchase Agreement, dated as of May 14, 1997, by
                            and between OCC Tacoma, Inc. and the Company
                            (incorporated by reference to Exhibit 2 to Pioneer's
                            Current Report on Form 8-K filed on July 1, 1997)
          2.3(a)*        -- Asset Purchase Agreement, dated as of September 22, 1997, between PCI Chemicals Canada Inc. ("PCICC"), PCI
                            Carolina, Inc. and the Company and ICI Canada Inc., ICI
                            Americas, Inc. and Imperial Chemical Industries plc
                            (incorporated by reference to Exhibit 2 to the Company's
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 1997)
          2.3(b)*        -- First Amendment to Asset Purchase Agreement, dated as of
                            October 31, 1997, between PCICC, PCI Carolina, Inc. and
                            the Company and ICI Canada Inc., ICI Americas, Inc. and
                            Imperial Chemical Industries plc (incorporated by
                            reference to Exhibit 2 to Pioneer's Current Report on
                            Form 8-K filed on November 17, 1997)
          3.1(a)*        -- Third Restated Certificate of Incorporation of the
                            Company filed with Secretary of State of Delaware on May
                            21, 1993 (incorporated by Reference to Exhibit 3.1 to the
                            Company's Annual Report on Form 10-K for the year ended
                            December 31, 1993)
          3.1(b)*        -- First Amendment to Third Restated Certificate of
                            Incorporation of the Company filed with Secretary of
                            State of Delaware on April 20, 1995 (incorporated by
                            reference to Exhibit 3.1(b) to Pioneer's Annual Report on
                            Form 10-K for the year ended December 31, 1995)
          3.1(c)*        -- Second Amendment to Third Restated Certificate of
                            Incorporation of the Company filed with Secretary of
                            State of Delaware on April 27, 1995 (incorporated by
                            reference to Exhibit 3.1(c) to the Company's Annual
                            Report on Form 10-K for the year ended December 31, 1995)
          3.2*           -- By-laws of the Company (incorporated by reference to
                            Exhibit 3.2 to the Company's Annual Report on Form 10-K
                            for the year ended December 31, 1998)
          4.1*           -- Certificate of Designations of Series A Preferred Stock
                            of the Company (incorporated by reference to Exhibit 4 to
                            the Company's Current Report on Form 8-K filed on July 1,
                            1997)
          4.2*           -- Indenture, dated as of June 17, 1997, by and among PCA, the Subsidiary Guarantors defined therein and United
                            States Trust Company of New York, as Trustee, relating to
                            $200,000,000 principal amount of 9 1/4% Series A Senior
                            Notes due 2007, including form of Note and Guarantees
                            (incorporated by reference to Exhibit 2 to the Company's
                            Current Report on Form 8-K filed on July 1, 1997)
          4.3(a)*        -- Deed of Trust, Assignment of Leases and Rents, Security
                            Agreement, Fixture Filing and Financing Statement by PAI
                            (Tacoma, Washington) (incorporated by reference to
                            Exhibit 4.2(a) to PCA's Registration Statement on Form
                            S-4, as amended (file no. 333-30683))

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
          4.3(b)*        -- Mortgage, Assignment of Leases and Rents, Security
                            Agreement, Fixture Filing and Financing Statement by PAI
                            (St. Gabriel, Louisiana) (incorporated by reference to
                            Exhibit 4.2(b) to PCA's Registration Statement on Form
                            S-4, as amended (file no. 333-30683))
          4.3(c)*        -- Mortgage, Assignment of Leases and Rents, Security
                            Agreement, Fixture Filing and Financing Statement by PAI
                            (Henderson, Nevada) (incorporated by reference to Exhibit
                            4.2(c) to PCA's Registration Statement on Form S-4, as
                            amended (file no. 333-30683))
          4.4(a)*        -- Term Loan Agreement, dated as of June 17, 1997, among
                            PAI, various financial institutions as Lenders, DLJ
                            Capital Funding, inc., as the Syndication Agent, Salomon
                            Brothers Holding Company Inc, as the Agent (the "PAI Term
                            Loan Agreement") (incorporated by reference to Exhibit
                            4.3(a) to PCA's Registration Statement on Form S-4, as
                            amended (file no. 333-30683))
          4.4(b)*        -- Subsidiary Guaranty, dated June 17, 1997, executed by
                            each of the Subsidiaries party thereto, as guarantor,
                            respectively, in favor of the Lenders, guaranteeing the
                            obligations of one another under the PCA Term Loan
                            Agreement (incorporated by reference to Exhibit 4.3(b) to
                            PCA's Registration Statement on Form S-4, as amended
                            (file No. 333-30683))
          4.5*           -- Security Agreement, dated as of June 17, 1997, among PAI and United States Trust Company of New York, as
                            Collateral Agent (incorporated by reference to Exhibit
                            4.4 to PCA's Registration Statement on Form S-4, as
                            amended (file no. 333-30683))
          4.6*           -- Stock Pledge Agreement, dated as of June 17, 1997, among
                            PCA and United States Trust Company of New York, as
                            Collateral Agent (incorporated by reference to Exhibit
                            4.5 to PAI's Registration Statement on Form S-4, as
                            amended (file no. 333-30683))
          4.7*           -- Intercreditor and Collateral Agency Agreement, dated as of June 17, and Collateral Agent, Bank of America
                            Illinois, as Agent, PCA and PAI (incorporated by
                            reference to Exhibit 4.7 to PCA's Registration Statement
                            on Form S-4, as amended (file no. 333-30683))
          4.8*           -- Indenture, dated as of October 30, 1997, by and among
                            PCICC, the as Trustee, relating to $175,000,000 principal
                            amount of 9 1/4% Series A Senior Notes due 2007,
                            including form of Note and Guarantees (incorporated by
                            reference to Exhibit 4.1 to PCICC's Registration
                            Statement on Form S-4, as amended (file no. 333-41221))
          4.9*           -- Deed of Hypothec, dated as of October 30, 1997, by PCICC in favor of United States Trust Company of New York, as
                            Collateral Agent (incorporated by reference to Exhibit
                            4.2 to PCICC's Registration Statement on Form S-4, as
                            amended (file no. 333-41221))
          4.10*          -- Affiliate Security Agreement, dated as of October 30,
                            1997, among PCICC, Pioneer Licensing, Inc. and United
                            States Trust Company of New York, as Collateral Agent
                            (incorporated by reference to Exhibit 4.3 to PCICC's
                            Registration Statement on Form S-4, as amended (file no.
                            333-41221))
          4.11*          -- Borrower (Canadian) Security Agreement, dated as of
                            October 30, 1997, between PCICC and United States Trust
                            Company of New York, as Collateral Agent (incorporated by
                            reference to Exhibit 4.4 to PCICC's Registration
                            Statement on Form S-4, as amended (file no. 333-41221))

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
          4.12(a)*       -- Demand Debenture (Ontario), dated as of October 30, 1997, by PCICC in favor of United States Trust Company of New
                            York, as Collateral Agent (incorporated by reference to
                            Exhibit 4.5(a) to PCICC's Registration Statement on Form
                            S-4, as amended (file no. 333-41221))
          4.12(b)*       -- Demand Debenture (Quebec), dated as of October 30, 1997, by PCICC in favor of United States Trust Company of New
                            York, as Collateral Agent (incorporated by reference to
                            Exhibit 4.5(b) to PCICC's Registration Statement on Form
                            S-4, as amended (file no. 333-41221))
          4.12(c)*       -- Demand Debenture (New Brunswick), dated as of October 30,
                            1997, by PCICC in favor of United States Trust Company of
                            New York, as Collateral Agent (incorporated by reference
                            to Exhibit 4.5(c) to PCICC's Registration Statement on
                            Form S-4, as amended (file no. 333-41221))
          4.13(a)*       -- Demand Pledge Agreement (Ontario), dated as of October
                            30, 1997, by PCICC in favor of United States Trust
                            Company of New York, as Collateral Agent (incorporated by
                            reference to Exhibit 4.6(a) to PCICC's Registration
                            Statement on Form S-4, as amended (file no. 333-41221))
          4.13(b)*       -- Demand Pledge Agreement (Quebec), dated as of October 30,
                            1997, by PCICC in favor of United States Trust Company of
                            New York, as Collateral Agent (incorporated by reference
                            to Exhibit 4.6(b) to PCICC's Registration Statement on
                            Form S-4, as amended (file no. 333-41221))
          4.13(c)*       -- Demand Pledge Agreement (New Brunswick), dated as of
                            October 30, 1997, by PCICC in favor of United States
                            Trust Company of New York, as Collateral Agent
                            (incorporated by reference to Exhibit 4.6(c) to PCICC's
                            Registration Statement on Form S-4, as amended (file no.
                            333-41221))
          4.14*          -- Subsidiary Security Agreement, dated as of October 30,
                            1997, by PCICC in favor of United States Trust Company of
                            New York, as Collateral Agent (incorporated by reference
                            to Exhibit 4.7 to PCICC's Registration Statement on Form
                            S-4, as amended (file no. 333-41221))
          4.15(a)*       -- Term Loan Agreement, dated as of October 30, 1997, among
                            PCA, PAI, various financial institutions, as Lenders, DLJ
                            Capital Funding, Inc., Documentation Agent, Bank of
                            America National Trust and Savings Association, as the
                            Administrative Agent and United States Trust Company of
                            New York, as Collateral Agent (incorporated by reference
                            to Exhibit 4.8(a) to PCICC's Registration Statement on
                            Form S-4, as amended (file no. 333-41221))
          4.15(b)*       -- Affiliate Guaranty, dated as of October 30, 1997, by and among PCICC, the Guarantors identified therein and the
                            Initial Purchasers identified therein (incorporated by
                            reference to Exhibit 4.8(b) to PCICC's Registration
                            Statement on Form S-4, as amended (file no. 333-41221))

        EXHIBIT
         NUMBER                             DESCRIPTION OF EXHIBIT
        -------                             ----------------------
          4.16*          -- Amended and Restated Loan and Security Agreement by and
                            among Congress Financial Corporation (Southwest) as U.S.
                            Lender, Congress Financial Corporation (Canada) as
                            Canadian Lender, and Congress Financial Corporation
                            (Southwest) as Agent for Lenders and Pioneer Chlor Alkali
                            Company, Inc., All-Pure Chemical Co., Kemwater North
                            America Company, PCI Chemicals Canada Inc./PCI Chimie
                            Canada Inc., PCI Carolina, Inc. and T.C. Products, Inc.,
                            as Borrowers and Pioneer Americas, Inc., Imperial West
                            Chemical Co., Black Mountain Power Company, T.C.
                            Holdings, Inc., Pioneer Licensing, Inc. and Pioneer
                            (East), Inc., as Guarantors dated as of September 24,
                            1999 (incorporated by reference to Exhibit 10 to the
                            Company's Quarterly Report on Form 10-Q for the quarter
                            ended September 30, 1999)
         10.1*           -- Contingent Payment Agreement, dated as of April 20, 1995, by and among the Company, PCA and the Sellers party
                            thereto (incorporated by Reference to Exhibit 10.2 to the
                            Company's Current Report on Form 8-K filed on May 5,
                            1995)
         10.2*           -- Tax Sharing Agreement, dated as of April 20, 1995, by and among the Company, PCA and the Subsidiary Guarantors
                            (incorporated by reference to Exhibit 10.3 to PCA's
                            Registration Statement on Form S-4, as amended (file No.
                            33-98828))
         10.3*+          -- Pioneer Companies, Inc. 1995 Stock Incentive Plan
                            (incorporated by reference to Exhibit 10.4 to PCA's
                            Registration Statement on Form S-4, as amended (file No.
                            33-98828))
         10.4*+          -- Non-Qualified Stock Option Agreement, dated January 4,
                            1997, between Pioneer and Michael J. Ferris (incorporated
                            by reference to Exhibit 10.15 to the Company's Annual
                            Report on Form 10-K for the year ended December 31, 1996)
         10.5*+          -- Non-Qualified Stock Option Agreement, dated May 15, 1997, between the Company and Andrew M. Bursky (incorporated by
                            reference to Exhibit 10.11 to PCICC's Registration
                            Statement on Form S-4, as amended (file no. 333-41221))
         21              -- Subsidiaries of the Company
         23.1            -- Independent Auditors' Consent

     (b) Reports on Form 8-K.

     On December 19, 2000, the Company filed a report on Form 8-K. Under Item 5 of the report ("Other Events"), the Company reported that it had issued a press release announcing that Pioneer Corporation of America, a wholly-owned subsidiary of the Company, was delaying the payment of interest due on December 15, 2000, on outstanding 9 1/4% Senior Secured Notes due June 2007. The press release also disclosed that the Company had entered into discussions with an institutional investor with respect to a three-year credit facility of up to $35 million subject to specified conditions. It was stated that if the new financing was consummated within thirty days, Pioneer would be able to pay the delayed interest payment within the grace period allowed by the Notes, and that necessary consents would be sought from the holders of the Company's senior indebtedness. Further, the Company disclosed that if the financing was not arranged or if the necessary consents were not obtained, the Company would seek a restructuring of the senior indebtedness.

     In a subsequent Form 8-K filed on January 8, 2001, the Company reported that a subsequent press release had been issued, announcing that principal payments due on additional indebtedness had not been paid, that the discussions with respect to a new credit facility had been terminated, and that the Company was developing a more comprehensive financial restructuring program.

     (c) Financial Statement Schedule.

     Filed herewith as a financial statement schedule is Schedule II with respect to Valuation and Qualifying Accounts for Pioneer. All other schedules have been omitted because they are not applicable, not required or the required information is included in the financial statements or notes thereto.

                                                                     SCHEDULE II

                            PIONEER COMPANIES, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                       BALANCE AT   CHARGED TO                                BALANCE AT
                                       BEGINNING    COSTS AND                                   END OF
DESCRIPTION                            OF PERIOD     EXPENSE     ADDITIONS   DEDUCTIONS         PERIOD
-----------                            ----------   ----------   ---------   ----------       ----------
Year Ended December 31, 2000:
  Allowance for doubtful accounts....    $2,750        $93          --        $(1,451)(A)(B)    $1,392
Year Ended December 31, 1999:
  Allowance for doubtful accounts....     3,122        405          --           (777)(A)        2,750
Year Ended December 31, 1998:
  Allowance for doubtful accounts....     3,602        205          --           (685)(A)        3,122

---------------

(A)  Uncollectible accounts written off, net of recoveries.

(B) Includes reversal of $1,158 of KNA allowance in connection with the sale of that business.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            By:    /s/ MICHAEL J. FERRIS
                                              ----------------------------------
                                                      Michael J. Ferris
                                                President and Chief Executive
                                                            Officer

April 11, 2001

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                /s/ MICHAEL J. FERRIS                  President and Chief Executive     April 11, 2001
-----------------------------------------------------    Officer and Director
                 (Michael J. Ferris)

                /s/ PHILIP J. ABLOVE                   Executive Vice President and      April 11, 2001
-----------------------------------------------------    Chief Financial Officer and
                 (Philip J. Ablove)                      Director (Principal Financial
                                                         Officer)

                /s/ PIERRE PRUD'HOMME                  Vice President, Controller        April 11, 2001
-----------------------------------------------------    (Principal Accounting
                 (Pierre Prud'homme)                     Officer)

               /s/ WILLIAM R. BERKLEY                  Chairman of the Board             April 11, 2001
-----------------------------------------------------
                (William R. Berkley)

                /s/ ANDREW M. BURSKY                   Director                          April 11, 2001
-----------------------------------------------------
                 (Andrew M. Bursky)

                /s/ DONALD J. DONAHUE                  Director                          April 11, 2001
-----------------------------------------------------
                 (Donald J. Donahue)

             /s/ RICHARD C. KELLOGG, JR.               Director                          April 11, 2001
-----------------------------------------------------
              (Richard C. Kellogg, Jr.)

                 /s/ JOHN R. KENNEDY                   Director                          April 11, 2001
-----------------------------------------------------
                  (John R. Kennedy)

                 /s/ JACK H. NUSBAUM                   Director                          April 11, 2001
-----------------------------------------------------
                  (Jack H. Nusbaum)

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                   FORM 10-K/A
                                 AMENDMENT NO. 2

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        FOR THE TRANSITION PERIOD FROM       TO

                          COMMISSION FILE NUMBER 1-9859

                             PIONEER COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                         06-1215192
     (State or other jurisdiction of                          (I.R.S. Employer
     Incorporation or organization)                          Identification No.)

    700 LOUISIANA STREET, SUITE 4300
             HOUSTON, TEXAS
             (713) 570-3200                                         77002
(Address of principal executive offices)                         (Zip Code)

                                   ----------

SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:     NONE
SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:     CLASS A COMMON STOCK, $.01 PAR VALUE
                                                                           (Title of Class)

    On March 30, 2001, there were outstanding 10,678,893 shares of the Company's Class A Common Stock, $.01 par value. The aggregate market value of the Company's voting stock held by non-affiliates of the Company is $2,476,584 based on the closing price for the Class A Common Stock in consolidated trading on March 30, 2001.

    INDICATE BY CHECK MARK WHETHER THE REGISTRANT (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS. YES [X] NO [ ]

    INDICATE BY CHECK MARK IF DISCLOSURE OF DELINQUENT FILERS PURSUANT TO ITEM 405 OF REGULATION S-K IS NOT CONTAINED HEREIN, AND WILL NOT BE CONTAINED, TO THE BEST OF REGISTRANT'S KNOWLEDGE, IN DEFINITIVE PROXY OR INFORMATION STATEMENTS INCORPORATED BY REFERENCE IN PART III OF THIS FORM 10-K OR ANY AMENDMENT TO THIS FORM 10-K. [ ]

    INDICATE BY CHECK MARK WHETHER THE REGISTRANT HAS FILED ALL DOCUMENTS AND REPORTS REQUIRED TO BE FILED BY SECTION 12, 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 SUBSEQUENT TO THE DISTRIBUTION OF SECURITIES UNDER A PLAN CONFIRMED BY A COURT. YES [X] NO [ ]

================================================================================

         Pioneer Companies, Inc. (the "Company") hereby amends its annual report on Form 10-K for the year ended December 31, 2000, to include the following disclosure. As filed, the annual report did not include certain information called for by Items 10, 11, 12 and 13 of Part III of Form 10-K, in reliance on General Instruction G of Form 10-K. It has now been determined that the Company's definitive proxy statement with respect to the Company's 2001 annual meeting of stockholders will not be filed with the Commission within 120 days after the end of the year covered by the annual report, such that incorporation by reference of information that will otherwise be provided in the definitive proxy statement is not available. That information is set forth herein.


ITEM 10. DIRECTORS OF THE REGISTRANT.

         Following is certain information with respect to the members of the Company's Board of Directors:

     William R. Berkley -- Mr. Berkley has been the Company's Chairman of the Board and a member of the Board of Directors since 1987. He also serves as chairman of the board of several other companies that he controls or founded. These include W.R. Berkley Corporation, a property and casualty insurance company, Strategic Distribution, Inc., a distributor of maintenance, repair and operations products to industry, Associated Community Bancorp, Inc., a bank holding company, and Interlaken Capital, Inc., a private investment and consulting firm. Mr. Berkley is 55 years of age, and his term of office as a director expires at the annual meeting of stockholders to be held in 2003.

     Philip J. Ablove -- Mr. Ablove has been the Company's Executive Vice President and Chief Financial Officer since November 1999. He was the Company's Vice President and Chief Financial Officer from March 1996 to November 1999. He was a consultant and officer and director specializing in financially distressed companies from 1983 to 1996, and in a consulting role he served as Acting Chief Financial Officer of the Company from October 1995 to March 1966. Mr. Ablove is 60 years of age, and his term of office as a director expires at the annual meeting of stockholders to be held in 2002.

     Andrew M. Bursky -- Mr. Bursky has been a Managing Director of Pegasus Investors, L.P., a private investment firm, since June 1999. From May 1980 to May 1999, he was a Managing Director of Interlaken Capital, Inc., a private investment and consulting firm. He also serves as a director of Strategic Distribution, Inc. Mr. Bursky is 44 years of age, and his term of office as a director expires at the annual meeting of stockholders to be held in 2002.

     Donald J. Donahue -- Mr. Donahue has been a private investor since February 1996, and he has served as the Company's Vice Chairman of the Board of Directors since May 1996. He served as Chairman of the Board of Magma Copper Company from 1987 to 1996 and as chairman of Nacolah Holding Co., a life and health insurance company, from 1990 to 1993. Mr. Donahue is 76 years of age, and his term of office as a director expires at the annual meeting of stockholders to be held in 2001.

     Michael J. Ferris -- Mr. Ferris has been the Company's President and Chief Executive Officer since January 1997. Prior to joining the Company, he was employed by Vulcan Materials Company from March 1974 to January 1997, and he served as an Executive Vice President of Vulcan from 1996 to 1997. Vulcan is engaged in the production of industrial materials and commodities with significant positions in two industries, construction aggregates and chemicals. He is also a director of ChemFirst, Inc. Mr. Ferris is 56 years of age, and his term of office as a director expires at the annual meeting of stockholders to be held in 2003.

     John R. Kennedy -- Mr. Kennedy retired as President and Chief Executive Officer of Federal Paper Board Company, Inc. in 1996, after serving that company since 1975. He also serves as a director of International Paper Company, Chase Brass Industries, Inc., Modis Professional Services, Inc., and Holnam Inc. Mr. Kennedy is 70 years of age, and his term of office as a director expires at the annual meeting of stockholders to be held in 2002.

     Richard C. Kellogg, Jr. -- Mr. Kellogg has been a private investor since January 1997. He served as the Company's President from April 1995 to January 1997. He was a co-founder of Pioneer Americas, Inc. and served as chairman of the board and as a director of that company from its formation in 1988 until its acquisition by the Company in 1995. Mr. Kellogg is 49 years of age, and his term of office as a director expires at the annual meeting of stockholders to be held in 2001.

     Jack H. Nusbaum -- Mr. Nusbaum is Chairman of the New York law firm of Willkie Farr & Gallagher, where he has been a partner for more than twenty-five years. He is also a director of W.R. Berkley Corporation, Strategic Distribution, Inc., Prime Hospitality Corp., The Topps Company, Inc. and Neuberger Berman, Inc. Mr. Nusbaum is 60 years of age, and his term of office as a director expires at the annual meeting of stockholders to be held in 2001.


ITEM 11. EXECUTIVE COMPENSATION.

         The following table provides information with respect to the compensation of the Company's President and Chief Executive Officer and the four other most highly paid executive officers. Where appropriate, share data reflects the two seven percent stock dividends paid to holders of record during the last three years.

                                                                                               LONG TERM
                                                                                             COMPENSATION
                                        ANNUAL COMPENSATION               OTHER ANNUAL          AWARDS         ALL OTHER
                                                                                             -------------       COMPEN-
NAME AND PRINCIPAL POSITION     YEAR        SALARY($)      BONUS($)     COMPENSATION(1)($)   OPTIONS(2)(#)     SATION($)(3)
Michael J. Ferris,              2000         400,010           -0-              -0-              25,000           4,750
President and Chief             1999         400,010           -0-              -0-              26,750           4,800
Executive Officer               1998         387,506         78,581             -0-              28,622           4,200

Norman E. Thogersen,            2000         244,540           -0-             7,796             17,500            -0-
Executive Vice President        1999         217,645           -0-             8,970             10,700            -0-
and Chief Operating             1998         187,594         78,790           13,200             13,738            -0-
Officer(4)

Philip J. Ablove,               2000         225,009           -0-              -0-              12,500           6,563
Executive Vice President        1999         225,005           -0-              -0-               8,025           4,800
and Chief Financial Officer     1998         225,003         36,873             -0-               9,159           4,125

Kent R. Stephenson,             2000         174,307           -0-              -0-               5,000           5,229
Vice President, General         1999         168,004           -0-              -0-               4,280           4,800
Counsel and Secretary           1998         164,753         20,039             -0-               4,579           4,800

Pierre Prud'homme,              2000          82,069           -0-             4,747              3,000            -0-
Vice President and              1999          80,191           -0-             5,178              2,140            -0-
Controller(5)                   1998          75,264         18,884            5,377              2,289            -0-

(1) The amounts for Mr. Thogersen relate to the personal use of a company car and premiums related to a company-paid life insurance policy, and the amounts for Mr. Prud'homme relate to the personal use of a company car.

(footnotes continued on following page)

(2) Expressed in terms of the numbers of shares of the Company's Class A Common Stock underlying options granted during the year. Option grants in 1999 and 2000 were under the Company's 1998 Stock Plan. The option grants in 1998 were under the Company's 1995 Stock Incentive Plan.

(3) Represents amounts contributed to match a portion of the employee's contributions under a 401(k) plan.

(4)  Mr. Thogersen resigned effective February 22, 2001.

(5) Mr. Prud'homme was elected Vice President and Controller of the Company on November 17, 2000. From November 2, 1999, to November 17, 2000, he served as Vice President, Business Planning and Development, of the Company, and prior thereto he served as Vice President and Controller of the Company's Canadian subsidiary.

         Upon his resignation as Executive Vice President and Chief Operating Officer of the Company, Mr. Thogersen entered into a severance agreement with the Company that provides for his continuing employment for a two-year period. During the period Mr. Thogersen is continuing to receive annual compensation of C$350,000 (approximately US$233,415 at current exchange rates), and he continues to participate in benefit programs provided by the Company's Canadian subsidiary.

         The Company has established a severance program for all employees, and an executive severance program that applies to the individuals named in the above compensation table in the event of a termination of employment for reasons other than for cause. Under the latter program, following a termination for other than cause Mr. Ferris and Mr. Ablove would each receive two years' severance pay and Messrs. Stephenson and Prud'homme would each receive one year's severance pay.

         Defined benefit retirement coverage is provided to U.S.-based executive officers under the Pension Plan established by Pioneer Americas, Inc. At the normal retirement age of 65, participants under the plan receive benefits based on their credited service and their covered compensation for the average of their highest five complete consecutive plan years out of their last ten complete consecutive plan years. Covered compensation under the plan includes base pay and annual performance and incentive programs, but excludes all other items of compensation. In addition, a nonqualified, unfunded plan, the Restoration Retirement Plan, provides benefits for key salaried employees. The plan provides benefits in an amount equal to the amount that would be paid under the pension plan but for the maximum compensation limit (currently $170,000) under the Internal Revenue Code. Each of the executives named in the Summary Compensation Table, with the exception of Mr. Thogersen, participates in the Restoration Retirement Plan. The following table sets forth benefits payable under the Pension Plan and the Restoration Retirement Plan, computed as a straight life annuity beginning at age 65. Benefits are not subject to any deduction for social security since the basic benefit formula incorporates the average social security breakpoint in calculating the benefit.

                               Pension Plan Table

                                                           Years of Service (1)
                                 ------------------------------------------------------------------------
Remuneration                        15              20              25             30               35
------------                     --------        --------        --------        --------        --------
$125,000.................        $ 26,809        $ 35,745        $ 44,681        $ 53,618        $ 62,554
 150,000.................          32,434          43,245          54,056          64,868          75,679
 175,000.................          38,059          50,745          63,431          76,118          88,804
 200,000.................          43,684          58,245          72,806          87,368         101,929
 225,000.................          49,309          65,745          82,181          98,618         115,054
 250,000.................          54,939          73,245          91,556         109,868         128,179
 300,000.................          66,184          88,245         110,306         132,368         154,429
 400,000.................          88,684         118,245         147,806         177,368         206,929
 450,000.................          99,934         133,245         166,556         199,868         233,179
 500,000.................         111,184          49,245         185,306         222,368         259,429

----------

(1) The estimated years of credited service for each of the named executive officers of Pioneer as of December 31, 2000, were: Mr. Ferris -- 4 years; Mr. Ablove -- 4 years; Mr. Stephenson -- 7 years; and Mr. Prud'homme -- 22 years.

          Under the Internal Revenue Code the amount of employer contributions under the 401(k) Savings Plan are also limited if an individual's annual compensation is in excess of $170,000. Under the Restoration Retirement Plan unfunded benefits are provided to each of the executives named in the Summary Compensation Table, with the exception of Mr. Thogersen, in an amount equal to three percent of pay in excess of the salary limitation amount.

         Defined benefit retirement coverage will be provided to Mr. Thogersen under the pension plan maintained by the Company's Canadian subsidiary. At the expiration of the severance agreement between the Company and Mr. Thogersen, he will be eligible to receive annual benefits of C$173,000 per year (approximately US$115,374 at current exchange rates), based on what will have been 32 years of credited service at that time. While Revenue Canada regulations limit pension benefits, the amount of the pension benefits to be provided to Mr. Thogersen that exceeds the limits will be provided under an unfunded, excess pension plan.

         Option Grants in 2000 -- The following table provides information with respect to grants of stock options during 2000 to the named executive officers:

                                                                         POTENTIAL REALIZABLE
                                                      PERCENT                VALUE AT ASSUMED
                                  NUMBER OF          OF TOTAL             ANNUAL RATES OF STOCK
                                   SHARES             OPTIONS            PRICE APPRECIATION FOR
                                 UNDERLYING         GRANTED TO                 OPTION TERM
                                   OPTIONS           EMPLOYEES          --------------------------
   NAME                         GRANTED (#)           IN 2000            5%($)             10%($)
   -----                        ------------        ----------          -------           --------
   Michael J. Ferris                  25,000           19.7             222,059           353,592
   Norman E. Thogersen                17,500           13.8             155,441           247,514
   Philip J. Ablove                   12,500            9.8             111,030           176,796
   Kent R. Stephenson                  5,000            3.9              44,412            70,718
   Pierre Prud'homme                   3,000            2.4              26,647            42,431

         All of the options were granted under the Company's 1998 Stock Plan, with exercise prices equal to the fair market value of the Common Stock on the date of grant. All of the options have an exercise price of $5.453 per share, are exercisable in full on or after March 23, 2003, and expire if not exercised prior to March 23, 2010.

         The amounts indicated as potential realizable values reflect assumed rates of appreciation in market value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as it is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

         Aggregated Year-End Option Amounts -- The following table shows with respect to the named executive officers the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 2000, with respect to options to purchase Class A Common Stock of Pioneer. The closing price of the Class A Common Stock on December 29, 2000, the last trading day of the Company's fiscal year, was $0.688 per share, and none of the options that are outstanding were "in-the-money" (that is, the exercise prices for all shares that may be purchased upon the exercise of options exceeded the year-end market price). None of the named executive officers exercised any stock options during the year.

                                                               NUMBER OF SHARES
                                                            UNDERLYING UNEXERCISED
                                                       OPTIONS AT DECEMBER 31, 2000 (#)
                                                      -----------------------------------
            NAME                                      EXERCISABLE           UNEXERCISABLE
            ----                                      -----------           -------------
            Michael J. Ferris                                334,395             230,643
            Norman E. Thogersen                                8,990              63,572
            Philip J. Ablove                                  65,536              29,684
            Kent R. Stephenson                                25,357              13,859
            Pierre Prud'homme                                    -0-               7,429

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table shows, as of April 17, 2001, certain information regarding the shares of common stock and preferred stock owned by each person or entity who is known by the Company to be the beneficial owner of more than five percent of any class of stock. Except as noted, each person or entity has sole voting and investment power over the shares shown in the table.

                                                                      SHARES
                          NAME AND ADDRESS OF                       BENEFICIALLY             PERCENT
TITLE OF CLASS            BENEFICIAL OWNER                             OWNED                OF CLASS
--------------            -------------------                       ------------            ---------
Class A                   William R. Berkley(1)                        6,375,335                59.7
Common Stock              165 Mason Street
                          Greenwich, CT 06830


                          Richard C. Kellogg, Jr.(2)                     630,916                 5.9
                          2716 University Boulevard
                          Houston, Texas 77005

                          Frans G.J. Speets(3)                           630,916                 5.9

Class B                   Chemical Bank(4)                               858,830               100.0
Common Stock              Special Loan Group
                          270 Park Avenue, 48th Floor
                          New York, NY 10017

Preferred Stock           OCC Tacoma, Inc.                               55,000                100.0
                          5005 LBJ Freeway
                          Dallas, Texas 75380-9050

----------

(1) Includes 3,723,850 shares held by Interlaken Investment Partners, L.P. Mr. Berkley is the sole owner of a company that indirectly controls Interlaken, and so he may be deemed to be the beneficial owner of the shares held by Interlaken. Mr. Berkley's holdings (including the shares owned by Interlaken) represent 52.8% of the voting power of the Company's outstanding capital stock.

(2) Mr. Kellogg's holdings (including the shares that can be obtained through the exercise of options) represent 5.2% of the voting power of Pioneer's outstanding capital stock.

(3) Mr. Speets' holdings (including the shares that can be obtained through the exercise of options) represent 5.2% of the voting power of Pioneer's outstanding capital stock.

(4) Information obtained from a Schedule 13G, dated July 21, 1992, filed with the Securities and Exchange Commission by Chemical Bank. The filing reported that Chemical Bank had acquired 858,830 shares of Class B Common Stock (as adjusted for the one-for-four reverse stock split on

(footnotes continued on following page)

         April 27, 1995, and the four seven-percent stock dividends paid to stockholders since that date), of which it was the beneficial owner with sole voting and dispositive power. The holdings of Chemical Bank represent 7.1% of the voting power of the outstanding capital stock.

(5) The holdings of OCC Tacoma, Inc. represent 4.5% of the voting power of the outstanding capital stock.

         The following table shows, as of April 17, 2001, information regarding beneficial ownership of Pioneer's common stock by each of Pioneer's directors, each of Pioneer's executive officers named in Item 11 above, and all of Pioneer's directors and executive officers as a group. Included within beneficial ownership are shares that an individual has the right to acquire within 60 days of April 17, 2001 through the exercise of stock options. Percentages of common stock are based on the shares outstanding as of April 17, 2001, together with the shares that would be issued if the options are exercised.

                                                                          SHARES
                                            NAME OF                    BENEFICIALLY           PERCENT
      TITLE OF CLASS                    BENEFICIAL OWNER                   OWNED            OF CLASS(1)
      --------------                    ----------------               ------------         -----------
   Class A                   William R. Berkley                           6,375,335              56.6
   Common Stock              Michael J. Ferris                              518,554(2)            4.6
                             Philip J. Ablove                                88,394(3)              *
                             Andrew M. Bursky                               310,026(4)            2.8
                             Donald J. Donahue                              260,238(5)            2.3
                             Richard C. Kellogg, Jr.                        630,916               5.6
                             John H. Kennedy                                  8,134                 *
                             Jack H. Nusbaum                                 27,573                 *
                             Norman E. Thogersen                             23,728(6)              *
                             Kent R. Stephenson                              33,212(7)              *
                             Pierre Prud'homme                                2,289(8)              *
                             All directors and executive officers
                             as a group (11 persons)                      8,275,996              73.5

----------

(1)  Percentages of less than one percent are indicated by an asterisk (*).

(2)  Includes currently-exercisable options for the purchase of 334,395 shares.

(3)  Includes currently-exercisable options for the purchase of 74,695 shares.

(4)  Includes currently-exercisable options for the purchase of 122,493 shares.

(5) Includes 98,308 shares held by the Donahue Family Partnership, which Mr. Donahue serves as the general partner.

(6)  Includes currently-exercisable options for the purchase of 22,728 shares.

(7)  Includes currently-exercisable options for the purchase of 29,936 shares.

(8)  Includes currently-exercisable options for the purchase of 2,289 shares.

         Pioneer does not know of any current arrangements, including any pledge by any persons of Pioneer securities that may result in a change of control of Pioneer in the future.


ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         During 1999, a subsidiary of the Company entered into arrangements with an affiliate of Strategic Distribution, Inc. pursuant to which the affiliate provides procurement, handling and data management for maintenance, repair and operating supplies at the subsidiary's facilities in Henderson, Nevada and St. Gabriel, Louisiana. William R. Berkley, the Chairman of the Board of the Company and the direct or indirect owner of approximately 59.7% of the Company's Class A Common Stock, owns approximately twenty-three percent of Strategic Distribution's common stock, and serves as the chairman of the board of directors of the company. Andrew R. Bursky and Jack H. Nusbaum, directors of the Company, are also directors of Strategic Distribution. Since January 1, 2000, the Strategic Distribution affiliate has been paid a total of approximately $942,000 for services rendered to the Company's subsidiary under the agreements.

         In accordance with the 1995 agreement relating to the acquisition of Pioneer Americas, Inc. by the Company, certain assets not necessary for the Company's chlor-alkali business were held for the benefit of the former owners of Pioneer Americas, Inc. Those assets included certain excess real property in St. Gabriel, Louisiana and Mojave, California, and a 32% equity interest in Basic Management, Inc. and, directly or indirectly, 37.22% of the partnership interest in The LandWell Company, L.P. Any proceeds from the assets were held in a separate contingent payment account for the benefit of the former owners, subject to offset against any claims by Pioneer Americas, Inc. under environmental warranties provided to Pioneer Americas, Inc. by the former owners. Included among the former owners are Richard C. Kellogg, Jr., a director of the Company and the beneficial owner of 5.9% of the Company's Class A Common Stock, and Frans G. J. Speets, who is the beneficial owner of 5.9% of the Company's Class A Common Stock. Messrs. Kellogg and Speets had interests in the contingent payment account of 39.4% and 29.4%, respectively.

         During 1999 a dispute arose between the former owners and the Company regarding the extent of the environmental indemnity and whether Pioneer Americas, Inc. had provided proper notice of claims under the indemnity. During June 2000 the Company and the former owners reached agreement to settle the dispute and to terminate the relationship that gave rise to it. The former owners were released from their environmental indemnity obligations, and the record title to the assets held by Pioneer Americas, Inc. for their benefit and $800,000 of the cash balance in the contingent payment account were transferred by Pioneer Americas, Inc. to a new entity formed by it, and all of the equity interests in that entity were transferred to the former owners. The remaining balance in the contingent payment account, $5.3 million, was retained by Pioneer Americas, Inc. That amount represented outstanding indemnity claims as well as the present value of anticipated environmental liabilities subject to the indemnity obligations, as determined by a third-party environmental analysis. The settlement and the resulting adjustment to the remediation reserve established by Pioneer Americas, Inc. led to a pre-tax gain of $1.8 million for the Company during the second quarter of 2000.

         In connection with the 1995 acquisition agreement, Messrs. Kellogg and Speets each also hold promissory notes payable by the Company in the principal amounts of $4,512,330 and $3,366,062, respectively. In connection with the settlement of the dispute with the former owners, the notes were revised to provide for a single maturity date of April 20, 2005. Previously the notes were payable in five equal annual installments beginning on April 1, 2001. Since January 1, 2000, the Company has paid Messrs. Kellogg and Speets interest on the notes in the amounts of approximately $364,000 and $271,000, respectively. The notes are currently in default, since the Company did not make the payments of interest that were due on January 1 and April 1 of this year.

         Pioneer Americas, Inc. is party to an agreement with Basic Management, Inc. for the delivery of water to the production facility in Henderson, Nevada. The agreement provides for the delivery of a minimum of eight million gallons of water per day. The agreement expires on December 31, 2014, unless terminated earlier under certain circumstances. Basic Management also charges Pioneer Americas, Inc. and other companies in the Henderson industrial complex for power distribution services and for real property management services. Since January 1, 2000, Pioneer Americas, Inc. has paid Basic Management approximately $2.2 million for providing such services. At March 31, 2001, the amount owed to Basic Management was approximately $286,000. An entity in which Messrs. Kellogg and Speets have respective 39.4% and 29.4% equity ownership interests owns 32% of the equity interest of Basic Management. Mr. Kellogg also serves as chairman of the board of directors of Basic Management.

         On April 20, 1995, the Company entered into a five-year employment agreement with Mr. Kellogg pursuant to which he served as President of the Company. Mr. Kellogg resigned as the Company's President on January 4, 1997. He continued to perform services for the Company, and pursuant to the terms of the agreement the Company continued to pay Mr. Kellogg an annual salary of $300,000 until the termination of the agreement on April 20, 2000.

         In connection with the 1995 acquisition agreement the Company also entered into an employment agreement with Mr. Speets, pursuant to which the Company paid Mr. Speets an annual salary of $190,000 through April 30, 2000.

         Jack H. Nusbaum, a director of the Company, is Chairman of the law firm of Willkie Farr & Gallagher, which has provided legal services to the Company from time to time.

         Each transaction involving officers or directors of the Company, its controlling persons or affiliates was authorized at the time of the transaction or subsequently ratified by a majority of the Company's disinterested directors. It is the Company's practice not to enter into any transactions with affiliated parties unless a majority of the disinterested and independent directors determines that the terms of such transactions are at least as favorable to the Company as those available in similar transactions made with non-affiliated parties.

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           By: /s/ MICHAEL J. FERRIS
                                               ---------------------------------
                                           Michael J. Ferris
                                           President and Chief Executive Officer

April 30, 2001

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


         Signature                                        Title                           DATE
                                                                                          ----
/s/ MICHAEL J. FERRIS                         President and Chief Executive          April 30, 2001
------------------------------------            Officer and Director
(Michael J. Ferris)

/s/ PHILIP J. ABLOVE                          Executive Vice President and           April 30, 2001
------------------------------------            Chief Financial Officer and
(Philip J. Ablove)                              Director
                                                (Principal Financial Officer)

/s/ PIERRE PRUD'HOMME                         Vice President, Controller             April 30, 2001
------------------------------------            (Principal Accounting Officer)
(Pierre Prud'homme)

/s/ WILLIAM R. BERKLEY                        Chairman of the Board                  April 30, 2001
------------------------------------
(William R. Berkley)

/s/ ANDREW M. BURSKY                          Director                               April 30, 2001
------------------------------------
(Andrew M. Bursky)

/s/ DONALD J. DONAHUE                         Director                               April 30, 2001
------------------------------------
(Donald J. Donahue)

/s/ RICHARD C. KELLOGG, JR.                   Director                               April 30, 2001
------------------------------------
(Richard C. Kellogg, Jr.)

/s/ JOHN R. KENNEDY                           Director                               April 30, 2001
-----------------------------------
(John R. Kennedy)

/s/ JACK H. NUSBAUM                           Director                               April 30, 2001
-----------------------------------
(Jack H. Nusbaum)

                        EXHIBIT D TO DISCLOSURE STATEMENT

                         Projected Financial Information

                             PIONEER COMPANIES, INC.
                     PROJECTED CONSOLIDATED INCOME STATEMENT
                                AS OF DECEMBER 31
                                   (UNAUDITED)
                             (Dollars in Thousands)



                                        JANUARY 1-       OCTOBER 1-
                                       SEPTEMBER 30,    DECEMBER 31,
                                           2001             2001            2001          2002           2003          2004
                                      --------------   --------------  ------------- -------------  -------------  ------------

NET SALES                                 $302,821         $ 93,028       $395,849      $375,338       $469,306      $444,046
  Freight                                  (43,079)         (13,230)       (56,308)      (58,650)       (61,580)      (61,070)
                                         ---------          -------       --------      --------       --------      --------
NET REVENUE                                259,742           79,798        339,540       316,688        407,725       382,976
  COGS                                    (193,405)         (61,211)      (254,617)     (250,268)      (255,645)     (255,922)
                                         ---------          -------       --------      --------       --------      --------
GROSS PROFIT                                66,337           18,587         84,924        66,420        152,080       127,054
  SG&A                                     (27,490)          (6,939)       (34,429)      (26,737)       (26,737)      (26,737)
                                         ---------          -------       --------      --------       --------      --------
EBITDA                                      38,847           11,648         50,495        39,683        125,343       100,317
  Depreciation                             (23,348)          (7,416)       (30,764)      (31,016)       (32,216)      (33,316)
  Amortization                             (10,012)            (734)       (10,746)       (2,936)        (2,936)       (2,936)
  Interest Expense                         (31,159)          (5,526)       (36,685)      (22,343)       (20,912)      (17,722)
  Interest Income, net of expense              854               22            876           200            200           200
  Restructuring Expenses                   (18,853)               0       (18,853)             0              0             0
                                         ---------          -------       --------      --------       --------      --------
INCOME FROM CONT. OPERATIONS               (43,671)          (2,007)       (45,678)      (16,412)        69,480        46,544
  Provision for Income Taxes                (2,175)                0        (2,175)            0        (27,792)      (18,617)
NET INCOME                                ($45,846)         ($2,007)      ($47,853)     ($16,412)       $41,688      $ 27,926
                                         =========          =======       ========      ========       ========      ========


                             PIONEER COMPANIES, INC.
                   PROJECTED CONSOLIDATED CAPITALIZATION TABLE
                               AS OF DECEMBER 31,
                                   (UNAUDITED)
                             (Dollars in Thousands)


                                     SEPTEMBER 30,
                                          2001                2001              2002               2003              2004
                                     -------------         ----------       -----------        -----------       -----------

CASH                                   $  8,759             $  8,759         $  10,000          $  10,000          $ 10,000

SHORT-TERM DEBT
  Congress Secured Revolver              35,000               36,384            41,797              3,165               767

LONG-TERM DEBT
  Senior Secured Debt                     5,945                5,753             4,986              4,219             3,452
  New Tranche A Term Notes               50,000               50,000            50,000             50,000            11,707
  New Tranche B Notes                   150,000              150,000           150,000            150,000           150,000
                                       --------             --------          --------           --------          --------
  Total Long-term Debt                  205,945              205,753           204,986            204,219           165,159

  Total Debt                            240,945              242,138           246,783            207,384           165,926
                                       ========             ========          ========           ========          ========

SHAREHOLDER'S EQUITY
  Common shares                         134,055              134,055           134,055            134,055           134,055
  Retained earnings (deficit)                 0               (2,007)          (18,419)            23,269            51,195
                                       --------             --------          --------           --------          --------
  Total Shareholder's Equity            134,055              132,048           115,635            157,324           185,250

   TOTAL CAPITALIZAITON                $375,000             $374,185          $362,419           $364,708          $351,176
                                       ========             ========          ========           ========          ========

                             PIONEER COMPANIES, INC.
                      PROJECTED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                             (Dollars in Thousands)

                                                                                                           PRO FORMA
                                                                 SEPTEMBER 30,                            SEPTEMBER 30,
                                                                     2001                ADJUSTMENTS          2001
                                                                 -------------          -------------    --------------
ASSETS
CASH AND CASH EQUIVALENTS                                            $8,759                     $0             $8,759
Accounts Receivable (net)                                            54,738                      0             54,738
Inventory                                                            21,002                      0             21,002
Deferred Taxes                                                           42                    (42)                 0
Prepaid Expenses                                                        681                      0                681
                                                                   --------              ---------          ---------
  TOTAL CURRENT ASSETS                                              $85,223                   ($42)           $85,181
Gross PP&E                                                          448,045                      0            448,045
Accumulated Depreciation                                           (160,053)                     0           (160,053)
                                                                   --------              ---------          ---------
  NET PP&E                                                         $287,992                     $0           $287,992
Goodwill (net)                                                      173,425               (100,031)            73,394
Other Assets                                                         23,490                      0             23,490
                                                                   --------              ---------          ---------
  TOTAL ASSETS                                                     $570,129              ($100,073)          $470,057
                                                                   ========              =========          =========

LIABILITIES & SHAREHOLDER'S EQUITY
Accounts Payable                                                    $32,843                     $0            $32,843
Accrued Liabilities                                                  70,888                (37,875)            33,014
Other Current Liabilities                                                 0                      0                  0
                                                                   --------              ---------          ---------
  TOTAL CURRENT LIABILITIES                                        $103,731               ($37,875)           $65,857
Revolver                                                             35,000                      0             35,000
Senior Secured Debt                                                   5,945                      0              5,945
Senior Notes                                                        551,750               (551,750)                 0
New Tranche A Term Notes                                                  0                 50,000             50,000
New Tranche B Notes                                                       0                150,000            150,000
Other Unsecured Notes                                                16,000                (16,000)                 0
                                                                   --------              ---------          ---------
  TOTAL LONG-TERM DEBT                                             $608,695              ($367,750)          $240,945
Returnable Deposits                                                   4,793                      0              4,793
Accr. Pension/Emp. Benefits                                          15,797                      0             15,797
Other Non Current Liabilities                                         8,610                      0              8,610
Preferred Stock                                                       5,500                 (5,500)                 0
Common Stock                                                            115                133,940            134,055
Paid-in Capital, net of treasury stock                               55,193                (55,193)                 0
Retained Earnings                                                  (232,305)               232,305                  0
                                                                   --------              ---------          ---------
  TOTAL EQUITY                                                     (171,497)               305,552            134,055
  TOTAL LIABILITIES & S/H'S EQUITY                                 $570,129              ($100,073)          $470,057
                                                                   ========              =========          =========

---------
(1) Pre-petition accrued interest.

                             PIONEER COMPANIES, INC.
                     PROJECTED CONSOLIDATED INCOME STATEMENT
                               AS OF DECEMBER 31,
                                   (UNAUDITED)
                             (Dollars in Thousands)

                                           JANUARY 1-          OCTOBER 1-
                                         SEPTEMBER 30,        DECEMBER 31,
                                             2001                2001            2001         2002           2003           2004
                                        --------------       -------------   -----------   -----------    -----------    ----------

NET INCOME                                 ($45,846)             ($2,007)       ($47,853)     ($16,412)      $41,688      $27,926
  Depreciation & amortization                33,360                8,150          41,511        33,952        35,152       36,252
  Net change in working capital accts.       17,131               (1,086)         16,045         9,056        (7,441)       2,280
  Other adjustments                           3,506                    0           3,506             0             0            0
                                           --------              -------        --------      --------      --------     --------
CASH FROM OPERATIONS                         $8,151               $5,057         $13,208       $26,595       $69,399      $66,458

  Net Capital Expenditures                  (12,258)              (6,250)        (18,508)      (30,000)      (30,000)     (25,000)
  Other                                          37                    0              37             0             0            0
                                           --------              -------        --------      --------      --------     --------
CASH FROM BY INVESTING ACT'S               ($12,221)             ($6,250)       ($18,471)     ($30,000)     ($30,000)    ($25,000)

CASH AVAILABLE FOR DEBT SERVICE              (4,070)              (1,193)         (5,263)       (3,405)       39,399       41,458
  Mandatory Debt Repayments                       0                    0               0             0             0            0
  Revolver Draw/(Repayments)                  7,419                1,384           8,803         5,413       (38,632)      (2,398)
  Cash Sweep                                      0                    0               0             0             0      (38,293)
  Other                                        (525)                (192)           (717)         (767)         (767)        (767)
                                           --------              -------        --------      --------      --------     --------
CASH FROM BY FINANCING ACT'S                 $6,894               $1,193          $8,087        $4,646      ($39,399)    ($41,458)

Net Inc./(Dec.) in Cash Balance               2,824                    0           2,824         1,241             0            0
Plus: Cash at Beginning of Period             5,935                8,759           5,935         8,759        10,000       10,000
                                           --------              -------        --------      --------      --------     --------
CASH AT END OF PERIOD                        $8,759               $8,759          $8,759       $10,000       $10,000      $10,000
                                           ========              =======        ========      ========      ========     ========

                             PIONEER COMPANIES, INC.
                      PROJECTED CONSOLIDATED BALANCE SHEET
                               AS OF DECEMBER 31,
                                   (UNAUDITED)
                             (Dollars in Thousands)

                                                    2001                 2002                 2003                2004
                                                ------------         ------------          -----------         -----------
ASSETS
CASH AND CASH EQUIVALENTS                            $8,759              $10,000              $10,000              $10,000
Accounts Receivable (net)                            54,979               46,917               58,663               55,506
Inventory                                            21,992               19,288               22,813               21,586
Deferred Taxes                                            0                    0                    0                    0
Prepaid Expenses                                        681                  681                  681                  681
                                                   --------             --------             --------             --------
  TOTAL CURRENT ASSETS                              $86,411              $76,886              $92,158              $87,772

Gross PP&E                                          454,295              484,295              514,295              539,295
Accumulated Depreciation                           (167,470)            (198,486)            (230,702)            (264,017)
                                                   --------             --------             --------             --------
  NET PP&E                                         $286,825             $285,809             $283,594             $275,278

Goodwill (net)                                       72,661               69,725               66,789               63,853
Other Assets                                         23,490               23,490               23,490               23,490
                                                   --------             --------             --------             --------
  TOTAL ASSETS                                     $469,386             $455,910             $466,030             $450,393
                                                   ========             ========             ========             ========

LIABILITIES & SHAREHOLDER'S EQUITY
Accounts Payable                                    $32,987              $31,278              $39,109              $37,004
Accrued Liabilities                                  33,014               33,014               33,014               33,014
Other Current Liabilities                                 0                    0                    0                    0
                                                   --------             --------             --------             --------
  TOTAL CURRENT LIABILITIES                         $66,001              $64,292              $72,122              $70,017

Revolver                                             36,384               41,797                3,165                  767
Senior Secured Debt                                   5,753                4,986                4,219                3,452
New Tranche A Term Notes                             50,000               50,000               50,000               11,707
New Tranche B Notes                                 150,000              150,000              150,000              150,000
                                                   --------             --------             --------             --------
  TOTAL LONG-TERM DEBT                             $242,138             $246,783             $207,384             $165,926

Returnable Deposits                                   4,793                4,793                4,793                4,793
Accr. Pension/Emp. Benefits                          15,797               15,797               15,797               15,797
Other Non Current Liabilities                         8,610                8,610                8,610                8,610

Common Stock                                        134,055              134,055              134,055              134,055
Paid-in Capital, net of treasury stock                    0                    0                    0                    0
Retained Earnings                                    (2,007)             (18,419)              23,269               51,195
                                                   --------             --------             --------             --------
  TOTAL EQUITY                                      132,048              115,635              157,324              185,250

  TOTAL LIABILITIES & S/H'S EQUITY                 $469,386             $455,910             $466,030             $450,393
                                                   ========             ========             ========             ========

                       EXHIBIT E TO DISCLOSURE STATEMENT

                              Liquidation Analysis

                            Pioneer Companies, Inc.

                          Initial Liquidation Analysis

                   Assets value in US $ as of June 30th, 2001

ASSETS                                                       $ AMOUNT      RECOVERY %    RECOVERY AMOUNT
Cash & Cash Equivalent                                     $  5,057,614       100%            5,057,614

Accounts Receivables                                       $ 58,473,360        80%           46,778,688
     (including Allowance for bad Debts)

Inventory
     Raw Materials                                         $  3,784,949        50%            1,892,475
     Finished Goods                                        $  7,039,566        90%            6,335,609

Prepaid Expenses and Others                                $    722,890        10%               72,289
                                                           ------------                    ------------
     TOTAL CURRENT ASSETS                                  $ 75,078,379        80%           60,136,675

Fixed Assets
     Land                                                  $ 10,621,726        50%            5,310,863
     Buildings & Impr. Gross book value                    $ 61,337,544        25%           15,334,386
     Buildings & Impr. Acc. Depreciation                   $ 32,576,463        25%           -8,144,116
     Mach. and Equip. Gross book value                     $349,990,857        10%           34,999,086
     Mach. and Equip. Acc. Depreciation                    $120,060,965        10%          -12,006,097
     CIP Work in Progress                                  $ 19,844,393         0%                    0
     Stores items (Reclass. from Inventory)                $ 10,177,873        50%            5,088,937
                                                           ------------                    ------------
     NET P, P & E                                          $299,334,965        14%           40,583,059

Other Assets
     PLI Patents                                           $    699,410         0%                    0
     Non Compete Agreement                                 $    842,107         0%                    0
     Capitalized Financing Costs                           $ 13,290,267         0%                    0
     Deferred tax Assets                                   $ 76,355,457         0%                    0
     Deferred tax Assets - valuation                       $ 73,848,273         0%                    0
     Env. Remed Receivables                                $  2,366,726         0%                    0
     Capitalized Plant Improvements                        $    835,426         0%                    0
     Notes receivables Kemiron                             $  1,957,999        80%            1,566,399
     Others                                                $    990,056        10%               99,006
                                                           ------------                    ------------
     TOTAL OTHER ASSETS                                    $ 23,489,175         7%            1,566,399

Excess Cost over Acquisition                               $175,177,314         0%                    0
                                                           ------------                    ------------
     Total Excess Costs                                    $175,177,314         0%                    0

-------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                               $573,079,833         0%          102,286,133
-------------------------------------------------------------------------------------------------------

Cash generated During liquidation Period                                                     14,000,000

Cash Available for Satisfaction of Claims                                                   116,286,133

Less:

     Administrative Expenses including Professional Fees                                     -4,000,000
     Priority Tax Claims                                                                     -1,000,000

     Secured Claims
     Secured Term loans, and Bonds Claims                                                  -596,761,693
     Congress Revolver                                                                      -31,870,476
     Environmental Liability                                                                 -8,125,854
     Accrued Pension and OPEBS                                                                        0
-------------------------------------------------------------------------------------------------------
AVAILABLE FOR UNSECURED CLAIMS                                                             -525,471,890
-------------------------------------------------------------------------------------------------------

Note 1: The estimation of the liquidation proceeds from PP&E is based upon a review of the results of similar situations such as LaRoche, Holtrachem and ATO-FINA as well as management views of what likely proceeds would be during the liquidation period given the current economic climate, and the state of the Chlor-Alkali Industry.

Note 2: This assumes a 5 month liquidation period and is management's estimation of cash generated during this period from operations, and takes in to account those expenses associated with the forced liquidation of the assets but not any costs attendant to closing the business such as severance/retention.